As filed with the Securities and Exchange Commission on November 3, 1999
                                                  Registration No. 333-_________
================================================================================
           SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D. C. 20549

                              ---------------------
                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                             TOMPKINS TRUSTCO, INC.
             (Exact Name of Registrant as Specified in its Charter)
             ------------------------------------------------------

      NEW YORK                            6022                    6-1482357
--------------------------------------------------------------------------------
   (State or Other            (Primary Standard Industrial   (I. R. S. Employer
Jurisdiction of Incorporation  Classification Code Number)Identification Number)
   Or Organization)

                              ---------------------

                                  P. O. Box 460
                                   The Commons
                             Ithaca, New York 14851
                                 (607) 273-3210
     (Address, Including Zip Code And Telephone Number, Including Area Code,
                  Of Registrant's Principal Executive Offices)
    ------------------------------------------------------------------------
                                 James J. Byrnes
                                  President and
                             Chief Executive Officer
                                  P. O. Box 460
                                   The Commons
                             Ithaca, New York 14851
                                 (607) 273-3210
            (Name, Address, Including Zip Code And Telephone Number,
                   Including Area Code, Of Agent For Service)
             ------------------------------------------------------
                                   COPIES TO:
    Thomas E. Willet, Esq.
   Timothy M. Horner, Esq.                    Edward J. Moses, Esq.
  Harris Beach & Wilcox, LLP      Mackenzie, Smith, Lewis, Michell & Hughes, LLP
    119 East Seneca Street                    101 South Salina Street
    Ithaca, New York 14850                    Syracuse, New York 13202
       (607) 273-6444                              (315) 474-7571

                              ---------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                -------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

                -------------------------------------------------
=================================================================================================================
Title of Each Class       Proposed Maximum       Proposed Maximum
of Securities to be         Amount to be         Offering Price per      Aggregate Offering       Amount of
Registered(1)               Registered(2)              Unit(2)               Price(2)         Registration Fee(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, par
 value $0.10 per share     2,383,580 Shares           $29.75               $70,911,505             $18,220
=================================================================================================================

----------------------------------
(1) Based upon an estimate of the maximum number of shares of common stock, $1.00 par value of Letchworth Independent Bancshares Corporation which will each be converted into 0.685 shares of common stock, $0.10 par value of Tompkins Trustco, Inc. pursuant to the merger described herein.

(2) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of common stock of Letchworth Independent Bancshares Corporation reported on the NASDAQ Small Cap Market on October 29, 1999, ($19.75) and the maximum number of such shares (2,383,580) being registered. The requested fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, ($18,220) has been reduced by the amount of the fee previously paid to the Securities and Exchange Commission. Accordingly, the net registration fee payable upon the filing of this Registration Statement is $3,179.

                  --------------------------------------------

TOMPKINS TRUSTCO, INC.                                    LETCHWORTH INDEPENDENT
[GRAPHIC LOGO OMITTED]                                 -------------------------
                                                          BANCSHARES CORPORATION
                                                          [GRAPHIC LOGO OMITTED]





                        IMPORTANT PROXY MATERIAL ENCLOSED

                           RELATING TO THE MERGER OF:




                             TOMPKINS TRUSTCO, INC.
                                       AND
                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION





         --------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE TOMPKINS COMMON SHARES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.



Joint proxy statement/prospectus is dated as of November 8, 1999, and is first being mailed to stockholders on or about November 11, 1999.

                             THOMPSON TRUSTCO, INC.
                             [GRAPHIC LOGO OMITTED]




                                November 8, 1999



To the Holders of the Common Stock
         of Tompkins Trustco, Inc.


Dear Stockholder:

         You are cordially invited to attend a special meeting of the stockholders of Tompkins Trustco, Inc. which will be held on Monday, December 20, 1999 at 10:00 a.m., New York time, at the Clarion University Hotel & Conference Center, Ithaca, New York.

         At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of July 30, 1999, between Tompkins and Letchworth Independent Bancshares Corporation. Pursuant to the Agreement, Letchworth will be merged with and into Tompkins, with Tompkins as the surviving entity. Upon consummation of the merger, Letchworth stockholders will receive 0.685 shares of Tompkins common stock, subject to adjustments, for each share of Letchworth common stock they own (plus cash in lieu of any fractional share interest in Tompkins common stock).

         Your board of directors believes that, among other benefits, the merger will result in a combined company with expanded opportunities for profitable growth and enhanced ability to compete successfully in the highly competitive and rapidly changing financial services industry. Management strongly supports this strategic combination between Letchworth and Tompkins, and I join with all of the other members of the board in enthusiastically recommending that you vote in favor of the merger.

         As reported to you earlier, over the past two years our board has considered strategic options to enhance the growth prospects for your company, including potential bank acquisitions. We believe that this transaction with Letchworth best meets the three criteria which I presented at our annual meeting and described in my April 28th letter to you. These criteria are:

         1. Enhance the capability of Tompkins County Trust Company to remain a successful community bank.
         2.  Provide opportunity for growth without adding undue risk.
         3. Strengthen our long-term stock value, thereby increasing our ability to stay independent.

         Since the locations of The Mahopac National Bank and The Bank of Castile are not immediately adjacent to our current marketing area, the purchase provides enhanced growth opportunities with relatively little disruption to the core strategy or operation of the Trust Company. We will continue to operate the three banks under local management as community banks. Community banking is a business that we understand and a core strength that we will continue to emphasize. The acquisition does provide new areas to market our products and services, thereby giving us significant opportunities for growth. This significant enlargement of our potential market area is a major benefit to Tompkins. The Bank of Castile and The Mahopac National Bank are very successful and well managed community banks. Together, we will plan and then work closely to improve the growth and profitability of Tompkins as a consolidated entity.

         The enclosed joint proxy statement/prospectus describes in detail the terms of the proposed Merger and related matters. A copy of the Agreement and Plan of Reorganization is included as Annex A to the enclosed joint proxy statement/prospectus. Also, the investment banking firm of Danielson Associates, Inc. has issued a written opinion to your board of directors that, as of the date of such opinion, the exchange ratio of 0.685 was fair to Tompkins' stockholders from a financial point of view. The written opinion of Danielson Associates, Inc. is reproduced in full as Annex D to the accompanying joint proxy statement/prospectus. We urge you to read all of these materials carefully.

         It is very important that your shares be represented at the special meeting. Approval of the merger will require the affirmative vote of the holders of at least two-thirds of Tompkins' outstanding common stock. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR FAILURE TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. THEREFORE, I URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. Even if you plan to be present at the special meeting, we urge you to complete, date, sign, and return the proxy card promptly in the enclosed postage-paid envelope as soon as possible. If you decide to attend the special meeting, you may vote your shares in person whether or not you have previously submitted a proxy, if you so desire.

         IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE AT THE TOMPKINS MEETING. EXAMPLES OF SUCH DOCUMENTATION INCLUDE A BROKER'S STATEMENT, LETTER OR OTHER DOCUMENT CONFIRMING YOUR OWNERSHIP OF SHARES OF TOMPKINS COMMON STOCK.

         Consummation of the merger is subject to certain conditions, including the approval of the Agreement and Plan of Reorganization by the holders of Tompkins common stock and the holders of Letchworth common stock, and the approval of the merger by various bank regulatory agencies.

         THE AGREEMENT AND PLAN OF REORGANIZATION HAS BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS OF EACH OF LETCHWORTH AND TOMPKINS. The Tompkins board of directors believes that the terms of the agreement to be presented at the special meeting, are fair to, and in the best interests of Tompkins and its stockholders. We unanimously recommend that you vote for approval and adoption of the Agreement and Plan of Reorganization and the merger contemplated by that agreement.

         Specific information regarding the Tompkins meeting is contained in the enclosed Notice of Special Meeting and joint proxy statement/prospectus. Please read these materials carefully.

         On behalf of the board of directors of Tompkins Trustco, Inc. and its subsidiary, Tompkins County Trust Company, I thank you for your support and urge you to vote FOR approval and adoption of the Agreement and Plan of Reorganization.

         If you have any questions regarding your vote on the merger and the agreement, please call John E. Butler, Esq., our corporate secretary, at (607) 273-3210.


                                           Sincerely,


                                           /s/ JAMES J. BYRNES
                                           -------------------------------------
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                             TOMPKINS TRUSTCO, INC.
                                  P. O. BOX 460
                                   THE COMMONS
                             ITHACA, NEW YORK 14851
                                 (607) 273-3210


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 20, 1999

         NOTICE IS HEREBY GIVEN that a special meeting of Stockholders of Tompkins Trustco, Inc., Ithaca, New York will be held at The Clarion University Hotel and Conference Center, Ithaca, New York, on Monday, December 20, 1999, at 10:00 a.m. New York time for the following purposes, all of which are more completely described in the accompanying joint proxy statement/prospectus:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of July 30, 1999, by and between Letchworth Independent Bancshares Corporation and Tompkins Trustco, Inc. The agreement provides for the merger of Letchworth with and into Tompkins, pursuant to which each share of common stock of Letchworth, par value $1.00 per share, will be converted into and exchangeable for 0.685 shares of the common stock of Tompkins, par value $0.10 per share, plus cash in lieu of any fractional share interest. Approval of the merger and the Agreement and Plan of Reorganization will also constitute approval of the issuance of the required number of shares of Tompkins common stock to be exchanged for Letchworth common stock, as contemplated in the agreement. The exchange ratio of 0.685 may be increased by Tompkins in the event Letchworth exercises its rights under the agreement to deliver to Tompkins a notice to terminate the agreement if the price of the Tompkins common stock is below certain levels established in the agreement, which would require an increase in the number of Tompkins shares to be issued in the transaction. A copy of the Agreement and Plan of Reorganization is included as Annex A to the accompanying joint proxy statement/prospectus.

         2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

         Pursuant to Tompkins' bylaws, the board of directors has fixed October 31, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting.

         In the event that there are not sufficient votes to approve the foregoing proposal at the time of the special meeting, the meeting may be adjourned in order to permit further solicitation of a vote of approval.

                                              By Order of the Board of Directors


                                                        /s/ JOHN E. BUTLER
                                                        ------------------------
                                                        John E. Butler, Esq.
                                                        Corporate Secretary
                                                        Ithaca, New York
                                                        November 8, 1999

         THE TOMPKINS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF TOMPKINS PRIOR TO THE SPECIAL MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE SPECIAL MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE MEETING AND VOTING IN PERSON.

                             LETCHWORTH INDEPENDENT
                             ----------------------
                             BANCSHARES CORPORATION
                             [GRAPHIC LOGO OMITTED]




                                November 8, 1999




To the Holders of the Common Stock of
Letchworth Independent Bancshares Corporation


Dear Stockholder:

         You are cordially invited to attend a special meeting of the stockholders of Letchworth Independent Bancshares Corporation which will be held on Monday, December 20, 1999, at 10:00 a.m., New York time, at the Batavia Party House, Route 5, Stafford, New York.

         At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth. Pursuant to the agreement, Letchworth will be merged with and into Tompkins, with Tompkins continuing as the surviving entity. Upon consummation of the merger, each share of common stock of Letchworth will be, subject to certain adjustments, converted into and exchangeable for 0.685 shares of Tompkins common stock plus cash in lieu of any fractional share interest in Tompkins common stock.

         Your board of directors believes that, among other benefits, the merger will result in a combined company with expanded opportunities for profitable growth and enhanced ability to compete successfully in the highly competitive and evolving financial services industry. Management strongly supports this strategic combination between Letchworth and Tompkins, and I join with all of the other members of the board in enthusiastically recommending that you vote in favor of the merger.

         The enclosed joint proxy statement/prospectus describes in detail the terms of the proposed merger and related matters. A copy of the Agreement and Plan of Reorganization is included as Annex A to the enclosed joint proxy statement/prospectus. Also, the investment banking firm of McConnell, Budd and Downes, Inc. has issued a written opinion to your board of directors that, as of the date of such opinion, the exchange ratio of 0.685 was fair to Letchworth's stockholders from a financial point of view. The written opinion of McConnell, Budd and Downes, Inc. is reproduced in full as Annex E to the accompanying joint proxy statement/prospectus. We urge you to read all of these materials carefully.

         It is very important that your shares be represented at the special meeting. Approval of the merger will require the affirmative vote of the holders of at least two-thirds of Letchworth's outstanding common stock. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR FAILURE TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. THEREFORE, I URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. Even if you plan to be present at the special meeting, we urge you to complete, date, sign, and return the proxy card promptly in the enclosed postage-paid envelope as soon as possible. If you decide to attend the special meeting, you may, if you so desire, vote your shares in person whether or not you have previously submitted a proxy.

         IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ABLE TO VOTE AT THE SPECIAL MEETING. EXAMPLES OF SUCH DOCUMENTATION INCLUDE A BROKER'S STATEMENT, LETTER OR OTHER DOCUMENT FROM THE RECORD HOLDER CONFIRMING YOUR OWNERSHIP OF SHARES OF LETCHWORTH COMMON STOCK.

         Consummation of the merger is subject to certain conditions, including the approval of the Agreement and Plan of Reorganization by the holders of Letchworth common stock, the approval of the Agreement and Plan of Reorganization by the holders of Tompkins common stock, and the approval of the merger by various bank regulatory agencies.

         THE AGREEMENT AND PLAN OF REORGANIZATION HAS BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS OF EACH OF LETCHWORTH AND TOMPKINS. The board of directors of Letchworth believes that the terms of the Agreement and Plan of Reorganization to be presented at the Letchworth special meeting (WHICH INCLUDES PROVISIONS THAT WILL ALLOW LETCHWORTH TO TERMINATE THE AGREEMENT IF THE PRICE OF TOMPKINS COMMON STOCK IS BELOW CERTAIN LEVELS ESTABLISHED IN THE AGREEMENT), are fair to, and in the best interests of Letchworth and its stockholders and unanimously recommends that you vote for approval and adoption of the Agreement and Plan of Reorganization and the transactions contemplated thereby.

         Specific information regarding the special meeting is contained in the enclosed Notice of special meeting and joint proxy statement/prospectus. Please read these materials carefully.

         On behalf of the board of directors of Letchworth Independent Bancshares Corporation and its subsidiaries, The Bank of Castile and The Mahopac National Bank, I thank you for your support and urge you to vote FOR approval and adoption of the Agreement and Plan of Reorganization.

         If you have any questions regarding your vote on the merger or the agreement, please call me at (716) 493-2570 (Ext. 246).

                                                  Sincerely,



                                                  /s/ JAMES W. FULMER
                                                  ------------------------------
                                                  James W. Fulmer,
                                                  President and Chief
                                                  Executive Officer

                             LETCHWORTH INDEPENDENT
                             BANCSHARES CORPORATION
                                  P. O. BOX 129
                              50 NORTH MAIN STREET
                             CASTILE, NEW YORK 14427
                                 (716) 493-2576

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 20, 1999

         NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Letchworth Independent Bancshares Corporation, Castile, New York will be held at the Batavia Party House, Route 5, Stafford, New York on Monday, December 20, 1999, at 10:00 a.m. New York time, for the following purposes, all of which are more completely described in the accompanying joint proxy statement/prospectus:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth. The agreement provides for the merger of Letchworth with and into Tompkins, pursuant to which each share of common stock of Letchworth, par value $1.00 per share, will be converted into and exchangeable for 0.685 shares of the common stock of Tompkins, par value $0.10 per share, plus cash in lieu of any fractional share interest. The exchange ratio of 0.685 may be increased by Tompkins in the event Letchworth exercises its rights under the agreement to deliver to Tompkins a notice to terminate the agreement if the price of the Tompkins common stock is below certain levels established in the agreement. A copy of the Agreement and Plan of Reorganization is included as Annex A to the accompanying joint proxy statement/prospectus.

         2. To transact such other business as may properly come before the Letchworth meeting or any adjournment or postponement thereof.

         Pursuant to Letchworth's bylaws, the board of directors has fixed October 31, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting. ACTION TAKEN AT THE MEETING MAY ENTITLE STOCKHOLDERS FULFILLING THE REQUIREMENTS OF SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW, A COPY OF WHICH ISATTACHED AS ANNEX H TO RECEIVE PAYMENT FOR THEIR SHARES.

         In the event that there are not sufficient votes to approve the foregoing proposals at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of a vote of approval.

                                          By Order of the Board of Directors

                                        /s/ PATRICK J. DALTON, ESQ.
                                        ----------------------------------------
                                            Patrick J. Dalton, Esq.
                                            Corporate Secretary
                                            Castile, New York
                                            November 8, 1999

         LETCHWORTH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF LETCHWORTH PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE SPECIAL MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE MEETING AND VOTING IN PERSON.

TOMPKINS TRUSTCO, INC.                                    LETCHWORTH INDEPENDENT
                                                          ----------------------
                                                          BANCSHARES CORPORATION
[GRAPHIC LOGO OMITTED]                                    [GRAPHIC LOGO OMITTED]




                             TOMPKINS TRUSTCO, INC.
                                       AND
                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                              JOINT PROXY STATEMENT
                              ---------------------

                        TOMPKINS TRUSTCO, INC. PROSPECTUS
                                2,383,580 SHARES
                                     OF ITS
                                  COMMON STOCK
                              ---------------------





         This joint proxy statement/prospectus relates to the proposed merger of Letchworth Independent Bancshares Corporation, a New York corporation, with and into Tompkins Trustco, Inc., a New York corporation, upon the terms and conditions set forth in their Agreement and Plan of Reorganization, dated as of July 30, 1999. This agreement is from time to time referred to in this joint proxy statement/prospectus as the "merger agreement".


                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


         The boards of directors of Tompkins and Letchworth have agreed on the merger of their two companies. Pursuant to the merger agreement, Letchworth will be merged into and become a part of Tompkins, which will continue its operations as the "surviving" company. A copy of the agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus.

         In the merger, each outstanding share of Letchworth common stock will be converted into 0.685 shares of common stock of the combined company, and each share of Tompkins common stock will remain outstanding as a share of common stock of the combined company. The market value of the consideration that Letchworth stockholders will receive in the merger for each share of Letchworth common stock would be $20.38, based on Tompkins' closing stock price on October 29, 1999.

         TOMPKINS TRUSTCO, INC.'S COMMON STOCK IS LISTED ON THE AMERICAN STOCK EXCHANGE AND IS TRADED UNDER THE SYMBOL "TMP."

         It is our expectation that the merger will be a tax-free transaction for Tompkins' stockholders and, except to the extent cash is received in lieu of fractional shares of Tompkins common stock, Letchworth stockholders. After completion of the merger, Tompkins stockholders and Letchworth stockholders will own approximately 67.5% and 32.5%, respectively, of the combined company (assuming the exchange ratio of 0.685 is not adjusted).

         Each company will hold a special meeting of stockholders to consider and vote on the merger proposal and other matters. Whether or not you plan to attend your company's special meeting, please take the time to vote by completing and mailing the enclosed proxy card to the address indicated on the card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger. The places, dates and times of the special meetings are as follows:

  FOR TOMPKINS STOCKHOLDERS:                  FOR LETCHWORTH STOCKHOLDERS:
      December 20, 1999                              December 20, 1999
   10:00 a.m., local time                         10:00 a.m., local time
  Clarion University Hotel                         Batavia Party House
     & Conference Center                                  Route 5
      1 Sheraton Drive                              Stafford, New York
      Ithaca, New York

         We enthusiastically support this combination of two community banking institutions and join with the other members of our boards of directors in recommending that you vote in favor of the merger.

         Since the market price of Tompkins common stock is subject to fluctuation, the value of the shares of Tompkins common stock that Letchworth stockholders will receive in the merger may increase or decrease prior to and after the merger. See "Market Prices and Dividend Information."

         Under specified circumstances as described in the joint proxy statement/prospectus, Letchworth stockholders will be entitled to appraisal rights in connection with or as a result of the merger. See "The Merger -- Appraisal Rights of Letchworth Stockholders."

         This joint proxy statement/prospectus also constitutes the prospectus used by Tompkins relating to the issuance of shares of Tompkins common stock required to be issued to holders of Letchworth common stock pursuant to the terms of the merger.

----------------------------

         You should only rely on the information contained in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information different from that contained in this joint proxy statement/prospectus. Tompkins is offering shares of its common stock to current stockholders of Letchworth in consideration for their Letchworth common stock only in jurisdictions where the offer is permitted. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus, regardless of the time of delivery of this joint proxy statement/prospectus or of any issuance of Tompkins common stock as the merger consideration.

         All information contained in this joint proxy statement/prospectus relating to Tompkins and its subsidiaries has been supplied by Tompkins and all pro forma information was prepared by Tompkins. All information contained in this joint proxy statement/prospectus relating to Letchworth and its subsidiaries has been supplied by Letchworth.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS..................................................1

SUMMARY..................................................................................................3
         The Companies...................................................................................3
         The Stockholder Meetings .......................................................................4
         Our Reasons and Recommendations for the Merger .................................................5
         The Merger and the Merger Agreement  ...........................................................6
         Share Ownership of Management and Directors ....................................................9
         The Merger Stock Option Agreement..............................................................10

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION........................................................11

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION..................................................12

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION.............................................13

COMPARATIVE PRO FORMA PER SHARE DATA (UNAUDITED)........................................................15

PARTIES TO THE MERGER...................................................................................16
         Tompkins ......................................................................................16
         Letchworth.....................................................................................16

MEETING OF TOMPKINS STOCKHOLDERS........................................................................17
         Date, Time and Place; Purpose of Meeting.......................................................17
         Record Date....................................................................................17
         Proxies; Voting and Revocation of Proxies......................................................17
         Vote Required; Principal Stockholders..........................................................18

MEETING OF LETCHWORTH STOCKHOLDERS......................................................................19
         Date, Time and Place; Purpose of Meeting.......................................................19
         Record Date....................................................................................19
         Proxies; Voting and Revocation of Proxies......................................................19
         Vote Required; Principal Stockholders..........................................................21

THE MERGER .............................................................................................21
         General .......................................................................................21
         Exchange Ratio.................................................................................21
         Background of the Merger.......................................................................22
         Recommendation of the Tompkins Board; Tompkins' Reasons for the Merger.........................25
         Opinion of Tompkins' Financial Advisor.........................................................26
         Recommendation of the Letchworth Board; Letchworth's Reasons for the Merger....................30
         Opinion of Letchworth's Financial Advisor......................................................32
         Interests of Certain Persons in the Merger.....................................................39
         Management and Operations Following the Merger.................................................40
         Conditions to the Merger.......................................................................41
         Regulatory Approvals Required for the Merger...................................................43
         Conduct of Business Pending the Merger.........................................................44
         Representations and Warranties.................................................................45
         Solicitation Proposals.........................................................................46
         Waiver and Amendment; Termination..............................................................46
         Price-Based Termination........................................................................47
         AMEX Listing...................................................................................48
         Anticipated Accounting Treatment...............................................................48
         Federal Income Tax Consequences of the Merger..................................................48
         Resales of Tompkins Common Stock by Affiliates.................................................50
         Appraisal Rights of Letchworth Stockholders....................................................50

         Expenses ......................................................................................52
         Date of Merger.................................................................................52
         Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares...............89
         Merger Stock Option Agreement..................................................................52

DESCRIPTION OF TOMPKINS CAPITAL STOCK...................................................................55
         General .......................................................................................55
         Common Stock...................................................................................56

COMPARISON OF RIGHTS OF STOCKHOLDERS....................................................................56
         Authorized Common Stock .......................................................................56
         Amendment of Bylaws ...........................................................................56
         Annual and Special meetings of Stockholders....................................................57
         Board of Directors.............................................................................57
         Vacancies on the Board of Directors............................................................57
         Removal of Directors...........................................................................58
         Stockholder Election of Directors and Other Corporate Action...................................58
         Fair Price Provisions..........................................................................58
         Indemnification................................................................................58

MARKET PRICES AND DIVIDEND INFORMATION..................................................................59

COMPARATIVE PER SHARE DATA (UNAUDITED)..................................................................60

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.............................................61

WHERE YOU CAN FIND ADDITIONAL INFORMATION...............................................................69

LEGAL MATTERS...........................................................................................70

EXPERTS.................................................................................................70

STOCKHOLDER PROPOSALS ..................................................................................71

ANNEX A

Agreement and Plan of Reorganization, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation

ANNEX B

Stock Option Agreement, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation

ANNEX C

Voting Agreement, dated as of July 30, 1999, by and among Tompkins Trustco, Inc. and the directors and certain stockholders of Letchworth Independent Bancshares Corporation

ANNEX D

Opinion of Danielson Associates, Inc.

ANNEX E

Opinion of McConnell, Budd and Downes, Inc.

ANNEX F

Letchworth Independent Bancshares Corporation's Annual Report on Form 10-K for the Year Ended December 31, 1998

ANNEX G

Letchworth Independent Bancshares Corporation's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1999

ANNEX H

Section 623 of the New York Business Corporation Law

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             QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

Q:       WHAT WILL HAPPEN TO OUTSTANDING SHARES OF TOMPKINS AND LETCHWORTH
         COMMON STOCK?

A: Upon completion of the merger, each outstanding share of Letchworth common stock will be converted into 0.685 of a share of Tompkins common stock. Outstanding shares of Tompkins common stock will remain outstanding with no change. After the merger, shares of Tompkins common stock will represent the combined assets and business of Tompkins and Letchworth.

Q:       IS THIS MERGER TAXABLE?

A: Tompkins and Letchworth each expect the merger to be tax-free. We have structured the merger so that our legal counsel will be able to deliver opinions that neither Tompkins, Letchworth nor the Letchworth stockholders should recognize any gain or loss for U.S. federal income tax purposes in the merger, except with respect to any cash that Letchworth stockholders will receive instead of fractional shares. In addition, no gain or loss should be recognized by Tompkins stockholders with respect to their Tompkins common stock as a result of the merger.

         We describe the material federal income tax consequences of the transaction in more detail on page 48. The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisor for a full understanding of the tax consequences that the merger will have on you.

Q:       AM I ENTITLED TO APPRAISAL RIGHTS?

A: Holders of Letchworth common stock are entitled to appraisal rights in connection with the merger. Because Tompkins shares will not be converted, holders of Tompkins common stock are not entitled to appraisal rights.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED ?

A: We expect to complete the merger late in the fourth quarter of 1999. However, because the merger is subject to governmental approvals, we cannot predict the exact timing.

Q:       HOW DO I VOTE ?

A: Just mail your signed proxy card in the enclosed return envelope (or follow the electronic voting instructions on your proxy card) as soon as possible so that your shares may be represented at your stockholder's meeting. In order to assure that your vote is counted, please vote your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposal submitted at your stockholder's meeting.

Q:       CAN I CHANGE MY VOTE ?

A: Yes. You can change your vote at any time prior to the special meeting by submitting a later-dated signed proxy card or by attending the meeting, filing a notice of revocation with the corporate secretary, and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER VOTE THE SHARES FOR ME ?

A: No. You must instruct your broker to vote your shares on your company's proposal, following the directions provided to you by your broker. Your failure to instruct your broker to vote on your company's proposal will be the equivalent of voting against the merger.

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Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW ?

A: No. After we complete the merger, Tompkins will send instructions to Letchworth stockholders whose shares are converted in the merger. These instructions will explain how to exchange your Letchworth stock certificates for Tompkins stock certificates. Tompkins stockholders will keep their current stock certificates.

Q:       WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER ?

A:       Tompkins stockholders may call John Butler at (607) 273-3210.

         Letchworth stockholders may call James Fulmer at (716) 493-2570 (Extension 246).

                     --------------------------------------

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                                     SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SECTION HIGHLIGHTS ONLY SELECTED INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION IMPORTANT TO YOU. TO UNDERSTAND THE MERGER MORE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING APPENDICES, AND THE DOCUMENTS TO WHICH WE REFER TO IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

         WE HAVE INCORPORATED BY REFERENCE CERTAIN INFORMATION PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A LIST OF THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE APPEARS ON PAGE 69 UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION."

THE COMPANIES

         TOMPKINS TRUSTCO, INC.
         P.O. Box 460
         The Commons
         Ithaca, New York 14851
         (607) 273-3210

         Headquartered in Ithaca, New York, Tompkins Trustco, Inc. is the publicly traded parent company of Tompkins County Trust Company. Tompkins was organized under the laws of the State of New York in 1995, and is registered as a single bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956. Tompkins County Trust Company is a commercial bank chartered in New York State, where it has operated in the community of Ithaca, New York and environs since 1836. It currently operates 13 full service banking offices in the State of New York, Counties of Tompkins and Schuyler. Tompkins County Trust Company's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

         At June 30, 1999, Tompkins had total assets of $687 million, deposits of $488 million and stockholders' equity of $62.4 million.

         For more information about Tompkins, reference is made to "PARTIES TO THE MERGER - Tompkins" and to the Tompkins Form 10-K for the fiscal year ended December 31, 1998, which we have incorporated by reference into this joint proxy statement/prospectus. Also, please see "Where You Can Find More Information."

         LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
         P.O. Box 129
         50 North Main Street
         Castile, New York 14427
         (716) 493-2576

         Letchworth Independent Bancshares Corporation is the holding company for The Bank of Castile, Castile, New York, and The Mahopac National Bank, Mahopac, New York. The Bank of Castile is a wholly-owned subsidiary of Letchworth and Letchworth is the principal stockholder of The Mahopac National Bank. Letchworth holds approximately 70% of the common stock of Mahopac National Bank, approximately 29% is owned by members of the Spain family and their affiliates, and the remaining shares are held by two other stockholders.

         Letchworth was incorporated under the laws of the State of New York in 1981, and is registered as a multiple bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank of Castile conducts its operations through its main office located in Castile, New York,

                                       3
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and at its eleven branch offices in towns situated in and around the areas commonly known as the Letchworth State Park area and the Genesee Valley region of New York State. The Bank of Castile recently opened its first branch office in Monroe County. The Mahopac National Bank is located in Putnam County, New York, and operates three bank branches in that county. The deposits of both The Bank of Castile and The Mahopac National Bank are insured by the Federal Deposit Insurance Corporation.

         At June 30, 1999, Letchworth had total assets of $442 million, deposits of $393 million and stockholders' equity of $34 million.

         For more information about Letchworth, reference is made to "Parties to the Merger -- Letchworth ," and to the Letchworth Form 10-K for the fiscal year ended December 31, 1998, which is included in this joint proxy statement/prospectus as Annex F, and the Letchworth Form 10-Q for the fiscal quarter ended June 30, 1999, which is included as Annex G. Also, please see "Where You Can Find More Information."

THE STOCKHOLDER MEETINGS

         TOMPKINS STOCKHOLDERS

         SPECIAL MEETING. The Tompkins special meeting will be held on Monday, December 20, 1999, at 10:00 a.m. local time, at the Clarion University Hotel & Conference Center, Sheraton Drive, Ithaca, New York, unless adjourned or postponed. At this special meeting, Tompkins stockholders will be asked to:

         1. adopt the Agreement and Plan of Reorganization between Tompkins and Letchworth and approve the issuance of Tompkins common stock in the merger; and

         2. act on any other items that may be submitted to a vote at the special meeting.

         RECORD DATE. You can vote at the Tompkins special meeting if you owned Tompkins common stock at the close of business on October 31, 1999. You can cast one vote for each share of Tompkins common stock you owned at that time.

         VOTE REQUIRED. The holders of at least two-thirds of the Tompkins common stock entitled to vote at the Tompkins special meeting must approve the merger.

         PROXIES. You can vote your shares at the Tompkins special meeting by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy at any time before it is voted either by sending to Tompkins a revocation notice or a new proxy or by attending the Tompkins special meeting and voting in person. Simply attending the Tompkins special meeting will not revoke your proxy.

         LETCHWORTH STOCKHOLDERS

         SPECIAL MEETING. The Letchworth special meeting will be held on Monday, December 20, 1999, at 10:00 a.m., local time, at the Batavia Party House, Route 5, Stafford, New York, unless adjourned or postponed. At this special meeting, Letchworth stockholders will be asked to:

         1.   adopt the Agreement and Plan of Reorganization; and

         2. act on any other items that may be submitted to a vote at the special meeting.

         RECORD DATE. You can vote at the Letchworth special meeting if you owned Letchworth common stock at the close of business on October 31, 1999. You can cast one vote for each share of Letchworth common stock you owned at that time.
                                        4
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         VOTE REQUIRED. Adoption of the merger agreement will require the affirmative vote of two-thirds of the outstanding Letchworth common stock.

         PROXIES. You can vote your shares at the Letchworth special meeting by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy at any time before it is voted either by sending to Letchworth a revocation notice or a new proxy or by attending the Letchworth special meeting and voting in person. Simply attending the Letchworth special meeting will not revoke your proxy.

OUR REASONS AND RECOMMENDATIONS FOR THE MERGER (PAGE 25)

         Tompkins believes that the merger will benefit the Tompkins stockholders for several reasons, including the following:

         o we believe that Letchworth has a strong financial and capital position, is well managed, and operates successful commercial banks. We believe that the combined company presents increased capacity for future growth, will enjoy enhanced capital resources necessary to make investments in technology and services, and offers considerable potential for long-term strategic value to Tompkins stockholders;

         o the significant similarity between and the compatibility of Tompkins' and Letchworth's business lines, cultures and management philosophies, their commitments to the communities and customers they each serve, and to their respective employees. These attributes will facilitate the management of the combined company and the integration of their strategies;

         o the expectation that the combined institution will continue to provide quality community banking service to the communities and customers served;

         o the belief that the significant increase in population to be served presents important new opportunities for profitable growth for Tompkins. These include enhanced opportunities for growth in deposits, loans and fee income through delivery of new and enhanced products to the markets served by The Bank of Castile and The Mahopac National Bank; and

         o the anticipated revenue enhancements, cost savings and efficiencies (including reduction or elimination of certain operational and administrative systems) available from the merger.

         Tompkins' board of directors believes the merger is in its stockholders' interests and unanimously recommends that Tompkins stockholders vote "FOR" the proposal to approve the Agreement and Plan of Reorganization, which will constitute approval of the merger and the related issuance of Tompkins common stock.

         Letchworth believes that the merger will benefit the Letchworth stockholders for several reasons including the following:

         o the Letchworth directors believe that the combined organization, because of its size, geographic diversity, and enhanced earnings, will be better positioned to attain long term stockholder value than the current structure, while maintaining a strong community bank presence within its markets;

         o the directors believe that the enhanced size will allow for the ongoing investment in technology that provides each bank the ability to offer its customers the broader range of products and services, which they expect;

         o the merger will provide for increased lending capacity within the combined company, allowing customers with larger credit needs to be served internally; and

                                       5

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         o   the Letchworth directors believe that the cost of being a public company could be more easily borne by a larger company, and leveraged more easily and profitability;

         o the Letchworth directors believe that the stockholder characteristics of both companies are substantially consistent, allowing for a smoother integration process and the sharing of common goals.

         Letchworth's board of directors believes the merger is in its stockholders' best interests and unanimously recommends that Letchworth stockholders vote "FOR" the proposal to adopt the merger agreement.

         You should note, however, that achieving these objectives is subject to particular risks and uncertainties, including possible difficulties in combining the operations of the two companies, in achieving anticipated cost savings and other financial and operating benefits from the merger, and in the introduction and acceptance of new products and services into Letchworth's market place. Please see "Disclosure Regarding Forward-Looking Information." To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages 22 through 38.

THE MERGER AND THE MERGER AGREEMENT (PAGE  21)

         WE HAVE ATTACHED THE AGREEMENT AND PLAN OF REORGANIZATION TO THIS DOCUMENT AS ANNEX A. PLEASE READ THE MERGER AGREEMENT CAREFULLY. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

         WHAT LETCHWORTH STOCKHOLDERS WILL RECEIVE (PAGE 21).

         As a result of the merger, Letchworth stockholders will receive, for each share of Letchworth common stock, 0.685 of a share of Tompkins common stock. This exchange ratio is subject to possible adjustment as described on page 21. Tompkins will not issue any fractional shares. Letchworth stockholders will receive a check for any fractional share in an amount equal to the share fraction multiplied by the closing price of Tompkins common stock on the day before we complete the merger.

         For example, if you currently own 1,500 shares of Letchworth common stock, after the merger you will receive 1,027 shares of Tompkins common stock and a check for an amount equal to 0.50 multiplied by the closing price of one share of Tompkins common stock on the day before we complete the merger. The value of the stock that you will receive will fluctuate as the price of Tompkins common stock changes.

         On October 29, 1999, the latest practicable date prior to the mailing of this document, the closing share price of Tompkins common stock as reported on the American Stock Exchange was $29.75. Applying the 0.685 exchange ratio to the Tompkins closing price on that date, each holder of Letchworth common stock would be entitled to receive Tompkins common stock with a market value of approximately $20.38 for each share of Letchworth common stock. The value of Tompkins and Letchworth common stock, however, is likely to change between now and completion of the merger. You should obtain current price quotes for Tompkins and Letchworth common stock. Please see "Selected Consolidated Historical and Pro Forma Financial Information" on page 12.

         OWNERSHIP OF TOMPKINS AFTER THE MERGER

         Tompkins will issue approximately 2.4 million shares of Tompkins common stock to Letchworth stockholders in the merger. The shares of Tompkins common stock to be issued to Letchworth stockholders in the merger will represent approximately 32.5% of the outstanding Tompkins common stock after the merger. This information is based on the number of Tompkins and Letchworth shares outstanding on October 31, 1999 and does not take into account unallocated stock options.

                                       6
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         BOARD OF DIRECTORS OF TOMPKINS AFTER THE MERGER

         Following the merger, Tompkins's board of directors will have 11 members, consisting of eight current Tompkins directors plus three Letchworth designees. The Letchworth designees to be appointed to the board of Tompkins are James W. Fulmer, the president and chief executive officer of Letchworth, Craig Yunker, a director of The Bank of Castile, and William D. Spain, Jr., a director of Letchworth and Chairman of the Board of The Mahopac National Bank.

         INTERESTS OF LETCHWORTH'S OFFICERS AND DIRECTORS IN THE MERGER (PAGE
         40)

         You should be aware that a number of Letchworth directors and executive officers The Bank of Castile, and The Mahopac National Bank may have interests in the merger that are different from, or in addition to, their interests as stockholders. These interests exist because of the rights that these directors and executive officers have under the terms of their benefit and compensation plans and also, in the case of the executive officers, under the terms of various agreements with Letchworth, The Bank of Castile, and The Mahopac National Bank. These agreements provide certain executive officers with severance benefits if their employment is terminated under specified circumstances following the merger. Some plans provide for accelerated vesting of stock options. These interests also arise from provisions of the merger agreement relating to appointments to the Tompkins board, director and officer indemnification and insurance, and employment arrangements and employee benefits after the merger.

         The members of Letchworth's board of directors knew about and considered these additional interests when they approved the merger agreement.

         OPINIONS OF FINANCIAL ADVISORS (PAGES 26 AND 32)

         TOMPKINS. Among other factors considered in deciding to approve the merger, the Tompkins board of directors received the opinion of its financial advisor, Danielson Associates, Inc., to the effect that, as of the date of the opinion, the exchange ratio was fair to the holders of Tompkins common stock from a financial point of view. We have attached a copy of this opinion to this joint proxy statement/prospectus as Appendix D. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Danielson in providing its opinion.

         LETCHWORTH. Among other factors considered in deciding to approve the merger, the Letchworth board of directors received the opinion of its financial advisor, McConnell, Budd and Downes, Inc. that, as of July 30, 1999 (the date of the Letchworth board's vote on the merger) and updated through the date of this joint proxy statement/prospectus, the exchange ratio was fair to the holders of Letchworth common stock from a financial point of view. We have attached a copy of this opinion to this joint proxy statement/prospectus as Annex E. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by McConnell, Budd in providing its opinion.

         MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 48)

         We have structured the merger in a manner so that Tompkins, Letchworth and the holders of Letchworth common stock will not recognize any income, gain, or loss for Federal tax purposes as a result of the merger, except for gain on cash received by Letchworth stockholders for fractional shares

         It is a condition to closing the merger that Tompkins and Letchworth receive an opinion of Harris Beach & Wilcox LLP, Tompkins' legal counsel, that the merger will be a tax-free reorganization for federal income tax purposes.

         TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES THAT THE MERGER WILL HAVE ON YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A COMPLETE DESCRIPTION OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

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         ACCOUNTING TREATMENT  (PAGE 48)

         We expect the merger to qualify for "pooling-of-interests" accounting treatment. This means we will treat our companies as if they had always been combined for accounting and financial reporting purposes at their current book values.

         LETCHWORTH STOCKHOLDERS WILL HAVE APPRAISAL RIGHTS (PAGE 50)

     Under Section 910 of the New York Business Corporation Law, holders of Letchworth common stock who, prior to the applicable vote of stockholders on the merger, properly file with Letchworth, a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares. In order to exercise such rights, a stockholder must comply with certain procedural requirements set forth in Section 623 of the New York Business Corporation Law, a description of which is provided in "Appraisal Rights of Letchworth Stockholders" and the full text of which is attached to this joint proxy statement/prospectus as Annex H. Such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 623 of the New York Business Corporation Law on a timely basis may result in the loss of dissenters' rights. Please see "Appraisal Rights of Letchworth Stockholders."

         REGULATORY APPROVALS REQUIRED (PAGE 43)

         The merger must be approved by the Board of Governors of the Federal Reserve System, the New York Banking Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. We have filed all of the required applications or notices with the Federal Reserve Board, the New York Banking Board and these other regulatory authorities.

         There can be no assurance that all regulatory approvals will be obtained or the dates on which those approvals will be obtained. There can also be no assurance that regulatory approvals received will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the merger agreement.

         WHAT NEEDS TO BE DONE TO COMPLETE THE MERGER (PAGE 41)

         The completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these conditions include:

         o approval of the Agreement and Plan of Reorganization, which will constitute the approval of the merger and the issuance of Tompkins common stock by Tompkins stockholders, and adoption of the merger agreement by the stockholders of Tompkins and Letchworth;

         o   approval of the merger by federal and state regulatory authorities;

         o receipt at the closing of the merger of an opinion regarding the federal income tax consequences and accounting treatment of the merger; and

         o the absence of any injunction or legal restraint blocking the merger or government proceeding preventing the completion of the merger.

         Tompkins or Letchworth could decide to complete the merger even though one or more of the conditions in the merger agreement has not been met. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

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         TERMINATION OF THE MERGER AGREEMENT (PAGE 46)

         We can mutually agree at any time to terminate the merger agreement prior to completing the merger. In addition, either of us may terminate the merger agreement if:

         o we mutually agree to terminate the merger agreement before it becomes effective;

         o the other party breaches a material provision of the merger agreement and does not cure the breach within 30 days;

         o   the merger has not been completed by June 30, 2000;

         o a regulatory authority does not grant an approval needed to complete the merger;

         o Letchworth's stockholders do not adopt the merger agreement or Tompkins' stockholders do not adopt the merger agreement; or

         o   other conditions to closing of the merger have not been satisfied.

        Letchworth can also terminate the merger agreement if:

         o Tompkins' average common stock price during a valuation period prior to the anticipated closing date is less than $29.22 and the decline in Tompkins' average common stock price is at least 15 percentage points more than the decline in the weighted average stock price of all publicly traded banks, as set forth in the SNL Bank Stock Index; provided that Tompkins may void such termination by increasing the exchange ratio to a specified minimum; or

         o Letchworth enters into a definitive agreement relating to its acquisition based upon its board of directors' determination that such action is consistent with its fiduciary duties; or

         o Tompkins executes a definitive agreement relating to the acquisition of Tompkins or its subsidiaries.


         FEES ASSOCIATED WITH TERMINATION OF THE MERGER AGREEMENT (PAGE 46)

         Letchworth must pay Tompkins a $3.0 million termination fee if it enters into a definitive agreement with another party.

         Tompkins must pay Letchworth $1.0 million a termination fee in the event Letchworth terminates the merger agreement based upon Tompkins' execution of a definitive agreement with a third party relating to the acquisition of Tompkins.


         SHARE OWNERSHIP OF MANAGEMENT DIRECTORS (PAGES 19 AND 21)

         On October 31, 1999, the record date for the Tompkins special meeting, directors and executive officers of Tompkins and their affiliates beneficially owned 342,736 shares of Tompkins common stock, or approximately 7.0% of the Tompkins shares outstanding on that date. The preceding numbers are inclusive of the shares of Tompkins common stock, which may be acquired upon the exercise of vested options under Tompkins' 1992 stock option plan. Of those shares, the Tompkins directors and executive officers will be entitled to vote 249,609 shares at the Tompkins special meeting (approximately 5.2% of the outstanding shares). These individuals have indicated that at the Tompkins special meeting they intend to vote their shares in favor of the merger and the proposal to issue Tompkins common stock in the merger.

                                       9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         On October 31, 1999, the record date for the Letchworth special meeting, directors and executive officers of Letchworth and their affiliates beneficially owned 563,093 shares of Letchworth common stock, or approximately 16.4% of the Letchworth shares outstanding on that date. The preceding numbers are inclusive of the shares of Letchworth common stock, which may be acquired upon the exercise of vested options. Of those shares, Letchworth directors and officers will be entitled to vote 533,093 shares at the Letchworth special meeting (approximately 16.1% of the outstanding shares).

         The Letchworth directors have entered into voting agreements with Tompkins whereby they have agreed to vote at the Letchworth special meeting all of the Letchworth common stock owned or controlled by them in favor of the proposal to adopt the merger agreement. Letchworth believes its executive officers intend to vote in favor of the proposal to adopt the merger agreement.

THE MERGER STOCK OPTION AGREEMENT (PAGE 52)

         The stock option agreement, dated as of July 30, 1999, between Tompkins and Letchworth, was a condition to Tompkins entering into the merger agreement. Pursuant to the stock option agreement, Tompkins acquired an option to purchase up to 689,737 shares of Letchworth common stock, which represents 19.9% of the outstanding shares of Letchworth stock, without giving effect to the exercise of the entire option. The exercise price of the option is $14.00 per share, subject to adjustment under specified circumstances. The merger stock option may only be exercised upon the occurrence of certain events (none of which has occurred). Under certain circumstances, Letchworth may be required to repurchase the merger stock option or the shares acquired upon exercise of the option. A copy of the merger stock option agreement is attached as Annex B to this joint proxy statement/prospectus. Please see "Certain Related Transactions -- Merger Stock Option Agreement."

         The merger stock option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. Consequently, certain aspects of the merger stock option agreement may have the effect of discouraging persons who might now, or prior to the time of closing of the merger, be interested in acquiring all of or a significant interest in Letchworth from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Letchworth common stock than the price per share implicit in the exchange ratio. The acquisition of Letchworth or an interest in Letchworth, or an agreement to do either, could cause the merger stock option to become exercisable. The existence of the merger stock option could significantly increase the cost to a potential acquirer of acquiring Letchworth compared to its cost had the merger stock option agreement not been entered into. Such increased costs might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer proposing to pay a lower per share price to acquire Letchworth than it might otherwise have proposed to pay. The management of Letchworth believes that the exercise of the merger stock option is likely to prohibit any acquirer of Letchworth from accounting for the acquisition of Letchworth using the pooling-of-interests accounting method for a period of two years. The inability to use the pooling-of-interests accounting method also could discourage or preclude an acquisition of Letchworth by other organizations during that period.
                                       10
--------------------------------------------------------------------------------

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

         This document, including information included or incorporated by reference, contains forward-looking statements about Tompkins, Letchworth and the combined company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information in this document regarding the financial condition, results of operations and business of Tompkins following the consummation of the merger. They also include statements relating to the synergies, efficiencies, cost savings and funding advantages that are expected to be realized from the merger and the expected impact of the merger on Tompkins' financial performance and earnings estimates for the combined company.

         The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger and the Meetings, " "Summary," "Unaudited Pro Forma Combined Selected Financial Information", "The Merger -- Background of the merger," "The Merger - Recommendation of the Tompkins Board; Tompkins' Reasons for the Merger," "The Merger -- Opinion of Tompkins' Financial Advisor," "The Merger -- Opinion of Letchworth's Financial Advisor," "The Merger
- Recommendation of the Letchworth Board; Letchworth's Reasons for the Merger," and "Unaudited Pro Forma Condensed Combined Financial Statements." Forward-looking statements are also identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "plans" or similar expressions.

         Forward-looking statements involve certain risks and uncertainties. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated into this joint proxy statement/prospectus by reference, could affect the future results of Tompkins and Letchworth, and of Tompkins after the merger and could cause those results to differ materially from those expressed in our forward-looking statements:

         o expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

         o revenues following the merger may be lower than expected, or withdrawals of customer deposits, operating costs, customer loss and business disruption following the merger may be greater than expected;

         o costs or difficulties related to the integration of the businesses of Tompkins and Letchworth may be greater than expected;

         o changes in the interest rate environment may reduce margins more than planned;

         o general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loan assets;

         o legislative or regulatory changes may adversely affect the business in which we are engaged;

         o the willingness of users to substitute our products and services for competitors' products and services may be less than expected;

         o competitive pressure in the banking industry, and in particular the community banking market, may increase; and

         o technological changes (including Year 2000 data systems compliance issues) may be more difficult or expensive than anticipated.

         Further information on other factors, which could affect the financial results of Tompkins after the merger, is included in the documents filed with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus. Please see "Where You Can Find More Information."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following tables set forth selected historical consolidated financial data for Tompkins and Letchworth as of and for the five years ended December 31, 1998 and the six-month period ended June 30, 1999. The selected data presented in the tables under the caption "Selected Historical Financial Data" for, and as of, each of the periods noted above are derived from consolidated financial statements of Tompkins and Letchworth. The consolidated financial statements as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, and the auditors' report thereon, are incorporated by reference elsewhere in this joint proxy statement/prospectus. The selected data presented in the tables for, and as of, the six month period ended June 30, 1999 are derived from the unaudited consolidated interim financial statements of Tompkins and Letchworth, incorporated by reference elsewhere in this joint proxy statement/prospectus. Please see "Where You Can Find More Information." This financial information should be read in connection with the consolidated financial statements, including the respective notes thereto and other financial information included in documents incorporated by reference. Tompkins had no operations prior to March 6, 1995 and, accordingly, the information provided below prior to that date reflects only that of Tompkins County Trust Company, as its predecessor. The financial information for the six month period ended June 30, 1999 for Tompkins and Letchworth reflect, in the opinions of the management of Tompkins and Letchworth, respectively, all adjustments necessary for a fair presentation of such information and include only normal recurring items. Results for these interim periods are not necessarily indicative of the results, which may be expected for the full year or any other interim period. All per share amounts have been adjusted as necessary to reflect stock splits and stock dividends.

                             TOMPKINS TRUSTCO, INC.
                       SELECTED HISTORICAL FINANCIAL DATA
              (Dollar amounts in thousands, except per share data)


                                                   SIX MONTHS                         YEAR ENDED DECEMBER 31,
                                                      ENDED   ----------------------------------------------------------------------
                                                  JUNE 30, 1999          1998           1997          1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                 $686,863      $673,042       $626,907      $591,344     $536,992     $511,162
Deposits                                                487,749       492,792        476,700       427,367      370,631      345,776
Other Borrowings                                         45,005        45,005         27,005        15,005       12,000       12,000
Stockholders' Equity                                     62,433        64,023         57,243        52,613       55,090       47,817

Interest Income                                         $24,119       $48,791        $46,812       $43,287      $40,204      $35,676
Interest Expense                                          9,970        20,560         20,182        17,916       16,526       12,911
Net Interest Income                                      14,149        28,231         26,630        25,371       23,678       22,765
Provision for Loan Losses                                   224         1,006          1,068         1,210          751          768
Net Securities Gains (Losses)                                 0          (72)           (85)             0            0          121
Net Income                                                5,973        11,189          9,856         9,179        8,718        8,137

Basic Earnings Per Share                                  $1.23         $2.31          $2.02         $1.76        $1.64        $1.53
Diluted Earnings Per Share                                 1.21          2.27           2.00          1.75         1.63         1.51
Dividends Declared Per Share                               0.50          0.91           0.82          0.73         0.66         0.61
Return on Average Assets                                  1.77%         1.72%          1.61%         1.62%        1.67%        1.62%
Return on Average Stockholders' Equity                   18.45%        18.51%         18.41%        16.82%       17.02%       17.20%
Stockholder's Equity to Average Assets                    9.17%         9.80%          9.28%         9.29%       10.20%        9.49%
Dividend Payout Ratio                                    40.65%        39.61%         40.70%        41.54%       40.20%       39.70%
------------------------------------------------------------------------------------------------------------------------------------

                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA
              (Dollar amounts in thousands, except per share data)


                                                      SIX MONTHS                   YEAR ENDED DECEMBER 31,
                                                        ENDED     ------------------------------------------------------------------
                                                    JUNE 30, 1999       1998        1997         1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
Assets                                               $442,353       $281,663    $259,939     $245,053     $233,494     $211,715
Deposits                                              392,737        240,852     217,205      208,282      204,075      187,458
Other Borrowings                                        7,753          3,968       7,812        8,145        3,507        2,936
Stockholders' Equity                                   33,994         33,629      31,760       25,806       22,826       19,803

Interest Income                                       $11,416        $20,938     $19,453      $18,140      $17,878      $14,036
Interest Expense                                        4,231          8,811       8,053        7,443        7,611        5,232
Net Interest Income                                     7,185         12,127      11,400       10,697       10,267        8,804
Provision for Loan Losses                                 282            533         368          283          324          313
Net Securities Gains (Losses)                               2             60          37           13           0           (21)
Net Income                                              1,888          3,313       3,136        2,870        2,657        2,256

Basic Earnings Per Share                                $0.58          $1.01       $1.10        $1.06        $1.01        $0.85
Diluted Earnings Per Share                               0.57           0.99        1.00         0.97         0.95         0.83
Dividends Declared Per Share                             0.18           0.32        0.27         0.22         0.18         0.16
Return on Average Assets                                1.22%          1.22%       1.26%        1.22%        1.19%        1.19%
Return on Average Stockholders' Equity                 11.05%         10.22%      11.22%       11.86%       12.36%       11.64%
Stockholders' Equity to Average Assets                 10.15%         12.39%      12.77%       10.69%       10.19%       10.47%
Dividend Payout Ratio                                  31.81%         32.22%      24.03%       20.98%       18.23%       19.05
------------------------------------------------------------------------------------------------------------------------------------


                          UNAUDITED PRO FORMA COMBINED
                         SELECTED FINANCIAL INFORMATION

         The following table sets forth certain selected financial information for Tompkins and Letchworth on an unaudited pro forma combined basis as if the merger had become effective as of the dates indicated, in the case of the consolidated statement of condition information presented, and as if the merger had become effective at the beginning of the periods indicated, in the case of the consolidated income statement information presented. The pro forma information in the tables assumes that the merger is accounted for using the pooling-of-interests method of accounting. Please see "The Merger -- Anticipated Accounting Treatment." These tables should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements, including the notes thereto, of Tompkins and Letchworth incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. Certain Letchworth information has been reclassified to conform to Tompkins financial information. Please see "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

         The unaudited pro forma combined financial information set forth in the following table does not reflect the potential cost savings and revenue enhancement opportunities that could result from the merger or any other items of income or expense which may result from Letchworth's purchase of 70% of Mahopac on June 4, 1999. The unaudited pro forma combined selected financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the merger had been consummated on the dates indicated, or at the beginning of the periods indicated, or which may be obtained in the future.

                             TOMPKINS TRUSTCO, INC.
                                       AND

                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                 UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL
                  INFORMATION(1) (Dollar amounts in thousands,
                            except per share amounts)

                                            SIX                          YEAR ENDED DECEMBER 31,
                                           ENDED   --------------------------------------------------------------------------
                                      JUNE 30, 1999          1998           1997           1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Assets                                   $1,129,216    $  954,705     $  886,846     $  836,397     $  770,486     $  722,877
Deposits                                    880,486       733,644        693,905        635,649        574,706        533,234
Other Borrowings                             52,758        48,973         34,817         23,150         15,507         14,936
                                             96,427        97,652         89,003         77,699         77,916         67,620
Stockholders' Equity

                                         $   35,535    $   69,729     $   66,265     $   61,427     $   58,082     $   49,712
Interest Income
Interest Expense                             14,201        29,371         28,235         25,359         24,137         18,143
Net Interest Income                          21,334        40,358         38,030         36,068         33,945         31,569
Provision for Loan Losses                       506         1,539          1,436          1,493          1,075          1,081
Net Securities Gains (Losses)                     5           (12)           (83)            (1)             4            156
Net Income                                    7,861        14,502         12,992         12,049         11,375         10,393

Basic Earnings Per Share                 $     1.11    $     2.05     $     1.91     $     1.70     $     1.60     $     1.45
Diluted Earnings Per Share                     1.09          2.01           1.84           1.66           1.56           1.44
Dividends Declared Per Share                   0.43          0.78           0.70           0.62           0.56           0.51
Return on Average Assets                       1.57%         1.57%          1.51%          1.50%          1.52%         1.50%
Return on Average Stockholders' Equity        16.08%        16.09%         15.95%         15.29%         15.63%        15.78%
Stockholders' Equity to Average Assets         9.49%        10.60%         10.32%          9.70%         10.44%         9.78%

Dividend Payout Ratio(2)                      38.54%        37.91%         36.68%         36.64%         35.08%        35.22%
-----------------------------------------------------------------------------------------------------------------------------

         (1) All per share amounts have been adjusted as necessary for stock splits and stock dividends.

         (2) Calculated by dividing the sum of the dividends paid by Tompkins and Letchworth in each period by the pro forma net income for each period as shown above.

                      COMPARATIVE PRO FORMA PER SHARE DATA
                                   (UNAUDITED)

         The following table sets forth for Tompkins common stock and Letchworth common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective at the beginning of each of the periods presented. The pro forma data in the tables assumes that the merger is accounted for using the pooling-of-interests method of accounting. Please see "The Merger -- Anticipated Accounting Treatment." The information presented herein is based on, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Tompkins and Letchworth incorporated by reference herein and the pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus under the heading "Unaudited Pro Forma Condensed Combined Financial Statements." The pro forma and equivalent pro forma per share data in the following tables are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the periods or as of the date for which such pro forma tables are presented. The Letchworth pro forma equivalent per share amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.685.

                                                                                                       LETCHWORTH
                                                                                                        PRO FORMA
                                                   TOMPKINS          LETCHWORTH         PRO FORMA      EQUIVALENT
-----------------------------------------------------------------------------------------------------------------
        NET INCOME PER SHARE (DILUTED)
        Year Ended:
                December 31, 1998                     $2.27               $0.99             $2.01           $1.38
                December 31, 1997                      2.00                1.00              1.84            1.26
                December 31, 1996                      1.75                0.97              1.66            1.14
        Six Months Ended:
                June 30, 1999                         $1.21               $0.57             $1.09           $0.75

        DIVIDENDS PER SHARE
        Year Ended:
               December 31, 1998                      $0.91               $0.32             $0.78           $0.53
               December 31, 1997                       0.82                0.27              0.70            0.48
               December 31, 1996                       0.73                0.22              0.62            0.42

        Six Months Ended:
               June 30, 1999                          $0.50               $0.18             $0.43           $0.29

        BOOK VALUE PER SHARE
               At December 31, 1998                  $13.19              $10.18            $13.80           $9.45
               At June 30, 1999                       12.99               10.33             13.63            9.34
------------------------------------------------------------------------------------------------------------------

                              PARTIES TO THE MERGER

TOMPKINS

         Tompkins is a single bank holding company incorporated under the laws of the State of New York and registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Tompkins' wholly owned subsidiary, Tompkins County Trust Company, is a trust company chartered in New York State, and has been in operation in the Tompkins County area since 1836.

         At June 30, 1999, Tompkins had total assets of $687 million, deposits of $488 million and stockholders' equity of $62.4 million. The principal offices of Tompkins and Tompkins County Trust Company are located at The Commons, Ithaca, New York 14851, and its telephone number is (607) 273-3210.

         For more information about Tompkins, reference is made to the 1998 Tompkins Form 10-K, which is incorporated herein by reference. Please see "Where You Can Find More Information."

LETCHWORTH

         Letchworth is a multiple bank holding company organized under the laws of the State of New York in 1989, Letchworth operates through two banking subsidiaries: The Bank of Castile (wholly owned by Letchworth) and The Mahopac National Bank (of which Letchworth is the principal stockholder, holding approximately 70% of the outstanding capital stock). At June 30, 1999, Letchworth had total assets of $442 million, deposits of $393 million and stockholders' equity of $34 million. Letchworth's principal executive offices are located at 50 North Main Street, Castile, New York 14427, and its telephone number is (716) 493-2576.

         The Bank of Castile is a commercial bank formed in 1869. It conducts its operations through its main office located in Castile, New York, and at its eleven branch offices in towns located in the Western New York region between the cities of Buffalo and Rochester. Ten of these offices are situated throughout the New York counties of Genesee, Livingston, Wyoming, and a branch has been opened recently in southwestern Monroe County.

         On June 4, 1999, Letchworth consummated the acquisition of a controlling interest in The Mahopac National Bank. The Mahopac National Bank is a national bank that operates three bank branches in Putnam County, New York, and has recently received regulatory approval to open a fourth branch in Brewster, New York, which is also within Putnam County. As a result of that transaction, Letchworth now owns 1,491 shares, or approximately 70% of the issued and outstanding shares of capital stock of Mahopac.

         THE MAHOPAC OPTION. Prior to the investment by Letchworth, The Mahopac National Bank was owned primarily by the members of three families, the Costello, Ryder and Spain families. Letchworth entered into a written agreement with the members of the Spain family to unify the ownership structure of Mahopac National within two years. That agreement allows for the Spain family to purchase all the shares of Mahopac National currently owned by Letchworth, or, in the event that the Spain family fails to exercise its option, for Letchworth to purchase all of the shares of Mahopac National owned by the Spain family. In either case, the exercise price for each share of common stock will be equal to 90% of the "fair market value" of each share of common stock of Mahopac National, as determined in accordance with the Mahopac stockholder agreement. The intent of Letchworth, and also the stated intent of the Spain family, was for Letchworth to acquire all of the shares of common stock owned by the Spain family. If, for whatever reason, neither party is able or willing to buy out the other, the terms of the Mahopac stockholder agreement require that Mahopac National be sold in its entirety to a third party. All of the rights now held by Letchworth in respect of Mahopac National, including rights under the Mahopac stockholder agreement to purchase all of the shares of Mahopac National owned by the Spain family, will be transferred to Tompkins upon consummation of the merger. The expectation of both Letchworth and the Spain family, at the time of entering into the Mahopac option, was for Letchworth to acquire all of the shares of common stock owned by the Spain family.

         For more information about Letchworth, reference is made to the 1998 Letchworth Form 10-K, which is included as Annex F and the Letchworth Form 10-Q for the second quarter of 1999, included as Annex G. Also, please see "Where You Can Find More Information."


                        MEETING OF TOMPKINS STOCKHOLDERS

                    DATE, TIME AND PLACE; PURPOSE OF MEETING

         This joint proxy statement/prospectus is being furnished to stockholders of Tompkins in connection with the solicitation of proxies by the Tompkins board for use at the Tompkins special meeting to be held at the Clarion University Hotel & Conference Center, 1 Sheraton Drive, Ithaca, New York, on Monday, December 20, 1999, at 10:00 a.m. New York time. At the Tompkins special meeting, the holders of Tompkins common stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Reorganization, which will constitute the approval of the merger and the related issuance of Tompkins common stock; and (ii) such other matters as may properly be brought before the Tompkins special meeting. The Agreement and Plan of Reorganization is included as Annex A to this joint proxy statement/prospectus

         THE TOMPKINS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, TOMPKINS AND ITS STOCKHOLDERS. THE TOMPKINS BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT TOMPKINS' STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION, WHICH WILL CONSTITUTE APPROVAL OF THE MERGER AND THE RELATED ISSUANCE OF TOMPKINS COMMON STOCK.

         Please see "The Merger -- Background of the Merger" and "-- Recommendation of the Tompkins Board; Tompkins' Reasons for the Merger."

RECORD DATE

         The Tompkins board has fixed the close of business on October 31, 1999 as the Tompkins record date for the determination of the holders of Tompkins common stock entitled to receive notice of and to vote at the Tompkins special meeting. Only holders of record of Tompkins common stock at the close of business on the Tompkins record date will be entitled to receive notice of and to vote at the Tompkins special meeting. At the close of business on the Tompkins record date, there were 4,775,565 shares of Tompkins common stock outstanding and entitled to be voted at the Tompkins special meeting, which were held by approximately 1,057 holders of record. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Tompkins common stock entitled to vote at the Tompkins special meeting is necessary to constitute a quorum thereat.

PROXIES; VOTING AND REVOCATION OF PROXIES

         Each holder of shares of Tompkins common stock on the Tompkins record date will be entitled to one vote for each share of Tompkins common stock held of record on each matter to be voted upon at the Tompkins special meeting.

         Tompkins intends to count shares of Tompkins common stock present in person at its special meeting but not voted, and shares of Tompkins common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Tompkins special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the approval and adoption of the Agreement and Plan of Reorganization and the transactions contemplated thereby, requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Tompkins common stock entitled to vote, each non-voting share and abstention will have the effect of a vote AGAINST the approval and adoption of the agreement and related transactions. In addition, brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the merger agreement without specific instructions from such customers. Given that the approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Tompkins common stock entitled to vote thereon, the failure of any such customers to provide specific instructions to his or her broker with respect to his or her shares of Tompkins common stock (a "broker non-vote") will have the effect of a vote AGAINST the approval and adoption of the Agreement and Plan of Reorganization and the transactions contemplated thereby.

         All shares of Tompkins common stock which are entitled to be voted and are represented at the Tompkins special meeting by properly executed proxies received by Tompkins in time to be voted at the Tompkins special meeting, and which are not revoked, will be voted in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         If any other matters are properly presented for consideration at the Tompkins special meeting including, among other things, a motion to adjourn or postpone the Tompkins special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with the best judgment of the Tompkins board; provided, however, that such discretionary authority will only be exercised to the extent allowable under applicable federal and state securities and corporation laws. Tompkins does not have any knowledge of any matters to be presented at the Tompkins meeting other than the matters set forth above.

         The presence of a stockholder at the Tompkins special meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by (i) filing a written notice of revocation bearing a later date than the date of the proxy with the corporate secretary of Tompkins prior to the Tompkins special meeting; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of the Tompkins special meeting before the taking of the vote at the Tompkins Meeting; or (iii) attending the Tompkins special meeting, filing a written notice of revocation with the secretary of the Tompkins special meeting, and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Tompkins Trustco, Inc., P.O. Box 460, The Commons, Ithaca, New York 14851, Attention: John E. Butler, Esq., corporate secretary, or hand delivered to Tompkins' corporate secretary at such address on or before the day of the Tompkins meeting or to the inspector of election of the Tompkins special meeting before the taking of the vote at the Tompkins special meeting. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED TO THE TOMPKINS SPECIAL MEETING AND TO VOTE AT THE TOMPKINS SPECIAL MEETING. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares of Tompkins common stock.

         Tompkins will bear the cost of soliciting proxies from the holders of Tompkins common stock. Proxies may be solicited personally, by telephone, telegram or other means, by directors, officers and employees of Tompkins or its subsidiaries, without additional compensation. Such directors, officers and employees may, however, be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Tompkins will also request persons, firms and corporations holding shares of Tompkins common stock in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to or obtain proxies from such beneficial owners, and will reimburse such record holders for their reasonable expenses incurred in doing so.

         TOMPKINS STOCKHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO TOMPKINS IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

VOTE REQUIRED; PRINCIPAL STOCKHOLDERS

         The approval and adoption of the Agreement and Plan of Reorganization by Tompkins stockholders will require the affirmative vote of at least two-thirds of the outstanding shares of Tompkins common stock entitled to vote at the Tompkins special meeting. Accordingly, a failure to return a properly executed proxy card or to vote in person, or abstaining from voting, will have the same effect as a vote AGAINST the Agreement and Plan of Reorganization and the transactions contemplated thereby. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy at the Tompkins special meeting and will have the same effect as a vote AGAINST the merger agreement. SUCH STOCKHOLDER APPROVAL IS A CONDITION TO CONSUMMATION OF THE MERGER.

         As of October 31, 1999, directors and executive officers of Tompkins and their affiliates beneficially owned 342,736 shares of Tompkins common stock, or approximately 7.0% of the outstanding shares of Tompkins common stock (inclusive of shares which may be acquired upon the exercise of vested options under the Tompkins Trustco, Inc. 1992 Stock Option Plan). As of the Tompkins record date, such persons were entitled to vote 249,609 shares of Tompkins common stock at the Tompkins special meeting (or approximately 5.2% of the outstanding shares). All such persons have indicated their intent to vote or direct the vote of all such shares FOR approval and adoption of the merger agreement and the issuance of Tompkins stock as contemplated by the merger. As of October 31, 1999, neither Letchworth, nor any of its subsidiaries, directors or executive officers beneficially owned shares of Tompkins common stock.

                       MEETING OF LETCHWORTH STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

         This joint proxy statement/prospectus is being furnished to stockholders of Letchworth in connection with the solicitation of proxies by the Letchworth board for use at the Letchworth meeting to be held on Monday, December 20, 1999, at 10:00 a.m. New York time, at the Batavia Partyhouse, Route 5, Stafford, New York. At the Letchworth special meeting, the holders of Letchworth common stock will be asked to consider and vote upon (i) a proposal to approve and adopt the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) such other matters as may properly be brought before the Letchworth special meeting.

         THE LETCHWORTH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, LETCHWORTH AND ITS STOCKHOLDERS, IN PART BECAUSE THE MERGER AGREEMENT INCLUDES SAFEGUARDS THAT WILL ALLOW LETCHWORTH TO TERMINATE THE MERGER AGREEMENT IF THE PRICE OF TOMPKINS COMMON STOCK IS BELOW CERTAIN LEVELS ESTABLISHED IN THE AGREEMENT AND PLAN OF REORGANIZATION. THE LETCHWORTH BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT LETCHWORTH STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         Please see "The Merger -- Background of the Merger" and "-- Recommendation of the Letchworth Board of Directors; Letchworth's Reasons for the Merger."

RECORD DATE

         The Letchworth board has fixed the close of business on October 31, 1999 as the Letchworth record date for the determination of the holders of Letchworth common stock entitled to receive notice of and to vote at the Letchworth special meeting. Only holders of record of Letchworth common stock at the close of business on the Letchworth record date will be entitled to receive notice of and to vote at the Letchworth special meeting. At the close of business on the Letchworth Record Date, there were 3,373,269 shares of Letchworth common stock outstanding and entitled to be voted at the Letchworth meeting, which were held by approximately 725 holders of record. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Letchworth common stock entitled to vote at the Letchworth meeting is necessary to constitute a quorum thereat.

PROXIES; VOTING AND REVOCATION OF PROXIES

         Each holder of Letchworth common stock on the Letchworth record date will be entitled to one vote for each share of Letchworth common stock held of record on each matter to be voted upon at the Letchworth meeting.

         Letchworth intends to count shares of Letchworth common stock present in person at the Letchworth meeting but not voted, and shares of Letchworth common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Letchworth meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Letchworth common stock entitled to vote thereon, each such non-voting share and abstention will have the effect of a vote AGAINST the approval and adoption of the merger agreement. In addition, brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the merger agreement without specific instructions from such customers. Given that the approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Letchworth common stock entitled to vote thereon, the failure of any such customers to provide specific instructions to his or her broker with respect to his or her shares of Letchworth common stock (a "broker non-vote") will have the effect of a vote AGAINST the approval and adoption of the merger agreement.

         All shares of Letchworth common stock which are entitled to be voted and are represented at the Letchworth meeting by properly executed proxies received by Letchworth in time to be voted at its special meeting, and which are not revoked, will be voted in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE GIVEN, PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         If any other matters are properly presented for consideration at the Letchworth meeting, including, among other things, a motion to adjourn or postpone the Letchworth meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with the best judgement of the Letchworth board. Letchworth does not have any knowledge of any matters to be presented at the Letchworth meeting other than the matters set forth above.

         The presence of a stockholder at the Letchworth meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by (i) filing a written notice of revocation bearing a later date than the date of the proxy with the corporate secretary of Letchworth prior to the Letchworth meeting, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Letchworth meeting before the taking of the vote at the Letchworth meeting or (iii) attending the Letchworth meeting, filing a written notice of revocation with the secretary of the Letchworth meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Letchworth Independent Bancshares Corporation, 50 North Main Street, P. O. Box 129, Castile, New York 14427, Attention: Patrick J. Dalton, Esq., corporate secretary, or hand delivered to Letchworth's corporate secretary at such address on or before the day of the Letchworth meeting or to the inspector of election of the Letchworth meeting before the taking of the vote at the Letchworth meeting. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED TO THE LETCHWORTH MEETING AND TO VOTE AT THE LETCHWORTH MEETING. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares of Letchworth common stock.

         Letchworth will bear the cost of soliciting proxies from the holders of Letchworth common stock. Proxies may be solicited personally, by telephone, facsimile or other means, by directors, officers and employees of Letchworth or its subsidiaries, without additional compensation. Such directors, officers and employees may, however, be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Letchworth will also request persons, firms and corporations holding shares of Letchworth common stock in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from such beneficial owners, and will reimburse such record holders for their reasonable expenses incurred in doing so.

         LETCHWORTH STOCKHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO LETCHWORTH IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

VOTE REQUIRED; PRINCIPAL STOCKHOLDERS

         The approval and adoption of the merger agreement by Letchworth stockholders will require the affirmative vote of at least two-thirds of the outstanding shares of Letchworth common stock entitled to vote at the Letchworth special meeting. Accordingly, a failure to return a properly executed proxy card or to vote in person, or abstaining from voting, will have the same effect as a vote AGAINST the merger agreement. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy at the Letchworth meeting and will have the same effect as a vote AGAINST the merger agreement. SUCH STOCKHOLDER APPROVAL IS A CONDITION TO CONSUMMATION OF THE MERGER.

         As of October 31, 1999, directors and executive officers of Letchworth and their affiliates beneficially owned 563,093 shares of Letchworth common stock, or approximately 16.4% of the outstanding shares of Letchworth common stock (inclusive of shares of Letchworth common stock which may be acquired upon the exercise of vested options under the Letchworth Independent Bancshares Corporation 1990 and 1998 Stock Option Plans). As of the Letchworth record date, such persons were entitled to vote 533,093 shares of Letchworth common stock at the Letchworth meeting (or approximately 16.1% of the outstanding shares). All such persons have indicated their intent to vote or direct the vote of all such shares FOR approval and adoption of the merger agreement. As of June 30, 1999, Tompkins, its subsidiaries and the directors and executive officers of Tompkins beneficially owned no shares of Letchworth common stock. Additionally, Tompkins may also be deemed to be the beneficial owner of 689,737 shares of Letchworth common stock issuable pursuant to the merger stock option agreement attached hereto as Annex B. Pursuant to the merger stock option agreement, Tompkins has the right to exercise an option to purchase the up to 689,737 shares upon the occurrence of certain events (all of which are described in the merger stock option agreement), none of which has occurred as of the date hereof. Tompkins has expressly disclaimed beneficial ownership of such shares. Please see "The Merger- Merger Stock Option Agreements."



                                   THE MERGER

         The following information concerning the merger, insofar as it relates to matters contained in the merger agreement, describes the material terms and conditions of the merger agreement but does not purport to be a complete description and is qualified in its entirety by reference to the merger agreement, which is incorporated herein by reference and attached hereto as Annex A. Tompkins and Letchworth stockholders are urged to read carefully the merger agreement in its entirety.

GENERAL

         Pursuant to the terms of the merger agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals and the approval of the merger agreement by the requisite vote of the stockholders of Tompkins and Letchworth, Letchworth will be merged with and into Tompkins and Letchworth's stockholders will become stockholders of Tompkins. Tompkins will be the surviving corporation in the merger, and will continue its corporate existence under the laws of the State of New York. Upon consummation of the merger, the separate corporate existence of Letchworth will terminate.

         Immediately after the consummation of the merger, Tompkins will become a multiple bank holding company as the sole stockholder of Tompkins County Trust Company, the sole stockholder of The Bank of Castile and the majority stockholder of The Mahopac National Bank.

EXCHANGE RATIO

         At the date of the merger, each issued and outstanding share of Letchworth common stock, except for treasury shares, will be converted into and exchangeable for 0.685 shares of Tompkins common stock (I.E., the exchange ratio). The exchange ratio may be increased by Tompkins in the event that Letchworth exercises its rights under the merger agreement to deliver to Tompkins a notice to terminate the merger agreement if the price of the Tompkins common stock is below certain levels established in the merger agreement. Please see "The Merger -- Price-Based Termination." However, Tompkins is under no obligation to increase the exchange ratio, and there can be no assurance that Tompkins would elect to increase the exchange ratio if Letchworth were to exercise such termination rights. Any such decision would be made by the Tompkins board in light of all relevant facts and circumstances existing at such time, including, without limitation, the advice of its financial and legal advisors. If Tompkins elects to increase the exchange ratio as set forth in the merger agreement, it must give Letchworth prompt notice of that election and such increased exchange ratio, in which case no termination of the merger agreement would occur.

         Although Tompkins has the right in the limited circumstances described above to increase the exchange ratio, under no circumstances may the exchange ratio be increased above 0.85 nor may it be decreased below 0.685. The exchange ratio was arrived at through arm's-length negotiations between Tompkins and Letchworth. The merger agreement provides that, if Tompkins effects a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of Tompkins common stock, an appropriate adjustment to the exchange ratio will be made.

         It is expected that the market price of Tompkins common stock will fluctuate between the date of this joint proxy statement/prospectus and the date on which the merger is consummated, and thereafter. Because the number of shares of Tompkins common stock to be received by Letchworth's stockholders in the merger is fixed (subject to possible increase in the limited circumstances described above) and because the market price of Tompkins common stock is subject to fluctuation, the value of the shares of Tompkins common stock that holders of Letchworth common stock receive in the merger may increase or decrease prior to and after the merger. For further information concerning the market prices of Tompkins common stock and Letchworth common stock, please see "Market Prices and Dividend Information." No assurance can be given concerning the market price of Tompkins common stock before or after the date of the merger.

         No fractional shares of Tompkins common stock will be issued in connection with the merger. Tompkins will make a cash payment rounded to the nearest cent, to each Letchworth stockholder who otherwise would be entitled to receive a fractional share, in an amount equal to the fraction of the Tompkins share multiplied by the closing price of Tompkins common stock on the American Stock Exchange for the trading day immediately before the effective date of the merger. Upon consummation of the merger, treasury shares held by Letchworth will be canceled and retired and no payment will be made with respect thereto.

         In addition on concluding the merger, each option to purchase Letchworth common stock will be converted into options to purchase shares of Tompkins common stock, pursuant to the exchange ratio. Each Letchworth option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Letchworth option immediately prior to the merger, the number of shares of Tompkins common stock equal to the product, rounded to the nearest share, of the number of shares of Letchworth common stock subject to the Letchworth option and the exchange ratio, at a price per share equal to the exercise price per share of Letchworth common stock otherwise purchasable pursuant to such Letchworth option divided by the exchange ratio, rounded to the nearest cent.

BACKGROUND OF THE MERGER

         As part of their ongoing responsibilities, the boards of directors of Letchworth and Tompkins periodically review the strategic alternatives available to them in advancing the business of their respective institutions. These reviews often include meetings with legal counsel, investment bankers and other investment advisers. In the course of such meetings the Letchworth board directors and the Tompkins board of directors regularly consider, among other items, strategic alternatives ranging from pursuing a course of continuing as an independent institution and growing internally, possible acquisitions of smaller financial institutions and various possible relationships with other financial institutions generally.

         The management of Tompkins and Letchworth have known each other in a business capacity for several years. In 1997, Tompkins County Trust Company and The Bank of Castile entered into a "Trust Alliance" program under which Tompkins County Trust Company provides services that enables The Bank of Castile to offer trust and investment management services to its marketplace. This program resulted in a strong working relationship between the organizations and mutual respect. In forming its strategy for addressing merger trends in the banking industry, and in particular, what would happen if Letchworth were to pursue a strategy associated with its being acquired. Letchworth's management came to consider Tompkins as a prospective candidate to acquire Letchworth.

         On January 5, 1999, Mr. James J. Byrnes and Mr. James W. Fulmer, the respective chief executive officers of Tompkins and Letchworth met in Ithaca, New York, to discuss general business matters between the two institutions. During the course of this meeting, the consideration of a more significant alliance between the two banks was discussed on a very preliminary and informal basis. This consideration led the parties to commence a second meeting. On January 18, 1999, a meeting was held at the home of Mr. Byrnes in Ithaca, New York. Representatives of McConnell, Budd were also asked to attend. At the meeting, the possibility of forming a multi-bank holding company was discussed. Letchworth indicated its strong desire to maintain The Bank of Castile and any other bank it acquired, as locally managed community banks. A confidentiality agreement between Letchworth and Tompkins was signed at this meeting. No agreement between Tompkins and Letchworth was reached at the meeting, although management of the two companies agreed to meet again for a more thorough consideration of the issue.

         On January 20, 1999, Letchworth and certain stockholders of the Mahopac National Bank entered into an agreement pursuant to which Letchworth agreed to acquire approximately 58% of the outstanding shares of Mahopac National's common stock. At the same time, Letchworth commenced a tender offer to the remaining shareholders of Mahopac National, pursuant to which Letchworth offered to acquire all of the outstanding shares of common stock of Mahopac National. As a result, Letchworth eventually acquired 70% of outstanding shares.

         The chief executive officers of Letchworth and Tompkins met again on February 3, 1999. At that time, the two companies further discussed the possibilities of a relationship, but determined to defer further discussion for several months. These discussions were renewed during the spring of 1999 and at a meeting of the board of directors of Tompkins on April 13, 1999, Mr. Byrnes, the Tompkins chief executive, presented information on the potential acquisition. The Tompkins board also considered a report prepared by McConnell, Budd pertaining to Letchworth, as well as a report prepared by Danielson evaluating trends in the banking industry and, in particular, acquisition possibilities in New York State. The Tompkins board then authorized its chief executive to continue discussions with Letchworth's management.

         Through April, May and June 1999, Tompkins' management internally reviewed the business and financial implications of acquiring Letchworth and forming a multi-bank holding company.

         A conference call was held on June 25, 1999 among Mr. Byrnes, Mr. Fulmer, Edward Moses, Esq. (Mackenzie Smith) and Michael Rasmussen (McConnell,
Budd) to further discuss possible transactions and, in particular, the pricing terms. This was followed the next day by a meeting at Harris Beach in Rochester, New York, with Mr. Byrnes, Mr. Fulmer, member of the Letchworth Board, Mr. Rasmussen and Mr. Moses in attendance. Communications between the organizations continued until, in early July, they began negotiation of an agreement for Tompkins to merge with Letchworth.

         On July 1, 1999, Mr. Byrnes, met with the directors of Letchworth and The Bank of Castile to discuss long-term strategies of the respective companies. The Letchworth board confirmed the company's interest in continuing discussions with Tompkins. As negotiations proceeded satisfactorily, the two companies agreed to expedite their respective due diligence investigations so that any final agreement would not require provisions permitting termination based upon results of subsequent investigations or comparable "due diligence" contingencies.

         Tompkins was represented by Harris Beach & Wilcox in these and subsequent negotiations, and Letchworth was represented by Mackenzie Smith. Special counsel retained for the transaction.

         On July 8, 1999, Mr. Fulmer visited Ithaca for further discussions with several members of the Tompkins executive management, including Mr. Byrnes. On July 15, 1999, Mr. Fulmer again visited Ithaca to meet with the management team of Tompkins County Trust Company. Mr. Fulmer later joined eight members of the Tompkins board of directors for dinner to introduce himself and to discuss the merger directly with the board.

         On July 20, 1999 the regular meeting of the board of directors of The Bank of Castile was held and the merger was discussed at length in an executive session. Although approval of The Bank of Castile board of directors is not required to complete the merger, consistent with past practices Letchworth's management determined to keep The Bank of Castile board informed throughout the negotiations.

         On July 22, 1999 the entire Letchworth board of directors traveled to Mahopac, New York, to attend the regular monthly meeting of the board of Mahopac National. Immediately following the Mahopac meeting, the Letchworth board convened its own regular meeting, with the Mahopac board remaining in attendance so that they could be informed of the merger between Letchworth and Tompkins. Ed Moses, Letchworth's special counsel, along with Michael Rasmussen of McConnell, Bud, also attended that meeting of the Letchworth board. A preliminary draft of the merger agreement was reviewed in detail with the board of Letchworth. McConnell, Budd then made a presentation of its view of the merger proposal and discussed a basis for valuing the proposed transaction. Following a detailed discussion of the merger proposal, the Letchworth board determined that the prospective relationship with Tompkins would be beneficial to the Letchworth stockholders. Letchworth's management was instructed to contact Mr. Byrnes to discuss the negotiation of a definitive agreement. The parties then reached agreement on a fixed exchange ratio of 0.685 shares of Tompkins common stock for each share of Letchworth common stock.

         At a special meeting of the board of directors of Letchworth held on July 27, 1999, Letchworth's special counsel again reviewed with the board the terms and conditions contained in a preliminary draft of the merger agreement, including, among other things, pricing, termination, standard representations and warranties, negative covenants, customary closing conditions and treatment of Letchworth's employee benefit plans and arrangements. Letchworth's special counsel also reviewed the terms and conditions of the merger stock option agreement. Based upon Tompkins' proposal and the Letchworth board's review of the draft merger agreement and related documents, the Letchworth board then authorized management to continue negotiations with Tompkins in an effort to obtain a mutually acceptable merger agreement on the proposed terms.

         On July 29, 1999, a revised agreement between Tompkins and Letchworth was delivered to the respective boards of the two companies for review and approval. Meetings for each board were then called for the purpose of approving or rejecting the merger agreement. At the Tompkins board meeting on the morning of July 30, the Tompkins board considered and approved, by unanimous vote, the merger agreement, the merger stock option agreement and the related transactions. Presentations were made to the Tompkins board at the special meeting by both Danielson and Tompkins' legal counsel, Harris Beach. Members of Tompkins' senior management, together with its legal and financial advisors, reviewed with the Tompkins board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. In addition, Danielson delivered to the Tompkins board its written opinion to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to Tompkins' stockholders. A copy of the final form of merger agreement was distributed to each director and, after discussion with legal counsel as to the terms and conditions of the merger agreement and the related documents, and based on the consideration of the various factors discussed below under "-- Recommendation of the Tompkins Board; Tompkins' Reasons for the Merger," the Tompkins board unanimously approved the merger agreement, the merger stock option agreement and the related transactions.

         In the afternoon of July 30, 1999, the Letchworth board was presented with McConnell, Budd's oral opinion that the exchange ratio was fair, from a financial point of view, to Letchworth's stockholders. A copy of the final form of merger agreement was distributed to each director and, after discussion with legal counsel as to the terms and conditions of the merger agreement and the related documents, and based on the consideration of the various factors discussed below under "-- Recommendation of the Letchworth Board; Letchworth's Reasons for the Merger," the Letchworth board unanimously approved the transaction and related agreements.

         Following the conclusion of the meetings of their respective boards of directors, Mr. Byrnes and Mr. Fulmer, the chief executive officers of Tompkins and Letchworth, respectively, met in the evening of July 30, 1999, and executed all of the agreements necessary for the transaction.

RECOMMENDATION OF THE TOMPKINS BOARD; TOMPKINS' REASONS FOR THE MERGER

         The Tompkins board has unanimously approved the merger agreement and has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Tompkins and its stockholders. Accordingly, the Tompkins board unanimously recommends that the stockholders of Tompkins vote FOR the approval and adoption of the merger agreement.

         In reaching its determination that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Tompkins and its stockholders, the Tompkins board considered, during the course of its strategic deliberations, a number of factors, both from a short-term and a long-term perspective, including, without limitation, the following:

         o the Tompkins board's familiarity with and review of Tompkins' business, results of operations, financial condition, competitive position and prospects, the nature of the industry in which Tompkins operates, both on a historical and prospective basis, and the potential growth, development, productivity and profitability of Tompkins;

         o the current and prospective environment in which Tompkins operates, including national and local economic conditions, the competitive environment for banks and other financial institutions generally, the trend toward consolidation in the financial services industry and in the bank industry and the likely effect of the foregoing factors on Tompkins' potential growth, development, productivity and profitability;

         o the Tompkins board's review, based in part on presentations by Tompkins' management and advisors, of Letchworth's business, financial condition, results of operations and management, and the performance of the Letchworth common stock on both a historical and prospective basis, the strategic fit between the parties, the enhanced opportunities for operating efficiencies and cost savings that could result from the merger and the respective contributions the parties (including experienced senior management and board members and the ability to market products and services to an increased customer base) would bring to a combined institution;

         o the Tompkins board's review of the historical and prospective market prices of the Tompkins common stock and the Letchworth common stock compared to the merger consideration;

         o a comparison of the consideration to be paid to Letchworth's stockholders compared to that paid in other comparable bank transactions;

         o the Tompkins board's review with its legal and financial advisors of strategic alternatives, including the possibility of growing internally;

         o the Tompkins board's belief that Letchworth has a strong financial and capital position and that the combined company presents a high long-term intrinsic value with substantial capacity for future growth and will enjoy enhanced capital resources necessary to make investments in technology and services and considerable potential for long-term strategic value to Tompkins stockholders;

         o the presentation by Danielson and the written opinion of Danielson that the exchange ratio is fair, from a financial point of view, to Tompkins stockholders. Please see "-- Opinion of Tompkins' Financial Advisor;"

         o the significant similarity between and the compatibility of Tompkins' and Letchworth's business lines, cultures and management philosophies and their commitments to the communities and customers they each serve and to their respective employees;

         o the expectation that the combined institution will continue to provide quality service to the communities and customers served by both companies;

         o the review by the Tompkins board with its legal and financial advisors of the terms and conditions of the merger agreement, including the exchange ratio;

         o the review by the Tompkins board with its legal and financial advisors of the terms and conditions of the merger stock option agreement and the other documents executed in connection with the merger agreement;

         o the Tompkins board's recognition of the complementary nature of the markets served and products offered by Tompkins and Letchworth;

         o a variety of factors affecting and relating to the overall strategic focus of Tompkins including, the creation of opportunities for growth in deposits, assets and earnings and opportunities available to Tompkins in the market areas where Letchworth conducts business;

         o the anticipated revenue enhancements, cost savings and efficiencies (including reduction or elimination of certain operational and administrative systems) available from the merger; and

             the expectation that the merger would be treated as a tax-free
         o reorganization for federal income tax purposes (see "-- Federal Income Tax Consequences of the Merger" below) and accounted for as a pooling-of-interests.

         The foregoing discussion is not meant to be exhaustive, but is believed to include all material factors considered by the Tompkins board. The Tompkins board did not assign any specific or relative weights to the factors under consideration. Rather, the board made its determination based on the total mix of information available to it, and the judgment of individual directors may have been influenced by a greater or lesser degree by different factors. The Tompkins board believes that the terms of the merger agreement are fair to, and in the best interests of, Tompkins and its stockholders. ACCORDINGLY, THE TOMPKINS BOARD UNANIMOUSLY RECOMMENDS THAT TOMPKINS STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF TOMPKINS' FINANCIAL ADVISOR

         Pursuant to a letter agreement dated as of July 16, 1999, Tompkins retained Danielson as an independent financial advisor in connection with Tompkins' consideration of a possible business combination with Letchworth. Danielson is an experienced investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Danielson is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

         In connection with its consideration of the merger, the Tompkins board requested Danielson to render its opinion as to the fairness of the exchange ratio to the stockholders of Tompkins from a financial point of view. On July 30, 1999, Danielson delivered to the Tompkins board its written opinion that, as of such date, the exchange ratio was fair to the holders of Tompkins common stock from a financial point of view. Danielson has also delivered to the Tompkins board a written opinion dated the date of this joint proxy statement/prospectus which is substantially identical to the July 30, 1999 opinion. THE FULL TEXT OF THE DANIELSON FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH RENDERING SUCH OPINION, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX D. TOMPKINS STOCKHOLDERS ARE URGED TO READ THE DANIELSON FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

         THE DANIELSON FAIRNESS OPINION WAS PROVIDED TO THE TOMPKINS BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE TOMPKINS STOCKHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF TOMPKINS TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY TOMPKINS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE TOMPKINS SPECIAL MEETING OF STOCKHOLDERS WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

         Tompkins retained Danielson to advise the Tompkins board of Directors as to the "fair" sale value of Letchworth and the fairness to Tompkins stockholders of the financial terms of the offer to acquire Letchworth. Danielson is regularly engaged in the valuation of banks, bank holding companies, and thrifts in the connection with mergers, acquisitions, and other securities transactions, and has knowledge of, and experience with, New York banking markets and banking organizations operating in those markets. Danielson was selected by Tompkins because of its knowledge of, expertise with, and reputation in, the financial services industry.

         In such capacity, Danielson reviewed the merger agreement with respect to the pricing and other terms and conditions of the merger, but the decision relative to entering the business combination with Letchworth under the terms of the merger agreement was ultimately made by the board of directors of Tompkins. Danielson rendered its oral opinion to the Tompkins board of directors, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the Tompkins offer were "fair" to Tompkins and its stockholders. No limitations were imposed by the Tompkins board of directors upon Danielson with respect to the investigation made or procedures followed by it in arriving at its opinion.

         In arriving at its opinion, Danielson:

         o reviewed certain business and financial information relating to Tompkins and Letchworth including annual reports for the fiscal year ended December 31, 1998, call report data from 1990 to 1999, and Reports on Forms 10-K and 10-Q for 1998 and 1999;

         o discussed the past and current operations, financial condition and prospects of Tompkins with its senior executives;

         o analyzed the pro forma impact of the merger on Tompkins earnings per share, capitalization, and financial ratios;

         o reviewed the reported prices and trading activity for the Tompkins common stock and compared it to similar bank holding companies;

         o reviewed and compared the financial terms with comparable transactions, to the extent publicly available;

         o   reviewed the merger agreement and certain related documents; and

         o   considered such other factors as were deemed appropriate.

         Danielson did not obtain any independent appraisal of assets or liabilities of Tompkins or Letchworth or their respective subsidiaries. Further, Danielson did not independently verify the information provided by Tompkins or Letchworth and assumed the accuracy and completeness of all such information.

         In arriving at its opinion, Danielson performed a variety of financial analyses. Danielson believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson's opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis or summary description.

         In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Tompkins' or Letchworth's control. Any estimates contained in Danielson analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The following is a summary of selected analyses considered by Danielson in connection with its opinion letter.

         PRO FORMA MERGER ANALYSIS. Danielson analyzed the changes in the amount of earnings and book value represented by the issue of approximately $80 million in Tompkins common stock for all of the outstanding shares of Letchworth common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Tompkins common stock.

         COMPARABLE COMPANIES. To determine the "fair" value of the Tompkins common stock to be exchanged for the common stock of Letchworth, Tompkins was compared to eleven publicly-traded bank holding companies ("comparable banks" or the "comparative group"). These comparable banks had assets in the $400 million to $2 billion range, no extraordinary characteristics and were located in the State of New York, excluding New York City.

                   SUMMARY AND DESCRIPTION OF COMPARABLE BANKS

                                            ASSETS*           HEADQUARTERS
                                            -------           ------------
                                           (In mill.)
          COMPARABLE BANKS**
          Alliance                             $491           Cortland
          Arrow                                 941           Glen Falls
          BSB                                 1,949           Binghamton
          Community                           1,659           DeWitt
          CNB                                   718           Canajoharie
          First Long Island                     538           Glen Head
          Iroquois                              568           Auburn
          NBT                                 1,307           Norwich
          Premier                             1,529           Lagrangeville
          State                                 755           New Hyde Park
          Suffolk                               911           Riverhead

          *March 31, 1999.
         **Publicly-traded with assets between $400 million and $2 billion in New York, excluding New York City.

         Source:  SNL Securities LC, Charlottesville, Virginia.

         Danielson compared Tompkins' (a) stock price as of July 28, 1999 equal to 14.8 times earnings and 256% of book, (b) dividend yield based on trailing four quarters as of March 31, 1999 and stock price as of July 28, 1999 of 2.91%,
(c) equity as of March 31, 1999 of 9.54% of assets, (d) nonperforming assets including loans 90 days past due as of March 31, 1999 equal to .18% of total assets, (e) return on average assets during the trailing four quarters ended March 31, 1999 of 1.74%, and (f) return on average equity during the same period of 18.51%, with the medians for the comparable banks. The comparable medians were (a) stock price equal to 13.5 times earnings and 182% of book, (b) dividend yield of 3.17%, (c) capital of 8.10% of assets, (d) .49% of assets nonperforming, (e) return on average assets of 1.14%, and (f) return on average equity of 13.91%. Danielson also compared other income, expense and balance sheet information of such companies with similar information about Tompkins.

                        TOMPKINS COMPARABLE BANKS SUMMARY


                                                 Tompkins       Comparable Banks
                   Income                                            Medians
      Net income/Avg. Assets                       1.74  %             1.14  %
      Net oper. income*/Avg. Assets                2.94                2.16
      Return on average equity                    18.51               13.91

                        Balance Sheet
      Equity/Assets                                9.54  %             8.10  %
      NPAs**/Assets                                 .18                 .49

                         Stock Price
      Price/Earnings                               14.8  X             13.5  X
      Price/Book                                    256  %              182  %
      Dividend yield                               2.91  %             3.17  %
      Payout ratio                                   41  %               40  %
      Shares traded***                            1,060               3,475

      *Net interest income plus noninterest income less operating expense. **Nonperforming assets including loans 90 days past due and still accruing.
    ***Average daily volume 1999 through July 27, 1999.

         Source:  SNL Securities LC, Charlottesville, Virginia.

         COMPARABLE TRANSACTION ANALYSIS. Danielson compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of Letchworth with earnings and capital multiples paid in acquisitions of banks with assets of more than $100 million through July 28, 1999 in New England, New Jersey, New York and Pennsylvania. Of these, the most applicable recent transactions included Peoples Heritage's purchase of Banknorth, Chittenden's acquisition of Vermont Financial, Banknorth's purchase of Evergreen, and M&T's acquisition of FNB Rochester. At the time Danielson made its analysis, the consideration to be paid in the merger was 241% of Letchworth's March 31, 1999 book value and 20.0 times Letchworth's earnings for the trailing four quarters as of March 31, 1999. This compares to the median multiples of 279% of book value and 23.6 times earnings for comparable acquisitions in New York.

         DISCOUNTED DIVIDENDS ANALYSIS. Danielson applied a present value calculation to Letchworth's estimated dividend stream under several growth and earnings scenarios. This analysis considered, among other things, scenarios for Letchworth as an independent institution and as part of another banking organization. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders of prospective buyers of Letchworth common stock.

         OTHER ANALYSIS. In addition to performing the analyses summarized above, Danielson also considered the general market for bank mergers, the historical financial performance of Tompkins and Letchworth, the market positions of both banks and the general economic conditions and prospects of those banks.

         No company or transaction used in this composite analysis is identical to Tompkins or Letchworth. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

         The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson in the course of arriving at its opinions. The full text of the opinion of Danielson, dated as of July 30, 1999, which sets forth assumptions made and matters considered, is attached as Annex D of this joint proxy statement/prospectus. Tompkins stockholders are urged to read this opinion in its entirety. Danielson's opinion is directed only to the "fairness" of the financial terms to Tompkins stockholders of the proposed business combination with Letchworth and does not constitute a recommendation to any Tompkins stockholder as to how such stockholder should vote at the Tompkins special meeting.

         Tompkins has paid Danielson an advisory fee equal to $15,000 for rendering its fairness opinion. Tompkins has also reimbursed Danielson approximately $1,100 for certain out-of-pocket expenses incurred in connection with its engagement, and has agreed to indemnify Danielson and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Danielson may provide other investment banking services to Tompkins in the future and will receive compensation for such services. In the ordinary course of its business, Danielson may actively trade the equity securities of Tompkins and Letchworth and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF THE LETCHWORTH BOARD; LETCHWORTH'S REASONS FOR THE MERGER

         The Letchworth board of directors has unanimously approved the merger agreement and has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Letchworth and its stockholders, in part because the merger agreement includes safeguards that will allow Letchworth to terminate the merger agreement if the price of Tompkins common stock is below certain levels established in the merger agreement. Accordingly, the Letchworth board unanimously recommends that stockholders of Letchworth vote FOR the approval and adoption of the merger agreement. The Letchworth board believes that the merger will enable the stockholders of Letchworth to realize significant value on a tax-free basis. For a discussion of Letchworth's present intention with respect to its right to terminate the merger agreement, please see "-- Price-Based Termination."

         In reaching its determination that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of ,Letchworth and its stockholders, the Letchworth board considered during the course of its strategic deliberations a number of factors, both from a short-term and a long-term perspective, including, without limitation, the following (which are all the material factors that the Letchworth board considered):

         o the Letchworth board's familiarity with and review of Letchworth's business, results of operations, financial condition, competitive position and prospects, the nature of the industry in which Letchworth operates, both on a historical and prospective basis, and the potential growth, development, productivity and profitability of Letchworth;

         o the current and prospective environment in which Letchworth operates, including national and local economic conditions, the competitive environment for banks and other financial institutions generally, the trend toward consolidation in the financial services industry

         o and in the bank industry and the likely effect of the foregoing factors on Letchworth's potential growth, development, productivity and profitability;

         o the Letchworth board's review, based in part on presentations by Letchworth's management and advisors, of Tompkins' business, financial condition, results of operations and management, and the performance of the Tompkins common stock on both a historical and prospective basis, the strategic fit between the parties, the enhanced opportunities for operating efficiencies that could result from the merger, the opportunities for enhanced revenues from the combined banking practices of the institutions involved in the transaction, and the respective contributions that each of the parties would bring to a combined institution with respect to market capitalization, balance sheet, last twelve months' net income, and estimated 1999 net;

         o the Letchworth board's review of the historical and prospective market prices of the Letchworth common stock compared to the merger consideration, and the expectation of the Letchworth board that the merger will provide holders of Letchworth common stock with the opportunity to receive a premium over the historical trading prices for their shares and that the receipt of Tompkins common stock by the Letchworth stockholders in the merger would be on a tax-free basis for federal income tax purposes (except with respect to cash received in lieu of fractional shares);

         o a comparison of the consideration to be paid to Letchworth's stockholders compared to that paid in other comparable bank mergers;

         o the Letchworth board's review with its legal and financial advisors of alternatives to the merger, including its review of the option of remaining independent and growing internally;

         o the Letchworth board's belief that Tompkins has a strong financial and capital position and that the Tompkins common stock to be received by Letchworth's stockholders presents a high long-term intrinsic value, substantial capacity for future growth and considerable potential for long-term strategic value to such stockholders;

         o the presentation by McConnell, Budd and the opinion of McConnell, Budd that the consideration to be received by Letchworth's stockholders is fair from a financial point of view to such stockholders. Please see "-- Opinion of Letchworth's Financial Advisor;"

         o the significant similarity between and the compatibility of Tompkins' and Letchworth's business lines, cultures and management philosophies and their commitments to the communities and customers they each serve and to their respective employees;

         o the expectation that the combined institution will continue to provide quality service to the communities and customers served by Letchworth;

         o the review by the Letchworth board with its legal and financial advisors of the terms and conditions of the merger agreement, including the exchange ratio, the ability of Letchworth to terminate the merger agreement under certain circumstances if the value of the Tompkins common stock declines (see "-- Price-Based Termination"), and the obligation of Tompkins to appoint to its board three new directors as designated by the Letchworth board (see "-- Interests of Certain Persons in the Merger"); and

         o the review by the Letchworth board of directors with its legal and financial advisors of the terms and conditions of the merger agreement, including the exchange ratio, the merger stock option agreement, and the other documents executed in connection with the merger agreement.

         In view of the wide variety of material factors considered in connection with its evaluation of the merger agreement, the Letchworth board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

         The Letchworth board believes that the terms of the merger agreement are fair to, and in the best interests of, Letchworth and its stockholders. ACCORDINGLY, THE LETCHWORTH BOARD UNANIMOUSLY RECOMMENDS THAT LETCHWORTH STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


OPINION OF LETCHWORTH'S FINANCIAL ADVISOR

         McConnell, Budd has acted as financial advisor to Letchworth on a contractual basis since February 9, 1998, in connection with Letchworth's development and implementation of its strategic plan and has assisted Letchworth in the evaluation of hypothetical affiliation opportunities with banks, thrifts and other financial institutions since that date. With respect to the pending transaction involving Tompkins, McConnell, Budd advised Letchworth during the evaluation and negotiation process leading up to the execution of the merger agreement and provided Letchworth with a number of analyses as to a range of financially feasible exchange ratios that might be achieved in a hypothetical transaction. Representatives of McConnell, Budd met with the board of directors of Letchworth, that board's designated committees and/or individual members of the executive management of Letchworth on eleven separate occasions during the period from January 18, 1999 to July 30, 1999, in connection with the analysis of Letchworth's strategic alternatives and the negotiation process. During the negotiation process McConnell, Budd advised Letchworth and participated directly in the negotiations.

         Representatives of McConnell, Budd participated in the meeting of the Letchworth board held on July 30, 1999, at which the Letchworth board approved the merger agreement. The determination of the applicable exchange ratio was arrived at in an arms-length negotiation between Tompkins and Letchworth. At July 30, 1999, meeting, McConnell, Budd rendered its opinion to the effect that, as of the date thereof, the exchange ratio was fair to the holders of Letchworth common stock from a financial point of view. McConnell, Budd reconfirmed its opinion, dated as of July 30, 1999, by delivering a written opinion to the Letchworth board dated the date of this joint proxy statement/prospectus.

         THE FULL TEXT OF THE MCCONNELL, BUDD OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE MCCONNELL, BUDD OPINION, WHICH WAS PROVIDED TO THE LETCHWORTH BOARD FOR ITS INFORMATION, IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF LETCHWORTH COMMON STOCK FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LETCHWORTH STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE LETCHWORTH MEETING WITH RESPECT TO THE MERGER AGREEMENT OR ANY OTHER MATTER RELATED THERETO. THE DESCRIPTION OF THE MCCONNELL, BUDD OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX E. LETCHWORTH STOCKHOLDERS ARE URGED TO READ THE MCCONNELL, BUDD OPINION IN ITS ENTIRETY.

         McConnell, Budd was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the New York banking markets in particular, and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused exclusively on financial services industry participants, McConnell, Budd is continually engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular. Members of the corporate finance advisory group of McConnell, Budd have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as a NASD broker-dealer, McConnell, Budd may, from time to time, purchase securities from or sell securities to Letchworth or Tompkins, and as a market maker in securities, McConnell, Budd may, from time to time, have a long or short position in, and buy or sell debt or equity securities of Letchworth or Tompkins for its own account or for the accounts of its customers. In addition, in the ordinary course of business, the employees of McConnell, Budd may have direct or indirect investments in the debt or equity securities of either or both Letchworth or Tompkins.

         The opinion of McConnell, Budd is directed only to the exchange ratio at which shares of Letchworth common stock may be exchanged for shares of Tompkins common stock and does not constitute a recommendation to any holder of Letchworth common stock as to how such holder should vote at the Letchworth special meeting.

         The full text of the opinion of McConnell, Budd, which sets forth assumptions made, matters considered and limits on the review undertaken is attached to this joint proxy statement/prospectus as Annex E. You are urged to carefully read the McConnell, Budd opinion and this joint proxy statement/prospectus in their entirety.

         MATERIALS REVIEWED AND ANALYSES PERFORMED. In connection with the rendering and updating of its opinion, McConnell, Budd reviewed the following documents and considered the following subjects:

         o   the merger agreement detailing the pending transaction;

         o the joint proxy statement/prospectus in substantially the form to be mailed to Letchworth stockholders;

         o Letchworth Annual Reports to stockholders for 1995, 1996, 1997 and 1998;

         o   Letchworth Annual Reports on Form 10-K for 1995, 1996, 1997 and
             1998;

         o related financial information for the four calendar years ended December 31, 1995, 1996, 1997, and 1998 for Letchworth;

         o Letchworth Quarterly Report on Form 10-Q and related unaudited financial information for the first and second quarters of 1999;

         o Letchworth's press release concerning unaudited results for the first and second quarters of 1999 and calendar year 1998;

         o   Tompkins Annual Reports to Stockholders for 1995, 1996, 1997 and
             1998;

         o Tompkins Annual Reports on Form 10-K and related financial information for the calendar years ended 1995, 1996, 1997 and 1998;

         o Tompkins Quarterly Reports on Form 10-Q and related unaudited financial information for the first and second quarters of 1999;

         o Tompkins' press release concerning unaudited results for the first and second quarters of 1999 and calendar year 1998;

         o internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd by Letchworth and Tompkins, respectively;

         o discussions between McConnell, Budd and members of the senior management of Letchworth concerning the past and current results of operations of Letchworth, its current financial condition and management's opinion of its future prospects;

         o discussions between McConnell, Budd and members of the senior management of Tompkins concerning the past and current results of operations of Tompkins, its current financial condition and management's opinion of its future prospects;

         o the historical record of reported prices, trading volume and dividend payments for both Letchworth and Tompkins common stock;

         o generally available information concerning the current state of and future prospects for the economy of New York generally and the relevant market areas for Letchworth and Tompkins in particular;

         o specific merger analysis models developed and employed by McConnell, Budd to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both Letchworth and Tompkins and the corresponding results;

         o the reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the pending transaction; and

         o such other studies and analyses as McConnell, Budd considered appropriate under the circumstances associated with this particular transaction.


         The McConnell, Budd opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, McConnell, Budd assumed and relied upon the accuracy and completeness of the information provided to it or made available by Letchworth and Tompkins and does not assume any responsibility for the independent verification of such information. With respect to financial forecasts made available to McConnell, Budd, it is assumed by McConnell, Budd that they were prepared on a reasonable basis and reflect the best currently available estimates and good faith judgments of the management of Letchworth and Tompkins respectively, as to the future performance of Letchworth and Tompkins. McConnell, Budd has also relied upon assurances from the management of Letchworth and Tompkins that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to McConnell, Budd incomplete or misleading. In the course of rendering its opinion, McConnell, Budd did not complete any independent valuation or appraisal of any of the assets or liabilities of either Letchworth or Tompkins and was not provided with such valuations or appraisals from any other source.

         The following is a summary of the material analyses employed by McConnell, Budd in connection with rendering its written opinion. Given that such information is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of every matter considered by McConnell, Budd in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion ordinarily is not readily susceptible to a summary description. In arriving at its fairness opinion, McConnell, Budd did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Consequently, McConnell, Budd believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, McConnell, Budd made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Letchworth or Tompkins. Estimates that were referred to in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty and McConnell, Budd has not assumed responsibility for the accuracy of such analyses or estimates.

         SPECIFIC ACQUISITION ANALYSIS. McConnell, Budd employs a proprietary analytical model to examine hypothetical transactions involving banking companies. The model uses forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates, transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction) and the projected impact (if any) of any required deposit divestitures that might be necessary to complete a given transaction in conjunction with obtaining regulatory approval. The model distinguishes between purchase and pooling accounting treatments and inquires into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings which might be achieved along with various potential implementation time tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given hypothetical transaction.

         For the purposes of rendering its opinion with respect to this transaction, McConnell, Budd evaluated an exchange ratio of 0.685 shares of common stock of Tompkins in exchange for each share of Letchworth in a tax deferred transaction conditioned on the receipt of pooling accounting treatment. McConnell, Budd believes that the nominal earnings per share dilution on a pro forma basis (before consideration of cost savings or potential revenue enhancements and excluding non-recurring expenses) for Tompkins would approximate 7.48% or $0.20 per share. The calculations suggest that this transaction would be slightly dilutive (1.15%) to tangible book value per share on a pro forma basis to Tompkins. The transaction would equate to a comparable deposit premium of 13.17% and would result in an increase of dividend payments to Letchworth stockholders (based on an annualization of the most recent regular quarterly dividend payment to stockholders by Tompkins) of 90.28%. The pro forma entity would continue to be more than adequately capitalized with a ratio of tangible common equity to tangible assets of 8.11%, and an estimated tier one capital ratio in excess of 13.00%. In order for the transaction to become neutral to earnings per share from a dilution perspective, McConnell, Budd estimates that it would be necessary to achieve a reduction in pre-tax noninterest-expense of approximately $2.2 million which represents 15.5% of current non-interest expenses for Letchworth of approximately $14 million. Because the estimation of incremental amounts of recurring cost savings and the exact timing of their realization is not possible for outside observers, McConnell, Budd did not attempt to forecast the future quarter in which the pending transaction will become either earnings neutral or accretive. However, reductions in recurring non-interest expense and earnings improvements due to the implementation of a more diverse product line are expected to be feasible for the parties involved so that the merger transaction can be expected to become accretive to pro forma earnings per share with the passage of time. McConnell, Budd anticipates that this transaction will become accretive to earnings per share of Tompkins in the year 2001.

         EARNINGS PASS-THROUGH ANALYSIS. Earnings pass-through analysis is based on a comparison of anticipated pro forma values to stand-alone values as of a given point in time. For example, based on a Letchworth management internal forecast of $1.42 in stand-alone earnings per share for 2000, one should query what earnings would be associated with 0.685 shares of pro forma Tompkins common stock. McConnell, Budd calculations suggest that with zero cost savings or revenue enhancements and factoring out non-recurring and transaction expenses, the earnings associated with 0.685 shares of Tompkins common stock would represent a 26.57% increase over the earnings associated with one share of Letchworth or approximately $1.79 per share. If one further assumes that exactly enough cost savings and revenue enhancements can be achieved to render the transaction earnings per share neutral, from a Tompkins perspective, the earnings associated with 0.685 shares of Tompkins common stock would represent a 29.76% increase over the earnings associated with a single share of Letchworth or approximately $2.69 per share. To the extent that more cost savings and/or revenue enhancements are achievable, such earnings pass-through enhancement could exceed 29.76%. McConnell, Budd is comfortable with an expectation that cost savings and revenue enhancements in excess of the level necessary to render this transaction earnings neutral to earnings per share for Tompkins are reasonably achievable. The primary conclusion of this analysis is that a Letchworth stockholder who exchanges their shares of Letchworth common stock for Tompkins common stock at the exchange ratio of 0.685:1 will then hold a security which will generate more earnings per share per future period, than the single share of Letchworth common stock exchanged. The implication is that as long as Tompkins trades at a price earnings ratio that is similar to the price earnings ratio at which shares of Letchworth historically traded, or higher, the market value of the 0.685 shares of Tompkins will exceed the market value of the Letchworth share exchanged.

         UPSTREAM ACQUISITION ANALYSIS. McConnell, Budd also completed an analysis of the relative capacity of other financial service entities doing business in New York to acquire Letchworth on economic terms, equal to or better than, those proposed by Tompkins. McConnell, Budd also examined the theoretical ability of such entities to employ a transaction structure with similar tax and accounting implications as the structure proposed by Tompkins, (a "tax-free" stock for stock exchange accounted for as a pooling of interests). This analysis was based solely on publicly available information concerning such other entities and no conversations were held with either the executives or representatives of such entities. Starting with a universe of all logical acquirers which, in McConnell, Budd's opinion, could theoretically have been interested in a possible acquisition of Letchworth, McConnell, Budd narrowed the list down to eight entities for a more detailed analysis. In examining the eight companies, the data employed was derived from publicly available information as of June 30, 1999 and consensus estimates for future period earnings per share obtained from Bloomberg Financial Markets (where available). Factors considered included:

        o    pro forma earnings per share dilution;

        o    pro forma tangible book value dilution;

        o a calculation of additional after-tax earnings necessary to render a given transaction earnings per share neutral to the acquiring entity;

        o a calculation of the equivalent pre-tax reduction in non-interest-expense which would be necessary to render a given transaction earnings per share neutral to the acquirer;

        o a value pass through analysis with respect to earnings, book value and pro forma dividends per share; and

        o the likely impact on trading liquidity versus existing liquidity for Letchworth common stock.

         As a result of their analysis, McConnell, Budd concluded that of the eight entities considered, Tompkins would be able to complete a stock for stock transaction at a given price, on a basis where the amount of required cost savings to achieve earnings per share neutrality, expressed as a pre-tax reduction in non-interest expense would be lower than such case for all but one of the other entities. This is important since such a transaction contains the highest potential for accretive results. The conclusion which McConnell, Budd reached as a result of upstream analysis was that there was not an obvious additional candidate which would be able or likely to offer consideration which equaled or exceeded the initial indication of interest offered by Tompkins.

         DISCOUNTED CASH FLOW ANALYSIS. McConnell, Budd reviewed a discounted cash flow model which McConnell, Budd prepared based on projections provided by the management of Letchworth. The model employed a projection of hypothetical earnings for Letchworth on an independent stand-alone basis for calendar years 2000 through 2002. A similar exercise was completed for the hypothetical combination of Letchworth and Tompkins for the same periods employing in the case of Tompkins projections for Tompkins which were provided to McConnell, Budd by Tompkins. As part of each exercise, a hypothetical dividend payout ratio assumption, which depicted average annual payouts as a percentage of earnings, was used to project dividend streams, which would be available to stockholders. McConnell, Budd employed a range of possible future market trading price/earnings ratios ranging from a minimum of 14 times earnings to a maximum of 20 times earnings in order to project possible future trading values for a share of either Letchworth common stock on an independent basis or an equivalent amount of Tompkins common stock reflecting the exchange ratio. Given the model time horizon and a range of discount rates of 12% to 14%, these assumptions resulted in a range of present discounted values for a share of Letchworth common stock on an independent basis. Such values ranged from $15.03 to $22.09 and include consideration of the present discounted value of the projected stream of cash dividends, which might be received by a stockholder during the cited period. The same exercise completed for the pro forma Tompkins generated a range of present discounted values that ranged from $20.85 to $30.48. These values represent the discounted present values of the sum of the future possible trading values of the equivalent of one share of Letchworth common stock PLUS the discounted value of the stream of cash dividends, which are projected to have been received between the present and the future valuation date at the end of 2002. In the event that there is no difference between the discounted cash flow analyses represented by two alternatives one could be said to be financially indifferent between alternatives. In each case reviewed, the full range of present discounted values for the hypothetical combination of Letchworth and Tompkins exceeded the full range of present discounted values for Letchworth on a stand-alone basis by a margin in excess of 37%.

         The point of such a discounted cash flow exercise is not to make a precise estimate of where Letchworth on a stand-alone basis will be trading at a precise point in the future. It is equally not an effort to predict, on a precise basis, where the pro forma Tompkins will be trading at an exact point in the future. McConnell, Budd recognized that with the large number of variables involved including many which are beyond the control of management, that such predictions with any degree of precision are well beyond the capability of McConnell, Budd, Letchworth or Tompkins. Rather, the point of the exercise is to employ reasonable future point earnings estimates to complete an analysis designed to test a hypothesis that the result of one given course of action is likely to be better over time than another. In McConnell, Budd's opinion, the results of the present discounted cash flow analysis provides comfort that the stockholders of Letchworth are likely to be better off as a result of completing the pending transaction with Tompkins than they would likely be by remaining an independent financial institution.

         It is important to note that the discount factors employed embody both the concept of a time value of money and risk factors that reflect the uncertainty of the forecasted cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. McConnell, Budd advised the Letchworth board of directors that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance and asset growth rates, as well as dividend payout ratios. The accurate specification of such assumptions for time periods more than one year in the future is a very difficult process and contains the possibility of inaccuracy despite McConnell, Budd's attempts to be both accurate and conservative in their analysis. Consequently, any or all of these assumptions may vary from actual future performance and results. Any errors made in the selection of assumptions for such an exercise can interact with one another and can lead to conclusions that may demonstrate little resemblance to actual events.

         OTHER FACTORS GIVEN CONSIDERATION. McConnell, Budd gave consideration to a number of additional factors associated with the pending transaction which it believes are favorable from the point of view of a Letchworth stockholder. Completion of this merger will give the pro forma Tompkins access to potentially lucrative banking markets located in areas of New York State which display demographics which are equal to or superior to the market demographics associated with many markets currently served by Tompkins. The pending transaction will also increase market share of the pro forma Tompkins very substantially. The sum of the enumerated market share improvements should be beneficial to the ability of the pro forma company to compete in these competitive banking markets. McConnell, Budd believes that the exchange ratio negotiated reflects a reasonable share of ownership in the pro forma Tompkins for Letchworth stockholders based on both a historical and a projected contribution analysis. McConnell, Budd believes that the pro forma entity will be a more visible financial institution in the regional financial markets and with its common stock traded on the AMEX, may attract increased research coverage and generate greater liquidity from a shares traded perspective than is the case for Letchworth on a stand-alone basis. McConnell, Budd also believes that Letchworth stockholders will encounter prospects for greater future annual cash dividends based upon projected cost savings and the earnings growth expectations of the combined entity than would have been the case for continued independence.

         ANALYSIS OF OTHER COMPARABLE TRANSACTIONS. McConnell, Budd did not place emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. McConnell, Budd believes that such analysis fails to adequately take into consideration such factors as:

         o material differences in the underlying capitalization of the comparable institutions which are being acquired;

         o differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

         o failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

         o material differences in the form or forms of consideration used to complete the transaction; and

         o differences between the planned method of accounting for the completed transaction;

         o such less accessible factors as the relative population, business and economic demographics of the acquired entities markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

         Of equal significance, comparable analysis rarely seems to take into consideration the degree of facilities overlap between the acquirer's market and that of the target or the absence of such overlap and the resulting cost savings differentials between otherwise apparently comparable transactions. Comparable analysis also frequently fails to incorporate the projected impact of deposit divestitures that may be required by regulators in a given transaction and which are completely absent in a so-called comparable transaction. McConnell, Budd consequently believes that comparable analysis has serious inherent limitations and should not be relied upon to any material extent by members of management, the board of directors or stockholders in considering the presumed merits of a pending transaction.

         With these serious reservations in mind, McConnell, Budd nonetheless examined statistics associated with fifteen transactions (excluding the subject transaction) involving commercial banks. The following criteria was utilized to create the sample:

         o   Acquired institutions are all commercial banks.

         o   Announced between January 1, 1999 and July 29, 1999.

         o Announced deal value greater than $50 million and less than $100 million.

         The following table depicts the fifteen transactions:

                ACQUIRER / TARGET                              ANNOUNCED
                -----------------                              ---------

     First Security Corp./ Comstock Bancorp                   01/13/1999

     MidCity Finl Corp./ Damen Finl Corp.                     02/23/1999

     Associated Banc-Corp/ Riverside Acqstn Cp                03/10/1999

     Carolina First Corp./ Citrus Bank                        03/18/1999

     Premier Bancshares/ Farmers & Mrchnts Bk                 04/20/1999

     Zions Bancorp/ Regency Bancorp                           04/27/1999

     Community Frst Bkshs/ Valley National Corp               05/10/1999

     CVB Financial Corp./ Orange National Bncp                05/18/1999

     City National Corp./ American Pacific                    06/04/1999

     Compass Bancshares Inc./Hartland Bank                    06/17/1999

     Hudson United / Southern Jersey Bancorp                  06/29/1999

     First Fed Fin. Corp./Professional Bancorp                06/28/1999

     First M & F Corp./ Community Fed. Bancorp                07/08/1999

     Regions Fin. Corp / Minden Bancshares Inc.               07/16/1999

     Compass Bancshares Inc./Western Bancshares               07/26/1999

         The table which follows permits a comparison of the mean and median values for two selected statistics arising from the list of 15 transactions evaluated with the "comparable" statistics calculated for the transaction which is described in this joint proxy statement/prospectus.

              "COMPARABLE" STATISTICS AS OF THE ANNOUNCEMENT DATE:

                              Announced transaction price/     Announced transaction price/
   Compared Statistics           Tangible Book Value            Trailing 12 Months Earnings
   -------------------           -------------------            ---------------------------
   Comparable mean                     284.04%                              22.26X
   Comparable median                   297.01%                              21.56X
   Tompkins/Letchworth                 300.51%                              21.83X

         Given the enumerated reservations concerning the problematic nature of such superficial comparisons, McConnell, Budd is willing to supply the information, but reluctant to draw conclusions based on such comparisons alone. McConnell, Budd is inclined to place more weight on the other methods of analysis summarized in this section than on comparable analysis regardless of whether or not the apparent comparisons appear to be in favor of, or not in favor of, a given pending transaction.

         The fairness opinion received by Letchworth is dated as of the date of this joint proxy statement/prospectus and is based on conditions in effect on the date hereof. Accordingly, such opinion does not address the circumstances that may exist after the date of this joint proxy statement/prospectus but before the date the merger is consummated. In the event that Letchworth has the right to terminate the merger agreement pursuant to the termination provisions of the merger agreement, the Letchworth board intends to request another fairness opinion prior to deciding whether to consummate the merger or to terminate the merger agreement. If the Letchworth board requests another fairness opinion as part of the process of evaluating Letchworth's termination rights and receives or does not receive another fairness opinion, the Letchworth board will consider the fairness opinion, or the lack thereof, and all other relevant facts and circumstances then existing in determining whether the termination of the merger agreement is in the best interests of Letchworth and its stockholders.

         For the services of McConnell, Budd as financial advisor to Letchworth in connection with the merger, Letchworth has agreed to pay McConnell, Budd a cash fee in the amount of $600,000. This fee is paid in three installments, as follows: (1) $200,000 upon execution of the merger agreement; (2) $200,000 upon the filing of the joint proxy statement/prospectus; and (3) $200,000 upon closing of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Letchworth's management and the Letchworth board of directors may be deemed to have certain interests in the merger that are in addition to or potentially different from the interests of stockholders of Letchworth generally. The Letchworth board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

         EMPLOYMENT AGREEMENTS. Upon consummation of the merger, Tompkins will assume by assignment the existing employment agreement between Letchworth and Mr. Fulmer and, under that agreement, Mr. Fulmer will serve as president of Tompkins. In addition, Mr. Fulmer will be named a member of the board of directors of Tompkins. The agreement to assume Mr. Fulmer's employment contract with Letchworth will not impose upon Tompkins any requirement to increase Mr. Fulmer's compensation or otherwise modify the term of or benefits derived under his existing employment agreement with Letchworth. Furthermore, the employment agreements pertaining to the executives of The Bank of Castile and The Mahopac National Bank will not be altered or amended in connection with the merger. However, the consummation of the merger will result in a "change of control" for certain purposes under those agreements. As a consequence, in the event that these executives are terminated within two years of the effective date of the merger, they will have enhanced rights to severance compensation.

         LETCHWORTH INDEPENDENT BANCSHARES CORPORATION 1990 INCENTIVE STOCK OPTION PLAN AND 1998 STOCK OPTION PLAN (THE "OPTION PLANS"). Under the terms of the merger agreement, all Letchworth options outstanding at the date of the merger (representing options to purchase 120,110 shares of Letchworth common stock, as of September 30, 1999) will automatically be converted into options to purchase shares of Tompkins common stock, subject to the terms of the Letchworth option plans and the individual award agreements issued thereunder. Under the Letchworth option plans, all Letchworth options will become fully vested and exercisable upon a "change in control", as defined in the option plans. The number of substitute options and the exercise price thereof will be determined, respectively, by multiplying the number of shares covered by, and dividing the exercise price of, the Letchworth options by the exchange ratio applicable to the merger (i.e., 0.685).

         TOMPKINS BOARD OF DIRECTORS. Under the terms of the merger agreement, Tompkins has agreed to permit the Letchworth board to select three individuals, who are acceptable to Tompkins and are willing to so serve, to be elected or appointed as directors of Tompkins at, or as promptly as practicable after, the date of the merger. These new directors of Tompkins will receive fees and other compensation, remuneration and benefits equal to the fees, compensation, remuneration and benefits received by other members of the Tompkins board of directors. The three individuals designated by the Letchworth board to become members of the board of Tompkins are James W. Fulmer (president and chief executive officer of Letchworth, a director of Letchworth, and a director of The Bank of Castile), Craig Yunker (a director of Bank of Castile) and William D. Spain, Jr. (a director of both Letchworth and Mahopac National, and chairman of the board of Mahopac National).

         INDEMNIFICATION AND INSURANCE. Tompkins has agreed in the merger agreement that, from and after the effective date of the merger through the sixth anniversary of the date of the merger, Tompkins will indemnify and hold harmless each present and former director and officer of Letchworth or its subsidiaries and each officer or employee of Letchworth or its subsidiaries who is serving or has served as a director or trustee of another entity expressly at Letchworth's request or direction against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective date of the merger (including the transactions contemplated by the merger agreement, including the entering into of the merger Stock option agreement), whether asserted or claimed prior to, at or after the date of the merger, and to advance any such costs to each indemnified party as they are from time to time incurred, in each case to the fullest extent such indemnified party would have been indemnified as a director, officer or employee of Letchworth and its subsidiaries and as then permitted under applicable law.

         Tompkins has also agreed in the merger agreement that, for a period of six years after the date of the merger, it will cause to be maintained in effect for Letchworth's and Bank of Castile's former directors and officers coverage under Tompkins' and Tompkins County Trust Company's directors' and officers' liability insurance policies no less advantageous to the beneficiaries thereof than the current directors' and officers' liability insurance policies maintained by Letchworth and Bank of Castile, subject to certain maximum cost limits.

         SHARE OWNERSHIP. As of October 31, 1999, directors and executive officers of Letchworth, and/or The Bank of Castile and certain of their affiliates owned an aggregate of 563,093 shares of Letchworth common stock (inclusive of shares which could be acquired upon the exercise of vested and unvested Letchworth options) for which they will receive shares of (or options to acquire, as the case may be) Tompkins common stock pursuant to the merger.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         Pursuant to the terms of the merger agreement, at the date of the merger, Mr. Byrnes will continue to serve as Chairman of the Tompkins board and chief executive officer of Tompkins; however, Mr. Fulmer, the current president and chief executive of Letchworth will become a member of the board of Tompkins and will assume the title of president of Tompkins. In addition, pursuant to the merger agreement, the Tompkins board has agreed to appoint Mr. Fulmer and two other individuals as new members of the Tompkins board. These two individuals, Craig Yunker and William D. Spain, Jr. are members of the Bank of Castile and Mahopac National boards of directors, respectively. The respective Boards of Tompkins County Trust Company, Bank of Castile and Mahopac National will not be affected by the merger of Tompkins and Letchworth.

         Tompkins has also agreed to assume the employment agreement between Letchworth and its chief executive officer, James W. Fulmer, dated as of September 12, 1989. Also, Tompkins will honor the employment agreement between Bank of Castile and its President and Chief Executive Officer, Brenda Copeland, as amended and restated as of January 1, 1991, and the employment agreements between The Mahopac National Bank and its principal officers, Stephen E. Garner (President and Chief Executive Officer), Stephen S. Romaine (Chief Financial Officer) and Gerald J. Klein, Jr. (Senior Loan Officer), each as amended and restated as of January 18, 1999. The employment agreements between The Mahopac National Bank and its executive officers were renegotiated in connection with Letchworth's acquisition of control of The Mahopac National Bank. The agreements provide for the implementation of supplemental executive retirement plans, the precise terms of which remain under discussion.

CONDITIONS TO THE MERGER

         The respective obligations of Tompkins and Letchworth to effect the merger are subject to the satisfaction of the following conditions at or prior to the date of the merger:

         o the merger agreement shall have been approved and adopted by the requisite vote of each of Tompkins' and Letchworth's stockholders in accordance with applicable laws and regulations;

         o the requisite regulatory approvals and any necessary regulatory consents and waivers with respect to the merger shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired;

         o neither Tompkins nor Letchworth shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the merger or any other transactions contemplated by the merger agreement;

         o no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the merger, or any other transactions contemplated by the merger agreement;

         o the Registration Statement shall have been declared effective by the Securities and Exchange Commission and no proceedings shall be pending or threatened by the Securities and Exchange Commission to suspend the effectiveness of the Registration Statement, and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by the merger agreement shall have been obtained;

         o Tompkins and Letchworth shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the merger agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Letchworth or its subsidiaries is a party or is otherwise bound, except those of which failure to obtain would not, individually or in the aggregate, have a material adverse effect on Letchworth (after giving effect to the transactions contemplated by the merger agreement) or upon the consummation of the transactions contemplated by the merger agreement; and

         o Tompkins shall have caused to be listed on the AMEX, subject only to official notice of issuance, the shares of Tompkins common stock to be issued by Tompkins in exchange for the shares of Letchworth common stock.

         o Tompkins and Letchworth shall have received an opinion of Harris Beach & Wilcox, LLP, counsel to Tompkins, dated as of the effective date, in form and substance customary in transactions of the type contemplated by the merger agreement, and reasonably satisfactory to Tompkins, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Date of the merger, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly: no gain or loss will be recognized by Tompkins or its subsidiaries, or by Letchworth or its subsidiaries, as a result of the merger; and except to the extent of any cash received in lieu of a fractional share interest in Tompkins common stock, no gain or loss will be recognized by the stockholders of Letchworth who exchange their Letchworth common stock for Tompkins common stock pursuant to the merger.

         The obligation of Tompkins to effect the merger is further subject to the satisfaction, or waiver by Tompkins, of the following conditions:


         o the obligations of Letchworth, required to be performed by it at or prior to the date of the merger pursuant to the terms of the merger agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Letchworth contained in the merger agreement shall be true and correct (subject to prior disclosure of any necessary qualification of such representations and warranties and subject to the Material Adverse Effect threshold defined below) as of July 30, 1999 and as of the date of the merger as though made at and as of the date of the merger (except as to any representation or warranty which specifically relates to an earlier date), and Tompkins shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Letchworth;

         o all action required to be taken by, or on the part of, Letchworth to authorize the execution, delivery and performance of the merger agreement and the consummation by Letchworth of the transactions contemplated thereby shall have been duly and validly taken by the board of directors and stockholders of Letchworth, as the case may be, and Tompkins shall have received certified copies of the resolutions evidencing such authorization;

         o Letchworth shall have obtained the consent or approval of each person (except for those the absence of which would not have a material adverse effect on Letchworth, Tompkins or their respective subsidiaries) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the merger to any obligation, right or interest of Letchworth or its subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Letchworth or its subsidiaries is a party or is otherwise bound, except those of which failure to obtain would not, individually or in the aggregate, have a material adverse effect on Tompkins (after giving effect to the consummation of the transactions contemplated by the merger agreement) or upon the consummation of the transactions contemplated by the merger agreement;

         o Tompkins shall have received a letter agreement from each Letchworth affiliate agreeing: (a) to comply with Rule 145 of the Securities Act; (b) to refrain from transferring shares as required by the pooling-of-interests accounting rules; and (c) to be present, in person or by proxy, and vote in favor of the merger agreement at the Letchworth meeting; and

         o Tompkins shall have received certificates (such certificates to be dated as of a day as close as practicable to the closing date) from appropriate authorities as to the corporate existence and good standing of Letchworth and its subsidiaries;

         o Tompkins shall have received from KPMG, LLP, letters dated no more than five days prior (I) to the effective date of the registration statement, and (ii) the closing date, wit h respect to certain financial information regarding Letchworth; and

         o Tompkins shall have received from KPMG, LLP, a letter in the form customarily issued by such accountants in transactions of this type, to the effect that the merger will qualify for pooling of interest accounting treatment.

         The merger agreement defines a "material adverse effect," when applied to a party to the merger agreement, as an effect which is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as whole; provided, however, that any such effect resulting from any (a) changes in banking or similar laws, rules or regulations or generally accepted accounting principles or interpretations thereof that apply to Tompkins and its subsidiaries and Letchworth and its subsidiaries, as the case may be, (b) changes in the general level of market interest rates shall not be considered in determining if a material adverse effect has occurred; or (c) acts or omissions of a party taken with the permission of the other party in contemplation of the merger.

         The obligation of Letchworth to effect the merger is further subject to the satisfaction, or waiver by Letchworth, of the following conditions:

         o the obligations of Tompkins required to be performed by it at or prior to the date of the merger pursuant to the terms of the merger agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Tompkins contained in the merger agreement shall be true and correct (subject to Tompkins' prior disclosure of any necessary qualification of such representations and warranties and subject to the material adverse effect threshold previously defined) as of July 30, 1999 and as of the date of the merger as though made at and as of the date of the merger (except as to any representation or warranty which specifically relates to an earlier date), and Letchworth shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Tompkins;

         o all action required to be taken by, or on the part of, Tompkins to authorize the execution, delivery and performance of the merger agreement and the consummation by Tompkins of the transactions contemplated thereby shall have been duly and validly taken by the board of directors and stockholders of Tompkins and Tompkins County Trust Company, as the case may be, and Letchworth shall have received certified copies of the resolutions evidencing such authorization, as well as the opinion of Tompkins' counsel;

         o Letchworth shall have received certificates (such certificates to be dated as of a day as close as practicable to the closing date) from appropriate authorities as to the corporate existence and good standing of Tompkins and its subsidiaries; and

         o Letchworth shall have received from Pricewaterhouse Coopers, LLP, a letter dated not more than five days prior to (i) the effective date of the registration statement and (ii) the closing date, with respect to certain financial information.

         No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the merger will be obtained or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Please see "--Regulatory Approvals Required for the merger" below. If the merger is not effected on or before June 30, 2000, the merger agreement may be terminated by a vote of a majority of the board of directors of either Tompkins or Letchworth unless the failure to effect the merger by such date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

         The merger is subject to the approval of the Board of Governors of the Federal Reserve System pursuant to Section 3(a)(5) of the Bank Holding Company Act, the Office of the Comptroller of Currency, and the Federal Deposit Insurance Corporation. Tompkins submitted an application to the Federal Reserve on September 30, 1999. In connection with the federal application process, the Federal Reserve will forward a copy of the application to both the OCC and the FDIC for comment.

         The acquisition is also subject to the approval of the New York State Banking Board pursuant to Section 142 of the New York State Banking Law. Tompkins filed its state application with the New York State Banking Board on September 16, 1999.

         In considering whether to approve the merger, the Federal Reserve Board and the New York State Banking Board consider whether the transaction is consistent with adequate or sound banking; the competitive effects of the transaction: and the public interest and the needs and convenience thereof. In addition, the New York State Banking Board considers the banks' performances under the New York State equivalent of the Federal Community Reinvestment Act.

         Tompkins is not aware of any governmental approvals or actions that are required for consummation of the merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. The merger will not proceed in the absence of the required approvals and there can be no assurance that such approvals will be obtained. Further, if approved, there can be no assurance as to the date of such approvals, or that such approvals will not be conditioned upon matters that would cause Tompkins and Letchworth to abandon the merger.

         The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include a review of the merger from the standpoint of the adequacy of the consideration that Letchworth stockholders are to receive. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

         CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the merger agreement, during the period from the date of the merger agreement to the date of the merger (except as otherwise provided in the merger agreement or as required by law or regulation or by regulatory authorities), Letchworth has agreed that neither it nor any of its subsidiaries shall, without the prior consent of Tompkins, take certain actions, including the following:

         o carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

         o in the case of Letchworth only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on Letchworth common stock in amounts not in excess of $.09 per share;

         o issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the merger stock option agreement or rights outstanding as at the date of the merger agreement;

         o incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

         o issue, grant or authorize any rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for trust account shares and debt previously contracted shares, provided however, that in order to fulfill such obligations, Letchworth shall acquire the necessary shares of Letchworth common stock solely through open market purchases or the use of treasury shares previously acquired by Letchworth in open market purchases;

         o amend its articles or certificate of incorporation or association or bylaws; impose, or suffer the imposition, on any share of stock of any Letchworth subsidiary held by Letchworth of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

         o merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

         o except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

         o liquidate or sell or dispose of any material assets or acquire any material assets; make any material capital expenditure (for such purposes, "material capital expenditure" means expenditures in excess of $50,000 in any instance or $150,000 in the aggregate); or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

         o increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice; enter into, modify or extend, or permit to be renewed, any employment or severance contracts with any of its present or former directors, officers or employees (except as may be required by applicable law and except with respect to the supplemental executive retirement plans to be entered into by and between Letchworth and certain Mahopac National employees, provided however, that Tompkins shall have the right to approve the terms and conditions of those agreements prior to their execution, which approval shall not be unreasonably withheld);

         o change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law; make any loans or extend any credit, except in the ordinary course of business consistent with its lending policies and past practice;

         o change its methods of accounting in effect at December 31, 1998, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1998, except as required by changes in law;

         o authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its board of directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Letchworth may communicate information about any such takeover proposal to its stockholders if, in the judgment of Letchworth's board of directors, after consultation with outside legal counsel and financial advisor, such communication is necessary in order to comply with its fiduciary duties to Letchworth's stockholders required under applicable law. Letchworth will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Letchworth will notify Tompkins immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Letchworth, and Letchworth will promptly inform Tompkins in writing of all of the relevant details with respect to the foregoing. As used in the merger agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Letchworth or any Letchworth subsidiary or any proposal or offer to acquire in any manner 25% or more of the voting power of Letchworth, or 25% or more of the assets of, Letchworth or any Letchworth subsidiary other than the transactions contemplated or permitted by the merger agreement or the merger stock option agreement; or

         o   agree to do any of the foregoing.

REPRESENTATIONS AND WARRANTIES

         Both Tompkins and Letchworth have made certain customary representations and warranties relating to, among other things, the parties' respective organization, authority relative to the merger agreement, capitalization, subsidiaries, required consents and approvals, taxes, employee benefit plans, material contracts, litigation, compliance with applicable laws, environmental matters, reliability of financial statements and the absence of material adverse changes in the parties' businesses, financial condition or results of operations. For detailed information on such representations and warranties, see the merger agreement attached hereto as Annex A and incorporated by reference herein. Pursuant to the merger agreement, it is a condition to each party's obligation to consummate the merger that the representations and warranties of the other party contained in the merger agreement be true and correct in all material respects as of the date of the merger agreement and as of the date of the merger; provided, however, that such representations and warranties will be deemed to be true and correct in all material respects unless the failure to be true and correct, individually or in the aggregate, represents a material adverse change from the business, financial condition or results of operations of the party making such representations and warranties and its subsidiaries, taken as a whole, as represented in the merger agreement. Please see "-- Conditions to the Merger."

SOLICITATION PROPOSALS

         Letchworth has agreed not to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any takeover proposal or
(ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a take over proposal, or otherwise facilitate any effort or attempt to make or implement a take over proposal (except as legally required for the discharge of the fiduciary duties of Letchworth's Board of Directors). This restriction applies to Letchworth and its subsidiaries, and their respective officers and directors. Letchworth is required to notify Tompkins immediately if any such negotiations or discussions are sought to be initiated or continued in respect of any such take over proposal, together with the details identifying the persons making such inquiry or proposal, requesting such information or seeking such negotiations or discussions and the terms and conditions thereof.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the date of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or, subject to applicable law, amended or modified (including the structure of the transaction) by an agreement in writing approved by the parties; provided that, after the vote of the stockholders of Tompkins and/or Letchworth, the merger agreement may not be amended to reduce the merger consideration.

         The merger agreement may be terminated at any time prior to the date of the merger, either before or after approval of the merger agreement by the stockholders of both Tompkins and Letchworth, as follows:

         o   by the mutual consent of Tompkins and Letchworth;

         o by Letchworth, on one hand, or Tompkins, on the other hand, if the other party has, in any material respect, breached any covenant or agreement or representation or warranty contained in the merger agreements and such breach has not been cured as permitted by the merger agreements;

         o by either party if the applications for regulatory approvals (see "-Regulatory Approvals Required for the merger") have been denied, or if a court or agency has issued an order prohibiting the merger;

         o by either party if the stockholders of Tompkins or Letchworth do not approve the merger;

         o by either party if the closing has not occurred by the close of business on June 30, 2000; and

         o by Letchworth, upon the execution by Letchworth of a definitive agreement relating to a "takeover proposal" provided that:

              o Letchworth has complied with its obligations under the merger agreements with respect to takeover proposals;

              o the Letchworth board of directors has determined, after having received the advice of its outside legal counsel and the advice of its financial advisor, that such action is necessary for the Letchworth board to act in a manner consistent with its fiduciary duties under applicable law; AND

              o concurrent with its notification of termination, Letchworth pays $3 million to Tompkins;

         o by Tompkins, if the Tompkins board of directors has determined that such action is necessary for the Tompkins board to act in a manner consistent with its fiduciary duties under applicable law; and concurrent with its notification of termination, Tompkins pays $1 million to Letchworth;

         o   by Letchworth as discussed below under "-- Price-Based
             Termination."

PRICE-BASED TERMINATION

         The merger agreement provides that if, during the period between July 30, 1999 and the Effective Date, the "Average Tompkins Stock Price" should fall below $29.22 AND (ii) the "Average Tompkins Stock Price" has declined as a percentage from the "Base Tompkins Stock Price" by more than 15% in excess of the decline in a standard index for bank stocks, then Letchworth will have the right to terminate the merger agreement upon five days notice to Tompkins (the "Price-Based Termination Condition"). For purposes of the merger agreement, the term "Average Tompkins Stock Price" means the average of the closing sale price of one share of Tompkins common stock for ten consecutive full trading days on AMEX. The term "Base Tompkins Stock Price" for such purpose means $34.38. The standard bank stock index referenced by the merger agreement is the SNL Bank Stock Index or All Publicly Traded Banks (the "SNL Index") as prepared by SNL Securities, a nationally recognized investment analyst covering the banking industry. In order for the Price-Based Termination Condition to be invoked, both aspects of the condition must prevail. That is, both the price of Tompkins' common stock must fall below $29.22 (on average, for ten consecutive trading days) AND the comparative decline in the Tompkins common stock price must be at least 15% greater than the general decline in the publicly traded stock of all banks during the same period.

         In the event Letchworth has the opportunity and elects to exercise its right to terminate the merger agreement pursuant to the price-based termination condition, Tompkins shall have an option to avoid such termination. Notwithstanding Letchworth's exercise of the price-based termination condition, Tompkins will have the option to proceed with the merger and the transactions contemplated in the merger agreement by agreeing to amend the exchange ratio. The amended exchange ratio which will be utilized in such circumstance will be equal to the quotient obtained by dividing $23.00 by the Average Tompkins Stock Price, determined based on the ten consecutive full trading days immediately preceding the date Tompkins elects to amend the exchange ratio. In no event, however, may the exchange ratio be amended to a ratio higher than 0.850 or lower than 0.685. Tompkins' option to reinstate the merger agreement subject to an amended exchange ratio must be exercised by written notice to Letchworth within five business days of receipt by Tompkins of written notice of Letchworth's intent to terminate pursuant to the price-based termination condition.

         The financial information set forth in this joint proxy statement/prospectus reflects an Exchange Ratio of 0.685 and does not reflect any increased exchange ratio that may result if Letchworth exercises its right to terminate the merger agreement under the price-based termination condition and Tompkins elects to increase the Exchange Ratio so that the merger agreement remains in full force and effect in accordance with its terms. To illustrate the operation of the price-based termination condition, we have set out two illustrations below:

         ILLUSTRATION 1. For the purposes of this Illustration 1, assume that the Average Tompkins Stock Price for a ten day period prior to the Effective Date is $25.00 Further, assume that through the end of that period the SNL Index had declined by 25%. Under these assumptions, Letchworth would not have the right to terminate the merger agreement under the Price-Based Termination Condition (although the Average Tompkins Stock Price is less than $29.22), because the Average Tompkins Stock Price has NOT declined by a percentage which is 15% more than the percentage decline of the SNL Index . The assumed decline in the SNL Index is 25%. The percentage decline in the Average Tompkins Stock Price (from the Base Tompkins Stock Price of $34.38) is 27.3%. Therefore, the Average Tompkins Stock Price declined by a percentage only 2.3% greater than the percentage decline in the SNL Index. The second part of the Price-Based Termination Condition is not applicable and no right to terminate would exist.

         ILLUSTRATION 2. For the purposes of this Illustration 2, assume that the Average Tompkins Stock Price for a ten day period prior to the Effective Date is $28.00 Further, assume that through the end of that period the SNL Index had declined by 2.5%. Under these assumptions, Letchworth would have the right to terminate the merger agreement under the Price-Based Termination Condition), because the Average Tompkins Stock Price is less than $29.22 AND the Average Tompkins Stock Price has declined by a percentage which is 15% more than the percentage decline of the SNL Index . The assumed decline in the SNL Index is 2.5%. The percentage decline in the Average Tompkins Stock Price (from the Base Tompkins Stock Price of $34.38) is 18.6%. Therefore, the Average Tompkins Stock Price declined by a percentage 16.1% greater than the percentage decline in the SNL Index. Both the first and the second part of the Price-Based Termination Condition are applicable and the right to terminate would exist.

         If, under the assumptions of Illustration 2, Letchworth exercised its termination rights under the Price-Based Termination Condition, the merger agreement would be terminated within five days, unless Tompkins elected to increase the exchange ratio in order to avoid termination of the merger agreement. In the event that Tompkins made such election, the amended exchange ratio applicable under these circumstances would be 0.821 (i.e., the quotient of $23.00 divided by $28.00). However, Tompkins would be under no obligation to adjust the Exchange Ratio and the decision to adjust the exchange ratio or permit termination would be made in the discretion of the Tompkins board of directors, subject to it analysis of the then applicable circumstances.

AMEX LISTING

         The Tompkins common stock is listed on the AMEX. Tompkins has agreed to use reasonable efforts to cause the shares of Tompkins common stock to be issued in the merger to be approved for quotation on the AMEX, subject to official notice of issuance, prior to or at the date of the merger. The obligations of the parties to consummate the merger are subject to the listing of such shares on the AMEX or on such other market on which shares of Tompkins common stock shall then be trading. Please see "--Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

         The merger has been structured to qualify as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of Tompkins and Letchworth will be combined at the date of the merger and carried forward at their previously recorded amounts and the stockholders' equity accounts of Tompkins and Letchworth will be combined on Tompkins' consolidated statement of condition. Income and other financial statements of Tompkins issued after the date of the merger will be restated retroactively to reflect the consolidated operations of Tompkins and Letchworth as if Tompkins and Letchworth have always been combined.

         The merger agreement provides that a condition to each of Tompkins' and Letchworth's obligation to consummate the merger is the receipt of a letter from Tompkins' and Letchworth's independent accountants to the effect that the merger qualifies for pooling-of-interests accounting treatment. Please see "-- Conditions to the Merger" above.

         For information concerning certain restrictions to be imposed on the transferability of Tompkins common stock to be received by affiliates of Letchworth in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of Tompkins common stock by Affiliates" below.

         The unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus has been prepared using the pooling-of-interests accounting method to account for the merger. Please see "Unaudited Pro Forma Condensed Combined Financial Statements."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         GENERAL. The following discussion summarizes the opinion of Harris Beach & Wilcox, LLP as to the anticipated material federal income tax consequences of the merger. We have filed this opinions with the SEC as an exhibit to the registration statement related to this joint proxy statement/prospectus. See "Where You Can Find More Information." This discussion is based upon the Internal Revenue Code of 1986, the regulations adopted thereunder, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to stockholders that are subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquire their stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or stockholders who hold their stock as part of a straddle or conversion transaction. This discussion assumes that Letchworth stockholders hold their respective shares of Letchworth stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address state, local or foreign tax consequences of the merger. This summary does not address the tax consequences of the conversion of Letchworth stock options into options to purchase Tompkins common stock. Consequently, each Letchworth stockholder should consult his or her own tax adviser as to the specific tax consequences of the merger to him or her.

         It is a condition to the obligations of Tompkins and Letchworth to complete the merger that each receive a legal opinion that the merger constitutes a tax-free reorganization, within the meaning of Section 368 of the Internal Revenue Code, for federal income tax purposes. This legal opinion will assume the absence of changes in the existing facts and will rely on assumptions, representations and covenants made by Tompkins and Letchworth, including those contained in certificates of officers of Tompkins and Letchworth. If any of these factual assumptions, representations and covenants are inaccurate, the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. The opinions regarding the tax-free nature of the merger neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position. Neither Tompkins nor Letchworth intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

         In the opinion of Harris Beach & Wilcox, LLP, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. The following discussion assumes that the merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

         FEDERAL INCOME TAX CONSEQUENCES TO TOMPKINS STOCKHOLDERS. Holders of Tompkins common stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

         FEDERAL INCOME TAX CONSEQUENCES TO LETCHWORTH STOCKHOLDERS. Except as described below, holders of Letchworth common stock will (i) not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of Letchworth common stock for Tompkins common stock in the merger, except with respect to cash received in payment for a fractional share of Tompkins common stock and (ii) have a tax basis in the Tompkins common stock received in the merger equal to the tax basis of the Letchworth common stock surrendered in connection with the merger, less any tax basis of the Letchworth common stock surrendered that is allocable to a fractional share of Tompkins common stock for which cash is received. The Letchworth stockholders' holding period with respect to the Tompkins common stock received in the merger will include the holding period of the Letchworth common stock surrendered in the merger.

         To the extent that a holder of shares of Letchworth common stock receives cash instead of a fractional share of Tompkins common stock, the holder will be treated as having received the fractional share of Tompkins common stock and then as having received cash in redemption by Tompkins of the fractional interest. Under the Internal Revenue Service's present advance ruling position, since the cash is being distributed in lieu of fractional shares solely for purposes of saving Tompkins the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration, the cash received will be treated as having been received in part or full payment in exchange for the fractional share of stock redeemed. Accordingly, the holder will be required to recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's share of Letchworth common stock allocable to such fractional share of Tompkins common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of Letchworth common stock exchanged for the fractional share of Tompkins common stock was held for more than one year at the completion of the merger.

         FEDERAL INCOME TAX CONSEQUENCES TO TOMPKINS AND LETCHWORTH. Neither Tompkins nor Letchworth will recognize gain or loss for federal income tax purposes as a result of the merger.

         THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT ADDRESS THE TAX CONSEQUENCES THAT MAY VARY WITH OR ARE CONTINGENT UPON INDIVIDUAL CIRCUMSTANCES. MOREOVER, WE DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

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

         Under the terms of the plan of reorganization, the conditions of the merger, including receipt by each party of an opinion of counsel relating to tax matters, may be waived by Tompkins or Letchworth, as applicable. Tompkins does not currently intend to waive this condition. In the unlikely event that Tompkins does waive this condition because the merger is taxable to Tompkins, Tompkins will recirculate this joint proxy statement/prospectus to its stockholders to disclose the waiver of this condition and the resulting risk to Tompkins stockholders, including all material related disclosures, and would resolicit proxies from its stockholders. Similarly, Letchworth does not currently intend to waive this condition. In the unlikely event that Letchworth does waive this condition because the merger is a taxable transaction to Letchworth stockholders, Letchworth would recirculate this joint proxy statement/prospectus to its stockholders to disclose the waiver of this condition and the resulting risk to Letchworth stockholders, including all material related disclosures, and would resolicit proxies from its stockholders.

RESALES OF TOMPKINS COMMON STOCK BY AFFILIATES

         The shares of Tompkins common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares issued to any Letchworth stockholder who may be deemed to be an "affiliate" of Letchworth for purposes of Rule 145 under the Securities Act. Affiliates of Letchworth may not sell their shares of Tompkins common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This joint proxy statement/prospectus does not cover any resales of Tompkins common stock received in the merger by persons who may be deemed to be affiliates of Letchworth. Persons who may be deemed to be affiliates of Letchworth generally include individuals or entities that control, are controlled by or are under common control with Letchworth, and may include certain officers and directors as well as principal stockholders of Letchworth. The Securities and Exchange Commission guidelines regarding qualifying for pooling-of-interests of accounting treatment also limit sales by affiliates of the acquiring and acquired company in a business combination. The Securities and Exchange Commission guidelines indicate further that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the effective date of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

         Tompkins and Letchworth have each obtained from each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the merger for pooling-of-interests accounting treatment) of such party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the merger as a pooling-of-interests.

APPRAISAL RIGHTS OF LETCHWORTH STOCKHOLDERS

         Sections 623 and 910 of the New York Business Corporation Law provide that if the merger is consummated, Letchworth stockholders who object to the merger and who follow the procedures specified in Section 623 will have the right to receive cash payment of the fair value of their shares. A copy of
Section 623 of the NYBCL is attached to this joint proxy statement/prospectus as Annex H. THE EXPRESS PROCEDURES OF NEW YORK LAW MUST BE FOLLOWED PRECISELY; IF THEY ARE NOT, STOCKHOLDERS MAY LOSE THEIR RIGHT TO DISSENT. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. THERE CAN BE NO ASSURANCE THAT STOCKHOLDERS EXERCISING DISSENTERS' RIGHTS OF APPRAISAL WILL RECEIVE CONSIDERATION EQUAL TO OR GREATER THAN THE VALUE OF THE TOMPKINS COMMON STOCK TO BE OWNED BY THEM FOLLOWING CONSUMMATION OF THE MERGER.

         THE STATUTORY PROCEDURES OUTLINED BELOW ARE COMPLEX. STOCKHOLDERS WISHING TO EXERCISE THEIR DISSENTERS' RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

         Any Letchworth stockholder who is entitled to vote on the merger will have the right to receive cash payment of the fair value of his or her shares and the other rights and benefits provided in Section 623 if such stockholder does not vote in favor of the merger and (before the applicable vote of stockholders on the merger) files with Letchworth written objection to the merger, including in that written objection notice of his or her election to dissent, his or her name and residence address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of such shares if the merger is consummated. A vote against the merger will not satisfy the requirement of filing a written

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

objection. Failure to vote against the merger will not waive a stockholder's right to payment if the stockholder has filed a written objection and has not voted in favor of the merger. If a stockholder abstains from voting on the merger, this will not waive dissenter's rights so long as the appropriate written objection to the merger is properly and timely filed. All notices of election to dissent should be addressed to Letchworth, Attention: Corporate Secretary, at P.O. Box 129, 50 North Main Street, Castile, New York 14427.

         If an executed proxy is received but no direction is indicated as to how such proxy is to be voted, the shares represented by such proxy will be voted in favor of the merger. Accordingly, the submission of such an unmarked proxy, unless revoked prior to its being voted, will serve to waive dissenter's rights.

         Within ten days after the date the merger is approved by the stockholders of Letchworth, Letchworth will give written notice of such approval by registered mail to each stockholder who filed written objection, except for any stockholder who voted in favor of the merger. A Letchworth stockholder may not dissent as to fewer than all of his or her shares, held by him or her of record, that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to fewer than all of said shares of such owner held of record by such nominee or fiduciary.

         Upon consummation of the merger, a dissenting stockholder will cease to have any rights of a stockholder, except the right to be paid the fair value of his or her dissenting shares. A stockholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Tompkins, but in no case may such notice of election be withdrawn later than 60 days after the effective date (unless the company does not make a timely offer) without the consent of Tompkins. Within one month after the filing of the notice of election to dissent, a dissenting stockholder must submit the certificates representing his or her dissenting shares to Letchworth, or its transfer agent, which shall note conspicuously on the certificates that such notice of election has been filed, and will then return the certificates to the stockholder. Any stockholder who fails to submit his or her certificates for such notation within 45 days from the date of filing such notice of election to dissent will lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.

         Within 15 days after the expiration of the period within which stockholders may file their notices of election to dissent, or within 15 days after the effective date, whichever is later (but in no case later than 90 days after the date of the applicable special meeting), Tompkins must make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his or her dissenting shares at a specified price which the company considers to be the fair value and, if the merger has been consummated, must accompany such offer by advance payment to each stockholder who has submitted his or her certificates of an amount equal to 80% of the amount of such offer. Such offer must be made at the same price per share to all the dissenting stockholders of Letchworth. If, within 30 days after the making of such offer, Tompkins and any dissenting stockholders agree on the price to be paid for dissenting shares, the balance of payment therefor must be made within 60 days after the making of such offer or the effective date, whichever is later, and upon surrender of the certificates representing such shares.

         If Tompkins fails to make such offer within the 15 day period described above, or if it makes the offer and any dissenting stockholder fails to agree within the period of 30 days thereafter upon the price to be paid for his or her shares, the company is required within 20 days after the expiration of whichever is the applicable of the two periods to institute a special proceeding in the Supreme Court of the State of New York, County of Wyoming, to determine the rights of dissenting stockholders and to fix the fair value of their dissenting shares. If Tompkins fails to institute such proceeding within such 20 day period, any dissenting stockholder may institute a proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. If the dissenting stockholder does not institute such a proceeding within such 30 day period, his or her dissenter's rights are lost unless the court, for good cause shown, otherwise directs.

         During each proceeding, the court will determine whether each dissenting stockholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the applicable special meeting, taking into consideration the nature of the merger transaction giving rise to the stockholder's right to receive payment for his or her dissenting shares and other relevant factors. The court will also award interest on such amount to be paid from the effective date of the merger to the date of payment unless the court finds that a stockholder's refusal to accept an offer for payment was arbitrary, vexatious, or otherwise not in good faith. Each party to such proceeding will bear its own costs unless the court finds that such refusal by any stockholder was arbitrary, vexatious, or otherwise not in good faith, in which case Tompkins' costs will be assessed against such stockholder. The court, in its discretion, may also apportion or assess any part of the dissenting stockholder's costs against Tompkins if it finds that the fair value of the shares determined materially exceeds the amount which the company offered to pay, or that no offer or advance payment was made by the company, or that the company failed to institute such special proceeding, or that the actions of the company in complying with its obligations under Section 623 were arbitrary, vexatious, or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, Tompkins shall pay to each dissenting stockholder the amount found to be due him or her upon the stockholder's surrender of all certificates representing dissenting shares.

         The enforcement by a stockholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such stockholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless such stockholder withdraws his or her notice of election as provided in Section 623 or the merger is abandoned), except that such stockholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her.

         Tompkins is a New York corporation whose common stock is listed on AMEX, a national securities exchange and Tompkins shares are not being exchanged in the merger. Under New York law, stockholders of Tompkins do not have any right to an appraisal of the value of their shares of common stock in connection with the merger.

EXPENSES

         All costs and expenses incurred in connection with the merger agreement, the merger stock option agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that Tompkins and Letchworth shall share equally in the expenses incurred in connection with printing and mailing this joint proxy statement/prospectus.


DATE OF MERGER

         The merger will become effective at the date of the merger set forth in the certificate of merger that will be filed with the Secretary of State of the State of New York in accordance with applicable law. The certificate of merger will be filed no later than five days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities occurs and all conditions to the merger are satisfied or waived, unless another date is agreed to in writing by Tompkins and Letchworth. Please see "Conditions to the Merger." The closing of the transactions contemplated by the merger agreement will take place on the date of such filing. There can be no assurance that all regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the New York State Attorney General will not challenge the merger or, if such a challenge is made, the result thereof. Please see "-- Regulatory Approvals Required for the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

         TOMPKINS. Shares of Tompkins capital stock (including Tompkins common stock) issued and outstanding immediately prior to the Date of the merger will remain issued and outstanding and be unaffected by the merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the merger.

         LETCHWORTH. As promptly as practicable after the date of the merger, and in no event more than five business days thereafter, a bank or trust company selected by Tompkins and reasonably satisfactory to Letchworth, acting in the capacity of exchange agent, will mail to each former holder of record of Letchworth common stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Letchworth common stock for certificates representing shares of Tompkins common stock and cash in lieu of fractional shares.

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

         LETCHWORTH STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         Upon surrender to the exchange agent of one or more certificates representing shares of Letchworth common stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Letchworth common stock surrendering such items a certificate or certificates representing the number of shares of Tompkins common stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest. The Letchworth certificate or certificates so surrendered will be canceled.

         No dividend or other distribution declared after the date of the merger with respect to Tompkins common stock will be paid to the holder of any unsurrendered Letchworth certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the date of the merger, there will be no transfers on the stock transfer books of Letchworth of shares of Letchworth common stock issued and outstanding immediately prior to the date of the merger. If certificates representing shares of Letchworth common stock are presented for transfer after the date of the merger, they will be canceled and exchanged for certificates representing shares of Tompkins common stock.

         If a certificate for Letchworth common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable in accordance with the merger agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification. Neither the exchange agent, Tompkins nor Letchworth, or any other person, will be liable to any former holder of Letchworth common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         No fractional shares of Tompkins common stock will be issued in the merger. Instead, the merger agreement provides that each holder of shares of Letchworth common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Tompkins common stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Tompkins common stock multiplied by the closing stock price of Tompkins on the day prior to the effective date of the merger. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share that such holder would otherwise have been entitled to receive.

MERGER STOCK OPTION AGREEMENT

         The following is a summary of the material provisions of the merger stock option agreement, which is attached hereto as Annex B. The following summary is qualified in its entirety by reference to the merger stock option agreement. Execution of the merger stock option agreement was a condition to the parties entering into the merger agreement.

         Concurrently with the execution of the merger agreement, Tompkins and Letchworth entered into the merger stock option agreement. The merger stock option agreement is designed to enhance the likelihood that the merger will be successfully consummated in accordance with the terms contemplated by the merger agreement and Tompkins insisted on such agreement for that reason. Pursuant to the merger stock option agreement, Letchworth granted Tompkins the option to purchase up to 689,737 authorized but unissued shares of Letchworth common stock (representing approximately 19.9% of the issued and outstanding shares of Letchworth common stock on July 30, 1999) at a price of $14.00 per share.

         Provided that (i) Tompkins is not in material breach of the agreements or covenants contained in the merger agreement or the merger stock option agreement and (ii) no preliminary or permanent injunction or other order against the delivery of the shares covered by the merger stock option issued by any court of competent jurisdiction in the United States shall be in effect, Tompkins may exercise the merger stock option, in whole or in part, at any time and from time to time, following the occurrence of a purchase event (as defined below); provided, however, that the merger stock option shall terminate and be of no further force or effect upon the earliest to occur of (a) the date of the merger, (b) termination of the merger agreement in accordance with the terms thereof prior to the occurrence of a "Purchase Event" or a

"Preliminary Purchase Event" (as defined below) other than a termination thereof by Tompkins under certain circumstances (a "Default Termination"), (c) 18 months after a Default Termination or (d) 18 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a purchase event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the merger stock option shall be subject to compliance with applicable law.

         For purposes of the merger stock option agreement, a "Purchase Event" means any of the following events:

         o Without Tompkins' prior written consent, Letchworth shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or Letchworth shall have entered into an agreement with any person (other than Tompkins or any subsidiary of Tompkins) to effect (a) a merger, consolidation or similar transaction involving Letchworth or any of its significant subsidiaries, (b) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Letchworth or any of its significant subsidiaries representing in either case 10% or more of the consolidated assets or deposits of Letchworth and its subsidiaries, other than in the ordinary course of business or (c) the issuance, sale or other disposition by Letchworth of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Letchworth or any of its significant subsidiaries (each of (a), (b) or (c), an "Acquisition Transaction"); or

         o Any person (other than Tompkins or any subsidiary of Tompkins) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Tompkins or any subsidiary of Tompkins is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the voting power of Letchworth or any of its significant subsidiaries.

         For purposes of the merger stock option agreement, a "Preliminary Purchase Event" means any of the following events:

         o Any person (other than Tompkins or any subsidiary of Tompkins) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of Letchworth common stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Letchworth common stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

         o The stockholders of Letchworth shall not have approved the merger agreement by the requisite vote at the Letchworth meeting, the Letchworth meeting shall not have been held or shall have been canceled prior to termination of the merger agreement or the Letchworth board shall have withdrawn or modified in a manner adverse to Tompkins the recommendation of the Letchworth board with respect to the merger agreement, in each case after it shall have been publicly announced that any person (other than Tompkins or any subsidiary of Tompkins) shall have (a) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, or (b) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer; or

         o Any person (other than Tompkins or any subsidiary of Tompkins) shall have made a bona fide proposal to Letchworth or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

         o After a proposal is made by a third party to Letchworth or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to Letchworth to make such a proposal if the merger agreement terminates, and thereafter Letchworth shall have breached any representation, warranty, covenant or agreement contained in the merger agreement and such breach would entitle Tompkins to terminate the merger agreement.

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

         Letchworth is required to notify Tompkins promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by Letchworth shall not be a condition to the right of Tompkins to exercise the merger stock option.

         As provided for in the merger stock option agreement, in the event Holder (meaning the holder of the merger stock option from time to time, the initial holder being Tompkins) wishes to exercise the merger stock option, it shall send to Letchworth a written notice (the "Tompkins Merger Option Notice"), the date of which is herein referred to as the "notice date," specifying (i) the total number of merger stock option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 45 business days from the notice date for the closing of such purchase; provided, that the first Tompkins merger option notice shall be sent to Letchworth within 180 days after the first Purchase Event of which Tompkins has been notified. If prior notification to or approval of any regulatory authority is required in connection with any such purchase, Letchworth shall cooperate with Tompkins in the filing of the required notice of application for approval and the obtaining of such approval, and the option closing shall occur promptly following such regulatory approvals and any mandatory waiting periods. Any exercise of the merger stock option shall be deemed to occur on the notice date relating thereto.

         The merger stock option agreement provides that Tompkins may require, under certain circumstances, Letchworth to repurchase the merger stock option and all the shares of Letchworth common stock purchased by Tompkins pursuant to the merger stock option agreement on the terms and conditions set forth therein.

         The merger stock option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. Consequently, certain aspects of the merger stock option agreement may have the effect of discouraging persons who might now or prior to the date of the merger be interested in acquiring all of or a significant interest in Letchworth from considering or proposing such an acquisition. The acquisition of Letchworth or an interest therein, or an agreement to acquire all or part of Letchworth, could cause the merger stock option to become exercisable. The existence of the merger stock option agreement could significantly increase the cost to a potential acquirer of acquiring Letchworth compared to its cost had the merger stock option agreements not been entered into. Such increased cost might discourage a potential acquirer from considering or proposing an acquisition. Moreover, following consultation with Letchworth's respective independent accountants, Letchworth's management believes that the exercise of the merger stock option is likely to prohibit any acquirer from accounting for any acquisition of either of the parties using the pooling-of-interests accounting method for a period of two years following such exercise. Accordingly, the existence of the merger stock option agreement may deter significantly, or completely preclude, an acquisition of Letchworth by certain other banking organizations. The Letchworth board took this factor into account before approving the merger stock option agreement. Please see "The Merger -- Recommendation of the Letchworth Board; Letchworth's Reasons for the Merger."


DESCRIPTION OF TOMPKINS CAPITAL STOCK

GENERAL

         The authorized capital stock of Tompkins consists of 15,000,000 shares of Tompkins common stock par value $0.10 per share. As of October 31, 1999, 4,775,565 shares of Tompkins common stock (excluding 27,663 shares of treasury stock) were issued and are outstanding. No preferred shares of Tompkins stock have been authorized.

         As of October 31, 1999, approximately 240,691 shares of Tompkins common stock had been reserved for issuance pursuant to the Tompkins Stock Option Plan.

         The following description contains a summary of all the material features of the capital stock of Tompkins but does not purport to be complete and is subject in all respects to the applicable provisions of the New York Business Corporation Law and is qualified in its entirety by reference to the certificate of incorporation of Tompkins.

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

COMMON STOCK

         The outstanding shares of Tompkins common stock are fully paid and nonassessable. Holders of Tompkins common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have no preemptive rights. Please see also "Meeting of Tompkins Stockholders -- Proxies; Voting and Revocation of Proxies" for additional limitations on the voting rights of Tompkins common stock. Tompkins stockholders are not entitled to cumulative voting rights with respect to the election of directors. The Tompkins common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

         Tompkins stockholders are entitled to dividends when and as declared by the Tompkins board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

GENERAL

         At present, the Letchworth certificate of incorporation and bylaws govern the rights of Letchworth stockholders. Upon the completion of the merger, however, the rights of Letchworth stockholders will be governed by the Tompkins certificate of incorporation and bylaws because Letchworth stockholders will become Tompkins stockholders. New York law will continue to govern the rights of Letchworth stockholders because both Letchworth and Tompkins are New York corporations. The following discussion summarizes material differences between the rights of Letchworth and Tompkins stockholders and does not contain a complete description of all of the differences. This discussion is qualified in its entirety by reference to New York law, Tompkins' certificate of incorporation and bylaws and Letchworth's certificate of incorporation and bylaws.

AUTHORIZED COMMON STOCK

         Under its certificate of incorporation, Tompkins is authorized to issue 15,000,000 shares of Tompkins common stock, par value, $.10 per share, 4,766,648 of which were issued and outstanding and 27,663 of which were held in treasury, as of October 31, 1999. Letchworth is authorized by its certificate of incorporation to issue 5,000,000 shares of Letchworth common stock, par value $1.00 per share, 3,318,324 shares of which were issued and outstanding and 100,805 shares of which were held in treasury as of October 31, 1999.

AMENDMENT OF BYLAWS

         In general, under the NYBCL, a corporation's bylaws may be amended or repealed by a majority of the votes cast by the holders of shares at the time entitled to vote in the election of directors, or, if provided in the certificate of incorporation or a stockholder adopted bylaw, by the Board of Directors. Any bylaw adopted by the Board of Directors may be amended or repealed by the stockholders. Tompkins certificate of incorporation provides that its Board of Directors may adopt, alter, amend, rescind or repeal from time to time any of the bylaws, provided that any such action may be altered, amended or repealed by a majority vote of the stockholders entitled to vote thereon. The vote of the majority of stockholders entitled to vote, however, is needed to adopt, alter, rescind or repeal any bylaw pertaining to the number, classification or removal of directors, call of special meetings of stockholders and adoption, amendment or repeal of the bylaws. Letchworth's bylaws generally may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of directors. Letchworth's bylaws may also be amended, repealed or adopted by a majority vote of the Letchworth Board of Directors, but any bylaw adopted by the Board of Directors may be amended by a majority vote of the stockholders entitled to vote thereon.

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

         Pursuant to Tompkins bylaws, the annual meeting of the stockholders is to be held at such time and place as may be fixed by the board of directors and stated in the notice. Tompkins bylaws provide that special meetings may be called by the chairman of the board, the vice chairman of the board, the president or by request of a majority of the stockholders, which written request shall state the purpose or purposes of the meeting and matters proposed to be acted upon. Annual and special meetings are to be held at the principal office of Tompkins or at such other place as the board of directors may from time to time determine. Written notice of the date, time and place of every special and annual meeting of stockholders must be given either personally or by first class mail to each stockholder at least 10 but not more than 50 days prior to the meeting, and any notice of special meeting must also state the purpose for which the meeting is called and by whom it is being called. Letchworth's bylaws provide that the annual meeting of the stockholders is to be held at Letchworth's principal office or at such place as the board authorizes. The annual meeting is to be held on such day in February and at such time as may be fixed by the board of directors in the notice of meeting. Letchworth's bylaws provide that special meetings may be called by the board of directors or by the president and shall be called by the secretary at the written request of a majority of the board of directors or at the written request of the stockholders owning a majority of the shares outstanding. The request must state the purpose or purposes of the special meeting. Written notice of the date, time, place and purpose or purposes for which the meeting is called must be given not less than ten nor more than fifty days prior to the meeting, and notice of special meetings must also identify by whom it was called.

BOARD OF DIRECTORS

         The bylaws of Tompkins require that the Tompkins board consist of not less than seven nor more than 19 directors, the exact number to be fixed by resolution of the board of directors or, in the absence of such a resolution, the number of directors last fixed by the board of directors. The Tompkins board of directors is currently comprised of 14 directors. The Tompkins certificate of incorporation and Tompkins' bylaws provide that the Tompkins board is to be divided into three classes which shall be as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Tompkins is elected at each annual meeting of the stockholders. In addition, Tompkins' bylaws provide that the power to fill vacancies is vested in the Tompkins board. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of Tompkins through an increase in the number of directors on the Tompkins board and the election of designated nominees to fill such newly created vacancies.

            The bylaws of Letchworth provide that the number of directors shall be fixed by resolution of the stockholders, but in no event shall there be less than three directors, except that where all the shares of Letchworth are owned by less than three stockholders, the number of directors may be less than three but not less than the number of stockholders. The Letchworth board of directors is currently comprised of five directors.

VACANCIES ON THE BOARD OF DIRECTORS

         The NYBCL provides that newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason, except the removal of directors without cause, may be filled by the vote of the board, and if the number of directors remaining in office is less than a quorum, by the vote of a majority of the directors then in office. The certificate of incorporation or the bylaws may provide that such newly created directorships or vacancies must be filled by the vote of stockholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such newly created directorships or vacancies. Unless the certificate of incorporation or the specific provisions of the bylaws adopted by the stockholders provide otherwise, vacancies occurring on the board by reason of the removal of directors without cause may not be filled by the board of directors and may only be filled by the stockholders. Tompkins' bylaws provide that vacancies in the board of directors created for any reason other than removal may be filled by affirmative vote of two-third of the directors then in office. A director elected by the board of directors to fill a vacancy shall hold office until the next meeting of the stockholders at which the election of the directors is in the regular order of business and until his successor has been elected appointed, and qualified. Letchworth's bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by a vote of the majority of the directors then in office, although less than a quorum exists. Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the stockholders. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor.

REMOVAL OF DIRECTORS

         The NYBCL provides that any or all of the directors may be removed for cause by a vote of the stockholders, and, if the certificate of incorporation or the specific provision of a bylaw adopted by the stockholders provides, directors may be removed for cause by action of the board of directors or without cause by the vote of the stockholders. Pursuant to Tompkins's bylaws, at any stockholders meeting duly called, any director may, by vote of the holders of a majority of the shares entitled to vote in the election of directors, be removed from office with cause. Letchworth's bylaws provide that any or all of the directors may be removed for cause by vote of the stockholders or by action of the board. Directors may be removed without cause only by vote of the stockholders.

STOCKHOLDER ELECTION OF DIRECTORS AND OTHER CORPORATE ACTION

         Tompkins' and Letchworth's bylaws provide that directors are to be elected by plurality vote, whereas all other corporate actions taken by stockholder vote are to be by majority vote, except as otherwise provided by law or in the certificate of incorporation.

FAIR PRICE PROVISIONS

         The certificates of incorporation of both Tompkins and Letchworth contain fair price provisions. Tompkins fair price provision requires that certain business combination transactions involving a 20% or more stockholder (or such stockholder's affiliates) be authorized by the affirmative vote of not less than 80% of the outstanding shares of Tompkins voting stock. Letchworth's fair price provision requires that certain business combination transactions involving a 10% or more stockholder (or such stockholder's affiliates) be authorized by the affirmative vote of note less than 80% of the outstanding shares of Letchworth voting stock.

INDEMNIFICATION

         Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding except for stockholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action, or pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or when authorized by such certificate of incorporation or bylaws (i) a resolution of stockholders or directors, or (ii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

         Tompkins's bylaws provide that it shall indemnify, including advancement of expenses in defending litigation, its directors and officers to the fullest extent permissible by law and as set forth in the certificate of incorporation, the bylaws, a resolution of stockholders or directors or an agreement providing for such indemnification. The bylaws authorize Tompkins and its directors and officers to enter into such agreements. Tompkins' bylaws also authorize Tompkins to indemnify its employees and agents to the fullest extent permitted by law. Letchworth's bylaws provide that Letchworth may, by resolution of the board, indemnify any person made, or threatened to be made, a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director of officer of Letchworth.

         Under the NYBCL, any person to whom such provisions in the NYBCL regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, indemnification under the NYBCL, the certificate of incorporation, the bylaws, any resolution of stockholders or directors, or any agreement, may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standards of conduct (i) by the board acting by a quorum of disinterest directors or (ii) if such quorum is not available, or even if available, if so directed by a quorum of disinterested directors by either (A) the board upon the written opinion of counsel or (B) by the stockholders.

                     MARKET PRICES AND DIVIDEND INFORMATION

         Tompkins common stock is quoted on the AMEX under the symbol "TMP" and Letchworth common stock is traded over the counter and quoted on the NASDAQ Small Cap Market under the symbol "LEBC."

         The following table sets forth, for the calendar periods indicated, the high and low closing prices per share for Tompkins common stock, as reported on the AMEX, and Letchworth common stock, as reported by the NASDAQ Small Cap Market, and the quarterly cash dividends declared by each company for the periods indicated. Tompkins' common stock began trading on the AMEX on February 3, 1997. All per share amounts have been adjusted as necessary to reflect stock splits and stock dividends

                 QUARTERLY STOCK PRICE AND DIVIDEND INFORMATION

                                  TOMPKINS                   LETCHWORTH
                         --------------------------   -------------------------
                         HIGH       LOW   DIVIDENDS   HIGH      LOW   DIVIDENDS
                         ----       ---   ---------   ----      ---   ---------
1997
First Quarter          $ 23.17   $ 21.09  $  0.20   $ 12.25   $ 10.25   $ 0.06
Second Quarter           23.83     21.42     0.20     12.42     11.50     0.07
Third Quarter            25.37     23.25     0.21     15.75     12.25     0.07
Fourth Quarter           28.83     25.42     0.21     17.00     13.33     0.07

1998
First Quarter          $ 34.00   $ 28.50  $  0.21   $ 19.50   $ 15.00   $ 0.08
Second Quarter           38.75     33.38     0.22     22.67     18.08     0.08
Third Quarter            40.75     32.00     0.23     20.50     13.50     0.08
Fourth Quarter           34.75     30.75     0.25     16.00     13.50     0.08

1999
First Quarter          $ 35.88   $ 33.75  $  0.25   $ 16.63   $ 13.00   $ 0.09
Second Quarter           34.25     31.75     0.25     14.75     12.75     0.09

---------------------

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

         The following table sets forth the closing prices per share for Tompkins common stock and Letchworth common stock and the equivalent per share price for Letchworth common stock, giving effect to the merger, on (i) July 30, 1999, the last business day preceding public announcement of the proposed merger; and (ii) October 29, 1999, the latest practicable trading day prior to the mailing of this joint proxy statement/prospectus:

                                    Stock Price at            Stock Price at
                                    July 30, 1999             October 29, 1999
                                    ------------------------------------------

          Tompkins                      $34.75                    $29.75
          Letchworth                    $13.81                    $19.63
          Letchworth Equivalent         $23.80                    $20.38

         The equivalent price per share of Letchworth common stock at each specified date was determined by multiplying the closing sales price for a share of Tompkins common stock on each specified date by the exchange ratio of 0.685.

         As of the October 31, 1999 record date for voting at the Tompkins and Letchworth special meetings, 4,775,565 outstanding shares of Tompkins common stock were held by approximately 1,057 record owners and 3,373,269 outstanding shares of Letchworth common stock were held by approximately 725 record owners.

         Letchworth stockholders should obtain current market quotations for Tompkins common stock. The market price of Tompkins common stock may fluctuate between the date of this document and completion of the merger. Fluctuations in the market price of Tompkins common stock will result in an increase or decrease in the value of the Tompkins shares to be received by holders of Letchworth common stock in the merger. The market value of the Tompkins shares at the time of the merger will depend upon the market value of a share of Tompkins common stock at that time. We cannot give you any assurance about the market price of Tompkins common stock before or after the merger. Please see "The Merger Agreement -- Consideration to be received in the merger."

         Because the number of shares of Tompkins common stock to be received by Letchworth stockholders in the merger is fixed (subject to possible increase in certain limited circumstances) and because the market price of Tompkins common stock is subject to fluctuation, the value of the shares of Tompkins common stock that holders of Letchworth common stock will receive in the merger may increase or decrease prior to and after the merger. No assurance can be given concerning the market price of Tompkins common stock before or after the time of the closing and effectiveness of the merger agreement. Please see "The Merger -- Exchange Ratio," "-- Waiver and Amendment; Termination," and "-- Price-Based Termination."

         Letchworth intends to declare and pay cash dividends on Letchworth common stock on dates and with respect to record dates consistent with past practice. However, with respect to the payment of its last dividend prior to completion of the merger, Letchworth is required to coordinate such payment with, and such payment is subject to the prior approval of, Tompkins to preclude any duplication of dividend payments. Under the Merger Agreement, Letchworth may not declare or pay any other dividends or make any other capital distribution with respect to its capital stock without the prior written consent of Tompkins. The Letchworth board is under no obligation to declare dividends on Letchworth common stock.

         The timing and amount of future dividends on Tompkins common stock will depend upon earnings, cash requirements, Tompkins' financial condition and other factors deemed relevant by the Tompkins board. Dividends may also be limited by certain regulatory restrictions.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements present the condensed financial position of Tompkins and Letchworth as of June 30, 1999, assuming that the merger had occurred as of June 30, 1999, after giving effect to certain pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combined statement of condition at June 30, 1999 reflects estimated non recurring charges of $1.8 million ($1.6 million after tax) that may be incurred related to transition costs (investment banking, legal, accounting, and printing), data processing arrangements and other costs incidental to the merger. An estimate of these costs is included in note 2 to the unaudited pro forma condensed combined financial statements. The Letchworth consolidated June 30, 1999 statement of condition includes the effects of its 70.165% acquisition of Mahopac National, consummated on June 4, 1999. The acquisition was accounted for under the purchase method of accounting, and resulted in a core deposit intangible of $3.5 million and goodwill of $2.5 million. The following unaudited pro forma condensed combined statements of income for the six months ended June 30, 1999 and years ended December 31, 1998, 1997, and 1996 present the combined historical results of operations of Tompkins and Letchworth as if the merger had been consummated as of the first day of the period presented. The accompanying unaudited pro forma condensed combined statements of income for the six months ended June 30, 1999 and the year ended December 31, 1998, were prepared assuming the acquisition by Letchworth of Mahopac National had been consummated as of the beginning of each respective period. The Mahopac National acquisition was consummated on June 4, 1999 and, accordingly, the Mahopac National results of operations subsequent to that date are included in the Letchworth operating results, adjusted for the effects of the minority interest. Accordingly, the Mahopac National statement of income information in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 1999 includes only five months of operating results of Mahopac National. Statement of income information for the period from June 1, 1999 to June 4, 1999 would not have a material effect on the pro forma data. Pro forma earnings per share and weighted average common shares outstanding are based on the exchange ratio. Both Tompkins and Letchworth's fiscal years end on December 31.

         The unaudited pro forma condensed combined financial statements were prepared giving effect to the merger on the pooling-of-interests accounting method. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income, and expense of Tompkins and Letchworth are combined and reflected at their historical amounts, except as noted in the accompanying notes. All adjustments necessary to arrive at a fair presentation of the combined financial condition and results of operations of Tompkins and Letchworth, in the opinion of the managements of the respective companies, have been included and are of a normal recurring nature.

         Tompkins expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma condensed combined statements of income, which do not reflect any direct merger costs (see note 2 to such financial statements) or potential operating expense reductions or revenue enhancements that are expected to result from the merger, may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements and notes thereto of Tompkins and Letchworth, which are incorporated by reference herein. Please see "Where You Can Find More Information." The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the merger had been consummated on June 30, 1999 or the beginning of the periods or that may be attained in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF CONDITION
(In thousands)

                                                                    JUNE 30, 1999
                                                                                               Tompkins/
                                                                               Pro forma      Letchworth
                                                                                Pooling        Pro forma
                                                     Tompkins    Letchworth   Adjustments      Combined
-------------------------------------------------------------------------------------------------------------
Cash & noninterest bearing balances
    due from banks                                     $22,723      $14,812                      $37,535
Federal funds sold                                         -0-       13,350                       13,350
Available-for-sale securities, at fair value           182,112      103,706                      285,818
Held-to-maturity securities                             31,084        2,331                       33,415
Loans/leases net of unearned income                    422,376      287,662                      710,038
Less:  Reserve for loan/lease losses                     5,079        4,061                        9,140
=============================================================================================================
NET LOANS/LEASES                                       417,297      283,601                      700,898

Bank premises and equipment                              7,355       13,381                       20,736
Goodwill and core deposit premium                          250        6,647                        6,897
Accrued interest and other assets                       26,042        4,525         205  (2)      30,772
-------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                          $686,863     $442,353         205       $1,129,421
=============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Interest bearing:
          Checking, savings and money market          $217,656     $201,146                     $418,802
          Time                                         174,530      117,556                      292,086
     Noninterest bearing                                95,563       74,035                      169,598
-------------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                         487,749      392,737                      880,486

Securities sold under agreements to repurchase and
     Federal funds purchased                            80,781        1,145                       81,926
Other borrowings                                        45,005        7,753                       52,758
Other liabilities                                        9,489        2,189       1,790  (2)      13,468
-------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                      623,024      403,824       1,790        1,028,638
=============================================================================================================


Minority interest in consolidated subsidiaries           1,406        4,535                        5,941

Stockholders' equity:
    Common Stock                                           484        3,460      (3,230) (3)         714
     Surplus                                            28,104       12,625       1,460  (3)      42,189
     Undivided profits                                  36,908       19,961      (1,585) (2)      55,284
     Accumulated other comprehensive (loss) income      (2,347)         160                       (2,187)
     Treasury stock, at cost                              (537)      (1,770)      1,770  (3)        (537)
     Deferred ISOP benefit expense                        (179)        (442)                        (621)
-------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                              62,433       33,994      (1,585)          94,842
-------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $686,863     $442,353         205       $1,129,421
=============================================================================================================

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands except share and per share data)

                                      FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                                                  Letchworth                          Tompkins/
                                                            Mahopac   Pro forma  and Mahopac            Pro forma    Letchworth
                                                            National  Purchase    Pro forma             Pooling       Pro forma
                                                Letchworth    Bank    Adjustments  Combined  Tompkins   Adjustments   Combined
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                               $9,109    $3,283      2   (6)   $12,394   $17,174                  $29,568
Federal funds sold                                     422       284                    706        70                      776
Securities                                           1,884       853   (343)  (5)     2,393     6,875                    9,268
                                                                         (1)  (7)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                               11,415     4,420   (342)         15,493    24,119                   39,612
-------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits:
     Time certificates of deposits of $100,000
       or more                                         955       158                  1,113     2,506                    3,619
     Other deposits                                  3,116     1,057     (5)  (8)     4,168     4,929                    9,097
     Federal funds purchased and securities                                             -0-                                -0-
       sold under agreements to repurchase              35       -0-                     35     1,415                    1,450
    Other borrowings                                   125       -0-                    125     1,120                    1,245
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                               4,231     1,215     (5)          5,441     9,970                   15,411
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                  7,184     3,205   (337)         10,052    14,149                   24,201
-------------------------------------------------------------------------------------------------------------------------------
Less:  Provision for loan/lease losses                 282        37                    319       224                      543
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN/LEASE LOSSES                                  6,902     3,168   (337)          9,733    13,925                   23,658
-------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
Trust and investment services income                    11       -0-                     11     2,219        (20) (4)    2,210
Service charges on deposit accounts                    582       303                    885       831                    1,716
Credit card merchant income                             10       -0-                     10     1,252                    1,262
Other service charges                                  115        98                    213       999                    1,212
Other operating income                                 169       173                    342       482                      824
Gain on sale of available-for-sale securities            2       -0-                      2       -0-                        2
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                     889       574                  1,463     5,783        (20)        7,226
-------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES
Salary and wages                                     2,338     1,014                  3,352     4,372                    7,724
Pension and other employee benefits                    475       225                    700     1,184                    1,884
Net occupancy expense of bank premises                 248       133    (28)  (9)       353       613                      966
Furniture and fixture expense                          480       144                    624       561                    1,185
Credit card operating expense                           37       -0-                     37     1,200                    1,237
Amortization of goodwill and core deposit               70       -0-    295  (10)       365        50                      415
premium
Other operating expense                              1,430       619                  2,049     2,674        (20) (4)    4,703
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                 5,078     2,135    267           7,480    10,654        (20)       18,114
===============================================================================================================================

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST     2,713     1,607   (604)          3,716     9,054                   12,770
-------------------------------------------------------------------------------------------------------------------------------
Minority interest in net income of subsidiaries         42       -0-    292   (11)      334        93                      427
Income taxes                                           783       627   (220)  (12)    1,190     2,988                    4,178

NET INCOME                                          $1,888      $980   (676)         $2,192    $5,973                   $8,165
===============================================================================================================================
BASIC EARNINGS PER SHARE                              0.58                             0.67      1.23                     1.15
DILUTED EARNINGS PER SHARE                            0.57                             0.66      1.21                     1.14
===============================================================================================================================

Weighted Average Shares Outstanding (Basic)      3,263,500                        3,263,500 4,854,099 (1,028,003) (1)7,089,596
   Dilutive Effect of Options                       40,973                           40,973    73,040    (12,906) (1)  101,107
-------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding (Diluted)    3,304,473                        3,304,473 4,927,139 (1,040,909)    7,190,703
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands except share and per share data)

                                                             FOR THE YEAR ENDED DECEMBER 31, 1998
                                                             ------------------------------------
                                                                                 Letchworth                          Tompkins/
                                                            Mahopac  Pro forma   and Mahopac            Pro forma   Letchworth
                                                           National  Purchase    Pro forma               Pooling     Pro forma
                                                Letchworth   Bank    Adjustments  Combined   Tompkins   Adjustments   Combined
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                              $16,350   $7,420       4   (6)  $23,774    $34,228                   $58,002
Federal funds sold                                     437      772                  1,209        195                     1,404
Securities                                           4,151    2,083    (824)  (5)    5,408     14,368                    19,776
                                                                         (2)  (7)
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                               20,938   10,275    (822)        30,391     48,791                    79,182
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits:
     Time certificates of deposits of $100,000
       or more                                       1,634      343                  1,977                                7,248
     Other deposits                                  6,554    3,023     (11)  (8)    9,566     10,300                    19,866
     Federal funds purchased and securities
       sold under agreements to repurchase             137      -0-                    137      2,973                     3,110
     Other borrowings                                  486      -0-                    486      2,016                     2,502
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                               8,811    3,366     (11)        12,166     20,560                    32,726
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                 12,127    6,909    (811)        18,225     28,231                    46,456
--------------------------------------------------------------------------------------------------------------------------------
Less:  Provision for loan/lease losses                 533       82                    615      1,006                     1,621
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR
LOAN/LEASE LOSSES                                   11,594    6,827    (811)        17,610     27,225                    44,835
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME
Trust and investment services income                    16      -0-                     16      3,811        (18) (4)     3,809
Service charges on deposit accounts                  1,081      688                  1,769      1,641                     3,410
Credit card merchant income                             28      -0-                     28      2,351                     2,379
Other service charges                                   94      191                    285      1,842                     2,127
Other operating income                                 307      319                    626        512                     1,138
Gain (Loss) on sale of available-for-sale
  securities                                            60      -0-                     60        (72)                      (12)
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                   1,586    1,198                  2,784     10,085        (18)        12,851

OTHER EXPENSES
Salary and wages                                     3,916    2,322                  6,238      8,578                    14,816
Pension and other employee benefits                    729      416                  1,145      1,832                     2,977
Net occupancy expense of bank premises                 514      383     (67) (09)      830      1,325                     2,155
Furniture and fixture expense                          885      360                  1,245      1,073                     2,318
Credit card operating expense                           65      -0-                     65      2,146                     2,211
Amortization of Goodwill and Core Deposit              140      -0-     772  (10)      912        100                     1,012
Premium
Other operating expense                              2,252    1,526                  3,778      5,217        (18) (5)     8,977
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                 8,501    5,007     705         14,213     20,271        (18)        34,446
--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST     4,679    3,018  (1,516)         6,181     17,039                    23,220

Minority interest in net income of subsidiaries        -0-      -0-     547  (11)      547        -0-                       547

Income taxes                                         1,366    1,184    (555) (12)    1,995      5,850                     7,845
                                                                                                                          7,845
NET INCOME                                          $3,313   $1,834 $(1,508)        $3,639    $11,189                   $14,828
                                                                                    $3,639                              $14,828
================================================================================================================================
BASIC EARNINGS PER SHARE                              1.01                            1.11       2.31                      2.09
DILUTED EARNINGS PER SHARE                            0.99                            1.09       2.27                      2.05
================================================================================================================================
Weighted Average Shares Outstanding (Basic)      3,266,509                       3,266,509  4,843,654  (1,028,950)(1) 7,081,213
   Dilutive Effect of Options                       87,017                          87,017     87,681    (27,410) (1)   147,288
Weighted Average Shares Outstanding (Diluted)    3,353,526                       3,353,526  4,931,335  (1,056,360)    7,228,501
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands except share and per share data)
                                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                                      ------------------------------------
                                                                                                 Tompkins/
                                                                               Pro forma        Letchworth
                                                                                Pooling          Pro forma
                                                   Tompkins    Letchworth     Adjustments        Combined
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                               $32,686         $14,610                        $47,296
Deposits with other Banks                               -0-             -0-                            -0-
Federal funds sold                                      263             285                            548
Available-for-sale securities                        11,919           2,073                         13,992
Held-to-maturity securities                           1,944           2,484                          4,428
--------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                46,812          19,452                         66,264
--------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits:
     Time certificates of deposits of $100,000
       or more                                        4,629           1,437                          6,066
     Other deposits                                  10,240           6,014                         16,254
     Federal funds purchased and securities                                                            -0-
       sold under agreements to repurchase            4,233             107                          4,340

    Other borrowings                                  1,080             494                          1,574
TOTAL INTEREST EXPENSE                               20,182           8,052                         28,234
--------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                  26,630          11,400                         38,030
--------------------------------------------------------------------------------------------------------------
Less:  Provision for loan/lease losses                1,068             368                          1,436
--------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR
LOAN/LEASE LOSSES                                    25,562          11,032                         36,594
--------------------------------------------------------------------------------------------------------------

OTHER INCOME

Trust and investment services income                  3,159             -0-                          3,159
Service charges on deposit accounts                   1,755             974                          2,729
Credit card merchant income                           2,206              31                          2,237
Other service charges                                 1,356              90                          1,446
Other operating income                                  327             163                            490
Gain (Loss) on sale of available-for-sale
  securities                                            (85)             37                            (48)
--------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                    8,718           1,295                         10,013
--------------------------------------------------------------------------------------------------------------

OTHER EXPENSES
Salary and wages                                      8,107           3,383                         11,490
Pension and other employee benefits                   1,906             787                          2,693
Net occupancy expense of bank premises                1,314             492                          1,806
Furniture and fixture expense                         1,114             776                          1,890
Credit card operating expense                         2,024              39                          2,063
Other operating expense                               4,692           2,227                          6,919
--------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                 19,157           7,704                         26,861
--------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                           15,123           4,623                         19,746
--------------------------------------------------------------------------------------------------------------
Income taxes                                          5,267           1,487                          6,754
--------------------------------------------------------------------------------------------------------------
NET INCOME                                           $9,856          $3,136                        $12,992
==============================================================================================================
BASIC EARNINGS PER SHARE                               2.02            1.10                           1.91
DILUTED EARNINGS PER SHARE                             2.00            1.00                           1.84
==============================================================================================================
Weighted Average Shares Outstanding (Basic)       4,867,089       2,838,660   (894,178) (1)      6,811,571
   Dilutive Effect of Options                        56,415         293,040    (92,308) (1)        257,147
Weighted Average Shares Outstanding (Diluted)     4,923,504       3,131,700   (986,486)          7,068,718
--------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(In thousands except share and per share data)
                                                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                                     ------------------------------------
                                                                                                 Tompkins/
                                                                               Pro forma        Letchworth
                                                                                Pooling          Pro forma
                                                    Tompkins    Letchworth     Adjustments       Combined
------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                $30,591       $13,204                        $43,795
Deposits with other Banks                                 48           -0-                             48
Federal funds sold                                       468           240                            708
Available-for-sale securities                         10,206         2,289                         12,495
Held-to-maturity securities                            1,974         2,407                          4,381
------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                 43,287        18,140                         61,427
------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits:
     Time certificates of deposits of $100,000 or
        more                                           2,363           643                          3,006
     Other deposits                                    9,776         6,464                         16,240
     Federal funds purchased and securities sold
        under agreements to repurchase                 4,831           108                          4,939
     Other borrowings                                    946           228                          1,174
------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                17,916         7,443                         25,359
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                   25,371        10,697                         36,068
------------------------------------------------------------------------------------------------------------
Less:  Provision for loan/lease losses                 1,210           283                          1,493
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR
LOAN/LEASE LOSSES                                     24,161        10,414                         34,575
-------------------------------------------------------------------------------------------------------------

OTHER INCOME
Trust and investment services income                   2,660           -0-                          2,660
Service charges on deposit accounts                    1,713           913                          2,626
Credit card merchant income                            1,892            27                          1,919
Other service charges                                  1,318            91                          1,409
Other operating income                                   218           125                            343
Loss on available-for-sale securities                    -0-            13                             13
------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                     7,801         1,169                          8,970
------------------------------------------------------------------------------------------------------------

OTHER EXPENSES
Salary and wages                                       7,510         3,246                         10,756
Pension and other employee benefits                    1,759           815                          2,574
Net occupancy expense of bank premises                 1,337           506                          1,843
Furniture and fixture expense                          1,134           621                          1,755
Credit card operating expense                          1,751            39                          1,790
Other operating expense                                4,150         2,135                          6,285
------------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                  17,641         7,362                         25,003
------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                            14,321         4,221                         18,542
------------------------------------------------------------------------------------------------------------
Income taxes                                           5,142         1,351                          6,493
------------------------------------------------------------------------------------------------------------
NET INCOME                                            $9,179        $2,870                        $12,049
============================================================================================================
BASIC EARNINGS PER SHARE                                1.76          1.06                           1.70
DILUTED EARNINGS PER SHARE                              1.75          0.97                           1.66
============================================================================================================

Weighted Average Shares Outstanding (Basic)        5,228,348     2,697,351   (849,666) (1)      7,076,033
   Dilutive Effect of Options                         27,285       252,807    (79,634) (1)        200,458
Weighted Average Shares Outstanding (Diluted)      5,255,633     2,950,158   (929,300)          7,276,491
------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited pro forma condensed combined financial statements.

                             TOMPKINS TRUSTCO, INC.
                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


(1) Pro forma earnings per common share (EPS) have been calculated based upon the applicable weighted average number of shares of Tompkins plus the additional number of shares of Tompkins assumed to be issued in the merger in exchange for the weighted average outstanding shares of Letchworth common shares for each applicable period based upon an exchange ratio of 0.685.

(2) The unaudited pro forma condensed combined statement of condition as of June 30, 1999, reflects anticipated merger and integration costs, which are presently estimated to total approximately $1.8 million before taxes, and $1.6 million after taxes. Anticipated merger and integration costs are not included in the unaudited pro forma condensed combined statements of income for any period presented. The following table provides details of the estimated range of merger and integration costs by type:

                                                                 (Dollar amounts in thousands)
                                                                Estimated               Estimated
                  Type of Cost                                Pre-tax Range          After Tax Range
                  ------------                                -------------          ---------------
         Transaction Costs, including investment
             banking, legal, accounting and printing        $1,155 -  1,280           $1,155 - 1,280
         Costs to combine operations:
                  Data processing arrangements                320  -    360              195 -   215
                  Other costs incidental to the merger        135  -    150               85 -    90
                                                            ----------------------------------------
                           TOTAL                            $1,610  - 1,790           $1,435 - 1,585
                                                            ----------------------------------------

The pro forma financial statements do not reflect potential expense reductions or revenue enhancements expected to be realized subsequent to the consummation of the merger.

(3) Entries to adjust capital accounts for the issuance of Tompkins shares at
0.685 exchange ratio, and adjust par value from $1.00 to $0.10. Letchworth treasury shares are retired.

         Authorized, issued, and outstanding share information at June 30, 1999 was as follows:

                                                                   Tompkins/
                                                                  Letchworth
                              Tompkins          Letchworth         Pro Forma
                              --------          ----------         ---------
         Common:
         Par Value                 $0.10               $1.00           $0.10
         Authorized           15,000,000           5,000,000      15,000,000
         Issued                4,844,687           3,459,924       7,214,735
         Outstanding           4,816,382           3,359,119       7,117,379

(4) Adjustment to eliminate intercompany income and expense related to Tompkins' servicing of Letchworth's trust accounts, beginning in January 1998.

(5) The unaudited pro forma condensed combined financial information for the six months ended June 30, 1999, and the year ended December 31, 1998, relating to the purchase acquisition of 70.165% of Mahopac National, assumes a cash purchase price for Mahopac National of approximately $14.5 million, is provided for by the liquidation of available-for-sale securities. Accordingly, interest income is reduced (assuming a pre-tax yield of 5.63%) by $824,000 for fiscal year ended December 31, 1998, and by $343,000 for the year to date period ended June 30, 1999.

(6) Accretion of discount related to loans purchased by Letchworth from Mahopac National using accelerated methods based upon estimated weighted average maturities of the loans.

(7) Amortization of premium related to securities purchased by Letchworth from Mahopac National using an accelerated method over the estimated weighted-average remaining term of the securities.

(8) Amortization of fair value adjustment related to deposits purchased by Letchworth from Mahopac National using an effective yield method over the remaining terms to maturity of the deposits.

(9) Amortization of fair value adjustments related to premises and equipment purchased by Letchworth from Mahopac National on a straight-line basis over the estimated useful lives of the assets.

(10) Amortization of intangible assets created in the purchase of Mahopac National. Amortization is on an accelerated basis for the core deposit premium and on a straight-line basis for goodwill.


                                                                  Five Months
                                                Year Ended           Ended
                           Estimated Life    December 31, 1998    May 31, 1999
                           --------------    -----------------    ------------
     Core deposit premium       10                $643,000         $242,000
     Goodwill                   20                 129,000           53,000
                                                  --------         --------
          Total                                   $772,000         $295,000

(11) To recognize the minority interest expense equal to 29.835% of the historical net earnings of Mahopac National.

(12) Income tax effect on pro forma adjustments is reflected using an expected tax rate of 40% applied to net pre-tax effect of pro forma adjustments other than nondeductible amortization of goodwill.

                       WHERE YOU CAN FIND MORE INFORMATION

         Tompkins has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, registering the shares of Tompkins common stock to be issued in the merger. This joint proxy statement/prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Also, any statement made in this joint proxy statement/prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Tompkins and Letchworth are required to file periodic reports and other information with the SEC under the Securities Exchange Act. Accordingly, Tompkins and Letchworth file reports and other information with the SEC.

         You may read a copy of the registration statement, including the attached exhibits, and any reports, statements or other information that we file, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the SEC's Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Tompkins' and Letchworth's SEC filings are also available to the public on the SEC's internet site HTTP://WWW.SEC.GOV.

         The SEC allows Tompkins and Letchworth to "incorporate by reference" the information Tompkins and Letchworth have filed with it, which means that Tompkins and Letchworth can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about Tompkins and Letchworth that may not be included in or delivered with this joint proxy statement/prospectus. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, and later information filed with the SEC will update and supersede this information. Tompkins incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the consummation of the merger:

         o Tompkins Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         o Tompkins Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         o Tompkins Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         o   Tompkins Current Report on Form 8-K, dated August 16, 1999;

         o The description of Tompkins common stock set forth in Tompkins' Registration Statement on Form 8-A filed by Tompkins on December 29, 1995 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description;

         o The portions of Tompkins' Proxy Statement for the Annual Meeting of Stockholders held on April 28, 1999 that have been incorporated by reference in the 1998 Tompkins Form 10-K;

        Letchworth incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the expiration date of the merger:

         o Letchworth's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999;

         o Letchworth's Current Reports on Form 8-K, dated June 17, 1999 (as amended) and August 13, 1999;

         o The description of Letchworth's common stock set forth in Letchworth's Registration Statement on Form S-18 filed by Letchworth on September 2, 1989 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description; and

         o The portions of Letchworth's Proxy Statement for the Annual Meeting of Stockholders held on May 6, 1999 that have been incorporated by reference in the 1998 Letchworth Form 10-K.

         A copy of Letchworth's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Letchworth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 are included in this joint proxy statement/prospectus as Annex F and Annex G, respectively.

                                  LEGAL MATTERS

         The validity of the shares of Tompkins common stock which will be issued in the merger will be passed upon for Tompkins by Harris Beach & Wilcox LLP, Rochester and Ithaca, New York. In addition, Harris Beach & Wilcox LLP, will pass upon the tax-free nature of the merger for Tompkins. Certain legal matters relating to the merger are being passed upon for Letchworth by the law firm of Mackenzie Smith Lewis Michell & Hughes, LLP, Syracuse, New York, special counsel to Letchworth. Patrick J. Dalton, a member of the law firm of Harris Beach & Wilcox LLP, is a member of the board of directors of Letchworth and serves as Letchworth's corporate secretary. Edward C. Hooks, also a member of the law firm of Harris Beach & Wilcox LLP, is a member of the Board of Directors of Tompkins. Various members of the law firm of Harris Beach & Wilcox LLP own shares of the common stock of both Tompkins and Letchworth, in aggregate amounts representing, in each case, less than 1% of the outstanding shares of the respective companies.

                                     EXPERTS

         The consolidated financial statements of Tompkins and its subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in the 1998 Tompkins Form 10-K and incorporated by reference herein and in the registration statement of which this joint proxy statement/prospectus is a part, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference in the 1998 Tompkins Annual Report on Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Letchworth and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in the 1998 Letchworth Form 10-K and incorporated by reference herein and in the Registration Statement of which this joint proxy statement/prospectus is a part, have been so incorporated by reference in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, in the 1998 Letchworth Form 10-K, which is Annex F to this joint proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

                              STOCKHOLDER PROPOSALS

         Any proposal of a stockholder intended to be presented at the next annual meeting of Tompkins must be received by Tompkins Trustco, Inc. at P.O. Box 460, The Commons, Ithaca, New York 14851 no later than December 1, 1999 to be eligible for inclusion in the proxy statement and form of proxy. Any such proposal must comply with the rules and regulations of the SEC then in effect.

         If the merger takes place, Letchworth will have no more annual meetings. If the merger does not take place, any proposal of a stockholder to be presented at the next annual meeting of Letchworth Independent Bancshares Corporation, must be received by Letchworth Independent Bancshares Corporation at P.O. Box 129, 50 North Main Street, Castile, New York 14427 no later than November 30, 1999 to be eligible for inclusion in the proxy statement and form of proxy. Any such proposal must comply with the rules and regulations of the SEC then in effect.

                                     ANNEX A

Agreement and Plan of Reorganization, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation

                                                                       EXECUTION
                                                                            COPY


                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of July 30, 1999, by and between Letchworth Independent Bancshares Corporation ("Letchworth"), a New York corporation having its principal executive offices at 50 North Main Street, Castile, New York and Tompkins Trustco, Inc. ("Trustco"), a New York corporation having its principal executive offices at 110 North Tioga Street, Ithaca, New York.

                                   WITNESSETH

         WHEREAS, the parties hereto desire that Letchworth shall be acquired by Trustco through the merger ("Merger") of Letchworth with and into Trustco, with Trustco as the surviving corporation ("Surviving Corporation") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as ANNEX A ("Plan of Merger"); and

         WHEREAS, Trustco desires to operate three separate banking subsidiaries; and

         WHEREAS, upon consummation of the Merger, Trustco presently intends to operate Tompkins County Trust Company ("TCTC Bank"), a New York-chartered bank and a wholly owned subsidiary of Trustco, The Bank of Castile ("The Bank of Castile"), a New York-chartered bank and a wholly owned subsidiary of Letchworth, and The Mahopac National Bank ("Mahopac Bank"), a national banking association and a subsidiary of Letchworth, as three separate banking subsidiaries; and

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1.    DEFINITIONS

         1.1. "Affiliate" shall mean with respect to a specified person, a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         1.2  "AMEX" shall mean the American Stock Exchange.

         1.3 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

                                                                       EXECUTION
                                                                            COPY

         1.4  "Banking Board" shall mean the New York State Banking Board.

         1.5  "The Bank of Castile" is defined in the recitals hereto.

         1.6  "Claim" is defined in Section 4.13(a) hereof.

         1.7  "Closing Date" shall mean the date specified pursuant to Section
4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

         1.8  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.9 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.10 "Confidentiality Agreement" is defined in Section 4.5 hereof.

         1.11 "Danielson" is defined in Section 3.19 hereof.

         1.12 "Effective Date" shall mean the date specified pursuant to Section
4.9 hereof as the effective date of the Merger.

         1.13 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.14 "ERISA Affiliate" is defined in Section 2.14 and Section 3.13 hereof.

         1.15 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.16 "FDIA" shall mean the Federal Deposit Insurance Act.

         1.17 "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.18 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         1.19 "Indemnified Parties" is defined in Section 4.13(a) hereof.

         1.20 "Insurance Amount" is defined in Section 4.13(c) hereof.

         1.21 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names,

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common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

         1.22 "Letchworth" is defined in the preamble of this Agreement.

         1.23 "Letchworth Common Stock" is defined in Section 2.1 hereof.

         1.24 "Letchworth Employees" is defined in Section 4.11(a) hereof.

         1.25 "Letchworth Financial Statements" shall mean (i) the consolidated balance sheets of Letchworth as of March 31, 1999 and as of December 31, 1998 and 1997 and the related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for the three months ended March 31, 1999 and each of the three years ended December 31, 1998, 1997 and 1996, respectively, as filed by Letchworth in SEC Documents and (ii) the consolidated balance sheets of Letchworth and related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Letchworth in SEC Documents with respect to periods ended subsequent to March 31, 1999.

         1.26 "Letchworth Plan" is defined in Section 2.14(a) hereof.

         1.27 "Mahopac Bank" is defined in the recitals hereto.

         1.28 "Mahopac Shareholders" means, collectively, W.D. Spain and Sons Limited Partnership, William D. Spain, Jr., C. Compton Spain, Michael H. Spain and William D. Spain.

         1.29 "Material Adverse Effect" shall mean, with respect to Letchworth or Trustco, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and any Subsidiary of the party taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally and (iii) any action or omission of Letchworth or Trustco or any Subsidiary of either of them taken with the prior written consent of Trustco or Letchworth, as applicable, in contemplation of the Merger.

         1.30 "McConnell, Budd & Downes, Inc." is defined in Section 2.19 hereof.

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         1.31 "Merger" is defined in the recitals hereto.

         1.32 "OCC" shall mean the Office of the Comptroller of Currency.

         1.33 "Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between Letchworth and Trustco pursuant to which Letchworth will grant Trustco the right to purchase certain shares of Letchworth Common Stock.

         1.34 "Plan of Merger" is defined in the recitals hereto.

         1.35 "Previously Disclosed" shall mean disclosed in a writing by either party in (i) an SEC Document filed with the SEC after December 31, 1997 and before the date hereof or (ii) a disclosure schedule (the "Disclosure Schedule") dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution of this Agreement. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

         1.36 "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the stockholders of Letchworth and Trustco to solicit their votes in connection with this Agreement and the Plan of Merger.

         1.37 "Registration Statement" shall mean the registration statement to be filed by Trustco with respect to the Trustco Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

         1.38 "Reorganization Agreement" is defined in the recitals hereto.

         1.39 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.40 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         1.41 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.42 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as

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amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

         1.43 "Subsidiary" or "Subsidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

         1.44 "Surviving Corporation" is defined in the recitals hereto.

         1.45 "takeover proposal" is defined in Section 4.7(b)(13) hereof.

         1.46 "Trustco" is defined in the preamble of this Agreement.

         1.47 "TCTC Bank" is defined in the preamble of this Agreement.

         1.48 "Trustco Common Stock" is defined in Section 3.1 hereof.

         1.49 "Trustco Financial Statements" shall mean (i) the consolidated balance sheets of Trustco as of March 31, 1999 and as of December 31, 1998 and 1997 and the related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for the three months ended March 31, 1999 and each of the three years ended December 31, 1998, 1997 and 1996, respectively, as filed by Trustco in SEC Documents and (ii) the consolidated balance sheets of Trustco and related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Trustco in SEC Documents as of dates or with respect to periods ended subsequent to March 31, 1999.

         1.50 "Trustco Plan" is defined in Section 3.13 hereof.

         1.51 "Voting Agreements" shall mean the Voting Agreements dated of even date herewith between Trustco and the director/stockholders of Letchworth pursuant to which such director/stockholders agree to vote their shares of Letchworth Common Stock in favor of this Reorganization Agreement, the Plan of Merger and the Option Agreement.

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         ARTICLE 2.    REPRESENTATIONS AND WARRANTIES OF LETCHWORTH

         Letchworth hereby represents and warrants to Trustco as follows:

         2.1. CAPITAL STRUCTURE OF LETCHWORTH

         The authorized capital stock of Letchworth consists of 5,000,000 shares of common stock, par value $1.00 per share ("Letchworth Common Stock"), of which, as of the date hereof, 3,466,016 shares are issued and outstanding and 86,847 shares are held in treasury. As of the date hereof, no shares of Letchworth Common Stock are reserved for issuance, except that (i) 300,000 shares of Letchworth Common Stock are reserved for issuance upon the exercise of stock options heretofore granted pursuant to Letchworth's 1990 Stock Option Plan (the "Letchworth 1990 Stock Option Plan"), (ii) 500,000 shares of Letchworth Common Stock are reserved for issuance upon the exercise of stock options heretofore granted pursuant to Letchworth's 1998 Stock Option Plan (the "Letchworth 1998 Stock Option Plan") and (iii) 689,737 shares of Letchworth Common Stock are reserved for issuance pursuant to the Option Agreement.
SCHEDULE 2.1 hereto sets forth all currently outstanding options for the purchase of Letchworth Common Stock, the number of shares of Letchworth Common Stock subject to such options, whether such options are vested or unvested, the vesting schedule for unvested options and the vesting or other treatment of all unvested options in the event of a change of control of Letchworth. All outstanding shares of Letchworth Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Letchworth does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Letchworth except (i) for the Option Agreement,
(ii) as Previously Disclosed, (iii) the Shareholder Agreement defined in Section
2.3 below and (iv) as set forth above. None of the shares of Letchworth's capital stock has been issued in violation of the preemptive rights of any person.

         2.2. ORGANIZATION, STANDING AND AUTHORITY OF LETCHWORTH

         Letchworth is a duly organized corporation, validly existing and in good standing under the laws of New York with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Letchworth. Letchworth is registered as a bank holding company under the Bank Holding Company Act.

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         2.3. OWNERSHIP OF LETCHWORTH SUBSIDIARIES; CAPITAL STRUCTURE OF
LETCHWORTH SUBSIDIARIES

         Except as Previously Disclosed, as of the date hereof, Letchworth does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the Letchworth Subsidiaries as Previously Disclosed; and, with respect to Mahopac Bank, Letchworth owns 1,491 shares of common stock of Mahopac Bank, constituting 70.16% of all of the outstanding capital stock of Mahopac Bank, and, subject to the terms of a Shareholder Agreement dated as of October 16, 1998 (the "Shareholder Agreement"), Letchworth has the right to acquire all of the outstanding capital stock of Mahopac Bank owned by the Mahopac Shareholders (628 shares of common stock of Mahopac Bank. The Shareholder Agreement has not been modified, amended or otherwise altered, and is in full force and is enforceable by Letchworth against the parties thereto and nothing in this Agreement, the Plan of Merger or Option Agreement, or the execution hereof, or the performance by Letchworth or any Letchworth Subsidiary of their respective obligations hereunder or under the Plan of Merger and/or Option Agreement, shall in any way violate, conflict with or otherwise breach any of the terms or provisions of the Shareholder Agreement or otherwise cause such agreement to become unenforceable or in any way modified or amended. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each Letchworth Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by Letchworth free and clear of all liens, claims and encumbrances. No Letchworth Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Letchworth Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Letchworth to vote or to dispose of said shares. None of the shares of capital stock or other equity interests of any Letchworth Subsidiary has been issued in violation of the preemptive rights of any person.

         2.4. ORGANIZATION, STANDING AND AUTHORITY OF LETCHWORTH SUBSIDIARIES

         Each Letchworth Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each Letchworth Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Letchworth. Each Letchworth Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so

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authorized would not have a Material Adverse Effect on Letchworth. The Bank of
Castile and Mahopac Bank are each members in good standing of the Federal Home Loan Bank of New York and each owns the requisite amount of shares therein. Except as Previously Disclosed, all eligible deposits issued by The Bank of Castile and Mahopac Bank are insured by the FDIC through the Bank Insurance Fund to the full extent permitted under applicable law.

         2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Letchworth has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Letchworth, except that the affirmative vote of the holders of 66 2/3% of the outstanding shares of Letchworth Common Stock entitled to vote thereon is required to adopt the Plan of Merger pursuant to the New York Business Corporation Law and Letchworth's certificate of incorporation, as amended, and Letchworth's by-laws, each as in effect on the date of this Reorganization Agreement. The Board of Directors of Letchworth has directed that this Reorganization Agreement and the Plan of Merger be submitted to Letchworth's stockholders for approval at a special meeting to be held as soon as practicable.

         (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Letchworth, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Letchworth with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Letchworth or any Letchworth Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Letchworth or any Letchworth Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation

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applicable to Letchworth or any Letchworth Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Letchworth.

         (d) Other than as contemplated by Section 4.3 hereof and except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Letchworth or any Letchworth Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither Letchworth nor any Letchworth Subsidiary is aware of any reason why the conditions set forth in Section 5.1(b) of this Reorganization Agreement will not be satisfied without undue delay and without the imposition of any condition or requirement of the type referred to in the provisions thereof.

         2.6. SEC DOCUMENTS; REGULATORY FILINGS

         Letchworth has timely filed all SEC Documents required by the Securities Laws and all reports and notices with The Nasdaq Stock Market ("Nasdaq") required to be filed by the Nasdaq Marketplace Rules and the Exchange Act (collectively, the "Nasdaq Reports"). The SEC Documents and the Nasdaq Reports are true, complete and correct as of their respective dates, in all material respects, and neither any SEC Documents nor any Nasdaq Reports contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Letchworth and each Letchworth Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Letchworth, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

         2.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         The Letchworth Financial Statements filed by Letchworth in SEC Documents prior to the date of this Agreement fairly present in all material respects, and the Letchworth Financial Statements filed by Letchworth after the date of this Agreement will fairly present in all material respects the consolidated financial position of Letchworth and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of Letchworth and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applied on a consistent basis. The books and

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records of Letchworth and each Letchworth Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Letchworth and each Letchworth Subsidiary contain records which are accurate in all material respects of all corporate actions of each of their respective stockholders and board of directors (including committees of their respective board of directors).

         2.8. MATERIAL ADVERSE CHANGE

         Except as Previously Disclosed, Letchworth has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1998 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Letchworth.

         2.9. ABSENCE OF UNDISCLOSED LIABILITIES

         Neither Letchworth nor any Letchworth Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Letchworth on a consolidated basis, or that, when combined with all similar liabilities, would be material to Letchworth on a consolidated basis, except as Previously Disclosed, as disclosed in the Letchworth Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to March 31, 1999.

         2.10.PROPERTIES

         Except as Previously Disclosed, Letchworth and the Letchworth Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Letchworth and its Subsidiaries taken as a whole, and which are reflected on the Letchworth Financial Statements as of March 31, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Letchworth or any Letchworth Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Letchworth and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Letchworth.

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         2.11.LOANS

         Each loan reflected as an asset in the Letchworth Financial Statements
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Letchworth.

         2.12.ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses reflected on the Letchworth Financial Statements, as of their respective dates, is, to the best of Letchworth's knowledge, adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off and on loans outstanding, and (b) is, to the best of Letchworth's knowledge, in all material respects consistent with the requirements of generally accepted accounting principles to provide for the reasonably anticipated losses with respect to Letchworth's loan portfolio based upon information reasonably available at the time.

         2.13.TAX MATTERS

         (a) Except as Previously Disclosed, Letchworth and each Letchworth Subsidiary have timely filed federal income tax returns for each year through December 31, 1998 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to Letchworth or any Letchworth Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on Letchworth. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and such reserves are reflected on the Letchworth Financial Statements, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Letchworth and, as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Letchworth. Except as Previously Disclosed,

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no material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to such returns or periods has been proposed, asserted or assessed or is pending. Neither Letchworth nor any Letchworth Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Letchworth.

         (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Letchworth and each Letchworth Subsidiary are complete and accurate in all material respects. Neither Letchworth nor any Letchworth Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Letchworth or any Letchworth Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to Letchworth or any Letchworth Subsidiary to extend the period of limitations for the assessment or collection of any tax.

         (c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of Letchworth or any Letchworth Subsidiary prior to or following consummation of the transactions contemplated hereby could result in Letchworth or any Letchworth Subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

         (d) Except as Previously Disclosed, neither Letchworth nor any Letchworth Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, taxes.

         (e) Except as Previously Disclosed, neither Letchworth nor any Letchworth Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

         (f) Except as Previously Disclosed, neither Letchworth nor any Letchworth Subsidiary has entered into any agreement with any taxing authority that will bind Trustco or an affiliate thereof after the Closing Date.

         (g) For purposes of this Section 2.13, references to Letchworth and any Letchworth Subsidiary shall include predecessors thereof.

         2.14.EMPLOYEE BENEFIT PLANS

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         (a)  SCHEDULE 2.14(A) hereto sets forth a true and complete list of (a)
each employment agreement or change in control agreement (whether written or oral) Letchworth or any Letchworth Subsidiary has entered into with any employee, director or officer of Letchworth or a Letchworth Subsidiary and (b) each Letchworth Plan. For purposes of this Reorganization Agreement, the term "Letchworth Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Letchworth or by any trade or business, whether or not incorporated, that together with Letchworth or any of the Letchworth
Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of Letchworth or any ERISA Affiliate of Letchworth.

         (b) With respect to each of the Letchworth Plans, Letchworth has made available to Trustco true and complete copies of each of the following documents: (a) the Letchworth Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Letchworth Plan; and (d) the most recent determination letter received from the IRS with respect to each Letchworth Plan that is intended to be qualified under the Code.

         (c) No liability under Title IV of ERISA has been incurred by Letchworth or any ERISA Affiliate of Letchworth since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Letchworth or any ERISA Affiliate of Letchworth of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

         (d) Neither Letchworth nor any ERISA Affiliate of Letchworth, nor any of the Letchworth Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Letchworth or any ERISA Affiliate of Letchworth could, either directly or indirectly, incur a material liability or cost.

         (e)  Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts that Letchworth or any ERISA Affiliate of Letchworth is required to pay under Section 412 of the Code or under the terms of the Letchworth Plans.

         (f) Except as Previously Disclosed, there has been no material adverse change in the funded status of any Letchworth Plan that is subject to Title IV of ERISA since the date of the information relating to such funded status contained in the most recent Letchworth Form 10-K

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filed with the SEC. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any Letchworth Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

         (g) Except as Previously Disclosed, none of the Letchworth Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

         (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the Letchworth Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such Letchworth Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each of the Letchworth Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Letchworth Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

         (i) There are no actions, suits or claims pending, or, to the knowledge of Letchworth, threatened or anticipated (other than routine claims for benefits) against any Letchworth Plan, the assets of any Letchworth Plan or against Letchworth or any ERISA Affiliate of Letchworth with respect to any Letchworth Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Letchworth Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any Letchworth Plan.

         (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of Letchworth or any ERISA Affiliate of Letchworth to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director, or (iv) result in a "change in control" or the occurrence of any other event specified in the agreements identified on SCHEDULE 2.14(A) which would entitle any party to such agreements to any payment thereunder.



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         2.15.CERTAIN CONTRACTS


         (a) Except as Previously Disclosed, neither Letchworth nor any Letchworth Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Letchworth Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Letchworth or any Letchworth Subsidiary or the guarantee by Letchworth or any Letchworth Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

         (b) Except as Previously Disclosed, neither Letchworth nor any Letchworth Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Letchworth.

         2.16.LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Letchworth or any Letchworth Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Letchworth or any Letchworth Subsidiary or against any asset, interest or right of Letchworth or any Letchworth Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Letchworth. To the knowledge of Letchworth or any Letchworth Subsidiary, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Letchworth. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Letchworth or any Letchworth Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of Letchworth or any Letchworth Subsidiary, that might give rise to a claim for indemnification and

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that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Letchworth.

         2.17.COMPLIANCE WITH LAWS

         Except as Previously Disclosed, Letchworth and each Letchworth Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Letchworth nor any Letchworth Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Letchworth. Neither Letchworth nor any Letchworth Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on Letchworth, and none of them has received any communication requesting that they enter into any of the foregoing.

         2.18.LABOR MATTERS

         With respect to their employees, neither Letchworth nor any Letchworth Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1999 and prior to the date hereof, Letchworth and the Letchworth Subsidiaries have not experienced any attempt by organized labor or its representatives to make Letchworth or any Letchworth Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Letchworth or any Letchworth Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of Letchworth or any Letchworth Subsidiary against any of them pending before any governmental agency arising out of Letchworth's or such Letchworth Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on Letchworth; there is no labor strike or labor disturbance pending or threatened against any of them; and neither Letchworth nor any Letchworth Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1999.

         2.19.BROKERS AND FINDERS

         Neither Letchworth nor any Letchworth Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any

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liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Letchworth's retention of McConnell, Budd & Downes, Inc. to perform certain financial advisory services as Previously Disclosed. Prior to the execution and delivery of this Agreement, McConnell, Budd & Downes, Inc. has delivered to the Board of Directors of Letchworth an opinion that the Exchange Ratio is fair from a financial point of view to the stockholders of Letchworth.

         2.20.INSURANCE

         Letchworth and the Letchworth Subsidiaries each currently maintains insurance in amounts considered by Letchworth and any Letchworth Subsidiary as applicable, to be reasonably necessary for their operations. Neither Letchworth nor any Letchworth Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Letchworth nor any Letchworth Subsidiary has been refused any insurance coverage sought or applied for, and Letchworth has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Letchworth or any Letchworth Subsidiary.
SCHEDULE 2.20 hereto sets forth all currently outstanding claims against Letchworth or any Letchworth Subsidiary under any insurance policy. Except as Previously Disclosed, the deposits of The Bank of Castile and Mahopac Bank are insured by the FDIC in accordance with the FDIA, and The Bank of Castile and Mahopac Bank have paid all assessments and filed all reports required by the FDIA.

         2.21.ENVIRONMENTAL LIABILITY

         Except as Previously Disclosed, neither Letchworth nor any Letchworth Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Letchworth and the Letchworth Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Letchworth or any Letchworth Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Letchworth; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Letchworth nor any Letchworth Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

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         2.22.ADMINISTRATION OF TRUST ACCOUNTS

         To the best of Letchworth's knowledge, each Letchworth Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Letchworth. Neither Letchworth, any Letchworth Subsidiary, nor any director, officer or employee of Letchworth or any Letchworth Subsidiary acting on behalf of Letchworth or a Letchworth Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Letchworth.

         2.23.INTELLECTUAL PROPERTY

         Except as Previously Disclosed, Letchworth or a Letchworth Subsidiary owns the entire right, title and interest in and to, or has valid licenses or otherwise has the required legal rights with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Letchworth and the Letchworth Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Letchworth. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Letchworth. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Reorganization Agreement Trustco and the Trustco Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by Letchworth or the Letchworth Subsidiaries in Previously Disclosed amounts consistent with past practice).

         2.24.ANTI-TAKEOVER PROVISIONS

         No "Business Combination," "Moratorium," "Control Share" or other state anti-takeover statute or regulation, (i) applies to the Merger, the Voting Agreements or the Option Agreement, (ii) prohibits or restricts the ability of Letchworth or any Letchworth Subsidiary to perform their respective obligations under this Reorganization Agreement, or their respective ability to

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consummate the transactions contemplated hereby, (iii) would have the effect of invalidating or voiding this Reorganization Agreement, any of the Voting Agreements, or the Option Agreement, or any provision hereof or thereof, or (iv) would subject Trustco or any Trustco Subsidiary to any material impediment or condition in connection with the exercise of any of its rights under this Reorganization Agreement, any of the Voting Agreements or the Option Agreement.

         2.25.INSIDER INTERESTS

         All outstanding loans and other contractual arrangements (including deposit relationships) between Letchworth or any Letchworth Subsidiary and any officer, director or employee of Letchworth or any Letchworth Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. Except as set forth in SCHEDULE 2.25, no officer, director or employee of Letchworth or any Letchworth Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Letchworth or any Letchworth Subsidiary.

         2.26.REGISTRATION OBLIGATIONS

         Except as set forth in SCHEDULE 2.26, neither Letchworth nor any Letchworth Subsidiaries are under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under any of the Securities Laws.

         2.27.CERTAIN INFORMATION

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Letchworth stockholders' meeting and the Trustco stockholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Letchworth relating to Letchworth and the Letchworth Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Letchworth and its directors, officers, stockholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.



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         2.28.YEAR 2000

         The computer software operated by Letchworth and any Letchworth Subsidiary which is material to the conduct of the business of Letchworth and any Letchworth Subsidiary is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and Letchworth and any Letchworth Subsidiary are otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on Letchworth.

         2.29.TAX TREATMENT

         As of the date of this Reorganization Agreement, Letchworth knows of no reason relating to it or any of the Letchworth Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as tax free reorganization under Section 368(a) of the Code.

         2.30.POOLING OF INTERESTS

         Neither Letchworth nor any Letchworth Subsidiary knows of any reason (after consultation with its independent accountants) which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

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         ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF TRUSTCO

         Trustco hereby represents and warrants to Letchworth as follows:

         3.1. CAPITAL STRUCTURE OF TRUSTCO

         The authorized capital stock of Trustco consists of 15,000,000 shares of common stock, par value $0.10 per share ("Trustco Common Stock"), of which, as of the date hereof, 4,807,774 shares were issued and outstanding and 27,996 shares were held in treasury. As of the date hereof, no shares of Trustco Common Stock are reserved for issuance, except that 254,100 shares of Trustco Common Stock and 240,000 shares of Trustco Common Stock are reserved for issuance upon the exercise of stock options heretofore granted pursuant to Trustco's 1992 Stock Option Plan and 1998 Stock Option Plan, respectively. All outstanding shares of Trustco capital stock have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable. None of the shares of Trustco's capital stock has been issued in violation of the preemptive rights of any person. The shares of Trustco Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, (except as provided by applicable law) nonassessable and free and clear of any preemptive rights. Except as Previously Disclosed and as set forth above, Trustco does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Trustco.

         3.2. ORGANIZATION, STANDING AND AUTHORITY OF TRUSTCO

         Trustco is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Trustco. Trustco is registered as a bank holding company under the Bank Holding Company Act.

         3.3. OWNERSHIP OF TRUSTCO SUBSIDIARIES; CAPITAL STRUCTURE OF TRUSTCO SUBSIDIARIES

         Trustco has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 1998 or any Subsidiary that is not a significant subsidiary under the SEC's Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the Trustco Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. Section 55 or Section 114 of the New York Banking Law)

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nonassessable and all such shares are directly or indirectly owned by Trustco free and clear of all liens, claims and encumbrances. No Trustco Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any Trustco Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Trustco to vote or to dispose of said shares. None of the shares of capital stock of any Trustco Subsidiary has been issued in violation of the preemptive rights of any person.

         3.4. ORGANIZATION, STANDING AND AUTHORITY OF TRUSTCO SUBSIDIARIES

         Each Trustco Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws. Each Trustco Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on Trustco. Each Trustco Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Trustco. TCTC Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of shares therein. Except as Previously Disclosed, all eligible deposits issued by TCTC Bank are insured by the FDIC through the Bank Insurance Fund to the full extent permitted under applicable law.

         3.5. AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Trustco has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Trustco, except that the affirmative vote of the holders of 66 2/3% of the outstanding shares of Trustco Common Stock entitled to vote thereon is required to approve the Plan of Merger pursuant to the New York Business Corporation Law and Trustco's certificate of incorporation, as amended, and Trustco's by-laws, each as in effect on the date of this Reorganization Agreement. The Board of Directors of Trustco has directed that this Reorganization Agreement and Plan of Merger be submitted to Trustco's stockholders for approval at a special meeting to be held as soon as practicable.

         (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding

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obligations of Trustco enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Trustco with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Trustco or any Trustco Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Trustco or any Trustco Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Trustco or any Trustco Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Trustco.

         (d) Except for approvals specified in Section 4.3 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Trustco or any Trustco Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither Trustco nor any of the Trustco Subsidiaries is aware of any reason why the conditions set forth in Section 5.1(b) of this Reorganization Agreement will not be satisfied without undue delay and without the imposition of any condition or requirement of the type referred to in the provisions thereof.

         3.6. SEC DOCUMENTS; REGULATORY FILINGS

         Trustco has timely filed all SEC Documents required by the Securities Laws and all reports and notices with AMEX required to be filed by the AMEX rules and regulations and the Exchange Act (collectively, the "AMEX Reports"). The SEC Documents and the AMEX Reports are true, complete and correct as of their respective dates, in all material respects, and neither any SEC Documents nor any AMEX Reports contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein

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not misleading. Trustco and each of the Trustco Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Trustco, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

         3.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         The Trustco Financial Statements filed by Trustco in SEC Documents prior to the date of this Agreement fairly present in all material respects, and the Trustco Financial Statements filed by Trustco in SEC Documents after the date of the Agreement will fairly present in all material respects the consolidated financial position of Trustco and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of Trustco and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applied on a consistent basis. The books and records of Trustco and each Trustco Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Trustco and the Trustco Subsidiaries contain records which are accurate in all material respects of all corporate actions of each of their respective stockholders and board of directors (including committees of each of their respective board of directors).

         3.8. MATERIAL ADVERSE CHANGE

         Except as Previously Disclosed, Trustco has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1998 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Trustco.

         3.9. ABSENCE OF UNDISCLOSED LIABILITIES

         Neither Trustco nor any Trustco Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Trustco on a consolidated basis, or that, when combined with all similar liabilities, would be material to Trustco on a consolidated basis, except as Previously Disclosed, as disclosed in the Trustco Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to March 31, 1999.

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         3.10.PROPERTIES

         Except as Previously Disclosed, Trustco and the Trustco Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Trustco and its Subsidiaries taken as a whole, and which are reflected on the Trustco Financial Statements as of March 31, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Trustco or any Trustco Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Trustco and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Trustco.

         3.11.LOANS

         Each loan reflected as an asset in the Trustco Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Trustco.

         3.12.ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses reflected on the Trustco Financial Statements, as of their respective dates, is, to the best of Trustco's knowledge, adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off and on loans outstanding, and (b) is, to the best of Trustco's knowledge, in all material respects consistent with the requirements of generally accepted accounting principles to provide for the reasonably anticipated losses with respect to Trustco's loan portfolio based upon information reasonably available at the time.

         3.13.    EMPLOYEE BENEFIT PLANS

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         Each of the Trustco Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. For purposes of this Reorganization Agreement, the term "Trustco Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by Trustco or any trade or business, whether or not incorporated, that together with Trustco or any of the Trustco Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") or under which Trustco or any ERISA Affiliate of Trustco has any liability or obligation. No liability under Title IV of ERISA has been incurred by Trustco or any ERISA Affiliate of Trustco that has not been satisfied in full, and no condition exists that presents a material risk to Trustco or any ERISA Affiliate of Trustco incurring any liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that Trustco or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Trustco Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any Trustco Plan. There has been no material adverse change in the funded status of any Trustco Plan that is subject to Title IV of ERISA since the date of the information relating to such funded status contained in the most recent Trustco Form 10-K filed with the SEC.

         3.14.CERTAIN CONTRACTS

         (a) Except as Previously Disclosed, neither Trustco nor any Trustco Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Trustco Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect, or (ii) any agreement, indenture or other instrument relating to the borrowing of money by Trustco or any Trustco Subsidiary or the guarantee by Trustco or any Trustco Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course.

         (b) Except as Previously Disclosed, neither Trustco nor any Trustco Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Trustco.

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         3.15.LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Trustco, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Trustco or any Trustco Subsidiary or against any asset, interest or right of Trustco or any Trustco Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Trustco. To the knowledge of Trustco, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Trustco.

         3.16.COMPLIANCE WITH LAWS

         Except as Previously Disclosed, each of Trustco and the Trustco Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Trustco. None of Trustco or any Trustco Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on Trustco, and none of them has received any communication requesting that they enter into any of the foregoing.

         3.17.LABOR MATTERS

         With respect to their employees, neither Trustco nor any Trustco Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1999 and prior to the date hereof, Trustco and the Trustco Subsidiaries have not experienced any attempt by organized labor or its representatives to make Trustco or any Trustco Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Trustco or any Trustco Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of Trustco or any Trustco Subsidiary against any of them pending before any governmental agency arising out of Trustco's or such Trustco Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in

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the aggregate, have a Material Adverse Effect on Trustco; there is no labor strike or labor disturbance pending or threatened against any of them; and neither Trustco nor any Trustco Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1999.

         3.18.TAX MATTERS

         (a) Trustco and each Trustco Subsidiary have timely filed federal income tax returns for each year through December 31, 1998 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to Trustco or any Trustco Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on Trustco. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Trustco and, as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Trustco. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or
(iii) refund litigation with respect to such returns or periods has been proposed or asserted or is pending. Neither Trustco nor any Trustco Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Trustco and each Trustco Subsidiary are complete and accurate in all material respects. Neither Trustco nor any Trustco Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Trustco or any Trustco Subsidiary which have not been settled, paid or accrued.

         (c) Except as Previously Disclosed, neither Trustco nor any Trustco Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof

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pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

         (d) For purposes of this Section 3.18, references to Trustco and any Trustco Subsidiary shall include predecessors thereof.

         3.19.BROKERS AND FINDERS

         Neither Trustco nor any Trustco Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Trustco's retention of Danielson & Company to perform certain financial advisory services as Previously Disclosed. Prior to the execution and delivery of this Reorganization Agreement, Danielson & Company has delivered to the Board of Directors of Trustco an opinion that the Merger Consideration is fair to the stockholders of Trustco from a financial point of view.

         3.20.INSURANCE

         Trustco and the Trustco Subsidiaries each currently maintains insurance in amounts considered by Trustco and any Trustco Subsidiary as applicable, to be reasonably necessary for their operations. Neither Trustco nor any Trustco Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Trustco nor any Trustco Subsidiary has been refused any insurance coverage sought or applied for, and Trustco has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Trustco or any Trustco Subsidiary. Except as Previously Disclosed, the deposits of TCTC Bank are insured by the FDIC in accordance with the FDIA, and TCTC Bank have paid all assessments and filed all reports required by the FDIA.

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         3.21.ENVIRONMENTAL LIABILITY

         Neither Trustco nor any Trustco Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Trustco and the Trustco Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Trustco or any Trustco Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Trustco; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Trustco nor any Trustco Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         3.22.ADMINISTRATION OF TRUST ACCOUNTS

         To the best of Trustco's knowledge, each Trustco Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Trustco. Neither Trustco, any Trustco Subsidiary, nor any director, officer or employee of Trustco or any Trustco Subsidiary acting on behalf of Trustco or a Trustco Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Trustco.

         3.23.INTELLECTUAL PROPERTY

         Except as Previously Disclosed, Trustco or a Trustco Subsidiary owns the entire right, title and interest in and to, or has valid licenses or otherwise has the required legal rights with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Trustco and the Trustco Subsidiaries as presently conducted, except

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where the failure to do so would not, individually or in the aggregate, have a
Material Adverse Effect on Trustco. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Trustco.

         3.24.INSIDER INTERESTS

         All outstanding loans and other contractual arrangements (including deposit relationships) between Trustco or any Trustco Subsidiary and any officer, director or employee of Trustco or any Trustco Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. Except as set forth in SCHEDULE 3.24, no officer, director or employee of Trustco or any Trustco Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Trustco or any Trustco Subsidiary.

         3.25.CERTAIN INFORMATION

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Letchworth Stockholders' Meeting and the Trustco Stockholders' Meeting (each as defined in Section 4.1 hereof) to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Trustco relating to Trustco and the Trustco Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Trustco and its directors, officers, stockholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

         3.26.YEAR 2000

         The computer software operated by Trustco or any Trustco Subsidiary which is material to the conduct of Trustco's or any Trustco Subsidiary's business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and Trustco or any Trustco Subsidiary is otherwise in compliance with all relevant Regulatory Authority guidance

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and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on Trustco.

         3.27.TAX TREATMENT

         As of the date of this Agreement, Trustco knows of no reason relating to it or any of the Trustco Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a tax-free reorganization under
Section 368(a) of the Code.

         3.28.MERGER CONSIDERATION

         Trustco has unissued shares of Trustco Common Stock and shares of Trustco Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Stock Consideration, as such term is defined in the Plan of Merger.

         3.29.POOLING OF INTERESTS

         Neither Trustco nor any Trustco Subsidiary knows of any reason (after consultation with its independent accounts) which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

         ARTICLE  4.   COVENANTS

         4.1. STOCKHOLDERS' MEETING

         4.1.1Letchworth shall call a meeting of its stockholders (the "Letchworth Stockholders' Meeting") as soon as practicable after the Registration Statement is declared effective by the SEC for the purposes of voting upon this Reorganization Agreement, Plan of Merger, the Option Agreement and taking such other actions as may be necessary so as to consummate the transactions contemplated hereby and thereby and shall schedule such meeting based on consultation with Trustco. Except to the extent legally required for the discharge by Letchworth's Board of Directors of their fiduciary duties, as determined by such board of directors after having received the advise of legal counsel to Letchworth and the advice of Letchworth's financial advisor, after the receipt by Letchworth of a takeover proposal (as defined in Section 4.7(13)), Letchworth's Board of Directors shall recommend to its stockholders' that at the Letchworth Stockholders' Meeting its stockholders approve this Reorganization Agreement and the Option Agreement and vote in favor of and approve the Merger and adopt the Plan of Merger.

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         4.1.2Trustco shall call a meeting of its stockholders (the "Trustco
Stockholders' Meeting") as soon as practicable after the Registration Statement is declared effective by the SEC for the purposes of voting upon this Reorganization Agreement and Plan of Merger and taking such other actions as may be necessary so as to consummate the transactions contemplated hereby and thereby. Trustco shall schedule the Trustco Stockholders' Meeting based on consultation with Letchworth. Except to the extent legally required for the discharge by Trustco's Board of Directors of their fiduciary duties as determined by such board of directors after consultation with Trustco's legal counsel, Trustco's Board of Directors shall recommend to its stockholders' that at the Trustco Stockholders' Meeting its stockholders approve this Reorganization Agreement and vote in favor of and approve the Merger and adopt the Plan of Merger.

         4.2. PROXY STATEMENT; REGISTRATION STATEMENT

         As promptly as practicable after the date hereof, Trustco and Letchworth shall cooperate in the preparation of the Proxy Statement to be mailed to the stockholders of Letchworth and Trustco in connection with this Reorganization Agreement and the transactions contemplated hereby and to be filed by Trustco as part of the Registration Statement. Trustco will advise Letchworth, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Trustco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Trustco shall take all actions necessary to register or qualify the shares of Trustco Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. Trustco shall apply for approval to list the shares of Trustco Common Stock to be issued in the Merger on the AMEX, subject to official notice of issuance, prior to the Effective Date.

         4.3. APPLICATIONS

         As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to Letchworth, Trustco shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein and in the Plan of Merger (i) to the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act and the Bank Merger Act, (ii) to the OCC pursuant to 12 C.F.R. Section 5.33(g)(3), and (iii) to the New York Banking Board pursuant to Section 142 of the New York Banking Law, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state

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or federal government agency, department or body the approval of which is required for consummation of the Merger.

         4.4. BEST EFFORTS

         (a) Subject to the terms and conditions of this Reorganization Agreement, Trustco and Letchworth shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither Letchworth nor any Letchworth Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Trustco, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel, investment advisors and independent auditors. Subject to the terms and conditions of this Reorganization Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment under generally accepted accounting principles; provided that nothing herein contained shall preclude Trustco from exercising its rights under the Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party my reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

         (b) Letchworth shall give prompt notice to Trustco, and Trustco shall give prompt notice to Letchworth, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Letchworth or Trustco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

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         (c)  From the date of this Agreement through the Effective Date,
Letchworth shall, and shall cause the Letchworth Subsidiaries to, provide such assistance to Trustco as shall be reasonably necessary to assist Trustco in converting and transferring as soon as practicable after the Effective Date all information concerning the loans, deposits and other assets and liabilities of Letchworth and the Letchworth Subsidiaries into Trustco's own data processing system. After execution of this Agreement, Letchworth shall provide Trustco with computer file instructions with respect to the information in its data processing system regarding the loans, deposits and the other assets and liabilities of Letchworth and the Letchworth Subsidiaries, together with operational procedures designed to implement the transfer of such information to Trustco. After execution of this Reorganization Agreement, Letchworth and Trustco shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters and to consult as to whether and when Letchworth will proceed with its pending data processing conversion.

         (d) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

         4.5. INVESTIGATION AND CONFIDENTIALITY

         (a) Letchworth and Trustco each will keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein and in the Plan of Merger. Trustco and Letchworth each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Trustco and Letchworth agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto.

         (b) Letchworth and Trustco shall, and shall cause their respective Subsidiaries and each of their respective directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other parties, said undertaking with respect to confidentiality to survive any termination of this Reorganization Agreement pursuant to Section 6.1 hereof. Letchworth and Trustco shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement executed between Letchworth and Trustco in January

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1999 (the "Confidentiality Agreement"). In the event of termination of this
Agreement each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Agreement.

         4.6. PRESS RELEASES

         Letchworth and Trustco shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or AMEX or NASDAQ rules.

         4.7. ACTIONS PENDING THE MERGER

         (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Option Agreement, or consented to or approved by Trustco, Letchworth shall, and shall cause each of the Letchworth Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

         (b) Prior to the Closing Date, Letchworth shall not, and shall not permit any of the Letchworth Subsidiaries to, except with the prior written consent of Trustco or except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Option Agreement:

              (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

              (2) in the case of Letchworth only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on Letchworth Common Stock in amounts not in excess of $.09 per share;

              (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Option Agreement or Rights outstanding at the date hereof;

              (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

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              (5) issue, grant or authorize any Rights or effect any
recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for Trust Account Shares and debt previously contracted shares ("DPC Shares"); provided however, that in order to fulfill such obligations, Letchworth shall acquire the necessary shares of Letchworth Common Stock solely through open market purchases or the use of treasury shares previously acquired by Letchworth in open market purchases;

              (6) amend its articles or certificate of incorporation or association or bylaws; impose, or suffer the imposition, on any share of stock of any Letchworth Subsidiary held by Letchworth of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

              (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

              (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

              (9) liquidate or sell or dispose of any material assets or acquire any material assets; make any material capital expenditure (for purposes of this subsection (b)(9) of Section 4.7 "material capital expenditure" shall mean expenditures in excess of $50,000 in any instance or $150,000 in the aggregate); or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

              (10)increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice; enter into, modify or extend, or permit to be renewed, any employment or severance contracts with any of its present or former directors, officers or employees (except as may be required by applicable law and except with respect to the executive supplemental income agreements to be entered into by and between Letchworth and the individuals identified in SCHEDULE 4.7(B)(10); provided however, that Trustco shall have the right to approve the terms and conditions of the executive supplemental income agreements prior to their execution, which approval shall not be unreasonably withheld);

              (11)change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law; make any loans or extend any credit, except in the ordinary course of business consistent with its lending policies and past practice;

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              (12)change its methods of accounting in effect at December 31,
1998, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1998, except as required by changes in law;

              (13)authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Letchworth may communicate information about any such takeover proposal to its stockholders if, in the judgment of Letchworth's Board of Directors, after consultation with outside legal counsel and financial advisor, such communication is necessary in order to comply with its fiduciary duties to Letchworth's stockholders required under applicable law. Letchworth will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Letchworth will notify Trustco immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Letchworth, and Letchworth will promptly inform Trustco in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Letchworth or any Letchworth Subsidiary or any proposal or offer to acquire in any manner 25% or more of the voting power of Letchworth, or 25% or more of the assets of, Letchworth or any Letchworth Subsidiary other than the transactions contemplated or permitted by this Reorganization Agreement, the Plan of Merger and the Option Agreement; or

              (14)agree to do any of the foregoing.

         4.8. CERTAIN POLICIES

         Prior to the Effective Date, Letchworth shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Trustco, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Trustco; provided, however, that Letchworth shall not be obligated to take any such action pursuant to this Section 4.8 unless and until (i) Trustco irrevocably acknowledges to Letchworth in writing that all conditions to its obligation to consummate the Merger have been satisfied and (ii) Trustco irrevocably waives in writing any and all rights that it may have to terminate this

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Reorganization Agreement and Plan of Merger.

         4.9. CLOSING; ARTICLES OF MERGER

         The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the actions to be taken at the Closing) or such later date as may be agreed upon by the parties hereto. In connection with such Closing Trustco and Letchworth shall execute the Certificate of Merger substantially in the form attached hereto as ANNEX B ("Certificate of Merger") and shall cause the Certificate of Merger to be delivered to the New York Department of State in accordance with Section 904(a) of the New York Business Corporation Law. The Merger shall be effective at the time and on the date the Certificate of Merger is filed by the New York Department of State (the "Effective Date").

         4.10.AFFILIATES

         Letchworth and Trustco shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Letchworth within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Letchworth shall use its best efforts to cause each person so identified to deliver to Trustco, no later than 30 days prior to the Effective Date, a written Affiliate Agreement substantially in the form attached hereto as ANNEX C.

         4.11.LETCHWORTH EMPLOYEES; DIRECTORS AND MANAGEMENT

         (a) On or after the Effective Date, to the extent permitted by applicable law, all persons who are employed by Letchworth and/or any of the Letchworth Subsidiaries on such date (collectively "Letchworth Employees") shall continue to participate in the Letchworth Plans. This Section 4.11(a) shall not be construed (i) to limit Letchworth's ability to terminate any Letchworth Plan at the request of Trustco prior to or on the Effective Date, (ii) to limit Trustco's ability to terminate or amend any Letchworth Plan after the Effective Date or (iii) to limit Trustco's ability to merge any Letchworth Plan with and into a Trustco Plan. All Letchworth Employees who become participants in a Trustco Plan shall, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable and permitted under the Trustco Plan(s), for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, be given credit for service with Letchworth or a Letchworth Subsidiary or any predecessor thereto prior to the Effective Date. Trustco presently intends that the employee benefits made available after the Effective Date to Letchworth

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Employees who participate in the Letchworth Plans will, when taken as a whole, remain comparable to those available under the Letchworth Plans in affect as of the date of this Agreement. This Section 4.11(a) shall not be construed (i) to limit the ability of Trustco and its Affiliates to terminate the employment of any employee or to review employee benefit programs (including any employee benefit programs included in a Letchworth Plan or a Trustco Plan) from time to time and to make such changes as they deem appropriate or (ii) to require Trustco or its affiliates to provide employees or former employees of Letchworth or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided under the Letchworth Plan or, in the case of a terminated or merged Letchworth Plan, more favorable than those provided to new hires at Trustco. No provision of this Section 4.11(a) shall create any third party beneficiary rights to any employee or former employee of Letchworth or a Letchworth Subsidiary (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

         (b)  Trustco agrees to honor the employee agreements identified on
SCHEDULE 4.11(B) (the "Continuing Employment Agreements"), such that James W. Fulmer shall remain chairman of the board of directors of The Bank of Castile and Ms. Brenda L. Copeland shall remain president and chief executive officer of The Bank of Castile. With respect to the Continuing Employment Agreements, the provisions of this Section 4.11(b) are intended to be for the benefit of and shall be enforceable by, those individuals who are parties to such agreements and their respective heirs and representatives. Notwithstanding anything to contrary herein, Trustco agrees that the Continuing Employment Agreement of Mr. James W. Fulmer may be amended by Trustco for the sole and limited purposes of permitting the assignment of such agreement from The Bank of Castile to Trustco, identifying Mr. Fulmer as the President of Trustco, and describing the duties associated with such position.

         (c) From and after the Effective Date, the Letchworth Employees shall be eligible to participate in the Trustco 1998 Stock Option Plan subject to the terms and conditions of such plan, including but not limited to requirements of eligibility thereunder.

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         4.12 BOARD OF DIRECTORS OF TRUSTCO

         From and after the Effective Date, Trustco's Board of Directors shall take all requisite action to elect as directors of Trustco as of the Effective Date James W. Fulmer, William D. Spain Jr. and Craig Yunker.

         4.13 INDEMNIFICATION

         (a) From and after the Effective Date, Trustco shall indemnify, defend and hold harmless each person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Date, a director or officer of Letchworth (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Trustco, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director or officer of Letchworth or any Letchworth Subsidiary or (ii) this Agreement, the Plan of Merger, the Option Agreement or any of the transactions contemplated hereby, regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Date, to the fullest extent permitted under applicable state or federal law in effect as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.13(a), upon learning of any Claim, shall promptly notify Trustco (but the failure to so notify Trustco shall not relieve it from any liability which it may have under this Section 4.13(a), except to the extent such failure materially prejudices Trustco). In the event of any such Claim (whether arising before or after the Effective
Date), (1) Trustco shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Trustco shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Trustco elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Trustco and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Trustco shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Trustco shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Trustco shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Trustco shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such

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Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Trustco's obligations under this Section 4.13(a) continue in full force and effect for a period of six years from the Effective Date, provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of the Claim.

         (b) Trustco agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Letchworth and any Letchworth Subsidiary (the "Covered Parties") as provided in their respective certificates of incorporation, by-laws or similar governing documents as in effect as of the date of this Reorganization Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party hereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of the Claim; provided, further, however, that nothing contained in this Section 4.13(b) shall be deemed to preclude the liquidation, consolidation or merger of Letchworth or any Letchworth Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

         (c) Trustco, from and after the Effective Date will use its best efforts directly or indirectly to cause the persons who served as directors or officers of Letchworth on or before the Effective Date to be covered by Letchworth's existing directors' and officers' liability insurance policy (provided that Trustco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.13(c) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date; provided, however, that in no event shall Trustco be required to expend more than the current amount expended by Letchworth (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.13(c). Letchworth agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at Trustco's request.

         (d) In the event Trustco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision

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shall be made so that the successors and assigns of Trustco assume the obligations set forth in this section.

         (e) The provisions of Section 4.13(a), (b) and (c) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

         4.14.INTENTIONALLY OMITTED

         4.15.DIVIDENDS

         After the date of this Agreement, each of Trustco and Letchworth shall coordinate with the other for the declaration of any dividends in respect of Trustco Common Stock and Letchworth Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Trustco Common Stock or Letchworth Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Trustco Common Stock and/or Letchworth Common Stock and any shares of Trustco Common Stock any such holder receives in exchange therefor in the Merger.

         4.16.ADVISORS TO THE BOARD

         Unless prohibited by applicable law, promptly following the Effective Date, Trustco shall cause C.L. Van Arsdale and Michael Spain to be appointed as advisors to Trustco's Board of Directors to serve in such capacity until such time as Trustco's Board of Directors shall determine. It is anticipated that the advisors' function will be to, among other things, advise Trustco's Board of Directors on deposit and lending activities in The Bank of Castile's and Mahopac Bank's market areas. Each advisor shall be paid meeting attendance fees of $250; provided, however, that notwithstanding anything else in this Section 4.16, no attendance fees shall be paid for meetings not actually attended.

         ARTICLE 5.    CONDITIONS PRECEDENT

         5.1. CONDITIONS PRECEDENT - TRUSTCO AND LETCHWORTH

         The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

         (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, and the

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stockholders of Letchworth and Trustco shall have approved this Reorganization
Agreement and voted in favor of the Merger and shall have adopted the Plan of Merger;

         (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of Trustco or Letchworth so materially and adversely affects the anticipated economic and business benefits to Trustco or Letchworth, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

         (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending, or to the knowledge of Trustco, threatened by the Commission to suspend the effectiveness of such Registration Statement, and Trustco shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

         (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Letchworth or any Letchworth Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Letchworth;

         (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger and there shall be no action or proceeding by or before any such court or agency that, in the judgment of Letchworth or Trustco, with the advice of their respective counsel, shall present a bona fide claim to restrain, prohibit or invalidate the transactions contemplated hereby;

         (f) The shares of Trustco Common Stock that may be issued in the Merger shall have been approved for listing on AMEX, subject to official notice of issuance; and

         (g) Trustco and Letchworth shall have received an opinion of Harris Beach & Wilcox, LLP, in form and substance which is customary in transactions of the nature contemplated by this Agreement, dated as of the Effective Date, substantially to the effect that,

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on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Merger shall be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that, provided the Merger is such a reorganization, the exchange of Letchworth Common Stock to the extent exchanged for Trustco Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the stockholders of Letchworth, except to the extent that cash is received in lieu of fractional share interests of Trustco Common Stock, and the Merger will not give rise to recognition of gain or loss for federal income tax purposes to Trustco. In rendering the opinion described in this subsection (g), Harris Beach & Wilcox, LLP will rely on representations and facts as provided by Trustco and Letchworth, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

         5.2. CONDITIONS PRECEDENT - LETCHWORTH

         The obligations of Letchworth to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Letchworth pursuant to Section 6.4 hereof:

         (a) The representations and warranties of Trustco set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Letchworth; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Trustco;

         (b) Trustco shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

         (c) Trustco shall have delivered to Letchworth a certificate, dated the Closing Date and signed by its Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs
(a) and (b) of this section have been satisfied;

         (d) Letchworth shall have received from PricewaterhouseCoopers, L.L.P. letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Trustco, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

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         (e)  Within five days of mailing the Prospectus/Proxy Statement,
Letchworth shall have received, if requested by Letchworth, an opinion from McConnell, Budd & Downes, Inc. to the effect that the Exchange Ratio is fair from a financial point of view to the stockholders of Letchworth; and

         (f) Letchworth shall have received an opinion of Harris Beach & Wilcox, LLP counsel to Trustco, dated as of the Closing Date, in a form mutually acceptable to the parties related to the representations in Section 3.5(a).

         5.3. CONDITIONS PRECEDENT - TRUSTCO

         The obligations of Trustco to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Trustco pursuant to Section 6.4 hereof:

         (a)  The representations and warranties of Letchworth set forth in
Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Trustco; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Letchworth;

         (b) Letchworth shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

         (c) Letchworth shall have delivered to Trustco a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

         (d) Trustco shall have received from KPMG, L.L.P. letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with

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respect to certain financial information regarding Letchworth, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

         (e) Trustco shall have received from KPMG, L.L.P. a letter, in the form then customarily issued by such accountants in transactions of this type, to the effect that the Merger will qualify for pooling of interests accounting treatment;

         (f)  Simultaneous with the execution and delivery of this Agreement,
(i) the directors of Letchworth who are stockholders of Letchworth shall have executed and delivered to Trustco Voting Agreements substantially in the form attached as ANNEX D and (ii) the Option Agreement shall be executed and delivered by Letchworth to Trustco; and

         (g) Trustco shall have received an opinion of Mackenzie, Smith, Lewis, Michell & Hughes, LLP counsel to Letchworth, dated as of the Closing Date, in a form mutually acceptable to the parties related to the representations in
Section 2.5(a).

ARTICLE 6.    TERMINATION, WAIVER AND AMENDMENT

         6.1. TERMINATION

         This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the stockholders of Letchworth and Trustco:

         (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

         (b) At any time on or prior to the Closing Date, by Trustco in writing, if Letchworth has, or by Letchworth in writing, if Trustco has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under
Article V hereof;

         (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

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         (d)  At any time, by any party hereto in writing, if the stockholders of Letchworth or the stockholders of Trustco do not approve the transactions contemplated herein at the special meetings duly called for that purpose;

         (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on June 30, 2000 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein; or

         (f) By Letchworth, upon the execution by Letchworth of a definitive agreement relating to a takeover proposal (as defined in Section 4.7(b)(13)), provided that (i) Letchworth shall have complied with its obligations under
Section 4.7(b)(13) hereof, (ii) the Board of Directors of Letchworth shall have determined, after having received the advice of legal counsel to Letchworth and the advice of Letchworth's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) concurrent with its notification of termination, Letchworth will wire to an account designated by Trustco $3.0 million in immediately available funds.

         (g) Subject to Trustco's rights hereunder, by Letchworth, in writing, if (i) the Average Trustco Stock Price (as hereinafter defined) is less than $29.22 AND (ii) the Average Trustco Stock Price has declined as a percentage from the Base Trustco Stock Price (as hereinafter defined) by more than 15% in excess of the total Percentage Decline in the SNL Bank Stock Index (for All Publicly Traded Banks). The "Average Trustco Stock Price" means the average (rounded down to the nearest whole cent) of the closing sale price of one share of Trustco Common Stock on AMEX for 10 consecutive full trading days (after the date of this Reorganization Agreement and prior to the Effective Date). The "Base Trustco Stock Price" means $34.38. The "Percentage Decline in the SNL Bank Stock Index" means the difference, expressed as a percentage, of the SNL Bank Stock Index, between the day prior to the execution of this Reorganization Agreement and the last full trading day included in that computation of the Average Trustco Stock Price which reflected an Average Trustco Stock Price of less than $29.22. The foregoing right of termination notwithstanding, in the event Letchworth exercises its right to terminate pursuant to this Section 6.1(g), Trustco shall have the option to proceed with the Merger and the transactions contemplated in this Agreement by agreeing to the "amended Exchange Ratio". The "amended Exchange Ratio" shall be the quotient obtained by dividing $23.00 by the Average Trustco Stock Price, determined based on the 10 consecutive full trading days immediately preceding the date Trustco shall have exercised its option; provided, however, that in no event shall Trustco have the right to exercise its option if the amended Exchange Ratio is greater than .85. Trustco's option to accept the amended Exchange Ratio and proceed with the Merger and the transactions contemplated by this Agreement shall be exercised by written notice to Letchworth within 5 business days of receipt by Trustco of written notice of Letchworth's intent to terminate pursuant to this subsection
(g).

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         (h)  By Letchworth in writing, upon the execution by Trustco of a definitive agreement relating to a takeover proposal (as herein defined); and, in the event of a termination by Letchworth pursuant to this subsection (h) of
Section 6.1, Trustco will pay Letchworth $1.0 million in immediately available funds. For purposes of this subsection (h) of Section 6.1, the term "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Trustco or any Trustco Subsidiary or any proposal or offer to acquire in any manner 25% or more of the voting power of Trustco or 25% or more of the assets of Trustco or any Trustco Subsidiary.

         6.2. EFFECT OF TERMINATION

         In the event this Reorganization Agreement and the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Reorganization Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

         6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Trustco or Letchworth (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either Trustco or Letchworth, the aforesaid representations, warranties and covenants being material inducements to the consummation by Trustco and Letchworth of the transactions contemplated herein.

         6.4. WAIVER

         Except with respect to any required stockholder or regulatory approval, Trustco and Letchworth, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Trustco and Letchworth) extend the time for the performance of any of the obligations or other acts of Letchworth, on the one hand, or Trustco, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or

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thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Trustco or Letchworth shall change the number of shares of Trustco Common Stock into which each share of Letchworth Common Stock shall be converted pursuant to the Merger.

         6.5. AMENDMENT OR SUPPLEMENT

         This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereto.

         ARTICLE 7.    MISCELLANEOUS

         7.1. EXPENSES

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that Trustco shall pay ____% and Letchworth shall pay ____% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

         7.2. AGREEMENT

         This Reorganization Agreement, the Plan of Merger and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreements. Notwithstanding any provision of any of the aforementioned agreements, the parties agree that, subject to the limitations set forth in Section 4.4(a) relating to acts or omissions that would adversely affect the qualification of the Merger for pooling of interests, Trustco may purchase Letchworth Common Stock in open market or negotiated transactions prior to the Effective Date, not to exceed 5% of the outstanding Letchworth Common Stock and subject to any applicable legal restrictions. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed

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or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of
Section 368 of the Code.

         7.3. NO ASSIGNMENT

         No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

         7.4. NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to Letchworth:

         Letchworth Independent Bancshares Corporation, 50 North Main Street, Castile, New York 14427, ATTENTION: Mr. James W. Fulmer, President and Chief Executive Officer, Facsimile No: (716) 493-5792.

With a required copy to:

         Mackenzie, Smith, Lewis, Michell & Hughes, LLP, 101 South Salina Street, Suite 600, Syracuse, New York 13202, ATTENTION: Edward Moses, Esquire, Facsimile No. (315) 474-4216.

If to Trustco:

         Tompkins Trustco, Inc., 110 North Tioga Street, Ithaca, New York 14850,
ATTENTION: James J. Byrnes, President and Chief Executive Officer, Facsimile No.
(607) 257-6177.

With a required copy to:

         Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York 14604, ATTENTION: Thomas E. Willett, Esquire, Facsimile No. (716) 232-6925. 7.5. CAPTIONS

         The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

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         7.6. COUNTERPARTS

         This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.7. GOVERNING LAW

         This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                                          TOMPKINS TRUSTCO, INC.


Attest:                                   By: /s/ JAMES J. BYRNES
       ------------------                     ----------------------------------
                                                  James J. Byrnes, President and
                                                  Chief Executive Officer


(SEAL)

                                          LETCHWORTH INDEPENDENT
                                          BANCSHARES CORPORATION


Attest:                                   By: /s/ JAMES W. FULMER
       ------------------                     ----------------------------------
                                                  James W. Fulmer, President and
                                                  Chief Executive Officer

(SEAL)

                                     ANNEX A

         AGREEMENT AND PLAN OF MERGER OF LETCHWORTH INDEPENDENT BANCSHARES CORPORATION WITH AND INTO TOMPKINS TRUSTCO, INC.

         AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of July 30, 1999 by and between Letchworth Independent Bancshares Corporation, a New York corporation having its principal executive offices at 50 North Main Street, Castile, New York ("Letchworth") and Tompkins Trustco, Inc., a New York corporation having its principal executive offices at 110 North Tioga Street, Ithaca, New York ("Trustco").

                                   WITNESSETH

         WHEREAS, the respective Boards of Directors of Letchworth and Trustco deem the merger of Letchworth with and into Trustco, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Letchworth and Trustco have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

         WHEREAS, the parties hereto desire that Letchworth shall be acquired by Trustco through the merger of Letchworth with and into Trustco, with Trustco as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

         WHEREAS, the parties hereto intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

         ARTICLE I.        MERGER

         Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Letchworth shall be merged with and into Trustco, pursuant to the provisions of, and with the effect provided in the New York Business Corporation Law ("BCL") (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of Letchworth shall cease and Trustco, as the surviving entity, shall continue unaffected and unimpaired by the Merger (Trustco as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").


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         ARTICLE II.       CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Certificate of Incorporation and the Bylaws of Trustco in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law.

         ARTICLE III.      BOARD OF DIRECTORS

         Subject to the provisions of Section 4.12 of the Reorganization Agreement, the directors and officers of Trustco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         ARTICLE IV.       CAPITAL

         At the Effective Time, all of the shares of Trustco Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and, together with the Trustco Common Stock comprising the Stock Consideration (as defined in Section 1 of Article V below) shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

         ARTICLE V.        CONVERSION AND EXCHANGE OF LETCHWORTH SHARES;
                           FRACTIONAL SHARE INTERESTS

         1. At the Effective Time, each share of the common stock of Letchworth, par value $1.00 per share ("Letchworth Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Section 2 of this Article V, and subject to Sections 5 and 7 of this Article V), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into 0.685 shares (the "Exchange Ratio") of common stock, par value $0.10 per share, of Trustco ("Trustco Common Stock") (the "Stock Consideration"). The Stock Consideration is sometimes referred to herein as the "Merger Consideration."

         2. (a) At the Effective Time, all shares of Letchworth Common Stock held in the treasury of Letchworth or owned beneficially by any Subsidiary of Letchworth other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") and all shares of Letchworth Common Stock owned by Trustco or owned beneficially by any subsidiary of Trustco other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

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              (b) Notwithstanding any other provision contained in this Plan of Merger, no shares of Letchworth Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his or her appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law shall be converted into the right to receive the Merger Consideration as provided in Section 1 of this Article V unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger, each of such holder's shares of Letchworth Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration.

         3. (a) The holders of certificates representing shares of Letchworth Common Stock ("Certificates") shall cease to have any rights as stockholders of Letchworth, except such rights, if any, as they may have pursuant to the BCL. Except as provided above, until Certificates representing shares of Letchworth Common Stock are surrendered for exchange, the Certificates shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Trustco Common Stock into which such shares of Letchworth Common Stock shall have been converted by the Merger as provided above and the right to receive the cash value of any fraction of a share of Trustco Common Stock as provided below.

              (b) Prior to the Effective Time, the Board of Directors of Trustco shall reserve for issuance a sufficient number of shares of Trustco Common Stock for the purpose of issuing its shares to the stockholders of Letchworth in accordance herewith.

              (c) As soon as is reasonably practicable after the Effective
Time, holders of record of Certificates formerly representing shares of Letchworth Common Stock shall be instructed to tender such Certificates to Trustco, or at the election of Trustco, to an independent exchange agent to be selected by Trustco (the "Exchange Agent") pursuant to a letter of transmittal that Trustco shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon acceptance of such Certificates by Trustco or the Exchange Agent. After the Effective Time, each holder of a Certificate that properly surrendered such Certificate to Trustco or the Exchange Agent, together with a properly completed letter of transmittal, duly executed, will, upon acceptance thereof by Trustco or the Exchange Agent, be entitled to the Merger Consideration payable in respect of the shares represented thereby, and the Certificates so surrendered shall forthwith be canceled.

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              (d) Trustco or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Trustco or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Trustco or the Exchange Agent may reasonably require. Each outstanding Certificate shall until duly surrendered to Trustco or the Exchange Agent be deemed to evidence the right to receive the Merger Consideration.

              (e) Trustco shall not be obligated to deliver the Merger Consideration to any holder of Letchworth Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Trustco Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Trustco Common Stock, at which time such dividends on whole shares of Trustco Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Letchworth for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for Certificates representing Trustco common stock until Trustco has received a written agreement from such person as specified in
Section 4.10 of the Reorganization Agreement. Neither the Exchange Agent nor any party to this Agreement nor any Affiliate thereof shall be liable to any holder of Letchworth Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Trustco and the Exchange Agent shall be entitled to rely upon the stock transfer books of Letchworth to establish the identity of those persons entitled to receive consideration specified in this Plan of Merger, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Trustco or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

              (f) If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the Surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Trustco or the Exchange Agent in advance any required transfer or other taxes or establish to the satisfaction of Trustco or the Exchange Agent that such tax has been paid or is not applicable.

         4. At the Effective Time, the stock transfer books of Letchworth shall be closed and no transfer of Letchworth Common Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the

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Exchange Agent, they shall be canceled and exchanged for the Merger
Consideration as provided in this Article V.

         5. In the event that prior to the Effective Time, the outstanding shares of Trustco Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Trustco's capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration (including the Exchange Ratio) and the formulas contained in Section 6 of this Article V.

         6. At the Effective Time, each option granted by Letchworth to purchase shares of Letchworth Common Stock which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Trustco and each such option shall continue to be outstanding, but shall represent an option to purchase shares of Trustco Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the 1990 and 1998 Stock Option Plans of Letchworth):

              (i) the number of shares of Trustco Common Stock to be subject to the continuing option shall be equal to the product of the number of shares of Letchworth Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Trustco Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

              (ii)the exercise price per share of Trustco Common Stock under the continuing options shall be equal to the exercise price per share of Letchworth Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

         It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under
Section 424 of the Code as to any option which is an "incentive stock option."

         7. Notwithstanding any other provision hereof, each holder of shares of Letchworth Common Stock who would otherwise have been entitled to receive pursuant to this Article V a fraction of a share of Trustco Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fraction of a share of Trustco Common Stock multiplied by the market value (as defined below) of Trustco Common Stock. The "market value" of Trustco Common Stock shall be the closing price of the Trustco Common Stock on the American Stock Exchange -- Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported

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                                                                       EXECUTION
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therein, another comparable authoritative source) for the trading day immediately preceding the date on which the Effective Time occurs. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

         8. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Trustco, the posting by such person of a bond in such amount as Trustco may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Trustco Common Stock constituting the Stock Consideration and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Plan of Merger.

         ARTICLE VI.       EFFECTIVE TIME OF THE MERGER

         A certificate of merger evidencing the transactions contemplated herein shall be delivered to the New York Department of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time the Certificate of Merger is filed by the New York Department of State (such date and time being herein referred to as the "Effective Time").

         ARTICLE VII.      CONDITIONS PRECEDENT

         The obligations of Letchworth and Trustco to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in Article V of the Reorganization Agreement.

         ARTICLE VIII.     TERMINATION

         Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Letchworth and Trustco, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

         ARTICLE IX.       MISCELLANEOUS

         1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Letchworth and Trustco. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by

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officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

         2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

         3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

         4. This Plan of Merger shall be governed by and construed in accordance with the laws of New York applicable to the internal affairs of Trustco and Letchworth.

         5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of
Section 368 of the Code.

         6. Capitalized terms used in this Plan of Merger and not defined herein shall have the meanings assigned thereto in the Reorganization Agreement.


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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                           LETCHWORTH INDEPENDENT
                                           BANCSHARES CORPORATION

Attest:                                    By:  /s/ JAMES W. FULMER
       ---------------------                    --------------------------------
                                                    James W. Fulmer, President &
                                                    Chief Executive Officer



                                           TOMPKINS TRUSTCO, INC.

                                           By: /s/  JAMES J. BYRNES
                                               ---------------------------------
                                                    James J. Byrnes, President &
                                                    Chief Executive Officer

                                     ANNEX B

Stock Option Agreement, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation




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                             STOCK OPTION AGREEMENT


THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED

         STOCK OPTION AGREEMENT, dated as of July 30, 1999, between Letchworth Independent Bancshares Corporation ("Letchworth"), a New York corporation, and Tompkins Trustco, Inc. ("Trustco"), a New York corporation.

                                   WITNESSETH:

         WHEREAS, Letchworth and Trustco have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"), and will enter into an Agreement and Plan of Merger to be dated as of the date of this Agreement (the "Plan of Merger," and, together with the Reorganization Agreement, the "Merger Agreements"); and

         WHEREAS, as a condition to Trustco's entering into the Merger Agreements and in consideration therefor, Letchworth has agreed to grant Trustco the Option (as hereinafter defined);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreements, the parties hereto agree as follows:

         1.   GRANT.

              (a) Letchworth hereby grants to Trustco an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 689,737 fully paid and nonassessable shares of Letchworth's Common Stock, par value $1.00 per share ("Common Stock" or "Letchworth Common Stock"), at a price of $14.00 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Letchworth's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

              (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreements) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued


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pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Letchworth or Trustco to breach any provision of the Merger Agreements.

         2.   EXERCISE OF OPTION

              (a) The Holder (as herein defined) may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); PROVIDED, that the Holder shall have sent the written notice of such exercise (as provided in subsection (d) of this Section
2), AND FURTHER PROVIDED, that, (i) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be, and (ii) any such exercise shall be subject to compliance with applicable provisions of law. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Plan of Merger) of the Merger; (ii) the termination of the Merger Agreements pursuant to Section 6.1(b)(h) of the Reorganization Agreement; (iii) the passage of 12 months after the termination of the Merger Agreements in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Purchase Event, except a termination by Trustco pursuant to
Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Letchworth giving rise to such right of termination is non-volitional) or a termination by Letchworth pursuant to Section 6.1(f) of the Reorganization Agreement; or (iv) the passage of 18 months after termination of the Merger Agreements if such termination follows the occurrence of a Purchase Event, or is a termination by Trustco pursuant to Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Letchworth giving rise to such right of termination is non-volitional) or is a termination by Letchworth pursuant to
Section 6.1(f) of the Reorganization Agreement. The term "Holder" shall mean the holder or holders of the Option as provided in Section 9 hereof. Notwithstanding anything to the contrary contained in this Agreement, the Option may not be exercised (nor may Trustco's rights under Section 9 hereof be exercised) at any time when Trustco shall be in willful breach of any of its covenants or agreements contained in the Reorganization Agreement under circumstances that would entitle Letchworth to terminate the Merger Agreements and such breach has not been cured.

              (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                   (i) Letchworth or any of the Letchworth Subsidiaries, without having received Trustco's prior written consent, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose an agreement, arrangement or understanding with any person (the term "person" for purposes of this

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Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3)
of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Trustco or any Trustco Subsidiaries, to (x) effect a merger or consolidation, or similar transaction involving Letchworth or any of the Letchworth Subsidiaries (other than internal mergers, reorganizing actions, consolidations or dissolutions involving only existing Letchworth Subsidiaries), (y) purchase, lease or otherwise acquire or assume all or a substantial portion of the assets or deposits of Letchworth or any Letchworth Subsidiary, or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) beneficial ownership (as herein defined) of securities representing 10% or more of the voting power of Letchworth or any of the Letchworth Subsidiaries (any one of the transactions described in subsections (x), (y) and (z) above being referred to herein as an "Acquisition Transaction");

              (ii) Any person (other than Trustco or a Trustco Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the voting power of Letchworth (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

              (iii) Any person (other than Trustco or a Trustco Subsidiary) shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Letchworth Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the voting power of Letchworth (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

              (iv) (A) the holders of Letchworth Common Stock shall not have approved the Merger Agreements and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreements, or (C) the Board of Directors of Letchworth shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Trustco, its recommendation that the stockholders of Letchworth approve the transactions contemplated by the Merger Agreements, in each case after it shall have been publicly announced that any person other than Trustco or any Trustco Subsidiary shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

              (v) After an overture is made by a third party to Letchworth or its stockholders to engage in an Acquisition Transaction, Letchworth shall have breached any

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covenant or obligation contained in the Reorganization Agreement and such breach
(x) would entitle Trustco to terminate the Merger Agreements and (y) shall not have been cured prior to the Notice Date (as defined below).

         If more than one of the transactions giving rise to a Purchase Event under this Section 2(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

              (c) Letchworth shall notify Trustco promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by Letchworth shall not be a condition to the right of the Holder to exercise the Option.

              (d) In the event the Holder is entitled to and wishes to exercise the Option, it shall deliver to Letchworth a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Letchworth Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

              (e) At the closing referred to in subsection (d) of this Section 2, the Holder shall pay to Letchworth the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Letchworth, PROVIDED that failure or refusal of Letchworth to designate such a bank account shall not preclude the Holder from exercising the Option.

              (f) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Letchworth shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Letchworth a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

              (g) Certificates for Letchworth Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

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                  "The transfer of the shares represented by this
                  certificate is subject to certain provisions of an agreement between the registered holder hereof and Letchworth and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Letchworth and will be provided to the holder hereof without charge upon receipt by Letchworth of a written request therefor."

         It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Letchworth a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Letchworth, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

              (h) Upon the giving by the Holder to Letchworth of the written notice of exercise of the Option provided for under subsection (d) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Letchworth shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Letchworth shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3.   LETCHWORTH'S UNDERTAKINGS.

         Letchworth agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Letchworth;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss.18a and regulations promulgated thereunder and (y) in the event, under federal or state banking law, prior approval of or notice to the Federal Reserve Board or any other federal or state regulatory authority is necessary before the Option may be

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exercised, cooperating fully with Trustco in preparing such applications or notices and providing such information to the Federal Reserve Board or such other federal or state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Letchworth duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4.   ADJUSTMENT/ANTI-DILUTION.

         In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 4. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreements, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Letchworth's obligations hereunder.

         5.   REGISTRATION RIGHTS

         Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Letchworth shall, at the request of Trustco (whether on its own behalf or on behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Trustco. Letchworth will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The registrations effected under this Section 5 shall be at Letchworth's expense except for underwriting commissions and the fees and disbursements of Trustco's counsel attributable to the registration of such Letchworth Common Stock. In no event shall Trustco have the right to demand more than two registrations. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Letchworth of Letchworth Common Stock. Each such Holder shall provide all information reasonably requested by Letchworth for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Letchworth shall become a party to any underwriting agreement

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relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in underwriting agreements for parties similarly situated. Upon receiving any request under this Section 5, Letchworth agrees to send a copy thereof to any other person known to Letchworth to be entitled to registration rights under this Section 5, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         6.   SURVIVAL

         The periods for exercise of certain rights under Sections 2, 5, 9 and 11 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         7.   REPRESENTATIONS AND WARRANTIES OF LETCHWORTH

         Letchworth hereby represents and warrants to Trustco as follows:

              (a) Letchworth has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Letchworth and no other corporate proceedings on the part of Letchworth are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Letchworth.

              (b) Letchworth has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

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         8.   REPRESENTATIONS AND WARRANTIES OF TRUSTCO

         Trustco hereby represents and warrants to Letchworth that:

              (a) Trustco has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Trustco. This Agreement has been duly executed and delivered by Trustco.

              (b) The Option is not being, and any shares of Common Stock or other securities acquired by Trustco upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         9.   ASSIGNMENT.

         Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that, in the event a Purchase Event shall have occurred and be continuing, Trustco may assign, in whole or in part, its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Trustco may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase 2% or more of the voting shares of Letchworth, (iii) an assignment to a single party (E.G., A BROKER OR INVESTMENT BANKER) for the purpose of conducting a widely dispersed public distribution on Trustco's behalf, or (iv) any other manner approved by applicable regulatory authorities.

         10.  APPROVALS AND CONSENTS.

         Each of Trustco and Letchworth will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board, for approval to acquire the shares issuable hereunder, but Trustco shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

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         11.  REPURCHASE RIGHT.

              (a) Upon the occurrence of a Repurchase Event (as herein defined) that occurs prior to an Exercise Termination Event, (i) at the request of any Holder, Letchworth (or any successor entity thereof) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, and (ii) at the request of any owner of Option Shares from time to time (the "Owner"), Letchworth shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("Option Share Repurchase Price") equal to the greater of (A) the market/offer price and (B) the average option price per share paid by the Owner for the Option Shares so designated. The term "market/offer price" shall mean the highest of (w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any person, other than Trustco or a Trustco Subsidiary, pursuant to an agreement with Letchworth, (y) the highest closing mean of the "bid" and the "ask" price per share of Letchworth Common Stock reported by the Nasdaq, the automated quotation system of the National Association of Securities Dealers, Inc., within the six month period immediately preceding the required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of Letchworth's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Letchworth as determined by a nationally recognized investment banking firm selected by a majority in the interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Letchworth, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Letchworth. As used in this Section 11, a "Repurchase Event" shall mean a Purchase Event, except for this purpose the percentage in, clause (z) of subsection 2(b)(i), subsection 2(b)(ii) and 2(b)(iii) shall be 25%, and the payment required by this Section 11 shall be due and payable only upon consummation of the events described in subsections (i), (ii) or (iii) of
Section 2(b) of this Agreement.

              (b) Each Holder and Owner, as the case may be, may exercise its right to require Letchworth to repurchase the Option and any Option Shares pursuant to this Section 11 by surrendering for such purpose to Letchworth, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require Letchworth to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 11. As promptly as practicable, and in any event within ten (10) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Letchworth shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each

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Owner the Option Share Repurchase Price therefor or the portion thereof that
Letchworth is not then prohibited under applicable law and regulation from so delivering.

              (c) To the extent that Letchworth is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Letchworth shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which Letchworth is no longer so prohibited; PROVIDED, HOWEVER, that if Letchworth at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 11 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Letchworth hereby undertakes to use its best efforts to receive any required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon Letchworth shall promptly (i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Letchworth is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

         12.  REMEDIES.

         The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party for any failure to performs its obligations under this Agreement.

         13.  SEVERABILITY.

         If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained

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in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 4 hereof), it is the express intention of Letchworth to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         14.  NOTICE.

         All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex (confirmed receipt obtained), or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.


         15.  APPLICABLE LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         16.  COUNTERPART SIGNATURES.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         17.  EXPENSES.

         Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         18.  ENTIRE AGREEMENT.

         Except as otherwise expressly provided herein or in the Merger Agreements, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their

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respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         19.  DEFINITIONS.

         Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreements.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                         LETCHWORTH INDEPENDENT
                                         BANCSHARES CORPORATION

                                         By: /s/  JAMES W. FULMER
                                             -----------------------------------
                                                  James W. Fulmer, President and
                                                  Chief Executive Officer


                                         TOMPKINS TRUSTCO, INC.

                                         By: /s/  JAMES J. BYRNES
                                             -----------------------------------
                                                  James J. Byrnes, President and
                                                  Chief Executive Officer

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                                     ANNEX C

Voting Agreement, dated as of July 30, 1999, by and among Tompkins Trustco, Inc. and the directors and certain stockholders of Letchworth.













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                                VOTING AGREEMENT

         This Voting Agreement dated as of July 30, 1999 is entered into between Tompkins Trustco, Inc.("Trustco"), and the undersigned director and stockholder ("Stockholder") of Letchworth Independent Bancshares Corporation ("Letchworth").

                              W I T N E S S E T H:

         WHEREAS, Letchworth and Trustco have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Voting Agreement (the "Voting Agreement"), and will enter into an Agreement and Plan of Merger to be dated as of the date of this Voting Agreement (the "Plan of Merger," and, together with the Reorganization Agreement, the "Merger Agreements"); and

         WHEREAS, the Merger Agreements contemplate the merger of Letchworth with and into Trustco (the "Merger") pursuant to which the outstanding common stock of Letchworth ("Letchworth Common Stock") will be exchanged for common stock of Trustco; and

         WHEREAS, Trustco is willing to expend the substantial time, effort and expense necessary to implement the Merger only if Stockholder enters into this Voting Agreement; and

         WHEREAS, the Stockholder believes that the Merger is in his or her best interest and the best interest of Letchworth;

         NOW, THEREFORE, in consideration of the premises, Stockholder hereby agrees as follows:

         1. VOTING AGREEMENT - Stockholder shall vote, or cause to be voted, all of the shares of Letchworth Common Stock he or she now or hereafter owns and over which he or she now has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of the Merger at the meeting of stockholders of Letchworth to be called for the purpose of approving the Merger (the "Meeting").

         2. NO COMPETING TRANSACTION - Stockholder shall not vote any of his or her shares of Letchworth Common Stock in favor of any other merger or sale of all or substantially all the assets of Letchworth to any person other than Trustco or its affiliates until closing of the Merger, termination of the Merger Agreements or abandonment of the Merger by the mutual agreement of Letchworth and Trustco, whichever comes first.

         3. TRANSFERS SUBJECT TO AGREEMENT - Except with respect to open market transactions and transactions pursuant to pre-existing pledge agreements, Stockholder shall not transfer any of his or her shares of Letchworth Common Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to Trustco.

                                                                       EXECUTION
                                                                            COPY

         4. NO OWNERSHIP INTEREST - Nothing contained in this Voting Agreement shall be deemed to vest in Trustco any direct or indirect ownership or incidents of ownership of or with respect to the shares of Letchworth Common Stock. All rights, ownership and economic benefits of and relating to the shares of Letchworth Common Stock subject to this Voting Agreement shall remain and belong to Stockholder and Trustco shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Letchworth or exercise any power or authority to direct Stockholder in the voting of any of his or her of Letchworth Common Stock, except as otherwise expressly provided herein.

         5. DOCUMENTS DELIVERED - Stockholder acknowledges having reviewed the Merger Agreements and its attachments and that all reports, proxy statements and other information with respect to Trustco as filed with the Securities and Exchange Commission (the "Commission") were, prior to his or her execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that Trustco delivered the following such documents to
Letchworth:

              (a) Trustco's Annual Report on Form 10-K for the year ended December 31, 1998;

              (b) Trustco's proxy statement for its 1999 Annual Meeting of Stockholders; and

              (c) Trustco's Annual Report to Stockholders for the year ended December 31, 1998.

         6. AMENDMENT AND MODIFICATION - This Voting Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Trustco.

         7. ENTIRE AGREEMENT - This Voting Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein. This Voting Agreement supersedes any agreements among Trustco and the Stockholder concerning the subject matter contained herein.

         8. DEFINITIONS. - Capitalized terms used in this Voting Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreements.

         9. SEVERABILITY - The parties agree that if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

                                                                       EXECUTION
                                                                            COPY

         10. COUNTERPARTS - This Voting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. GOVERNING LAW - This Voting Agreement shall be governed by the internal laws of the State of New York.

         12. HEADINGS. The headings for the paragraphs of this Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

         13. TERMINATION - This Voting Agreement shall terminate upon the consummation of the Merger, termination of the Merger Agreements or abandonment of the Merger by the mutual agreement of Letchworth and Trustco, whichever comes first.

         14. SUCCESSORS - This Voting Agreement shall be binding upon and inure to the benefit of Trustco and its successors, and Stockholder and his or her executor, personal representative, administrator, heirs, legatees, guardian and other legal representatives. This Voting Agreement shall survive the death or incapacity of Stockholder. This Voting Agreement may be assigned by Trustco only to an affiliate of Trustco.

                                                  TOMPKINS TRUSTCO, INC.


                                              By:
                                                  ------------------------------
                                                  Authorized Officer

                                                  ----------------,"Stockholder"

                                     ANNEX D

Opinion of Danielson Associates, Inc.

             OPINION OF TOMPKINS TRUSTCO, INC.'S FINANCIAL ADVISOR:



                                                                November 3, 1999
The Board of Directors
Tompkins Trustco, Inc.
P.O. Box 460
The Commons
Ithaca, New York 14851


The Board of Directors:


         Tompkins retained Danielson Associates, Inc. ("Danielson Associates") to advise the Tompkins Board of Directors as to the "fair" sale value of Letchworth and the fairness to Tompkins' shareholders of the financial terms of the offer to acquire Letchworth. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies, and thrifts in the connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, New York banking markets and banking organizations operating in those markets. Danielson Associates was selected by Tompkins because of its knowledge of, expertise with, and reputation in the financial services industry.

         In such capacity, Danielson Associates reviewed the Merger Agreement with respect to the pricing and other terms and conditions of the Merger, but the decision relative to entering the business combination with Letchworth under the terms of the merger agreement was ultimately made by the Board of Directors of Tompkins. Danielson Associates rendered its oral opinion to the Tompkins Board of Directors, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the Tompkins offer were "fair" to Tompkins and its shareholders. No limitations were imposed by the Tompkins Board of Directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

         In arriving at its opinion, Danielson Associates (a) reviewed certain business and financial information relating to Tompkins and Letchworth including annual reports for the fiscal year ended December 31, 1998; call report data from 1990 to 1999; and SEC 10K and 10Q reports for 1998 and 1999; (b) discussed the past and current operations, financial condition and prospects of Tompkins with its senior executives; (c) analyzed the pro forma impact of the merger on Tompkins earnings per share, capitalization, and financial ratios; (d) reviewed the reported prices and trading activity for the Tompkins Common Stock and compared it to similar bank holding companies; (e) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions;
(f) reviewed the Merger Agreement and certain related documents; and (g) considered such other factors as were deemed appropriate.

         Danielson Associates did not obtain any independent appraisal of assets or liabilities of Tompkins or Letchworth or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by Tompkins or Letchworth and assumed the accuracy and completeness of all such information.

         In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis or summary description.

         In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Tompkins' or Letchworth's control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

PRO FORMA MERGER ANALYSES

         Danielson Associates analyzed the changes in the amount of earnings and book value represented by the issue of about $80 million in Tompkins' common stock for all of the outstanding shares of Letchworth Common Stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Tompkins Common Stock.

COMPARABLE COMPANIES

         To determine the "fair" value of the Tompkins common stock to be exchanged for the common stock of Letchworth, Tompkins was compared to eleven publicly-traded bank holding companies ("comparable banks" or the "comparative group"). These comparable banks had assets in the $400 million to $2 billion range, no extraordinary characteristics and were located in the state of New York, excluding New York City.

                   SUMMARY AND DESCRIPTION OF COMPARABLE BANKS

                                            Assets*
         Comparable Banks**               (In Mill.)        Headquarters
         ------------------               ----------        ------------
         Alliance                             $491           Cortland
         Arrow                                 941           Glen Falls
         BSB                                 1,949           Binghamton
         Community                           1,659           DeWitt
         CNB                                   718           Canajoharie
         First Long Island                     538           Glen Head
         Iroquois                              568           Auburn
         NBT                                 1,307           Norwich
         Premier                             1,529           Lagrangeville
         State                                 755           New Hyde Park
         Suffolk                               911           Riverhead

 * March 31, 1999.
** Publicly-traded with assets between $400 million and $2 billion in New York, excluding New York City.

Source:  SNL Securities LC, Charlottesville, Virginia.

         Danielson Associates compared Tompkin's (a) stock price as of July 28, 1999 equal to 14.8 times earnings and 256% of book, (b) dividend yield based on trailing four quarters as of March 31, 1999 and stock price as of July 28, 1999 of 2.91%, (c) equity as of March 31, 1999 of 9.54% of assets, (d) nonperforming assets including loans 90 days past due as of March 31, 1999 equal to .18% of total assets, (e) return on average assets during the trailing four quarters ended March 31, 1999 of 1.74% and (f) return on average equity during the same period of 18.51%, with the medians for the comparable banks. The comparable medians were (a) stock price equal to 13.5 times earnings and 182% of book, (b) dividend yield of 3.17%, (c) capital of 8.10% of assets, (d) .49% of assets nonperforming, (e) return on average assets of 1.14% and (f) return on average equity of 13.91%. Danielson Associates also compared other income, expense and balance sheet information of such companies with similar information about Tompkins.

                       TOMPKINS - COMPARABLE BANKS SUMMARY

                                                                Comparable Banks
                                              Tompkins              Medians
                                              --------          ----------------
           Income
           ------
             Net income/Avg. Assets             1.74%                 1.14%
             Net oper. income*/Avg. Assets      2.94                  2.16
             Return on average equity          18.51                 13.91

           Balance Sheet
           -------------
             Equity/Assets                      9.54%                 8.10%
             NPAs**/Assets                       .18                   .49

           Stock Price
           -----------
             Price/Earnings                     14.8X                 13.5X
             Price/Book                          256%                  182%
             Dividend yield                     2.91%                 3.17%
             Payout ratio                         41%                   40%
             Shares traded***                  1,060                 3,475

  *Net interest income plus noninterest income less operating expense. **Nonperforming assets including loans 90 days past due and still accruing.
***Average daily volume 1999 through July 27, 1999.

Source:  SNL Securities LC, Charlottesville, Virginia.

COMPARABLE TRANSACTION ANALYSIS

         Danielson Associates compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of Letchworth with earnings and capital multiples paid in acquisitions of banks with assets of more than $100 million through July 28, 1999 in New England, New Jersey, New York and Pennsylvania. Of these, the most applicable recent transactions included Peoples Heritage's purchase of Banknorth, Chittenden's acquisition of Vermont Financial, Banknorth's purchase of Evergreen, and M&T's acquisition of FNB Rochester. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 241% of Letchworth's March 31, 1999 book value and 20.0 times Letchworth's earnings for the trailing four quarters as of March 31, 1999. This compares to the median multiples of 279% of book value and 23.6 times earnings for comparable acquisitions in New York.

DISCOUNTED DIVIDENDS ANALYSIS

         Danielson Associates applied a present value calculation to Letchworth's estimated dividend stream under several growth and earnings
scenarios.   This  analysis  considered,   among  other  things,  scenarios  for
Letchworth as an independent institution and as part of another banking organization. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders of prospective buyers of Letchworth common stock.

OTHER ANALYSIS

         In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank mergers, the historical financial performance of Tompkins and Letchworth, the market positions of both banks and the general economic conditions and prospects of those banks.

         No company or transaction used in this composite analysis is identical to Tompkins or Letchworth. Accordingly, an analyses of the results of the foregoing is not mathematical; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

         The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. In payment for its services as the financial advisor to Tompkins, Danielson Associates is to be paid an estimated fee of about $16,000.

         The full text of the opinion of Danielson Associates dated as of July 30, 1999, which sets forth assumptions made and matters considered, is attached hereto as Annex E to this Proxy Statement/Prospectus. Tompkins shareholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the "fairness" of the financial terms to Tompkins' shareholders of the proposed business combination with Letchworth and does not constitute a recommendation to any Tompkins shareholder as to how such shareholder should vote at the Shareholders Meeting.

                                     ANNEX E

Opinion of McConnell, Budd and Downes, Inc.

                                                                November 3, 1999
The Board of Directors
Letchworth Independent Bancshares Corporation
50 North Main Street
Castile, New York 14427


The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of' Letchworth Independent Bancshares Corporation ("LETCHWORTH") of the exchange ratio governing the exchange of shares of the common stock of LETCHWORTH for shares of common stock of Tompkins Trustco, Inc. ("TOMPKINS") in connection with the proposed acquisition of LETCHWORTH by TRUSTCO pursuant to an Agreement and Plan of Merger (the "Merger Agreement') dated July 30, 1999 by and between LETCHWORTH and TOMPKINS. Pursuant to the Merger Agreement, LETCHWORTH will merge with and into TOMPKINS, with TOMPKINS being the surviving corporation.

        As is more specifically set forth in the Merger Agreement, upon consummation of the merger, each outstanding share of LETCHWORTH common stock, except for shares held by TOMPKINS and its subsidiaries or by LETCHWORTH and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 0.685 shares of TOMPKINS common stock. The exchange ratio referenced is a fixed exchange ratio and consequently the market value of the consideration to be received by LETCHWORTH stockholders will fluctuate with changes in TOMPKINS' stock price. The Merger Agreement may be terminated under certain conditions prior to the effective time of the merger by the Board of Directors of either party based on defined criteria.

        McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with LETCHWORTH includes having worked as a financial advisor to LETCHWORTH since February 9, 1998 on a contractual basis and specifically includes our participation in the process and negotiations leading up to the proposed merger with TOMPKINS. In the course of our role as financial advisor to LETCHWORTH in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

         In arriving at our opinion, we have reviewed the Merger Agreement. We have also reviewed publicly available business, financial and shareholder information relating to LETCHWORTH and its subsidiaries and certain publicly available financial and shareholder information relating to TOMPKINS.

         In connection with the foregoing, we have (i) reviewed LETCHWORTH's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1998 and LETCHWORTH's Quarterly Report on Form 10-Q and related unaudited financial information for the first and second quarters of 1999; (ii) reviewed TOMPKINS' Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1998 and TOMPKINS' Quarterly Report on Form 10-Q and related unaudited financial information for the first and second quarters of 1999; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Downes, Inc. by LETCHWORTH and TOMPKINS,
respectively; (iv) held discussions with members of the senior management and board of LETCHWORTH concerning the past and current results of operations of LETCHWORTH, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of senior management of TOMPKINS concerning the past and current results of operations of TOMPKINS, its current financial condition and management's opinion of its future prospects;
(vi) reviewed the historical record of reported prices, trading volume and dividend payments for both LETCHWORTH and TOMPKINS common stock; (vii) considered the current state of and future prospects for the economy of New York generally and the relevant market areas for LETCHWORTH and TOMPKINS in particular; (viii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

        In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future earnings per share, the relative capitalization and capital adequacy of each of the parties, the availability of non-interest income to each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of LETCHWORTH and TOMPKINS. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by LETCHWORTH and TOMPKINS and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either LETCHWORTH or TOMPKINS, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either LETCHWORTH or TOMPKINS. We have also relied on the management of LETCHWORTH and TOMPKINS as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

        In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of TOMPKINS following consummation of the merger.

        Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the exchange ratio is fair to the stockholders of LETCHWORTH from a financial point of view.

                                             Very truly yours,


                                             McConnell, Budd & Downes, Inc.

                                     ANNEX F

Letchworth Independent Bancshares Corporation's Annual Report on Form 10-K for the Year Ended December 31, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

         FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(D) OF
           THE SECURITIES EXCHANGE ACT OF 1934.

(Mark One)

[X] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the fiscal year ended December 31, 1998

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

     For the transition period from              to

                         Commission file number 0-18533

                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
--------------------------------------------------------------------------------
               (Name of Small Business Registrant in Its Charter)

            New York                                 16-1168175
-------------------------------------    ---------------------------------------
   (State or Other Jurisdiction                    (I.R.S. Employer
 of Incorporation or Organization)              Identification Number)

 50 North Main Street, Castile, New York              14427
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)            (Zip Code)

                                 (716) 493-2577
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


Securities registered under Section 12(b) of the Act:  None

Securities registered under Section 12(g) of the Act:

                  Common Stock, $1.00 par value
                         (Title of Class)

         Check whether the Registrant: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   [X]             No  [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

         The aggregate market value of the shares of Registrant's voting stock held by non-affiliates of Registrant as of March 26, 1999 was $42,015,024, based upon the average "Bid" and "Ask" price of Registrant's common stock on said date.

         The number of shares outstanding of Registrant's common stock as of March 16, 1999 was 3,391,650 shares.

Documents Incorporated by Reference

None

                                     PART I

ITEM 1 -  DESCRIPTION OF BUSINESS

GENERAL

         Letchworth Independent Bancshares Corporation is a bank holding company incorporated under the laws of the State of New York in 1981 (the "Company"). The Company has only one banking subsidiary, The Bank of Castile, a commercial bank formed in 1869 and incorporated under the laws of the State of New York in 1917 (the "Bank"). The Bank is a full service, community-oriented, commercial bank which offers a full range of commercial banking and consumer banking services to businesses and individuals. During 1997, the Bank was approved by its regulators to amend its charter to allow it to offer trust and investment services.

MARKET AREA

         The Bank conducts its operations through its main office located in Castile, New York, and at its ten(10) branch offices in towns situated in and around the areas commonly known as the Letchworth State Park area and the Genesee Valley region of New York State. Specifically, the Bank has branch offices in the Towns of Arcade, Avon, Batavia, Caledonia, Gainesville, Geneseo, LeRoy, Perry, York(Retsof), and Warsaw in addition to its main office in Castile. In July, 1997, the Bank purchased a 9,600 square foot, one-story building in Geneseo, New York. The exterior of the building was renovated as was one-half of the interior for use as the Bank's eleventh branch office, which opened on January 5, 1998. On December 2, 1994, the Bank purchased the Caledonia and Avon offices of The Chase Manhattan Bank (National Association) ("Chase Manhattan"). Chase Manhattan's Avon office was combined with the Bank's existing Avon office and the Caledonia office became the 9th branch of the Bank. The Bank's primary market includes the counties of Livingston, Wyoming, and Genesee. In addition, adjoining sections of the surrounding counties of Cattaraugus, Allegany, Monroe, and Erie are also serviced. The Bank continues to place emphasis on the Route 5 Corridor just south of Monroe County and the City of Rochester.

BANKING SERVICES

         The Bank is engaged in the general commercial banking business and provides a full scope of loan and deposit services related thereto. All of the deposit accounts offered by the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The Bank also offers a wide range of retail services including checking, savings, and money market accounts, as well as various types of time deposit instruments. Mortgage lending activities include a variety of commercial, industrial and residential loans secured by real estate and the Bank's installment loan department makes direct auto, home improvement, and personal loans to individuals. The Bank also offers safety deposit box services at all of its branches. The Bank has been approved by the appropriate regulatory authorities to alter its charter to allow the Bank to offer trust and investment services. These services are provided to the Bank's customers pursuant to a relationship with Tompkins County Trust Company. In the fourth quarter of 1997, a trust officer was hired and customer relationships are presently being developed with assistance from Tompkins County Trust Company of Ithaca, New York. Tompkins County Trust Company has over 100 years of experience in providing trust services to its customers and is highly regarded.

         In addition, beginning in 1992, the Bank, through an arrangement with Circuit Agency, Inc., an affiliate of the New York State Bankers Association, enabled annuity products to be offered to its customers.

         All of the Bank's lending is in its market area and approximately twenty percent (20%) of its loans are concentrated in the farming and agricultural or related industries. The Bank has no foreign loans. No other single industry or group of related industries are responsible for a significant portion of the Bank's loans. The Bank has no material concentrations of deposits from any single customer or group of customers, nor does it rely on foreign sources of funds or brokered deposits. The Bank does not utilize off-balance sheet derivative instruments.

COMPETITION

         Management believes that the Company is a prominent financial institution in its market area. Although the Bank faces competition for deposits from other bank and non-bank financial institutions, the Bank has been able to compete effectively for deposits because of its image in the community as a community-oriented bank and the loyalty of its local customers. The Bank has emphasized personalized banking services and the advantage of local decision-making in its banking business, and this emphasis appears to have been well received by the public in the Bank's market area.

         The Bank competes for deposits principally by offering depositors a wide variety of deposit programs, convenient branch locations and hours, tax-deferred retirement programs, and other services, as well as providing the personalized services and local decision-making noted above. The Bank also utilizes local advertising to attract deposits.

         In addition, the Bank is a major provider of mortgage loans in its market area. Although the Bank faces competition for real estate loans from mortgage banking companies, savings banks, savings and loans associations, other commercial banks, insurance companies and other institutional lenders, management believes that the Bank's image in the community as a local bank gives the Bank a substantial competitive advantage. Factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels and mobility in the mortgage markets.

REGULATION

         The Company is a bank holding company subject to the provisions of the Bank Holding Company Act of 1956, as amended (the "Act"). As a bank holding company, the Company is required to file annual reports and such additional information as may be required by the Federal Reserve Board pursuant to the Act. The Federal Reserve Board has the authority to examine the Company and its subsidiaries.

         The Bank is a stock form commercial bank chartered under the laws of the State of New York, and its deposits are insured by the FDIC. As such, the Bank is subject to the regulation, examination and supervision of the Banking Department of the State of New York and the FDIC. Such supervision and regulation, intended primarily for the protection of depositors, restricts or prohibits certain activities and neither the Company nor the Bank may enter into certain transactions without meeting applicable regulatory tests, or without notification to or prior approval of certain regulatory agencies. Although the Bank is not a member of the Federal Reserve System, it is also subject to Federal Reserve Board regulations that require it to maintain certain reserves against its transaction accounts (primarily checking and NOW accounts).

PERSONNEL

         As of December 31, 1998, the Company and its subsidiaries had 113 full-time employees and 51 part-time employees. The employees are not represented by any collective bargaining unit, and the Company's management and the Bank's management considers its relationship with its employees to be good.


STATISTICAL DISCLOSURE

         DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

         The following table reflects the components of the Company's average assets, liabilities and shareholders' equity, interest income earned and interest expense paid, average rates earned and paid, and the net interest margin for the years ended December 31, 1998, 1997, and 1996, respectively.

                                                                     December 31, 1998
                                                               -----------------------------
ASSETS
                                              Average                                Average
Interest-earning assets                       Balance            Interest             Yield
                                            ------------       ------------          -------
Loans
         Loans (1)                          $172,437,000       $ 16,349,568           9.48%
         Less allowance for
           possible loan losses               (2,171,000)
                                            ------------
                  Net Loans                  170,266,000

Investment securities
         Taxable                              42,186,000          2,632,681           6.24
         Tax-exempt                           31,508,000          1,518,300           4.82
                                            ------------        -----------
                  Total investment
                  securities                  73,694,000          4,150,981           5.63

Other interest-earning assets                         --                 --             --

Federal funds sold                             8,338,000            437,218           5.24
                                            ------------        -----------
                  Total interest-
                  earning assets (2)         252,298,000         20,937,767           8.30

Cash and due from banks                        8,504,000
Premises and equipment, net                    6,504,000
Accrued interest receivable                    1,873,000
Other assets                                   2,204,000
                                            ------------
                  Total assets              $271,383,000
                                            ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing demand deposits            $ 31,231,000        $   339,592           1.09%
Savings deposits                              35,528,000            820,624           2.31
Money market deposits                         14,304,000            478,070           3.34
Certificates of deposit                      116,981,000          6,550,105           5.60
                                            ------------        -----------
Total interest-bearing deposits              198,044,000          8,188,391           4.13

Federal funds purchased                          108,000              6,092           5.64

Securities sold under agreement
to repurchase                                  2,395,000            130,831           5.46

Advances from Federal Home Loan
 Bank and Other                                7,332,000            485,800           6.63
                                            ------------        -----------
Total interest-bearing liabilities           207,879,000          8,811,114           4.24

Demand deposits                               31,682,000
Bank loan on ESOP                                 73,000
Other liabilities                              2,050,000
Shareholders' equity                          29,699,000
                                            ------------

Total liabilities and
  shareholders' equity                      $271,383,000

Net interest income                                              12,126,653
Net interest spread                                 4.06%
                                            ------------
Net interest margin (3)                                                               4.81%
                                                                               -----------

                                                                     December 31, 1997
                                                                ----------------------------
ASSETS
                                              Average                                Average
Interest-earning assets                       Balance            Interest             Yield
                                           -------------        -----------          -------
Loans
         Loans (1)                         $150,225,000         $14,610,342           9.73%
         Less allowance for
           possible loan losses              (1,913,000)
                                           ------------
                  Net Loans                 148,312,000

Investment securities
         Taxable                              43,768,918          3,254,623           7.44
         Tax-exempt                           33,861,814          1,302,147           3.85
                                           -------------        -----------
                  Total investment
                  securities                  77,630,732          4,556,770           5.87

Other interest-earning assets                         --                 --

Federal funds sold                             5,230,000            285,446           5.46
                                           -------------        -----------
                  Total interest-
                  earning assets (2)         231,172,732         19,452,558           8.41

Cash and due from banks                        7,655,000
Premises and equipment, net                    5,882,000
Accrued interest receivable                    1,708,000
Other assets                                   2,373,056
                  Total assets             $ 248,790,788

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities
Interest-bearing demand deposits           $  30,109,000        $   355,277           1.18%
Savings deposits                              34,760,000            858,113           2.47
Money market deposits                         11,909,000            387,591           3.25
Certificates of deposit                      106,996,000          5,850,673           5.47
                                           -------------        -----------
Total interest-bearing deposits              183,774,000          7,451,654           4.05

Federal funds purchased                          123,000              7,213           5.86

Securities sold under agreement
to repurchase                                  1,837,000             99,485           5.42

Advances from Federal Home Loan
 Bank and Other                                7,863,000            494,253           6.29
                                           -------------        -----------

Total interest-bearing liabilities           193,597,000          8,052,605           4.15

Demand deposits                               25,242,302
Bank loan on ESOP                                388,814
Other liabilities                              1,611,475
Shareholders' equity                          27,951,197
                                           -------------

Total liabilities and
  shareholders' equity                     $ 248,790,788

Net interest income                                              11,399,953
Net interest spread                                                                   4.26%
                                                                                     -----
Net interest margin (3)                                                               4.93%
                                                                                     -----

                                                                     December 31, 1996
                                                                 ---------------------------
ASSETS
                                              Average                                Average
Interest-earning assets                       Balance            Interest             Yield
                                           -------------------------------------------------

Loans
         Loans (1)                         $ 135,755,218        $13,203,737           9.73%
         Less allowance for
           possible loan losses               (1,753,720)
                                           -------------
                  Net Loans                  134,001,498

Investment securities
         Taxable                              55,895,608          3,530,028           6.32
         Tax-exempt                           22,296,911          1,116,078           5.01
                                           -------------        -----------
                  Total investment
                  securities                  78,192,519          4,646,106           5.94

Other interest-earning assets                    792,892             50,552           6.38

Federal funds sold                             4,467,158            239,712           5.37
                                           -------------        -----------
                  Total interest-
                  earning assets (2)         217,454,067         18,140,107           8.34


Cash and due from banks                        7,814,223
Premises and equipment, net                    5,168,999
Accrued interest receivable                    1,793,965
Other assets                                   2,445,885
                                           -------------
                  Total assets             $ 234,677,139

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities
Interest-bearing demand deposits           $  29,025,668        $   378,156           1.30%
Savings deposits                              36,536,619            931,735           2.55
Money market deposits                         11,545,345            289,357           2.51
Certificates of deposit                      102,699,682          5,507,889           5.36
                                           -------------        -----------
Total interest-bearing deposits              179,807,314          7,107,137           3.95

Federal funds purchased                          107,514              6,131

Securities sold under agreement
to repurchase                                  1,942,414            101,920           5.25

Advances from Federal Home Loan
 Bank and Other                                3,306,449            228,209           6.90
Total interest-bearing liabilities           185,163,691          7,443,397           4.02

Demand deposits                               23,213,560
Other liabilities                              2,090,407
Shareholders' equity                          24,209,481
                                           -------------

Total liabilities and
  shareholders' equity                     $ 234,677,139

Net interest income                                              10,696,710
Net interest spread                                                                   4.32%
                                                                                      ----
Net interest margin (3)                                                               4.92%
                                                                                      ----

(1) Average loans include non-accrual loans. Interest on loans includes loan fees of $239,545, $224,688, and $231,243 in fiscal 1998, 1997, and 1996, respectively.

(2) Interest income on a portion of the Company's loans and investment securities is exempt from income tax. If income from these assets had been adjusted to a level comparable to fully taxable income before application of income taxes, the interest income and average rate would have been as follows:

                                      Year Ended December 31,
                       ---------------------------------------------------------
                              1998                1997               1996
                       ------------------  ------------------   ----------------
                                  Average             Average            Average
                       Interest    Rate    Interest    Rate     Interest  Rate
                       --------   -------  --------   -------   -------- -------

Loans................ $16,353,293  9.48%  $14,615,067  9.73%  $13,213,553  9.73%
Investment securities-
  Tax exempt.........   2,300,455  7.30%    1,972,949  5.83%    1,691,027  7.48%

         The tax rate used to develop this taxable equivalent adjustment is the federal statutory rate of 34%. The tax-equivalent adjustments do not give effect to the disallowance for federal income tax purposes of interest expense related to certain tax exempt assets, nor do they reflect any benefit of interest being exempt from state income taxes, the effect of which would be insignificant.

(3) Net interest margin represents net interest income divided by total average interest-earning assets.

     RATE/VOLUME VARIANCE ANALYSIS

         The following table sets forth a summary of the changes in interest earned and interest paid resulting from changes in volumes and changes in interest rates for the Company for the years ended December 31, 1998 and 1997, respectively.

                                                                        Change
                                          Change         Change        Due to
                                          Due to         Due to         Rate/
1998 Compared to 1997                     Volume          Rate          Volume          Net
                                           (1)             (2)           (3)          Change
                                       -----------    -----------    -----------    -----------
Revenue Earned On:
Loans ..............................   $ 2,161,228    $  (375,563)     $ (46,439)    $1,739,226
                                       -----------    -----------    -----------    -----------
Investment securities
  Taxable ..........................      (117,769)      (525,227)        21,054       (621,942)
  Tax-exempt .......................       (90,622)       325,460        (21,685)       216,153
                                       -----------    -----------    -----------    -----------
    Total investment
      securities ...................      (208,391)      (196,767)          (631)      (405,789)
Other interest-earning
  assets ...........................            --             --             --             --
Federal funds sold .................       169,697        (11,506)        (6,419)       151,772
                                       -----------    -----------    -----------    -----------
    Total interest-earning
      assets .......................     2,122,533       (583,836)       (53,489)     1,485,209
                                       -----------    -----------    -----------    -----------
Interest Paid On:
  Interest-bearing demand
    deposits .......................        13,240        (27,098)        (1,827)       (15,685)
  Savings deposits .................        18,970       (128,612)        72,153        (37,489)
  Money market deposits ............       546,180     (2,279,015)     2,432,267        699,432
  Certificates of
    deposit ........................        77,838        279,862       (267,220)        90,479

  Federal funds purchased ..........          (879)          (271)            29         (1,121)
  Securities sold under
    agreement to repurchase.........        30,244            735            368         31,346
  Advances from Federal
    Home Loan Bank .................       (33,400)        26,734         (1,787)        (8,453)
                                       -----------    -----------    -----------    -----------
      Total interest-bearing
        liabilities ................       652,191     (2,127,665)     2,233,983        758,509
                                       -----------    -----------    -----------    -----------
  Net Interest Income...............   $ 1,470,343    $ 1,543,829    $(2,287,472)   $   726,700
                                       -----------    -----------    -----------    -----------

----------
(1) The volume variance reflects the change in the average balance outstanding multiplied by the average rate during the prior period.

(2) The rate variance reflects the change in the average rate multiplied by the average balance outstanding during the prior period.

(3) The rate/volume variance reflects the change in average rate multiplied by the change in the average balance outstanding

         The following table sets forth a summary of the changes in interest earned and interest paid resulting from changes in volumes and changes in interest rates for the Company for the years ended December 31, 1997 and 1996, respectively.

                                                                Change
                                  Change         Change         Due to
                                  Due to         Due to         Rate/
1997 Compared to 1996             Volume          Rate          Volume        Net
                                   (1)            (2)            (3)         Change
                               -----------    -----------    -----------    -----------

Revenue Earned On:
Loans ........................ $ 1,407,910    $         0       $ (1,035)    $1,046,605
                               -----------    -----------    -----------    -----------
Investment securities
  Taxable ....................    (816,518)       634,911       (144,351)      (325,958)
  Tax-exempt .................     579,402       (258,644)      (134,688)       186,070
                               -----------    -----------    -----------    -----------
    Total investment
      securities .............    (237,116)       376,267       (279,039)      (139,888)
Other interest-earning
  assets .....................          --             --             --             --
Federal funds sold ...........      40,965          4,020            749         45,734
                               -----------    -----------    -----------    -----------
    Total interest-earning
      assets .................   1,211,759        380,287       (279,595)     1,312,451
                               -----------    -----------    -----------    -----------
Interest Paid On:
  Interest-bearing demand
    deposits .................      14,083        (34,831)        (2,132)       (22,880)
  Savings deposits ...........     (45,304)       (29,229)           911        (73,622)
  Money market deposits ......       9,128         85,436          3,671         98,235
  Certificates of deposit ....     230,283        112,970           (469)       342,784

  Federal funds purchased ....                      6,300         (5,218)         1,082
  Securities sold under
    agreement to repurchase...      (5,534)         3,302           (203)        (2,435)
  Advances from Federal
    Home Loan Bank ...........     314,402        (20,169)       (28,189)       266,044
                               -----------    -----------    -----------    -----------

      Total interest-bearing
        liabilities ..........     517,058        123,779        (31,629)       609,208
                               -----------    -----------    -----------    -----------
  Net Interest Income ........ $   694,701    $   256,508    $  (247,966)   $   703,243
                               -----------    -----------    -----------    -----------


(1) The volume variance reflects the change in the average balance outstanding multiplied by the average rate during the prior period.

(2) The rate variance reflects the change in the average rate multiplied by the average balance outstanding during the prior period.

(3) The rate/volume variance reflects the change in average rate multiplied by the change in the average balance outstanding

         The following table sets forth a summary of the changes in interest earned and interest paid resulting from changes in volumes and changes in interest rates for the Company for the years ended December 31, 1996 and 1995, respectively.

                                                                Change
                                  Change         Change         Due to
                                  Due to         Due to          Rate/
1996 Compared to 1995             Volume          Rate          Volume        Net
                                   (1)            (2)            (3)         Change
                               -----------    -----------    -----------    -----------

Revenue Earned On:
Loans ........................ $ 1,009,479    $  (541,023)   $   (53,416)   $   415,040
                               -----------    -----------    -----------    -----------
Investment securities
  Taxable ....................      36,966        (60,853)        (1,840)       (25,727)
  Tax-exempt .................      48,163        (19,217)        (1,199)        27,747
                               -----------    -----------    -----------    -----------
    Total investment
      securities .............      85,129        (80,070)        (3,039)         2,020
Other interest-earning
  assets .....................      12,580         (7,654)        (2,059)         2,867
Federal funds sold ...........    (129,897)       (40,500)        13,006       (157,391)
                               -----------    -----------    -----------    -----------
    Total interest-earning
      assets .................     977,291       (669,247)       (45,508)       262,536
                               -----------    -----------    -----------    -----------
Interest Paid On:
  Interest-bearing demand
    deposits .................      49,866       (136,686)       (14,614)      (101,434)
  Savings deposits ...........      (3,622)      (153,966)          (705)      (158,293)
  Money market deposits ......     (12,321)       (31,174)           342        (43,153)
  Certificates of
    deposit ..................     145,527        (50,005)         2,367         97,889

  Federal funds purchased ....                                     6,131          6,131
  Securities sold under
    agreement to repurchase...      44,209         (5,006)        (3,443)        35,760
  Advances from Federal
    Home Loan Bank ...........      31,037        (30,915)        (3,986)        (3,864)
                               -----------    -----------    -----------    -----------

      Total interest-bearing
        liabilities ..........     254,696       (407,752)       (13,908)      (166,964)
                               -----------    -----------    -----------    -----------
  Net Interest Income ........ $   722,595    $  (261,495)   $   (31,600)   $   429,500
                               -----------    -----------    -----------    -----------

----------
(1) The volume variance reflects the change in the average balance outstanding multiplied by the average rate during the prior period.

(2) The rate variance reflects the change in the average rate multiplied by the average balance outstanding during the prior period.

(3) The rate/volume variance reflects the change in average rate multiplied by the change in the average balance outstanding.

INVESTMENT PORTFOLIO

         The following table summarizes the carrying values of the Company's investment securities portfolio at the dates indicated. Investment securities held to maturity are stated at cost, adjusted on a straight-line basis for amortization of premiums and accretion of discounts. Investment securities available for sale are carried at estimated market value.

                                                     December 31,
                               1998                     1997                     1996
                        -----------------------------------------------------------------------
                        Held to   Available     Held to     Available    Held to      Available
                        Maturity  for Sale     Maturity     for Sale     Maturity     for Sale
                        --------  --------     --------     ---------    --------     ---------
U.S. Treasury securities
  and U.S. Government
  corporation and
  agencies...........   $   -0-   14,087,865  $12,168,400  $15,186,700  $12,465,800  $26,923,000
State and political
  subdivision
  obligations .......       -0-   33,876,508   25,853,700    4,923,200   25,039,300      505,200

Mortgage-backed
  securities ........       -0-   17,290,641    6,220,200   14,246,600    5,463,600    8,677,000
                        -------- -----------  -----------  -----------  -----------  -----------
Total securities.....   $   -0-  $65,255,014  $44,242,300  $34,356,500  $42,968,700  $36,105,200

         The following table presents the book value of all investment securities of a single issuer, excluding securities of the United States Government and its agencies, whose aggregate carrying value at December 31, 1998 exceeded ten percent (10%) of consolidated shareholders' equity:

                                                             Estimated
                                         Carrying              Market
                                           Value               Value
                                        -----------         -----------
Federal Home Loan Mortgage Corp. CMO    $ 9,175,179         $ 9,224,987
Federal National Mortgage Association     5,685,922           5,747,950

         At December 31, 1998, the estimated market value of the investment portfolio was more than the amortized cost by $1,852,760 for the available for sale category.

    The accounts and maturities of debt securities available for sale at December 31, 1998, and the weighted average yields of such securities, are shown below:

Available for Sale:

                           Under             1-5            5-1              Over
December 31, 1998          1 year           years          years           10 years        Total
                           ------           -----          -----           --------        -----
U.S. Treasury
 securities and
obligations of
U.S. Government
corporations and
agencies
 Carrying value .......  $  9,833,485    $  4,254,380    $          0              0    $ 13,743,617
 Average tax
   equivalent
   yield(1) ...........          6.33%           7.05%           0.00%          0.00%           6.71%


State and
 political
 subdivisions
Carrying value ........     4,389,493       8,485,781      16,129,024      4,872,210      33,876,508
 Average tax
   equivalent yield(1).          6.52%           7.19%           7.43%          7.10%           7.21%
                            ---------       ---------      ----------      ---------      ----------

Total carrying
 value excluding
 mortgage-backed
 securities and
 FHLB stock ...........  $ 14,222,978    $ 12,740,161    $ 16,129,024   $  4,872,210    $ 47,620,125
 Average tax
 equivalent
 yield excluding
 mortgage-backed
 securities and
 FHLB stock ...........          6.39%           7.14%           7.43%          7.10%           7.07%

Mortgage-backed
securities ............  $    622,862    $  4,468,901    $  3,591,375   $  8,607,503    $ 17,290,641
Carrying Value
 Average tax
 equivalent
 yield ................          5.86%           6.40%           6.88%          6.39%           6.48%
                            ---------       ---------      ----------      ---------      ----------

Total carrying
 value ................  $ 14,845,840    $ 17,209,062    $ 19,720,399   $ 13,479,713    $ 65,255,014

Average
 tax equivalent
 yield ................          6.85%           7.13%           7.68%          7.01%           7.21%


(1) Rates of tax-exempt securities are shown assuming a 34% federal statutory tax rate. The actual average yield on tax-exempt securities was 4.69%

LOAN PORTFOLIO

         The following table sets forth the composition of the Company's loan portfolio at the dates indicated.

                                                                 December 31,
                                    ------------------------------------------------------------------------
                                        1998           1997           1996           1995            1994
                                    ------------   ------------   ------------   ------------   ------------
Agricultural loans...............   $ 35,707,279   $ 31,563,146   $ 29,025,726   $ 25,168,552   $ 22,091,563
Commercial and
  industrial loans ..............     38,201,766     33,616,025     28,118,416     23,317,057     19,670,283
Residential Real Estate loans ...     53,638,439     49,158,726     45,656,220     41,120,730     40,353,744
Commercial Real Estate loans ....     39,948,496     35,046,889     33,852,371     33,917,880     27,971,189
Consumer loans ..................     19,340,354     10,587,246      9,643,508      9,954,869     11,280,962
                                    ------------   ------------   ------------   ------------   ------------
  Total loans....................   $186,836,334   $159,972,032   $146,296,241   $133,479,088   $121,367,741



POTENTIAL PROBLEM LOANS

         Potential problem loans consist of loans which are generally secured and not currently considered nonperforming, but where information about possible credit problems has caused management to have doubts as to the ability of such borrowers to comply with present repayment terms. As of December 31, 1998, the Company considers $2,745,300 to be potentially problem loans. Historically, however, only a very small portion of those loans have resulted in actual losses for the Company.

NON-PERFORMING LOANS

         The following table summarizes the Company's non-performing loans at the dates indicated.

                                                      December 31,
                                   -----------------------------------------------------
                                     1998        1997       1996       1995       1994
                                   ---------  ---------  ---------  ---------  ---------
Non-accruing loans.............    $ 468,300  $ 727,100  $ 492,000  $ 450,500  $ 254,800
Accruing loans past due
   90 days or more.............      389,600     97,500    371,800    291,200    215,600
Renegotiated loans.............           -0-        -0-        -0-        -0-        -0-

         For each period shown the gross interest income that would have been recorded in such period if the loans had been current in accordance with their original terms, and the amount of interest income on those loans that was included in such period's net income, was negligible.

         Interest on loans is accrued from the date an advance is made. The performance of loans other than real estate and installment loans is evaluated primarily on the basis of a review of each customer's financial position and relationship over a period of time and the judgment of senior lending officers as to the ability of borrowers to conduct a financially healthy business and to meet the repayment terms of the loan. If there is reasonable doubt as to the repayment of a loan in accordance with the agreed upon terms, even though the financial condition of the borrower or the collateral may be sufficient ultimately to reduce or satisfy the obligation, the loan may be placed on a non-accrual basis pending the sale of any of the collateral or the determination that other sources of repayment exist. When a loan is placed on a non-accrual basis all previously accrued but unpaid interest is reversed and charged against current income. Interest income is thereafter recognized only when payments are received.

         Loans, including impaired loans, are placed on non-accrual status in accordance with policies established by management. Loans, other than consumer loans, are generally transferred to non-accrual status when principal or interest payments become ninety days past due. Any accrued but uncollected interest previously recorded on such loans is reversed in the current period and interest income is subsequently recognized only when actually collected. Past due consumer loans are generally fully reserved or charged-off when they reach a 90-day delinquency status. Loans are returned to accrual status when management determines that the circumstances have improved to the extent that both principal and interest are deemed collectible and there has been a sustained period of repayment performance. The Company may continue to accrue interest on loans past due ninety days or more which are well secured and in the process of collection.

         Loans, principally residential real estate loans, are periodically sold without recourse and servicing is generally retained. Gains and losses on sales of loans are recognized at the time of settlement and are determined by the difference between net sales proceeds and the carrying value of the loans sold. Fees related to the servicing of loans for benefit of others are determined on the basis of loans serviced and are recorded as income when payments are received.

         The average balance of impaired loans during 1998 was approximately $441,500. At December 31, 1998, the balance of impaired loans and related reserve against that balance was $262,200 and $90,400, respectively. Interest income recognized on impaired loans and interest income recognized on a cash basis was not significant.

         Residential mortgage loans are placed on non-accrual status when they become 90 days past due, and the collection efforts of the Bank continue in accordance with the Bank's collection policies and procedures.

         Lending officers are responsible for the ongoing review and administration of each particular loan. As such, they make the initial identification of loans which may present some difficulty in collection, or where circumstances indicate that the probability of loss exists. The responsibilities of the lending officers include the initial collection effort on a delinquent loan. Unless other arrangements are made with the lending officer and approved by the Board of Directors of the Bank, any loan deficiencies more than 90 days past due are generally charged-off. Senior management is informed of the status of delinquent and problem loans weekly. The Board of Directors and senior management reviews the current allowance for possible loan losses monthly, and senior management makes the final determination as to loan charge-offs.

SUMMARY OF LOAN LOSS EXPERIENCE

         The provision for loan losses represents management's determination as to the amount necessary to be transferred to the allowance for loan losses to bring it to a level which is considered adequate in relationship to the risk of losses inherent in the loan portfolio. While it is the Company's policy to charge-off in the current period those loans in which a loss is considered probable, there also exists the risk of losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because this risk is continually changing in response to factors beyond the control of the Company, such as the state of the economy, management's judgment as to the adequacy of the allowance for loan losses is necessarily approximate and imprecise.

         In assessing adequacy, management relies on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged-off and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration management's evaluation of individual loans, past loan loss experience, the assessment of prevailing and anticipated economic conditions, the estimated value of collateral and other relevant factors. It is management's ongoing policy to maintain a conservative approach as to the establishment of an adequate allowance for loan losses.

         In evaluating the allowance, management also considers the Bank's loan loss experience, the amount of past due, non-performing and impaired loans current and anticipated economic conditions, lender requirements and other appropriate information.

         The allowance for loan losses is maintained as a general reserve without any internal allocation to the specific loan classes of the loan portfolio. Based on a historical four-year average of gross charge-offs, however, the allowance for loan losses would be allocated by management to specific loan classes as follows:

                                         December 31, 1998
                           -------------------------------------------
                                             Percent of     Percent of
                                            Allowance in    Loans in
                                            Category to    Category to
                               Amount    Total Allowance   Total Loans
                           -------------------------------------------
Domestic Loans (1)
Agricultural loans......   $     41,575        1.76%         19.11%
Commercial and
 industrial loans ......        749,805       31.54          20.45
Residential & Commercial
  Real Estate loans ....        145,218        6.11          50.09
Consumer loans .........      1,440,521       60.59          10.35
                           ------------      ------         ------
Totals .................   $  2,377,300      100.00%        100.00%



                                         December 31, 1997
                           -------------------------------------------
                                             Percent of     Percent of
                                            Allowance in    Loans in
                                            Category to    Category to
                               Amount    Total Allowance   Total Loans
                           -------------------------------------------

Domestic Loans (1)
Agricultural loans......   $     44,726        2.21%         19.73%
Commercial and
 industrial loans.......        669,521       33.00          21.01
Residential & Commercial
  Real Estate loans.....        148,088        7.30          52.64
Consumer loans..........      1,166,265       57.49           6.62
                           ------------      ------         ------
Totals                     $  2,028,600      100.00%        100.00%

                                         December 31, 1996
                           -------------------------------------------
                                             Percent of     Percent of
                                            Allowance in    Loans in
                                            Category to    Category to
                               Amount    Total Allowance   Total Loans
                           -------------------------------------------

Domestic Loans (1)
Agricultural loans......   $      10,12         .55%         19.84%
Commercial and
 industrial loans.......        549,782       29.86          19.22
Residential & Commercial
  Real Estate loans.....         66,836        3.63          54.35
Consumer loans..........      1,214,455       65.96           6.59
                           ------------      ------         ------
Totals                     $  1,841,200      100.00%        100.00%

                                         December 31, 1995
                           -------------------------------------------
                                             Percent of     Percent of
                                            Allowance in    Loans in
                                            Category to    Category to
                               Amount    Total Allowance   Total Loans
                           -------------------------------------------

Domestic Loans (1)
Agricultural loans......   $     37,930        2.21%          18.9%
Commercial and
 industrial loans.......        357,334       20.82           17.5
Residential & Commercial
  Real Estate loans.....         44,408        2.59           56.2
Consumer loans..........      1,276,628       74.38            7.4
                           ------------       -----          -----
Totals                     $  1,716,300       100.0%         100.0%


                                         December 31, 1994
                           -------------------------------------------
                                             Percent of     Percent of
                                            Allowance in    Loans in
                                            Category to    Category to
                               Amount    Total Allowance   Total Loans
                           -------------------------------------------

Domestic Loans (1)
Agricultural loans......   $     44,738        2.90%          18.2%
Commercial and
 industrial loans.......        301,104       19.70           16.2
Residential & Commercial
  Real Estate loans.....         38,023        2.50           56.3
Consumer loans..........      1,143,035       74.90            9.3
                           ------------       -----          -----
Totals                     $  1,526,900       100.0%         100.0%

----------
    (1)  The Company had no foreign loans.

         The following table sets forth certain information with respect to the Company's loans and the allowance for loan losses.

                                                      For the Year Ended December 31,
                                     -------------------------------------------------------------------
                                         1998          1997          1996          1995          1994
                                     ------------  -----------   -----------   -----------   -----------
Balance at beginning of period...... $  2,028,600  $ 1,841,200   $ 1,716,300   $ 1,526,900   $ 1,448,000
Charge-offs:
  Agricultural loans................            0            0             0        (1,573)       (2,534)
  Commercial and industrial loans...     (144,216)     (92,470)      (77,378)      (69,607)      (47,816)
  Real estate mortgages.............      (24,821)     (24,606)      (25,621)            0             0
  Consumer loans....................      (62,075)     (99,204)      (82,600)     (145,435)     (238,642)
                                     ------------  -----------   -----------   -----------   -----------
                                         (231,112)    (216,280)     (185,599)     (216,615)     (288,992)

Recoveries:
  Agricultural loans................            0            0           654         1,404        3,815
  Commercial and industrial loans...       19,802       17,091         3,435         8,035        6,069
  Real estate mortgages.............        3,145            0             0             0            0
  Consumer loans....................       24,298       18,424        23,900        72,213        45,283
                                     ------------  -----------   -----------   -----------   -----------
                                           47,245       35,515        27,989        81,652        55,167
                                     ------------  -----------   -----------   -----------   -----------
Net charge-offs.....................     (183,867)    (180,765)     (157,610)     (134,963)     (233,825)
Additions charged to operations.....      532,567      368,165       282,510       324,363       312,725
                                     ------------  -----------   -----------   -----------   -----------
Balance at end of period............ $  2,377,300  $ 2,028,600   $ 1,841,200   $ 1,716,300   $ 1,526,900
                                     ------------  -----------   -----------   -----------   -----------
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period.....          .11%        0.12%         0.12%         0.11%         0.20%

         Net loans charged-off in 1998 totaled $183,867, or 0.11% of average loans. The reserve for loan losses equaled 1.27% of the total loan portfolio at December 31, 1998, compared to 1.27% at December 31, 1997. Management believes that the allowance for loan losses of $2,377,300 at December 31, 1998 was adequate to absorb anticipated risk in the portfolio based upon the Company's historical experience.

         All segments of the Company's loan portfolio are subject to continuous quality evaluation. In the opinion of the management of the Company, there are no credit risks relating to the loan portfolio, other than what is already disclosed in this document, and the allowance for loan losses is adequate to absorb anticipated loan losses in the present loan portfolio of the Company. It must be emphasized, however, that the determination of allowance for loan losses using the Company's procedures and methods rests upon various judgments and assumptions about future economic conditions and other factors affecting loans. In addition, management reviews overall portfolio quality through an analysis of current levels and trends and charge-offs, delinquency and non-accruing loan data and reviews the overall banking environment. These reviews are of necessity dependent upon estimates, appraisals and judgments, which may change quickly because of changing economic conditions and the Company's perception as to how these factors may affect the financial condition of debtors.

RATE SENSITIVITY OF LOANS

         Presented below is a table which sets forth the maturity of the Company's loans as of December 31, 1998.

                                                   Maturities at December 31, 1998
                                     -----------------------------------------------------------
                                                     One Year
                                      One Year        Through          After
                                       or Less        5 Years         5 Years           Total
                                     -----------    ------------    ------------    ------------
Agricultural loans..............     $17,523,444    $  5,650,750    $ 12,533,085    $ 35,707,279
Commercial and
  industrial loans...............     14,817,511       8,748,039      14,636,216      38,201,766

Residential Real Estate
  loans .........................      1,917,228       8,799,447      42,921,764      53,638,439
Commercial Real Estate
  loans .........................      4,405,721       3,725,614      31,817,161      39,948,496
Consumer loans ..................        521,925      17,750,292       1,068,137      19,340,354
                                     -----------    ------------    ------------    ------------
   Total loans...................    $39,185,829    $ 44,674,142     102,976,363    $186,836,334
Percentage to total .............          20.97%          23.91%          55.12%         100.00%

         The following table sets forth the various maturity dates of the above-mentioned loans with pre-determined interest rates and floating or adjustable interest rates.

                                                        Maturities at December 31, 1998
                                     -------------------------------------------------------------------
                                                     One Year
                                      One Year        Through          After
                                       or Less        5 Years         5 Years           Total        %
                                     -----------    ------------    ------------    ------------   -----
Loans with pre-determined
  interest rates.........            $ 5,732,269    $ 33,596,074    $ 61,559,645    $100,887,988   54.00

Loans with floating or
  adjustable interest rates           33,453,560      11,078,068      41,417,168      85,948,696   46.00
                                     -----------    ------------    ------------    ------------   -----

Totals...................            $39,185,829    $ 44,674,142    $102,976,363    $186,836,684  100.00

         The Company ensures safety of depositor funds and relative balances between interest rate sensitive assets and liabilities through its Asset/Liability Committee, which actively monitors the maturity and repricing characteristics of interest rate sensitive assets and liabilities on an ongoing basis.

DEPOSITS

         The following table sets forth the average amount of, and the average rates paid on, major deposit categories for the years ended December 31, 1998, 1997, and 1996, respectively.

                                            Year Ended December 31,
                           ------------------------------------------------------------
                                 1998                1997                  1996
                           ----------------    -----------------     ------------------
                           Average  Average    Average   Average     Average    Average
                           Balance   Rate      Balance    Rate       Balance      Rate
                           -------  -------    -------   -------     -------    -------
Noninterest bearing
 demand deposits......  $ 31,682,000    --   $ 25,242,302    --    $ 23,213,560      --
Interest bearing
 demand deposits......    31,231,000  1.09%    30,109,000  1.18%     29,025,668    1.30%
Savings deposits......    35,528,000  2.31%    34,760,000  2.47      36,536,619    2.55
Money market
  deposits............    14,304,000  3.34%    11,909,000  3.25      11,545,345    2.51
Certificates of
 deposit..............   116,981,000  5.60%   106,996,000  5.47     102,699,682    5.36
                         -----------  ----    -----------  ----     -----------    ----

  Total Deposits......  $229,726,000         $209,016,302          $210,020,874

         The following table sets forth the amount of time certificates of deposit of $100,000 or more of the Bank as of December 31, 1998 for various dates of maturity.

December 31, 1998 - Time Certificates of Deposit $100,000 or More

Three months or less......................    $14,071,057
Three months through six months...........      9,710,534
Six months through twelve months..........      3,611,782
Over twelve months........................      4,011,454
                                              -----------
     Totals...............................    $31,404,827

RETURN ON EQUITY AND ASSETS

         The following table sets forth selected financial ratios of the Company on a consolidated basis for the periods indicated.

                                    For the Year Ended December 31,
                                      1998       1997        1996
                                      -----      -----      -----
Return on average assets..........     1.22%      1.26%      1.22%
Return on average equity..........    10.22      11.22      11.86
Dividends declared to net income      32.22      24.61      20.98
Loans to deposits.................    77.57      73.65      70.51
Loans to deposits and securities
  sold under agreement to
  repurchase......................    77.19      73.09      69.93
Non-performing loans to total
  loans...........................      .37        .41        .59
Net charge-offs to average
  total loans.....................      .11        .12        .12
Allowance for possible loan
  losses to loans at year-end.....     1.27       1.27       1.26
Average shareholders' equity
  to average total assets.........    10.94      11.23      10.32%

SHORT-TERM BORROWINGS

         The following table sets forth the average amount of, and the average rates paid on securities sold under agreement to repurchase for the years ended December 31, 1998, 1997, and 1996, respectively.


                                    Year Ended December 31,
                           1998                1997                1996
                     -----------------   -----------------   ------------------
                     Average   Average   Average   Average   Average    Average
                     -------   -------   -------   -------   -------    -------

Securities sold
 under agreement
 to repurchase....  $2,395,000  5.46   $1,837,000   5.42    $1,942,414    5.25

ITEM 2 - PROPERTIES

         The following table sets forth the location of the Bank's offices, as well as certain information related to those offices, as of December 31, 1998:

    Location of Office                Owned or Leased
    ------------------                ---------------

   50 North Main Street
   Castile, New York.........              Owned

   263 East Main Street
   Avon, New York............              Owned

   1 Main Street
   Gainesville, New York.....              Owned

   102 North Center Street
   Perry, New York...........              Owned

   2727 Genesee Street
   Retsof, New York..........              Leased *

   445 North Main Street
   Warsaw, New York..........              Owned

   129 North Center Street
   Perry, New York...........              Owned *

   29 Main Street
   LeRoy, New York...........              Owned

   604 West Main Street
   Arcade, New York..........              Owned

   408 East Main Street
   Batavia, New York.........              Owned

   3155 State Street
   Caledonia, New York.......              Owned

   11 South Street
   Geneseo,  New York........              Owned

----------
    * These branch offices branch offices are located on land which is being leased through 2004 and 2090, respectively. These lease agreements contain various renewal and purchase options at maturity.

         Each of the foregoing properties is in generally good condition and is appropriate for its intended uses.

         Future minimum rentals under these leases are: 1999-2003, $9,600 per year. Total rental expense was approximately $10,300 in 1998 and $16,400 in 1997 and $23,000 in 1996.


         All owned offices are in the name of the Bank. Prior to March 10, 1995, two (2) offices were owned by Southern Wyoming Realty Corp., a wholly-owned subsidiary of the Bank. Effective March 10, 1995, Southern Wyoming Realty Corp. was dissolved and all of its assets were transferred and conveyed to the Bank.

         For information relating to the Company's investment policies, see "Item 1- Description of Business -- Statistical Disclosure" of this Annual Report on Form 10-K.


ITEM 3 - LEGAL PROCEEDINGS

         The Company is not presently involved in any legal proceedings which management or counsel to the Company believe to be material to its financial condition or results of operations. As the nature of the Bank's business involves the collection of loans and the enforcement and validity of security interests, mortgages and liens, the Bank is plaintiff or defendant in various legal proceedings which may be considered as arising in the ordinary course of its business. In the opinion of management of the Bank, after consultation with its counsel handling all such litigation, there are no legal proceedings now pending by or against the Bank the outcome of which might have a material effect on the Bank's business, business prospects or financial position.

ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not applicable.

                              PART II

ITEM 5 - MARKET FOR THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

         On January 3, 1994, the Company listed its common stock on the National Association of Securities Dealers Quotation System (NASDAQ) Small Cap Market. Although the market for the Company's common stock has become more active since the initial listing, as with many stocks of companies such as the Company, trading remains limited. At the Annual Meeting of Shareholders on May 7, 1998, the shareholders of the Company approved an amendment to the Certificate of Incorporation for the Company and a corresponding 3-for-1 stock split pursuant to which each issued and outstanding share of common stock split became effective on June 8, 1998.

         As of March 16, 1999, the "Bid" and "Ask" price of the Company's common stock was $14.00 and $14.50 per share, respectively, as reported on the NASDAQ Small Cap Market. The market price for the Company's common stock is reflected daily on the NASDAQ Small Cap Market under the symbol LEBC. These quotations, as well as quotations set forth in the following table, represent inter-dealer quotations without adjustment for retail mark-ups, mark-downs, or commissions, and may not necessarily represent actual quotations. First Albany Corporation, Ryan, Beck & Company, McConnell, Budd and Downes, and Tucker Anthony, Inc. all make a market in the Company's common stock. All shareholders who own their stock in their individual names are eligible to participate in the Company's Dividend Reinvestment Plan which was introduced in November 1991 and 37% of those eligible participate. The following table sets forth the quarterly high and low "Bid" quotations, after giving effect to a 3-for-1 stock split that was implemented on June 8, 1998, for the years ended December 31, 1998 and 1997, respectively:



Quarterly Data                1998                            1997
Bid Price         4TH     3RD      2ND    1ST      4TH    3RD      2ND     1ST
                 ------------------------------  ------------------------------
         High    $16.00  $20.50  $22.67  $19.50  $17.00  $15.75  $12.42  $12.25
         Low     $13.63  $13.50  $18.08  $15.00  $13.33  $12.25  $11.50  $10.25

         The Company declared dividends of $.32 per share to its shareholders during the year ended December 31, 1998. In 1997, the Company declared annual dividends of $.27 per share (after giving effect to the above referenced stock split). Although the Board of Directors of the Company has declared its intention to continue the payment of cash dividends on the Company's common stock, no assurance can be given that any dividends will be declared or, if declared, what the amount of the dividends will be or whether such dividends, once declared, will continue. As a bank holding company, the Company's ability to pay dividends is primarily a function of the dividend payments it receives from the Bank, which are subject to certain limitations. See Note 19 of "Notes to Consolidated Financial Statements" included in this Annual Report on Form 10-K on pages 58 - 60 . In determining the amount of such dividends to be paid by the Company, if any, the Board of Directors will consider such factors as the earnings and financial condition of the Company, as well as regulatory requirements and the Bank's need to retain capital to support its growth.

ITEM 6 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE PURPOSE OF THIS SECTION IS TO FOCUS ON RELEVANT BUSINESS EVENTS AND INFORMATION PROVIDED IN THIS ANNUAL REPORT. FOR A FULL UNDERSTANDING OF THIS DISCUSSION, REFERENCE SHOULD BE MADE TO THE CONSOLIDATED FINANCIAL STATEMENTS, AND NOTES THERETO, AND THE CONSOLIDATED FINANCIAL HIGHLIGHTS HEREIN. THE PRECEDING FINANCIAL STATEMENTS WERE AUDITED BY PRICEWATERHOUSECOOPERS LLP, BUT HAVE NEITHER BEEN AUDITED NOR APPROVED BY THE FDIC.

         Letchworth Independent Bancshares Corporation (the "Company") is a bank holding company with one subsidiary, The Bank of Castile (the Bank). The Bank is a full-service, community oriented, commercial bank that offers a full range of commercial and consumer banking services to municipalities, businesses and individuals. During 1997, the Bank also began offering trust and investment services to its customers.

         The Bank conducts its operations through its main office located in Castile, New York, and at its ten (10) branch offices in towns situated in and around the areas commonly known as the Letchworth State Park and the Genesee Valley regions of New York State. Specifically, the Bank has branch offices in the towns of Arcade, Avon, Batavia, Caledonia, Gainesville, Geneseo, LeRoy, Perry, York (Retsof), and Warsaw.

         The Company's strategic plan calls for the continued growth of its banking franchise through the acquisition of additional offices in similar communities and/or the opening of new offices in the current market area or adjoining areas to include suburban Rochester and Buffalo. The Company will also be alert to related business opportunities that would allow for diversification of its existing franchise. In January of 1999, the Company announced its intention to purchase between 58 and 66% of the outstanding shares of The Mahopac National Bank, located in Putnam County, New York, pending regulatory and shareholder approval. The Mahopac National Bank has three branches and ended the year 1998 with $148.4 million in assets. The purchase price was $9,700 per share, or slightly less than one and one-half times the Mahopac Bank's book value and will be paid for in cash. Arrangements have been made for the potential purchase of the remainder of the shares within an 18- to 24-month period.

         The Company's market area has remained reasonably healthy. As evidenced by the following chart, the average annual unemployment rate has remained relatively constant in Livingston and Genesee counties, while increasing somewhat in Wyoming County.

         GENESEE     LIVINGSTON    WYOMING
1998       5.5%         4.8%         8.2%
1997       5.4%         4.6%         6.6%
1996       5.1%         5.3%         6.4%

         Several new companies have relocated or expanded in the three county area during the past year. However, a large manufacturer in Perry curtailed its operations during 1998, and the continual uncertainty about many major Rochester and Buffalo employers are cause for concern.

FINANCIAL CONDITION

1998 COMPARED WITH 1997

         The total assets of the Company as of December 31, 1998, increased by $21.8 million to $281.7 million, representing an 8.36% increase from the $259.9 million figure as of December 31, 1997. This growth in total assets occurred primarily in the Bank's loan portfolio, which increased by 16.79% or $26.9 million.

         The Company's commercial real estate loans increased to $39.9 million at year-end 1998, up from $35.0 million at year-end 1997. Commercial and industrial loan volume increased by $4.6 million to $38.2 million at year-end 1998, representing an increase of 13.64% from the year ended December 31, 1997. In the view of management, the growth in commercial and industrial loans is at least partially due to the business development efforts of the Company's calling officers and a continuing change in strategic focus of larger competing institutions away from this type of lending. This is also the primary reason for the $4.1 million, or 13.13%, increase in our agricultural loan portfolio, which consists primarily of loans to larger dairy farms and selected cash-crop farms. Although deregulation in the dairy industry has and will continue to produce volatile milk prices, the agricultural customers included in the Bank's portfolio have generally shown continued solid profitability in spite of this volatility.

         The consumer loan portfolio increased by $8.8 million, or 82.68%, to $19.3 million at December 31, 1998. The increase in volumes in the consumer loan area is primarily due to the first full year of operation of an indirect automobile lending program, which offers new and used automobile loans through a network of selected local auto dealers. The indirect portfolio grew to $8.8 million at year-end 1998

         The Company's residential real estate loans, including home equity lines of credit, increased by $4.5 million, or 9.11%, to $53.6 million at December 31, 1998. This increase resulted, in part, from the retention in our portfolio of many of the fifteen-year, fixed rate mortgage originations. The volume of home equity lines of credit remained steady at $10.1 million at year-end 1998, when compared to the prior year. These loans are priced in an adjustable manner tied to the New York Prime rate and reprice quarterly, and have been subject to fierce marketplace competition.

         The Company's allowance for loan losses at December 31, 1998 is $2.4 million, or 1.27% of the net loans outstanding. This reflects a $532,567 addition to the provision for possible loan losses and $183,476 in net charge-offs during the year 1998. The Company's allowance for loan losses is determined after a detailed analysis of the overall credit quality of the portfolio, as well as the types of loans in that portfolio. The percentage has been increased slightly from the 1997 level due to the growth of the indirect automobile loan portfolio, which is expected to have a higher level of charge-offs.

         The Company carried a higher level of "one-day funds" during 1998 because the interest rate available on this type of investment was more advantageous than alternative longer term investments. As a result of the change in accounting standard, the Company transferred its entire investment securities portfolio from the "held to maturity" to the "available for sale" portfolio, providing increased flexibility to Company management. Since unrealized gains or losses in the "available for sale" portfolio are accounted for differently than the "held to maturity" portfolio, this contributed to a significant increase of $952,073 in unrealized gains or losses in securities in the shareholders equity section.

         The Bank's premises and equipment decreased less than $0.1 million, since no major building or renovation projects were undertaken during 1998. During 1999, several technology upgrades are being considered, as well as some additional plans to renovate a branch office and create additional administrative space

         Total deposit growth in 1998 was $23.6 million, or 10.89%, increasing to $240.9 million at December 31, 1998. Changes during the year, by category, were as follows: an increase of $4.3 million in noninterest bearing deposits; an increase of $2.7 million in savings deposits; a $2.3 million increase in NOW accounts; a decrease of $1.2 million in certificates of deposit under $100,000; and an increase of $10.4 million in certificates of deposit greater than $100,000. At year-end 1998, the Bank also had $1.2 million in securities sold under agreements to repurchase, down from $1.7 million at year-end 1997. The increase in certificates of deposit greater than $100,000 is related to municipal activity.

         Noninterest bearing deposits increased to $36.4 million at year-end 1998, a 13.56% increase when compared to year-end 1997. The Geneseo office opened in January of 1998 and at year end had $5.1 million in total deposits. The remaining growth in total bank deposits detailed above was internally generated. Average noninterest-bearing deposits increased from $25.2 million for the year ended 1997 to $32.1 million for the year ended 1998. Average noninterest-bearing deposits as a percentage of total average deposits increased from 12.08% at year-end 1997 to 13.24% at year-end 1998, as a result of the increased commercial lending activity.

         Borrowings from the Federal Home Loan Bank at December 31, 1997, totaled $7.8 million. Principal payments totaling $5.3 million were made throughout the year, while an additional advance of $1.5 million was taken, leaving a balance outstanding of $4.0 million at December 31, 1998. The advance of $1.5 million as advanced on December 31, 1998, matures on December 31, 1999, and carries an interest rate of 5.25%.

         The Company's shareholders' equity increased to $33.6 million at year-end 1998, up 5.89% from the $31.8 million figure at year-end 1997. The change in equity was primarily affected during 1998 by the retention of 67.78% of 1998 earnings and the repurchase of 86,847 treasury shares at a total cost of $1,553,933.

RESULTS FROM OPERATIONS

         Net income increased to $3.3 million for 1998 from $3.1 million in 1997 and $2.9 million in 1996, primarily due to growth in the net interest income and other operating income offset somewhat by increases in operating expenses. Despite the 5.64% increase in net income for 1998, basic earnings per share decreased from $1.10 in 1997 to $1.01 in 1998, and diluted earnings per share decreased from $1.00 to $.99, primarily due to the conversion of warrants in December of 1997. During 1997, 164,700 of outstanding warrants were redeemed for one share of common stock at $23 each, bringing in additional capital of $3,788,100. Basic earnings per share were $1.06 for 1996 increasing to $1.10 in 1997, while diluted earnings per share were $.97 for 1996 increasing to $1.00 for 1997. This reflects more constant level of shares outstanding during those periods and increased net income.

         The yield on the Company's interest-earning assets was 8.30% for the year ended December 31, 1998, an decrease of 11 basis points from the yield of
8.41 % for the year ended December 31, 1997, and 4 basis points from the yield of 8.34% for the year ended December 31, 1996. During these same periods, the rate for total interest-bearing liabilities increased for the year ended December 31, 1997 and 1996, respectively to 4.24% from 4.16% and 4.02%. As a result, the net interest spread decreased slightly to 4.06% for the year ended December 31, 1998, from 4.26% for 1997 and 4.32% for 1996. The net interest margin of 4.81% decreased slightly in 1998 compared to 4.93% in 1997 and 4.92% in 1996.

         The provision for loan losses increased to $532,567 in 1998 from $368,165 in 1997 and $282,510 in 1996, due primarily to growth in the loan portfolio. As previously discussed, management provides for loan losses based on its determination of the appropriate allowance for loan losses.

         The Company's other operating income for the year ended December 31, 1998, increased by $290,669 or 22.44% from the prior year, which had increased by $126,085 or $10.78% from 1996. The increases for both 1998 and 1997 resulted primarily from increased service charges and an increase in the number of transaction deposit accounts.

         The Company's other operating expenses increased to $8.5 million in 1998, up 10.35% from $7.7 million for 1997, which was up 4.65% from $7.4 million in 1996. The increase from 1997 to 1998 is the result of a number of factors, including: a) a $474,921 or 11.39% increase in salaries and benefits primarily due to normal annual salary adjustments, a full year of staffing for the new Geneseo office and the new trust and investment department, the hiring of several additional key employees in various administrative areas, and an increase in the ESOP related expense due to accounting related adjustments; b) a $109,371 or 14.09% increase in equipment expense primarily related to a full year's depreciation on the imaging and power proof system, the automated telephone banking system, and the furniture and fixtures related to the Geneseo office; c) a $173,911 or 8.88% increase in other operating expenses due primarily to increases in customer volumes, various specific software programs and their related maintenance programs purchased in order to improve efficiency, provide improved customer service and aid with compliance to current regulations.

         The increase from 1996 to 1997 was affected primarily by: a) a $109,203 or 2.69% increase in salaries and employee benefits, which accounts primarily for the normal annual increases for employees; b) a 24.92% increase of $154,807 in equipment expense reflecting primarily the initial year of the new imaging and power proof equipment; c) a $225,707 or 13.03% increase in other operating expenses, which includes a significant increase in costs to service a growing customer base as well as enhanced marketing costs d). These increases were partially offset by a decrease of $155,706 or 81.92% in FDIC insurance premiums, which were reduced for all "well capitalized" banks.

         The provision for income taxes amounted to $1,365,903 for 1998, down from $1,487,000 in 1997. The Company's effective tax rate decreased to 29.2% in 1998 from 32.2% in 1997 as a result of increased tax-exempt interest income. The income tax provision for 1996 was $1,351,000 for an effective rate of 32.0%.

IMPACT OF THE YEAR 2000

         The Year 2000 issue concerns the potential impact of historic computer software code that only utilizes two digits to represent the calendar year (e.g. "98" for "1998"). Software so developed, and not corrected, could produce inaccurate or unpredictable results commencing upon January 1, 2000, when current and future dates present a lower two digit year number than dates in the prior century. The Company, similar to most financial services providers, is significantly subject to the potential impact of the Year 2000 issue due to the nature of financial information. Potential impacts to the Company may arise from software, computer hardware, and other equipment both within the Company's direct control and outside of the Company's ownership, yet with which the Company electronically or operationally interfaces. Financial institution regulators have intensively focused upon Year 2000 exposures, issuing guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams.

         In May 1997, the Federal Financial Institutions Examination Council ("FFIEC") issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding Year 2000 project management awareness. The FFIEC has highly prioritized Year 2000 compliance in order to avoid major disruptions to the operations of financial institutions and the country's financial systems. The FFIEC statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the Year 2000 issue. The federal banking agencies have been conducting Year 2000 compliance examinations, and the failure to implement an adequate Year 2000 program can be identified as an unsafe and unsound banking practice.

         The Board of Directors assigned responsibility for the Year 2000 project to the standing Risk Committee with the Vice President, Manager of Information Services as coordinator. Furthermore, the five-step approach recommended by the FFIEC was adopted as the project guideline: 1. Awareness; 2. Assessment; 3. Renovation; 4. Validation; and 5. Implementation

         The first two stages were substantially completed during the third quarter of 1997. The second phase included the identification of all processes, hardware and software, as well as interdependencies impacting operations. An inventory of these items was assembled, priorities established and resources allocated to complete the necessary modifications to minimize the Company's exposure.

         Because the Company does not have any "in house" programming, but instead uses the services of outside software packages, the renovation stage became more of a monitoring project to ensure that the systems we use are compliant. The following major systems were upgraded to Year 2000 compliant versions: Core Processing System (May 21, 1998); Direct Deposit/Automated Clearing House (ACH) (August 27, 1997); Item Processing System (October 9,
1998).

         All identified mission critical processes were ready by December 31, 1998, except that an additional upgrade to the ACH program provided by New York Automated Clearing House was not available until February 3, 1999. This has been received and installed.

         During the validation stage, each system is being tested to determine if it correctly processes data for the thirteen dates that have been identified by the regulators as crucial. The core processing system and item processing system have thus far been successfully tested through the March 31, 2000, test date. The remainder of the test dates for all the other mission critical items will be completed by March 31, 1999. Validations for the non-critical processes are scheduled to be completed by June 30, 1999.

         The validation stage and the implementation stage overlap for the Company, since it uses the services of outside software packages. All of the mission critical software has been installed and is operating in the Bank's systems, and continues to be tested as part of the implementation process.

         The Company has initiated formal communications with all of its significant suppliers, utility providers, and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company is requesting that third party vendors represent their products and services to be Year 2000 compliant and that they have a program to test for that compliance. However, the response of certain third parties is beyond the control of the Company. The Company has developed contingency plans to address anticipated worst case scenarios. Contingency plans may include increasing liquidity levels, adjusting facility shutdown and start-up schedules, and other appropriate measures. Once developed, contingency plans and related cost estimates will be continually refined as additional information becomes available. At this time the Company cannot, however, estimate the additional cost, if any, that might develop from such contingency plans. The Company is prepared to curtail credit availability to customers identified as having material exposure to the Year 2000 issue. However, the Company's ability to exercise such curtailment may be limited by various factors, including existing legal agreements and potential concerns regarding lender liability.

         The Company's total Year 2000 estimated project cost, which is based upon currently available information, includes expenses for the review and testing of third parties, including government entities. However, there can be no guarantee that the hardware, software, and systems of such third parties will be without unfavorable Year 2000 issues and therefore not present a material adverse impact upon the Company.

         Year 2000 compliance costs incurred during fiscal 1998 totaled approximately $25,500, the majority of which was related to external consulting. This figure does not include the implicit costs associated with the reallocation of internal staff hours to Year 2000 project-related efforts. At this time, management estimates additional Year 2000 compliance costs, which are expenses on a current period basis, at approximately $187,900. This estimate does not include normal ongoing costs for computer hardware (including ATM's) and software that would be replaced in the next year in conjunction with the Company's ongoing programs for updating its delivery infrastructure. The Year 2000 project cost estimate may change as the Company progresses in its Year 2000 program and conducts further testing concerning third parties. At this time, no significant projects have been delayed as a result of the Company's Year 2000 effort.

         Despite the Company's activities in regard to the Year 2000 issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations, and business prospects.

         Recovery under existing insurance policies would be available depending upon the circumstances of a Year 2000 related event and the type of facility involved. Generally, no recovery would be available in the event of an orderly shutdown that does not result in damage to the facility. Potential recoveries in the event of facility damage, including business interruption, however, would be subject to deductibles.

         The Company presently believes that the Year 2000 issue will not pose significant operational problems or have significant impact on its financial condition, results of operations or cash flows. However, if the third party modification plans are not completed and tested on a timely basis, the Year 2000 issue may have a material impact on the operations of the Company.

         The Company has taken a proactive approach to increase Year 2000 compliance of its commercial customers. At a recent seminar held for the Bank's commercial customers, a representative from the Federal Reserve Bank specifically addressed the Year 2000 compliance issue. Additionally a series of letters regarding Year 2000 compliance were mailed to all commercial customers.


RATE SENSITIVITY AND FUNDS LIQUIDITY MANAGEMENT

         MARKET RISK MANAGEMENT

         The Company's management recognizes that taking measured risk is necessary to effectively manage the daily operations and to maximize shareholder value. Management policy, strategy, measuring and controlling interest rate risk is the primary market risk and the responsibility of the Asset/Liability Committee. The Committee Chairman is an outside director and other members include the Chairman of the Board of Directors, the President, the Chief Financial Officer, and certain other senior level managers.

         INTEREST-RATE SENSITIVITY ON AFTER-TAX EARNINGS:

         The Company deploys several analytical approaches to monitor and manage interest-rate risk and cash flow impact, including income simulation and interest sensitivity (gap) analyses. The primary analytical tool to assess the direction and magnitude of changes in net-interest income resulting from changes in interest rates is the Olson Interest Sensitivity Model This is used to estimate the effect of those changes on after-tax earnings in a 12 months period Key assumptions in the model include prepayment speeds on mortgage-related assets; changes in market conditions, loan volumes and pricing; deposit sensitivity; and management's financial capital plans. The Company has no derivative financial instruments and does not maintain a trading portfolio. Sensitivity of fee income to market interest-rate levels, such as those related to cash management service products and mortgage servicing, are included. The model incorporates management assumptions about the level of interest rate or balance changes on indeterminate-maturity deposit products (savings, money market, NOW, and demand deposits) for a given level of market rate changes. These assumptions have been developed through a combination of historical analysis and future expected pricing behavior. The assumptions will vary with direction and velocity of interest rate changes.

         Floating and fixed rate securities and loans are categorized according to their repricing opportunities. Fixed rate loans are categorized according to their contractual payment schedules. Additionally, changes in prepayment behavior of the residential mortgage portfolio in various rate environments are captured using industry estimates of prepayment speeds for various coupon segments of the portfolio. Fixed rate securities reflect recent payment speed assumptions, which are derived from independent pricing services. Also, the impact of planned growth is factored into the simulation model.

         The applied assumption are inherently uncertain and, as a result, the model cannot precisely estimate net-interest income or precisely predict the impact of higher or lower interest rates on net-interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest-rate changes, and fluctuation in market conditions and management strategies, among other factors. The Company's objective is to limit the exposure to annual earnings at risk from a 100 basis point immediate and sustained parallel change in interest rates. Management believes, in the current interest rate environment, an annual impact of 100 basis point shift is a reasonable simulation. Based upon the simulation, as of December 31, 1998, the Company had the following estimated earnings sensitivity profile:

After-tax earnings change:
                       +100 basis points         -100 basis points
                       +$466,000                 $(523,000)

Inherent within interest-rate risk assessment are areas of specific exposure that the Company monitors closely and routinely. The following are particular risks that would necessitate varying management strategies:

o   Municipal interest rates due to the Company's concentration
o New York Prime Rate due to a large segment of commercial and home equity loan indices
o Intermediate-term U.S. interest rates due to the Company's investment in 15-year residential mortgage loans for a small portion of its portfolio

         Company management continues to build historical databases and evaluate the effectiveness and veracity of its model and simulations to increase awareness of inherent risks. Simulation and evaluation of interest rate risk is a dynamic and integrated process.

LIQUIDITY

         The Asset/Liability Committee also is responsible for ensuring that the Company maintains adequate liquidity and safety of depositor funds.

         Liquidity is provided by the Company's investment portfolio, including the federal funds position, which averaged 30.21% and 33.31% of average total assets in 1998 and 1997, respectively. The investment portfolio had a weighted average maturity of 48 months in 1998 versus a 41-month average maturity in 1997, with $14.7 million of the investment portfolio maturing in one year or less. The size of the investment portfolio decreased modestly during 1998, as more of the Company's funding was allocated to the fed funds sold in anticipation of the acquisition of the Mahopac National Bank.

         The purchase or sale of federal funds provides daily liquidity with various institutions. During 1998, the Bank was a seller of federal funds with average daily sales of $8.3 million. Although employed for only 14 days during 1998, the Bank also has the ability to borrow from the Federal Reserve Bank of New York, a correspondent bank, or the Federal Home Loan Bank (the "FHLB"). Membership in the FHLB system allows the Bank to borrow periodically on a short-term or long-term basis at preferred rates. At December 31, 1998, the Bank had borrowings of $3,968,283 on a long-term basis from the FHLB to fund the Employee Stock Ownership Plan (ESOP) and for other purposes Included in the total borrowing is $1.5 million borrowed in December 1998 with a fixed rate and a one-year term. The proceeds from these advances have been invested in longer term, tax-exempt municipal bonds and collateralized mortgage obligations to help lower the Bank's asset sensitivity position. The overall liquidity of the Company is supplemented by its core deposits that, as previously noted, have grown both in volume and in percentage of total deposits.

         The Bank also had secondary market loan sales and loan participations with other institutions totaling $1.7 million in various commercial, agricultural and residential mortgage loans during 1998. Management expects to continue such sales from time to time.

         CAPITAL

         The Company's overall capital level as of December 31, 1998, was at a record level, well in excess of regulatory guidelines. The Company's Tier 1 and Total Capital ratios were 17.84% and 19.10%, respectively. The significant increase in capital during 1998 is due in large part to the exercise of the warrants. This activity raised a total of $3.8 million during 1997. During 1997 and 1998, the Company purchased $.4 million and $1.6 million, respectively, in common stock and warrants from the previously announced stock re-purchase plan.

MEASURES OF PERFORMANCE

     Various measures of performance are available to analyze any bank's safety, soundness, and financial health. The Consolidated Financial Highlights section of this Annual Report details common measures such as return on assets, return on equity, and earnings per share. Other indicators are as follows:

1. Banks measure how they have covered other operating expenses with noninterest or fee income. In 1998, 1997, and 1996, the Company covered 18.65%, 16.81%, and 15.88%, respectively, of such operating expenses with noninterest income or fees.

2. The capital ratio measures the ending capital of a bank as a percentage of its ending assets. The ratio reflects a bank's ability to support deposit growth and provide a reserve for any potential future deterioration in asset quality. At year-end 1998, the capital ratio of the Company was 11.94%, down from 12.22% at year-end 1997. This change primarily is a result of the repurchase of approximately $1.6 million in outstanding stock

3. The loan-to-deposit ratio is a secondary measure of liquidity. The Bank's loan-to-deposit ratio increased to 77.57% at year-end 1998 from 73.65% in 1997. This ratio is under the 80% ceiling set forth in the Company's strategic plan and indicates that the Bank maintains adequate liquidity and is actively serving the credit needs of its community. The ratio was clearly affected by the larger increase in the loan volume, compared to the increase in deposits during 1998.

4. Asset quality is a critical measure of any bank's potential for continued performance. The net loan charge-offs of the Bank were $183,956, $180,765, and $157,610, for years ended December 31, 1998, 1997, and 1996, respectively. During 1998, 1997, and 1996, the ratio of net charge-offs to average loans outstanding was .11%, .12% and .12%, respectively, which are very low percentages when compared with our peer group. In 1998, net loan losses were spread among the commercial and industrial, real estate, and consumer loan categories, with no losses in the agricultural loan category.

5. The allowance for possible loan losses as a percentage of total loans outstanding remained constant at 1.27% for the year-end 1998 and 1997. As a result of the growth of the loan portfolio and the charge-offs during 1998 and 1997, $532,567 and $368,114, respectively, were charged to the provision for loan losses. The Company uses three factors to assess the adequacy of the allowance for possible loan losses. They are: an internal loan classification report, regulatory loan classifications, and historical loan losses. Based on these factors, the allowance for loan losses is considered to be adequate.

6. With the category of non-performing loans defined as non-accruing loans plus accruing loans past due 90 days or more, the Company had $857,900 in non-performing loans at year-end 1998, or .46% of total loans, and $824,600 in non-performing loans at year-end 1997, or 0.52% of total loans. This compares very favorably with peer group banks.


BANK FACILITIES AND SERVICES

         In July 1997, the Bank purchased a 9,600-square-foot, one-story, building in downtown Geneseo New York. The exterior of the building was renovated, as was one-half of the interior for use as the Bank's 11th branch office, which opened on January 5, 1998. The interior was designed to function as a financial center and includes the Bank's new trust and investment department. The other half of the building is leased to the U.S. Postal Service.

         The Company has joined with five other area community banks by investing in Cephas Capital Partners, LLC, a small business investment corporation. Cephas makes loans commonly known as "mezzanine" financing to present bank customers and others. The venture has broadened the Bank's service offerings and, to date, has met the modest profit expectations.

         The Bank applied for and was granted trust powers during 1997. Presently the Bank has a full-time trust officer and an assistant working closely with Tompkins County Trust Company of Ithaca, New York, to provide a full range of trust and investment services to existing and new customers. The Bank currently has $12 million under management.

         MARKET FOR THE COMMON STOCK

         The market price for the Company's common stock is reflected on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Small Cap Market under the symbol LEBC. The Company's warrants expired on December 31, 1997, and are no longer valued. Ryan, Beck & Company; McConnell, Budd, and Downes; Tucker Anthony, Inc.; and First Albany Corporation, all make a market in the Company's common stock. However, trading in the Company's common stock is limited, and therefore, no assurance can be given that an active or liquid market for the common stock does or will exist. Presently, there are more than 1,000 holders of the Company's securities. All shareholders who own the stock in their own name are eligible to participate in the Company's Dividend Reinvestment Plan, which was introduced in November of 1991 and has many participants.

         On February 19, 1999, the closing Bid/Asked price for the Company's common stock as quoted on the NASDAQ Small Cap Market was $15.50/$14.875. These quotations represent inter-dealer quotations without adjustment for retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions. The price is basically similar to what it was one year ago after having increased to a price of $22 in July of 1998. This is a pattern followed by many smaller cap companies, particularly community banks, which have not benefited from the fourth quarter rebound enjoyed by many of the larger cap stocks. We continue to be pleased with the increased trading volume that the Company's stock enjoyed this year and believe that this increasing activity will have a positive long-term benefit to the Company.

         During 1998, the Company declared four quarter dividends totaling $.32 per share of common stock. This represents an increase of $.05 or 18.52%, over the amount declared in 1997. As explained in Note 19 of the Consolidated Financial Statements, the Company's ability to declare dividends is restricted by law and related restrictions as to the amount of funds that can be transferred from the Bank to the parent company.

PERFORMANCE SUMMARY

         The Company's return on average shareholders' equity was 10.22%, compared to 11.22% and 11.86% for 1997 and 1996, respectively. The decrease from 1996 is attributable to the substantial increase in capital from the exercise of warrants that expired in December 31, 1997. The Company's return on averages assets was 1.22% in 1998 compared to 1.26% in 1997 and 1.22% in 1996

ITEM 7 - FINANCIAL STATEMENTS


REPORT OF INDEPENDENT ACCOUNTANTS
PRICEWATERHOUSECOOPERS LLP

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
LETCHWORTH INDEPENDENT BANCSHARES CORPORATION



                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Letchworth Independent Bancshares Corporation


In our opinion, the accompanying consolidated statement of condition and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Letchworth Independent Bancshares Corporation and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Buffalo, New York
January 22, 1999

CONSOLIDATED STATEMENT OF CONDITION

                                                                         DECEMBER 31,
                                                                    1998             1997
                                                               ------------------------------
ASSETS:
Cash and due from banks                                        $  10,647,917    $  10,863,023
Federal funds sold                                                 9,250,000        1,550,000
Investment securities:
   Available for sale                                             65,255,014       34,356,500
   Held to maturity
     (market value of $44,242,300 at December 31, 1997)                   --       43,109,322
   Other
     (market value: $2,083,501 in 1998: $1,702,331 in 1997)        2,083,501        1,702,331
Loans, net of allowance for loan losses of $2,377,300
   and $2,028,600, respectively                                  184,459,034      157,943,432
Accrued interest receivable                                        1,731,499        1,740,101
Premises and equipment, net                                        6,344,049        6,419,871
Other assets                                                       1,891,872        2,254,116
                                                               -------------    -------------
                                    TOTAL ASSETS               $ 281,662,886    $ 259,938,696
                                                               =============    =============

LIABILITIES AND SHAREHOLDERS EQUITY:

Deposits:
   Noninterest bearing                                         $  36,432,791    $  32,083,730
   Interest bearing                                              204,419,241      185,121,594
                                                               -------------    -------------
                                    TOTAL DEPOSITS               240,852,032      217,205,324
Securities sold under agreements to repurchase                     1,198,294        1,673,911
Accrued interest payable                                           1,158,630          810,382
Accrued taxes and other liabilities                                  856,636          677,005
Advances from Federal Home Loan Bank                               3,968,283        7,812,302
                                                               -------------    -------------
                                    TOTAL LIABILITIES            248,033,875      228,178,924
                                                               -------------    -------------
Commitments and contingent liabilities                                    --               --

Shareholders' equity:
   Common stock, $1.00 par value, 5,000,000
      shares authorized, 3,390,650 and 1,124,852
      shares issued, respectively                                  3,390,650        1,124,852
   Capital surplus                                                12,347,915       14,436,634
   Retained earnings                                              18,673,887       16,428,534
Unearned employee stock ownership plan shares                       (490,654)        (539,320)
Accumulated other comprehensive income                             1,261,145          309,072
Treasury stock at cost                                            (1,553,933)              --
                               TOTAL SHAREHOLDERS' EQUITY         33,629,011       31,759,772
                                                               -------------    -------------
                    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY   $ 281,662,886    $ 259,938,696
                                                               =============    =============

CONSOLIDATED STATEMENT OF INCOME

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1998          1997          1996
                                                          -----------   -----------   -----------
INTEREST INCOME:
  Interest and fees on loans                              $16,349,568   $14,610,342   $13,203,737
  Interest and dividends on investment securities-
     Taxable                                                2,632,681     3,254,623     3,580,580
     Exempt from federal income taxes                       1,518,300     1,302,147     1,116,078
  Interest on federal funds sold                              437,218       285,446       239,712
                                                          -----------   -----------   -----------
                                  TOTAL INTEREST INCOME    20,937,767    19,452,558    18,140,107
Interest expense on deposits and advances                   8,811,114     8,052,605     7,443,397
                                                          -----------   -----------   -----------
  Net interest income                                      12,126,653    11,399,953    10,696,710
  Provision for loan losses                                   532,567       368,165       282,510
                                                          -----------   -----------   -----------
               NET INTEREST INCOME AFTER PROVISION
               FOR LOAN LOSSES                             11,594,086    11,031,788    10,414,200
                                                          -----------   -----------   -----------

OTHER OPERATING INCOME:
  Service charges on deposit accounts                       1,081,239       974,291       913,667
  Other charges and fees                                      138,434        89,961        90,925
  Net gain on sales of loans and investment securities         71,679        39,906        26,767
  Other operating income                                      294,491       191,016       137,730
                                                          -----------   -----------   -----------
                      TOTAL OTHER OPERATING INCOME          1,585,843     1,295,174     1,169,089
                                                          -----------   -----------   -----------

OTHER OPERATING EXPENSE:
  Salaries and employee benefits                            4,644,958     4,170,037     4,060,834
  Equipment expense                                           885,402       776,031       621,224
  Occupancy expense                                           513,960       491,843       505,532
  Printing and supplies                                       286,872       274,459       252,491
  FDIC assessment                                              38,783        34,371       190,077
  Other operating expenses                                  2,131,408     1,957,497     1,731,790
                                                          -----------   -----------   -----------
                     TOTAL OTHER OPERATING EXPENSE          8,501,383     7,704,238     7,361,948
                                                          -----------   -----------   -----------
Income before income taxes                                  4,678,546     4,622,724     4,221,341
Provision for income taxes                                  1,365,903     1,487,000     1,351,000
                                                          -----------   -----------   -----------

                                  NET INCOME              $ 3,312,643   $ 3,135,724   $ 2,870,341
                                                          ===========   ===========   ===========

Basic earnings per share                                  $      1.01   $      1.10   $      1.06
Diluted earnings per share                                $       .99   $      1.00   $       .97


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                 Unearned
                                                                                 employee    Accumulated
                                                                                   Stock       other       Treasury       Total
                                           Common       Capital     Retained     ownership   comprehensive  stock      Shareholders'
                                            stock       Surplus     earnings    plan shares    income       at cost       equity
                                         ----------   -----------  -----------  -----------  ------------- --------    -------------
BALANCE AT DECEMBER 31, 1995               $899,970   $10,206,024 $ 11,778,164   $ (365,678)  $  307,400  $        --   $22,825,880
Comprehensive income:
   Net Income                                                        2,870,341                                            2,870,341
     Other comprehensive income,
        net of tax:
          Unrealized loss on investment
             securities, net of
             reclassification adjustment                                                        (144,531)                  (144,531)
                                                                                                                        -----------
                                                                                                                          2,725,810
Exercise of stock options and warrants       39,416       667,024                                                           706,440
ESOP shares committed to be released                       37,072                   112,583                                 149,655
Cash dividends declared ($.22 per share)                              (602,191)                                            (602,191)
                                         ----------   ----------- ------------    ---------   ----------  -----------   -----------
BALANCE AT DECEMBER 31, 1996                929,386    10,910,120   14,046,314     (252,095)     162,869           --    25,805,594
Comprehensive income:
   Net Income                                                        3,135,724                                            3,135,724
     Other comprehensive income,
        net of tax:
          Unrealized loss on investment
             securities, net of
             reclassification adjustment                                                         146,203                    146,206
                                                                                                                        -----------
                                                                                                                          3,281,927
Exercise of stock options and warrants      185,466     3,914,124                                                         4,099,590
Repurchse of warrants                                    (429,500)                                                         (429,500)
ESOP shares committed to be released                       41,890                    59,925                                 101,815
Additional shares purchsed by ESOP                                                 (346,150)                               (346,150)
Cash dividends declared ($.27 per share)                              (753,504)                                            (753,504)
                                         ----------   ----------- ------------    ---------   ----------  -----------   -----------
BALANCE AT DECEMBER 31, 1997              1,124,852    14,436,634   16,428,534     (539,320)     309,072           --    31,759,772
Comprehensive income:
   Net Income                                                        3,312,643                                            3,312,643
     Other comprehensive income,
        net of tax:
          Unrealized loss on investment
             securities,  net of
             reclassification adjustment                                                         153,314                    153,314
         Cumulative effect of change in
             accounting principle                                                                798,759                    798,759
                                                                                                                        -----------
                                                                                                                          4,264,716
Exercise of stock options and warrants       13,894        80,057                                                            93,951
Purchase of treasury stock                                                                                 (1,553,933)   (1,553,933)
ESOP shares committed to be released                       83,128                    48,666                                 131,794
Three-for-onestock split                  2,251,904    (2,251,904)                                                               --
Cash dividends declared ($.32 per share)                            (1,067,289)                                          (1,067,289)
                                         ----------   ----------- ------------    ---------   ----------  -----------   -----------
BALANCE AT DECEMBER 31, 1998             $3,390,650   $12,347,915 $ 18,673,888    $(490,654)  $1,261,145  $(1,553,933)  $33,629,011

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                Year ended December 31,
                                                     --------------------------------------------
                                                         1998            1997            1996
                                                     ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                        $  3,312,643    $  3,135,724    $  2,870,341
   Adjustments to reconcile net income to
     net cash provided by operating activities-
       Depreciation and amortization                    1,070,299         936,294         890,391
       Provision for possible loan losses                 532,567         368,165         282,510
       ESOP compensation expense                          131,794         101,815         149,655
       Gain on sale of investments                        (60,352)        (36,850)        (12,924)
       Gain on sale of loans                              (11,327)         (3,056)        (13,843)
       Deferred tax (benefit) provision                  (119,864)         93,400           7,200
       Decrease (increase) in interest receivable         233,025           8,602         (23,860)
       Decrease (increase) in other assets                (44,635)       (194,133)        (48,140)
       Increase (decrease) in interest payable            348,248         102,002         (38,971)
       Increase in accrued taxes
         and other liabilities                            108,495         267,817         626,465
                                                     ------------    ------------    ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES         $  5,276,470    $  4,747,318    $  4,945,709
                                                     ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available
     for sale                                        $  5,256,297    $  4,028,594    $  4,519,219
   Proceeds from calls and maturities of securities
       Held to maturity                                 9,200,886       7,574,377      10,038,268
       Available for sale                              13,708,484      10,632,975       3,491,312
   Proceeds from sale of loans                          1,686,773       1,006,133       1,281,775
   Purchases of securities
       Held to maturity                                        --      (7,224,304)    (10,440,504)
       Available for sale                             (14,707,254)    (14,321,819)     (4,258,207)
       Other                                             (381,170)       (442,731)       (468,700)
   Net increase in loans                              (28,723,615)    (14,859,633)    (14,242,695)
   Expenditures for capital assets                       (631,778)     (1,426,058)     (1,198,118)
                                                     ------------    ------------    ------------
   NET CASH USED IN BY INVESTING ACTIVITIES          $(14,591,377)   $(15,032,466)   $(11,277,650)
                                                     ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in savings, NOW, money market
    and non-interest bearing deposits                $ 14,382,563    $  3,122,614    $  4,928,493
  Net increase (decrease) in time deposits              9,264,145       5,800,688      (1,509,657)
  Net increase (decrease) in securities sold under
    agreements to repurchase                             (475,617)        (28,818)        (65,255)
  Proceeds from borrowings                              1,500,000       5,000,000       5,000,000
  Repayment of borrowings                              (5,344,019)     (5,332,495)       (362,223)
  Exercise of stock options and warrants                   93,951       3,753,440         706,440
  Repurchase of warrants                                       --        (429,500)             --
  Purchase of treasury stock                           (1,553,933)             --              --
  Cash dividends paid                                  (1,067,289)       (753,504)       (602,191)
                                                     ------------    ------------    ------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES          $ 16,799,801    $ 11,132,425    $  8,095,607
                                                     ------------    ------------    ------------

Net decrease in cash and cash equivalents            $  7,484,894    $    847,277    $  1,763,666
Cash and cash equivalents, beginning of year           12,413,023      11,565,746       9,802,080
                                                     ------------    ------------    ------------
Cash and cash equivalents, end of year               $ 19,897,917    $ 12,413,023    $ 11,565,746
                                                     ============    ============    ============


Interest paid                                        $  8,462,865    $  7,950,603    $  7,482,368
                                                     ============    ============    ============
Income taxes paid                                    $  1,328,806    $  1,113,003    $  1,617,000
                                                     ============    ============    ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF OPERATIONS

         Letchworth Independent Bancshares Corporation (the "Company") is a bank holding company headquartered in Castile, New York. Through its subsidiary, The Bank of Castile (the "Bank"), the Company primarily engages in the business of community banking in the Genesee Valley region of Western New York.

BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated.

         The accounting policies of the Company conform with generally accepted accounting principles and prevailing practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Certain prior year balances have been reclassified to conform with the current year presentation.

STATEMENT OF CASH FLOWS

         For purposes of preparing the statement of cash flows, the Company defines cash and cash equivalents as cash and due from banks and federal funds sold.

INVESTMENT SECURITIES

         Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at amortized cost. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.

         Securities available for sale consist of debt and marketable equity securities not classified as securities held to maturity and are stated at estimated fair value. Unrealized gains and losses on securities available for sale are reported as a separate component of other comprehensive income, net of tax, until realized. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

         Effective July 1, 1998, the Company early adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Standard requires that an entity recognizes all derivative instruments as either assets or liabilities in the Statement of Condition and measure those instruments at fair value. The Company held no derivative instruments encompassed by SFAS No. 133 at any time during the three years in the period ended December 31, 1998. As permitted by SFAS No. 133, at the time of adoption the Company reclassified investment securities with an amortized cost of $36,988,091 and an estimated fair value of $38,162,736 from held to maturity to available for sale. The cumulative effect of this change in accounting principle has been shown as a component of other comprehensive income in the Statement of Changes in Shareholders' Equity.

         Other securities consist of capital stock of Federal Home Loan Bank of New York and other non-marketable equity securities and are reported at cost.

LOANS

         Loans generally are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield over the life of the related loan. Loans held for sale are reported at the lower of cost or fair market value.

         Loans, other than consumer loans, are generally transferred to nonaccrual status when principal or interest payments become 90 days past due. Any accrued but uncollected interest previously recorded on such loans is reversed in the current period. Past due consumer loans are generally fully reserved or charged-off when they reach a 90-day delinquency status. Loans are returned to accrual status when management determines that the circumstances have improved to the extent that both principal and interest are collectible and there has been a sustained period of repayment performance in accordance with the contractual terms of the loan.

         While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged-off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

         For all loans except large groups of smaller-balance homogenous loans, which are collectively evaluated, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. When a loan is identified as impaired, accrual of interest ceases and any amounts that are recorded as receivable are reversed out of interest income.

         The Company measures its impaired loans by using the fair value of the collateral if the loan is collateral-dependent and the present value of the expected future cash flows, discounted at the loan's effective interest rate, if the loan is not collateral-dependent. The difference between the recorded value of the impaired loan and the fair value of the loan is defined as the impairment allowance. Impairment allowances are considered by the Company in determining the overall adequacy of the allowance for credit losses.

         The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

PREMISES AND EQUIPMENT

         Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straightline basis over the estimated useful lives of the related assets, generally ranging from three to 40 years. Amortization of leasehold improvements is computed on a straightline basis over the term of the lease. Maintenance, repairs and minor improvements are charged to operating expense as incurred. Major improvements are capitalized.

GOODWILL AND CORE DEPOSIT INTANGIBLE

         The excess of the cost of acquired entities or operations over the fair value of identifiable assets acquired less liabilities assumed is recorded as goodwill. All of the Company's goodwill and core deposit intangibles are being amortized on a straight-line basis over ten years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amount of goodwill and core deposit intangibles may be impaired. Impairment is measured using estimates of future cash flows or earnings potential of the operations acquired.

STOCK-BASED COMPENSATION

         The Company accounts for stock-based compensation using the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," which require compensation cost to be recognized based on the difference, if any, between the quoted market price of the stock on the grant date and the amount an employee must pay to acquire the stock. The Company presents the pro forma compensation expense calculated in accordance with Statement of Financial Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" in Note 9. For purposes of this calculation, pro forma compensation expense is recognized over the vesting period of the option, generally nine years.

INCOME TAXES

         The Company accounts for income taxes using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowances, for deductible temporary differences and tax credit carryforwards.

EARNINGS PER SHARE

         Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Employee Stock Ownership Plan shares not committed to be released are not considered outstanding for purposes of this calculation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

STOCK SPLIT

         On May 7, 1998, the shareholders approved an increase in the allowable outstanding shares of common stock to 5,000,000 shares and a three-for-one stock split effective for shareholders of record on May 8, 1998. The stock split was recorded by a transfer of $2,251,904 from capital surplus to common stock, representing $1.00 par value for each additional share issued. All per share data has been retroactively restated to reflect the split.

NOTE 2 - ACQUISITION:

         In January 1999, the Company entered into an agreement to acquire a majority interest in The Mahopac National Bank (Mahopac), headquartered in Mahopac, New York. Mahopac has three branch offices in Putnam County and had approximately $148 million of assets at December 31, 1998. The Company expects to purchase between 58% and 70% of the outstanding common shares of Mahopac at an expected purchase price between $12.0 million and $14.5 million. The shareholder agreement includes a provision that grants the Company the right to acquire substantially all of the remaining outstanding shares of Mahopac, if the Company's shares of Mahopac have not been previously acquired by the remaining shareholders. The merger, which will be accounted for as a purchase, is subject to the approval of the shareholders of Mahopac and the appropriate bank regulators and is expected to be completed in May 1999.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS:

         The Federal Reserve Board requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank. The amount of such reserves is based on percentages of certain deposit types and totaled $1,598,000 and $2,515,000 at December 31, 1998 and 1997, respectively.

NOTE 4 - INVESTMENT SECURITIES:

         The amortized cost and estimated market value of securities available for sale are as follows:

                                                                                         GROSS          GROSS         ESTIMATED
                                                                         AMORTIZED     UNREALIZED     UNREALIZED        MARKET
                                                                           COST           GAINS         LOSSES           VALUE
                                                                        -----------    -----------    ----------     ------------
             DECEMBER 31, 1998
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies                            $13,742,386     $  346,126    $    (647)     $ 14,087,865
State and political subdivision obligations                              32,486,465      1,414,614      (24,571)       33,876,508
Mortgage-backed securities                                               17,173,404        161,538      (44,301)       17,290,641
                                                                        -----------     ----------    ----------     ------------
                                                         TOTAL           63,402,255      1,922,278      (69,519)       65,255,014
                                                                        ===========     ==========    ==========     ============

             DECEMBER 31, 1997
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies                             14,920,070        270,302       (3,672)       15,186,700
State and political subdivision obligations                               4,812,298        112,351       (1,449)        4,923,200
Mortgage-backed securities                                               14,163,181         98,359      (14,940)       14,246,600
                                                                        -----------     ----------    ----------     ------------
                                                         TOTAL          $33,895,549     $  481,012    $ (20,061)     $ 34,356,500
                                                                        ===========     ==========    ==========     ============

The amortized cost and estimated market value of securities held to maturity are as follows:

                                                                                     GROSS          GROSS         ESTIMATED
                                                                   AMORTIZED       UNREALIZED     UNREALIZED       MARKET
                                                                     COST            GAINS          LOSSES          VALUE
                                                                 ------------      ----------     ----------    ------------
        DECEMBER 31, 1997
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies                     $ 11,958,264      $  210,724      $  (588)     $ 12,168,400
State and political subdivision obligations                        24,961,440         895,029       (2,769)       25,853,700
Mortgage-backed securities                                          6,189,618          35,303       (4,721)        6,220,200
                                                                 ------------      ----------       ------      ------------
                                                     TOTAL       $ 43,109,322      $1,141,056       (8,078)     $ 44,242,300
                                                                 ============      ==========       ======      ============

         The market values of securities are estimated utilizing independent pricing services and are based on available market data. The market values of state and political subdivision obligations that are not actively traded are determined by independent pricing services based on market transactions in comparable securities and various relationships between securities.

         The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                      AVAILABLE FOR SALE
                                                -----------------------------
                                                                   ESTIMATED
                                                 AMORTIZED           MARKET
                                                    COST             VALUE
                                                ------------     ------------
Due within one year                             $ 14,739,654     $ 14,845,840
Due after one year through five years             16,651,369       17,209,062
Due after five years through ten years            18,748,905       19,720,399
Due after ten years                               13,262,326       13,479,713
                                                ------------     ------------
                 TOTAL SECURITIES               $ 63,402,254     $ 65,255,014
                                                ============     ============


         Investments originating from the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association each exceeded 10% of shareholders' equity as of December 31, 1998. The total amortized cost and market value of securities pledged to secure public deposits, as required by law, was $40,439,900 and $41,649,400, respectively, at December 31, 1998.

NOTE 5 - LOANS:

Loans consisted of the following:

                                               DECEMBER 31,
                                      ------------------------------
                                          1998             1997
                                      -------------    -------------
Residential real estate               $  53,638,439    $  49,158,726
Commercial real estate                   39,948,496       35,046,889
Commercial and industrial loans          38,201,766       33,616,025
Agricultural loans                       35,707,279       31,563,146
Consumer loans                           19,340,354       10,587,246
                                      -------------    -------------
                                        186,836,334      159,972,032
Allowance for loan losses                (2,377,300)      (2,028,600)
                                      -------------    -------------
                        TOTAL LOANS   $ 184,459,034    $ 157,943,432
                                      =============    =============

         Included in residential real estate loans are $15,347,038 and $8,843,953 of loans held for sale at December 31, 1998 and 1997, respectively. Loans serviced for others, principally residential real estate loans, amounting to $10,147,104 and $11,161,100 at December 31, 1998 and 1997, respectively, are not included in the consolidated financial statements.

         Impaired loans totaled $262,200 and $576,000 at December 31, 1998 and 1997, respectively. The total allowance for loan losses related to these loans was $90,400, $73,700 and $120,700 at December 31 of 1998, 1997 and 1996,
respectively. The average recorded investment in impaired loans during 1998, 1997 and 1996 was $441,500, $436,800 and $409,900, respectively. Nonaccrual loans totaled $468,300 and $727,100 at December 31, 1998 and 1997, respectively. Accruing loans past due 90 days or more totaled $389,600 and $97,500 at December 31, 1998 and 1997, respectively. Interest income that would have been earned on nonaccrual loans as of December 31, 1998 and 1997 and 1996, would have been $52,382, $26,355 and $42,477, respectively. Interest income that was recognized on these nonaccrual loans for 1998, 1997 and 1996 was not significant.

         The Company does not have reportable operating segments as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." A summary of revenues by loan products consists of the following:

                                               YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                        1998            1997           1996
                                     -----------    -----------     -----------

Residential real estate              $ 4,210,550    $ 4,017,130     $ 3,767,700
Commercial real estate                 3,838,940      3,299,020       3,155,050
Commercial and industrial loans        3,688,390      3,169,650       2,590,400
Agricultural loans                     2,869,500      2,589,500       2,209,000
Consumer loans                         1,742,208      1,535,042       1,470,587
                                     -----------    -----------     -----------
TOTAL REVENUE                        $16,349,588    $14,610,342     $13,203,737
                                     ===========    ===========     ===========

         As discussed in Note 16, the Company's customers are located primarily in the counties of Genesee, Wyoming and Livingston in New York State. There are no transactions with a single customer that in the aggregate result in revenues that exceed ten percent of consolidated total revenues.

         An analysis of changes in the allowance for possible loan losses is as follows:

                                             Year ended December 31,
                                   --------------------------------------------
                                      1998             1997            1996
                                   -----------      -----------     -----------

  Balance, beginning of year       $ 2,028,600      $ 1,841,200     $ 1,716,300
               Provision expense       532,567          368,165         282,510
               Charge-offs            (231,112)        (216,280)       (185,599)
               Recoveries               47,245           35,515          27,989
                                   -----------      -----------     -----------
  BALANCE, END OF YEAR             $ 2,377,300      $ 2,028,600     $ 1,841,200
                                   ===========      ===========     ===========

NOTE 6  PREMISES AND EQUIPMENT:

         Premises and equipment, net of accumulated depreciation and amortization, consisted of the following:


                                                           December 31,
                                                     -------------------------
                                                         1998          1997
                                                     -----------    ----------
Land and improvements                                $   341,182    $  320,976
Premises                                               5,326,295     5,005,423
Furniture, Fixtures and equipment                      4,473,873     4,193,163
Leasehold improvements                                   176,070       176,070
                                                     -----------    ----------
                                                     $10,317,420    $9,695,632
         Accumulated depreciation and amortization    (3,973,371)   (3,275,761)
                                                     -----------    ----------
     NET BOOK VALUE                                  $ 6,344,049    $6,419,871
                                                     ===========    ==========

Depreciation and amortization expense relating to premises and equipment was approximately $707,600 in 1998, $649,200 in 1997 and $547,500 in 1996.

NOTE 7  DEPOSITS:

Deposits consisted of the following:

                                                        December 31,
                                              --------------------------------
                                                  1998                1997
                                              ------------        ------------

Noninterest bearing demand deposits           $ 36,432,791        $ 32,083,730
Negotiable order of withdrawal deposits         32,806,269          30,538,409
Savings deposits                                37,210,480          34,559,819
Money market deposits                           16,619,819          11,504,838
Certificates of deposit less than $100,000      86,377,846          87,528,729
Certificates of deposit $100,000 or greater     31,404,827          20,989,799
                                              ------------        ------------
TOTAL DEPOSITS                                $240,852,032        $217,205,324
                                              ============        ============

         At December 31,1998, the scheduled maturities of certificates of deposit in 1999, 2000, 2001, 2002 and 2003 and thereafter are as follows:
$91,461,311, $19,016,831, $5,598,674, $442,265 and $1,263,592, respectively.

NOTE 8 - BORROWINGS:

         At December 31, 1998, the Company had advances, secured by residential mortgage loans, from the Federal Home Loan Bank of New York of $3,968,283. Advances from the Federal Home Loan Bank of New York averaged approximately $7,332,000 during 1998, and the maximum amount outstanding at any month-end during 1998 was $7,720,010. The borrowings have fixed rates of interest ranging from 5.25% to 7.97%, with a weighted average interest rate of 6.51%, and mature at various dates through 2005. Principal repayments required in 1999, 2000, 2001, 2002, 2003 and thereafter are as follows: $1,866,431, $312,728, $342,437,
$368,235, $395,993 and $682,459 respectively. At December 31, 1998, the Company has an available line of credit with the Federal Home Loan Bank of New York of $26,342,400. There is no amount outstanding on this line at December 31, 1998. There are no significant commitment fees associated with this line. Securities sold under agreements to repurchase averaged approximately $2,395,000 during 1998, and $1,837,000 during 1997. The maximum amount outstanding at any month-end during 1998 was $5,819,874.

NOTE 9 - SHAREHOLDERS' EQUITY:

         The Company has 300,000 shares reserved for issuance under its fixed stock option plan. The options may be granted at prices not less than the fair market value at the date of grant, vest over periods up to nine years, and expire no later than ten years after the date of grant. There were no options granted in 1998 and 1997 and 17,000 options granted in 1996. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The options granted during 1996 were valued using the following assumptions: a risk-free interest rate of 6.49%; an expected life of seven years; expected volatility of 14.98%; and an expected dividend yield of 2.62%.

         The Company has not recognized any compensation cost associated with the granting of options. Had the Company recognized compensation cost associated with these options, net income and earnings per share would have been as follows:

                                           Year ended December 31,
                                     1998              1997             1996
                                  -----------      -----------      -----------
Pro forma:
   Net income                     $ 3,299,060      $ 3,122,141      $ 2,864,681
   Basic earnings per share       $      1.01      $      1.10      $      1.06
   Diluted earnings per share     $       .98      $      1.00      $       .97

         A summary of the status of the Company's stock option plan as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is as follows:

                                              1998                     1997                      1996
                                       --------------------    --------------------     ---------------------
                                                   Weighted                Weighted                  Weighted
                                                   average                 average                   average
                                                   exercise                exercise                  exercise
                                         Shares      price      Shares       price       Shares        price
                                       ---------   --------    -------     --------     --------     --------
Outstanding at beginning of year          50,726     $  20      71,492       $  18        81,258        $  15
Granted                                                                                   17,000        $  29
Three-for-one stock split                101,452     $   7
Exercised                                (15,794)    $   6     (20,766)      $  15       (25,016)       $  15
Forfeited                                                                                 (1,750)       $   5
                                       ---------     -----     -------       -----      --------        -----
Outstanding at year end                  136,384     $   7      50,726       $  20        71,492        $  18
                                       =========     =====     =======       =====      ========        =====
Options exercisable at year end           73,611     $   5      16,924       $  16        27,864        $  15
                                       =========     =====     =======       =====      ========        =====
Fair value of options granted during
the year                                                                                    7.99
                                       =========     =====     =======       =====      ========        =====

         At December 31, 1998, there are 87,934 options outstanding with an exercise price of $5 and a remaining contractual life of one year, and 48,450 options outstanding with an exercise price of $9.67 and a remaining contractual life of seven years.

         During 1993, the Company sold 200,000 shares of its common stock with attached warrants to purchase an additional 200,000 shares. The warrants were exercisable at $23.00 per share and expired on December 31, 1997. Warrants for 164,700 shares and 14,400 shares were exercised during 1997 and 1996, respectively. The total number of warrants exercised was $182,623.

NOTE 10  EMPLOYEE BENEFIT PLANS:

         The Company has a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based on 1% of career average annual compensation multiplied by the number of years of service, up to 40 years. The Company's funding policy is to contribute annually an amount, based on actuarial computations, which would satisfy the Internal Revenue Service's funding standards.

         Net pension expense includes the following components:

                                                                    YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                             1998             1997              1996
                                                         -------------    -------------    -------------
   Service cost                                          $      93,518    $      87,056    $      83,041
   Interest cost on projected benefit obligation               105,666           95,691           86,718
                                                         -------------    -------------    -------------
   Expected return on plan assets                             (125,824)        (111,534)         (99,995)
   Amortization of unrecognized transition obligation           (7,073)          (7,073)          (7,073)
   Amortization of prior service cost                              (28)             (28)             (28)
                                                         =============    =============    =============
                                   NET PENSION EXPENSE   $      66,259    $      64,112    $      62,663

The funded status of the plan was as follows:

                                                     --------------------------
                                                          PENSION BENEFITS
                                                     --------------------------
                                                        1998             1997
                                                     -----------    -----------
Change in benefit obligation:
    Benefit obligation at beginning of year          $ 1,521,386    $ 1,381,795
    Service cost                                          93,518         87,056
    Interest cost                                        105,666         95,691
    Actuarial loss                                       172,393         17,446
    Benefits paid                                        (67,907)       (60,602)
                                                     -----------    -----------

    Benefit obligation at end of year                  1,825,056      1,521,386
                                                     -----------    -----------

Change in plan assets:
    Fair value of plan assets at beginning of year     1,650,678      1,467,525
    Actual return on plan assets                         103,961        243,755
    Benefits paid                                        (67,907)       (60,602)
                                                     -----------    -----------

    Fair value of plan assets at end of year           1,686,732      1,650,678
                                                     -----------    -----------

Funded status                                           (138,324)       129,292
Unrecognized net actuarial loss (gain)                    42,818       (151,438)
Unrecognized prior service cost                             (294)          (322)
Unrecognized initial net obligation                      (26,876)       (33,949)
                                                     -----------    -----------
Accrued benefit cost                                    (122,676)       (56,417)
                                                     ===========    ===========

         The projected benefit obligation at December 31, 1998 and 1997, was determined using a discount rate of 6.50% and 7.00%, respectively, and an assumed average rate of increase in future compensation levels of 5.50%. The expected long-term rate of return on plan assets was 7.75%. The plan assets consist primarily of fixed income securities. The unrecognized net transition asset as of January 1, 1989, is being amortized over the remaining service lives of the participants at that date, which approximates 14 years.

         The Company also has an executive supplemental income plan which provides for specified deferred compensation benefits payable to certain officers in the event of death, disability or retirement. The liability relating to this plan was approximately $210,000 and $225,000 at December 31, 1998 and 1997, respectively, and was determined using a discount rate of 7.50% and an assumed rate of increase in future compensation of 3%. There were charges to income related to this plan in 1998 and 1997 of approximately $10,600 and $34,700, respectively. The Company is both owner and beneficiary of a life insurance policy on the life of each participant, the proceeds from which can be used to fund the after-tax cost of the promised benefits. The cash surrender value of such life insurance policies was approximately $570,000 and $562,000 as of December 31, 1998 and 1997, respectively.

         The Company sponsors an internally leveraged employee stock ownership plan ("ESOP") that covers all employees with one year of service, who work at least 1,000 hours per year and who have attained the age of 21. The Company has financed the purchase of ESOP shares with borrowings from the Bank, which in turn borrows the amount from the Federal Home Loan Bank of New York. The Company makes annual contributions to the ESOP equal to the ESOP's debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

         The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statement of condition. As shares are released from collateral, the Company recognizes compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are available for debt service. ESOP compensation expense was approximately $131,800, $101,800 and $149,700 for the years ended December 31, 1998, 1997 and 1996, respectively. The ESOP shares at December 31,1998, have been adjusted for the three-for-one stock split discussed in Note 1. The ESOP shares are as follows:

                                                          DECEMBER 31,
                                                   -------------------------
                                                      1998          1997
                                                   -----------  ------------
     Released and allocated shares                 $   170,298  $     58,759
     Unreleased shares                                  62,793        23,547
   TOTAL ESOP SHARES                                   233,091        82,306
                                                   -----------  ------------
    Fair value of unreleased shares                $ 1,004,688  $  1,130,256
                                                   ===========  ============

NOTE 11  INCOME TAXES:

The components of the provision for income taxes are as follows:

                                        Year ended December 31,
                            -----------------------------------------------
                                1998             1997               1996
                            -----------      -----------        -----------
Current:
    Federal                 $ 1,064,584      $ 1,055,800        $ 1,021,500
    State                       421,183          337,800            322,300
                            -----------      -----------        -----------
       Total                  1,485,767        1,393,600          1,343,800
                            ===========      ===========        ===========

Deferred:
    Federal                     (93,681)          71,700              6,000
    State                       (26,183)          21,700              1,200
                            -----------      -----------        -----------
                               (119,864)          93,400              7,200
                            -----------      -----------        -----------
           Total            $ 1,365,903      $ 1,487,000        $ 1,351,000
                            ===========      ===========        ===========

The components of deferred tax assets and liabilities are as follows:

                                                             December 31,
                                                        -----------------------
                                                          1998           1997
                                                        ---------     ---------

Deferred tax assets:
     Allowance for loan losses                          $ 716,900     $ 643,100
     Deferred compensation                                 84,300        90,000
     Unrealized gains recognized for tax purposes          73,900        59,200
     Deferred loan origination fees and costs              28,000        38,100
     Pension                                               38,400        22,800
     Other                                                 43,500         9,800
                                                        ---------     ---------
    Total                                                 985,000       863,000
                                                        ---------     ---------

Deferred tax liabilities:
     Depreciation                                         445,400       443,000
     Unrealized investment gains                          611,000       151,900
                                                        ---------     ---------
Total                                                   1,056,400       594,900
                                                        ---------     ---------
              NET DEFERRED TAX (LIABILITY) ASSET        $ (71,400)    $ 268,100
                                                        =========     =========

         The Company believes that it is more likely than not that the net deferred tax asset will be realized through future taxable earnings.

         The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before taxes. The items causing this difference are as follows:

                                                            1998                        1997                       1996
                                              ------------------------------------------------------------------------------------
                                                                   % of                         % of                         % of
                                                                  pretax                       pretax                       pretax
                                                  Amount          income      Amount           income      Amount           income
                                              ------------------------------------------------------------------------------------
Expected tax at federal statutory rates          $ 1,590,706        34.0%   $ 1,571,700          34.0%    $1,435,000          34.0%
Increases (decreases) resulting from:
   Tax exempt interest                              (446,416)       (9.5)      (384,300)         (8.3)      (331,000)         (7.8)
   State income taxes, net of federal benefit         260,700        5.6        237,300           5.1        214,000           5.0
   Other, net                                        (39,087)       (0.8)        62,300           1.4         33,000           0.8
                                                 -----------        ----    -----------          ----     ----------          ----
Provision for income taxes                         1,365,903        29.3      1,487,000          32.2%     1,351,000          32.0%
                                                 ===========        ====    ===========          ====     ==========          ====

NOTE 12 - EARNINGS PER SHARE:

The calculations of basic and diluted earnings per share are as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------
                                                             1998              1997              1996
                                                        --------------    -------------      ------------
Income available to common shareholders                 $    3,312,643    $   3,135,724      $  2,870,341

BASIC EARNINGS PER SHARE
Weighted average shares outstanding                          3,266,509        2,838,660         2,697,351
Basic earnings per share                                $         1.01    $        1.10      $       1.06
                                                        --------------    -------------      ------------


DILUTED EARNINGS PER SHARE
Weighted average shares outstanding                          3,266,509        2,838,660         2,697,351
Dilutive effect of:
   Warrants                                                         68          187,212           135,483
   Stock options                                                86,949          105,828           117,324

Adjusted weighted average shares
  outstanding                                                3,353,526        3,131,700         2,950,158
Diluted earnings per share                              $          .99    $        1.00      $        .97

NOTE 13 - COMPREHENSIVE INCOME:

         The Company adopted SFAS No. 130, "Reporting Comprehensive Income," in the first quarter of 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. Financial statements presented for periods prior to 1998 are required to be reclassified to reflect application of the provision of SFAS No. 130. The following table sets forth the components of other comprehensive income.

                                            YEAR ENDED
                                         DECEMBER 31, 1998
                            BEFORE TAX        INCOME
                              AMOUNT           TAXES            NET
                           -------------   -----------     ------------
Unrealized gains
  on securities
   Unrealized holding
     gains ............    $     277,515   $   (82,859)    $    194,656

   Less:
     Reclassification
     adjustment for
     gains realized
     in net income ....         (60,352)        19,010          (41,342)
                           -------------   -----------     ------------

Net unrealized
  gains ...............    $     217,163   $   (63,849)    $    153,314
                           =============   ===========     ============

Cumulative effect of
  change in accounting
  principle ...........    $   1,174,645   $  (375,886)    $    798,759
                           =============   ===========     ============

                                            YEAR ENDED
                                         DECEMBER 31, 1997
                            BEFORE TAX       INCOME
                              AMOUNT          TAXES            NET
                           -------------   -----------     ------------
Unrealized gains
  on securities
   Unrealized holding
     gains ...........     $     225,999   $   (53,633)    $    172,366

   Less:
     Reclassification
     adjustment for
     gains realized
     in net income ...           (36,850)       10,687          (26,163)
                           -------------   -----------     ------------

Net unrealized
  gains ..............     $     189,149   $   (42,946)    $    146,203
                           =============   ===========     ============

                                            YEAR ENDED
                                         DECEMBER 31, 1996
                            BEFORE TAX       INCOME
                              AMOUNT          TAXES            NET
                           -------------   -----------     ------------
Unrealized losses
  on securities:
   Unrealized holding
     gains ...........    $     (230,387)  $    94,645     $   (135,742)

   Less:
     Reclassification
     adjustment for
     gains realized
     in net income ...           (12,924)        4,135           (8,789)
                           -------------   -----------     ------------

Net unrealized
  losses .............     $    (243,311)       98,780         (144,531)
                           =============   ===========     ============

NOTE 14  RELATED PARTY TRANSACTIONS:

         The Company has entered into transactions with its executive officers, directors, principal shareholders, and companies in which such individuals have 10% or more ownership (related parties). It is the Company's policy that all related party transactions are conducted at "arms- length" and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers.

         The aggregate amount of loans to such related parties at December 31, 1998, was $7,472,861. During 1998, new loans and increases in existing loans to such related parties amounted to $18,262,814 and principal repayments amounted to $17,254,653. At December 31, 1998, there were approximately $874,904 in deposits from such related parties.

NOTE 15  COMMITMENTS AND CONTINGENT LIABILITIES:

         The Company operates one branch office under a noncancellable lease agreement which expires in 2002. Two other branch offices are located on land which is being leased through 2004 and 2090, respectively. These lease agreements contain various renewal and purchase options at maturity.

         Future minimum rentals under these leases are: 1999-2003, $9,600 per year. Total rental expense was approximately $10,300 in 1998 and $16,400 in 1997 and $23,000 in 1996.

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:

         The Company is party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated statement of condition. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company has experienced minimal credit losses to date on its financial instruments with off-balance sheet risk.

         The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company controls the credit risk of off-balance sheet instruments through credit approvals, limits and monitoring procedures, and management evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer.

         Commitments to extend credit, which generally have fixed expiration dates or other termination clauses, are legally binding agreements to lend to a customer (as long as there is no violation of any condition established in the contract). At December 31, 1998, the Company's total commitments to extend credit approximated $40,094,237. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements.

         The Company has identified certain credit risk concentrations in relation to its on- and off-balance sheet financial instruments. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. A credit risk concentration results when the Company has a significant credit exposure to an individual or a group engaged in similar activities or affected similarly by economic conditions.

         The Company's customers are located primarily in the counties of Genesee, Wyoming and Livingston in New York State. As Note 5 to the consolidated financial statements indicates, approximately 19% of the Company's outstanding loans are commercial loans to customers who are directly involved in the agriculture industry, primarily dairy farmers. In addition, there are other commercial and industrial loans, real estate loans and consumer loans outstanding to customers who are indirectly related to the agriculture industry.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


         CASH AND SHORT-TERM INSTRUMENTS

         For those short-term instruments, the carrying amount represents an estimate of fair value.

         LOAN RECEIVABLES

         The fair value of loans is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics, prepayment assumptions and interest cash flows.

         DEPOSIT LIABILITIES

         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics and interest cash flows.

         BORROWINGS

         A discounted cash flow model utilizing rates currently available to the bank for debt with similar terms and remaining maturities is used to estimate fair value of existing debt.

         COMMITMENTS TO EXTEND CREDIT

         Fees charged for commitments to extend credit and stand-by letters of credit are not significant and are offset by associated credit risk with respect to certain amounts expected to be funded. Accordingly, the fair value of the financial instruments is immaterial.

         The estimated fair values of the Company's financial instruments are as follows:


                                                  DECEMBER 31, 1998                      DECEMBER 31, 1997
                                       ------------------------------------      ----------------------------------
                                          CARRYING                                  CARRYING
                                           AMOUNT              FAIR VALUE            AMOUNT            FAIR VALUE
                                       --------------        --------------      --------------     ---------------
Financial assets:
  Cash and due from banks              $   10,647,917        $   10,647,917      $   10,863,023     $    10,863,023
  Federal funds sold                        9,250,000             9,250,000           1,550,000           1,550,000
  Investment securities                    67,338,515            67,338,515          79,168,153          80,301,131
  Loans, net of allowance
    for possible loan losses              184,459,034           189,172,000         157,943,432         158,960,000

Financial liabilities:
  Deposits                                240,852,032           241,686,032         217,205,324         217,395,300
  Securities sold under
    agreements to repurchase                1,198,294             1,198,294           1,673,911           1,673,911
  Advances from the Federal
    Home Loan Bank                          3,968,283             4,804,000           7,812,302           7,812,302

         The reported fair values of financial instruments are based on a variety of factors. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

NOTE 18 - REGULATORY MATTERS:

         The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table. There are no conditions or events since that notification that management believes have changed the institution's category

                                                                                             TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                      FOR CAPITAL          PROMPT CORRECTIVE
                                              ACTUAL               ADEQUACY PURPOSES       ACTION PROVISIONS
                                  --------------------------------------------------------------------------------
                                      AMOUNT         RATIO        (3)AMOUNT   (3)RATIO        (3)AMOUNT      RATIO
                                  -------------     -------     -----------   --------      -------------   ------
AS OF DECEMBER 31, 1998:
  Total capital (to risk
    weighted assets):
     The Company                  $  34,127,000      19.10%     $ 14,304,480     8.00%      $        N/A
     The Bank                        32,107,000      17.69%       14,525,600     8.00%        18,157,000    10.00%
  Tier I Capital (to risk
    weighted assets):
     The Company                     31,881,000      17.84%        7,152,240     4.00%               N/A
     The Bank                        29,837,000      16.44%        7,262,800     4.00%        10,894,200     6.00%
  Tier I Capital
    (to average assets):
     The Company                     31,881,000      11.26%        8,495,500     3.00%               N/A
     The Bank                        29,837,000      11.03%        8,113,230     3.00%        13,522,050     5.00%

AS OF DECEMBER 31, 1997:
  Total capital (to risk
    weighted assets):
     The Company                  $  33,135,000      21.29%     $ 12,451,040     8.00%               N/A
     The Bank                        29,093,000      18.69%       12,465,760     8.00%      $ 15,582,200    10.00%
  Tier I Capital (to risk
    weighted assets):
     The Company                     31,190,000      20.04%        6,225,520     4.00%               N/A
     The Bank                        27,064,000      17.39%        6,232,880     4.00%         9,349,320    6.00%
  Tier I Capital (to
    average assets):
     The Company                     31,190,000      12.18%        7,680,420     3.00%               N/A
     The Bank                        27,064,000      10.57%        7,690,590     3.00%        12,817,650     5.00%

NOTE 19  CONDENSED FINANCIAL INFORMATION:

         The Company's principal asset is its investment in the Bank. The Bank is restricted by law and related regulations as to the amount of funds that can be transferred to the Company. Under such restrictions, approval from regulatory agencies is required for the declaration of dividends in any year that exceed the total of net income of the subsidiary in the current year, plus retained net income for the preceding two years. At December 31, 1998, the Bank could declare dividends of approximately $8,358,727 without prior approval from regulatory agencies.

Condensed financial information of the Company follows:

STATEMENT OF CONDITION

                                                             DECEMBER 31,
                                                   ----------------------------
                                                       1998             1997
                                                   ------------    ------------
ASSETS
Cash and due from bank - The Bank of Castile       $  1,439,488    $  3,826,493
Investment in The Bank of Castile                    30,487,434      27,657,967
Other assets                                            995,193         590,750
                                                   ------------    ------------

           TOTAL ASSETS                            $ 32,922,115    $ 32,075,210
                                                   ============    ============


LIABILITIES AND SHAREHOLDERS 'EQUITY
Accrued expenses                                   $     46,626    $      4,475
Employee stock ownership plan loan payable              490,654         539,320
                                                   ------------    ------------
           TOTAL LIABILITIES                            537,280         543,795


Common stock                                          3,390,650       1,124,852
Capital surplus                                      12,347,915      14,436,634
Retained earnings                                    18,673,888      16,428,534
Unearned employee stock ownership plan shares          (490,654)       (539,320)
Accumulated other comprehensive income                   16,969          80,715
Treasury stock at cost                               (1,553,933)             --
                                                   ------------    ------------
            TOTAL SHAREHOLDERS' EQUITY               32,384,835      31,531,415
                                                   ------------    ------------

Total Liabilities and Shareholders' Equity         $ 32,922,115    $ 32,075,210
                                                   ============    ============

STATEMENT OF INCOME
                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                         1998         1997          1996
                                                      ----------   ----------   ----------

Dividends received - The Bank of Castile              $  800,458   $  771,691   $  602,192
Dividend and other income                                 23,708        1,979           --
                                                      ----------   ----------   ----------
                                       TOTAL INCOME      824,166      773,670      602,192
Operating expenses                                       340,990      273,495      294,155
                                                      ----------   ----------   ----------
Income before equity in undistributed income
   of subsidiary                                         483,176      500,175      308,037
Equity in undistributed income of
   subsidiary - The Bank of Castile                    2,829,467    2,635,549    2,562,304
                                                      ----------   ----------   ----------

                                       NET INCOME     $3,312,643   $3,135,724   $2,870,341
                                                      ==========   ==========   ==========

STATEMENT OF CASH FLOWS
                                                                     YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                              1998            1997           1996
                                                           -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                             $ 3,312,643    $ 3,135,724    $ 2,870,341
    Adjustments to reconcile net income to
      net cash provided by operating activities -
      ESOP compensation expense                                131,794        101,815        149,655
      Equity in income of subsidiary                        (3,629,925)    (3,407,240)    (3,164,496)
      Other                                                   (426,038)      (497,257)       (12,778)
                                                           -----------    -----------    -----------
               NET CASH USED IN OPERATING ACTIVITIES          (611,526)      (666,958)      (157,278)
                                                           -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Dividends received  The Bank of Castile                    800,458        771,691        602,192
                                                           -----------    -----------    -----------
                        NET CASH PROVIDED BY INVESTING
                          ACTIVITIES                           800,458        771,691        602,192
                                                           -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash dividends paid                                     (1,067,289)      (753,504)      (602,191)
    Payment of current borrowings                              (48,666)       (59,925)      (112,583)
    Proceeds from exercise of options and warrants              93,951      4,099,590        706,440
    Purchases of treasury stock                             (1,553,933)            --             --
    Repurchase of warrants                                          --       (429,500)            --
                                                           -----------    -----------    -----------


                           NET CASH (USED IN)PROVIDED BY
                             FINANCING ACTIVITIES           (2,575,937)     2,856,661         (8,334)
                                                           -----------    -----------    -----------

Net increase in cash and due from banks                     (2,387,005)     2,961,394        436,580
Cash and due from banks, beginning of year                   3,826,493        865,099        428,519
                                                           -----------    -----------    -----------

Cash and due from banks, end of year                       $ 1,439,488    $ 3,826,493    $   865,099
                                                           ===========    ===========    ===========

ITEM 8 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not applicable.


                                    PART III

ITEM 9 - DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS OF THE REGISTRANT

         In accordance with the Bylaws of the Company, three (3) classes of directors are elected in three (3) staggered three-year terms. Each director so elected serves for a term of three (3) years and until his successor is duly elected and qualified.

         Executive officers serve until the next annual meeting of directors and until their successors are appointed and qualified.

         Set forth below is certain information regarding the executive officers and directors of the Company as of March 26, 1999.

                                  Positions
                                  Held With
Name                        Age   the Company          Address

James H. Van Arsdale, III   78    Chairman of the      71 Park Road East
                                  Board of Directors   Castile, NY 14427

James W. Fulmer             47    President, Chief     38 Wolcott Street
                                  Executive Officer,   LeRoy, NY 14482
                                  and Director

Charles L. Van Arsdale      75    Director             5136 Park Road West
                                                       Castile, NY 14427

Stanley J. Harmon*          78    Secretary and        4845 Luther Road
                                  Director             Silver Springs, NY  14550

Patrick J. Dalton           40    Director             2 Shrewsbury Lane
                                                       Fairport NY 14450

Thomas J. Sykes             52    Treasurer            11 Cambric Circle
                                                       Pittsford NY 14534

----------
         *Mr. Harmon, whose term expires at the annual meeting, has notified the Company that he does not want to be considered for re-election to the Board of Directors

         James W. Fulmer also serves as a director of the Bank. The principal occupation or employment of each director and each executive officer of the Company and the year in which each such director became a director of the Company and/or the Bank is set forth below.

         Mr. James H. Van Arsdale, III, a director of the Company since 1981, was named Chairman of the Board of Directors of the Company in 1981. Prior to that time, Mr. Van Arsdale performed various managerial functions for the Bank and held various executive offices of the Bank. He was the Chairman of the Board of Directors of the Bank until 1992 when he retired. Mr. Van Arsdale had also been a director of the Bank since 1948. Mr. Van Arsdale is the brother of Mr. Charles L. Van Arsdale.

         Mr. James W. Fulmer has served as the President and Chief Executive Officer of the Company since January 1, 1991, and as the Chief Executive Officer of the Bank since January, 1996. Before joining the Company as the Executive Vice President in December, 1988, Mr. Fulmer held various executive positions with Fleet Bank of New York (formerly known as Security New York State Corporation and Norstar Bank) for approximately twelve (12) years and with the Genesee Valley Penny Saver for approximately one year. Mr. Fulmer has served as a director of the Bank since 1988 and as Vice Chairman of the Board of Directors of the Bank since 1991. Effective May 1, 1992, he assumed the position of Chairman of the Board of Directors of the Bank, and he currently serves as a member of the Board of Directors of the Cherry Valley Cooperative Insurance Company, Catholic Health System of WNY, Genesee Mercy Healthcare, the Genesee County Industrial Development Agency, and is secretary of the Independent Bankers Association of New York State. He is also a member of the Board of Directors of the New York State Bankers Association and Monroe Abstract & Title Corporation.

         Mr. Charles L. Van Arsdale was the President of the Company from the date of its incorporation in 1981 until December 31, 1990. In addition, Mr. Van Arsdale was a director of the Bank from 1949 until his retirement in 1996. Prior to 1981, Mr. Van Arsdale performed several managerial functions for the Bank and held various executive offices of the Bank. Mr. Van Arsdale is the brother of Mr. James H. Van Arsdale, III.

         Mr. Stanley J. Harmon, the Secretary of the Company since 1981, is a retired funeral director. Mr. Harmon also served as a director of the Bank from 1960 until April 30, 1993. As set forth above, Mr. Harmon has informed the Company that he does not want to stand for re-election to the Board of Directors of the Company.

         Mr. Patrick J. Dalton has been a director of the Company since May 7, 1998. Mr. Dalton has been partner in the law firm of Harris Beach & Wilcox, LLP located in Rochester, New York since 1994 and has been a member of the Management Committee of the firm since July,1997.

         Mr. Thomas J.Sykes, Treasurer of the Company since September 1998, is also the Chief Financial Officer for the Company and the Bank. Prior to joining the Company, Mr Sykes was the Chief Financial Officer/Controller for Brainerd Manufacturing Company, Inc. and had held eariler executive ranking positions at First National Bank of Memphis, Lincoln First Bank of Rochester and Rochester Community Savings Bank. Mr. Sykes graduated from Ohio University, Athens, Ohio with a B.S. and a M.B.A. from Memphis State University.

         The following table sets forth the names and ages of the principal officers and directors of the Bank and their current positions with the Bank.



Name                            Age       Position

James W. Fulmer                  47        Chief Executive Officer,
                                           Chairman of the Board of
                                           Directors, and Director
Robert L. Brass                  61        Director
Joseph G. Bucci                  55        Director
Brenda L. Copeland               47        President and Director
Thomas E. Cushing                48        Director
Gary D. Gates                    62        Director
Benjamin C. Mancuso, Jr.         65        Director
John McClurg                     37        Director
Craig Yunker                     47        Director

----------
         James W. Fulmer also serves as a director of the Company. The principal occupation or employment of all other directors and principal officers of the Bank and the year in which each such director and principal officer of the Bank became a director or principal officer of the Bank, as the case may be, is set forth below.

         Mr. Robert L. Brass, a director of the Bank since 1992, is President of L.R. Brass, Inc., a retail food market.

         Mr. Joseph G. Bucci, a director of the Bank since 1986, is a self-employed real estate agent.

         Ms. Brenda L. Copeland became the President of the Bank on January 1, 1991. In addition, she has served as a director of the Bank since 1988, and has been employed by the Bank since 1971.

         Mr. Thomas E. Cushing, a director since 1989, is the Vice President, Secretary and Treasurer of J.O. Cook, Inc.

         Mr. Gary D. Gates, a director since 1986, is the President of Gary's TV and Appliance, Inc.

         Mr. Benjamin C. Mancuso, Jr., a director since 1992, is President of Charles Mancuso and Son, Inc., a family-owned holding company.

         Mr. Craig Yunker, a director of the Bank since 1991, is a partner in CY Farms.

         John McClurg, a director since 1995, is President and owner of McClurg Chrysler-Plymouth, Inc. and McClurg Chevrolet-Pontiac-Oldsmobile, Inc., two automobile dealerships located in Perry, New York.

ITEM 10 - EXECUTIVE COMPENSATION

         The following tables show, for the years ended December 31, 1998, 1997, and 1996, respectively, the total cash compensation paid by the Company and the Bank to executive officers who received total annual salary and bonus in excess of $100,000 and to the Chief Executive Officer of the Company.

                          SUMMARY COMPENSATION TABLE

                                 Annual Compensation

                                                   Other Annual
Name and                                         Compensation(2)
Principal Position   Year Salary($)(1)  Bonus($)      ($)
------------------  ----- -----------   -------- ---------------
James W. Fulmer     1998    $160,561    $21,500     $9,012
President, CEO      1997    $141,463    $20,000     $    0
& Director of       1996    $128,015    $17,500     $8,345
the Company, and
Chairman of the
Board of the Bank

Brenda L. Copeland  1998    $129,047    $17,500      None
President of        1997    $113,211    $15,000      None
  the Bank          1996    $105,601    $13,000      None



                                 Long Term Compensation

                                           Awards
                                         Long Term
                           Restricted     Options  Incentive   All Other
Name and                   Stock Award(s)   SARs     Payout  Compensation(3)
Principal Position  Year       ($)          (#)       ($)        ($)
------------------  ----   ------------- --------- --------- --------------

James W. Fulmer     1998      None          None      None     $ 9,941
President, CEO      1997      None          None      None      16,087
& Director of       1996      None          None      None       7,349
the Company, and
Chairman of the
Board of the Bank

Brenda L. Copeland  1998      None          None      None     $ 9,210
President of the    1997      None          None      None      16,477
Bank                1996      None          None      None       6,042

----------
(1) Includes matching contributions under the Company's 401(k) plan in an amount equal to $4,166.33, $3,680.30, and $3,290.3, respectively, for James W. Fulmer, and $3,365.87, $2,999.04, and $2,790.00, respectively, for Ms. Brenda L.
Copeland, for the years ended December 31, 1998, 1997, and 1996, respectively, as well as director's fees and certain fringe benefits such as automobiles and group term life insurance.

(2) The amounts disclosed represent the Company's contribution pursuant to the Executive Supplemental Income Agreements executed by and between the Company and Mr. Fulmer. See "Executive Compensation - Benefits --Executive Supplemental Income Agreements."

(3) The amounts disclosed represent the portion of Company's contribution to the Employee Stock Ownership Plan ("ESOP") allocated to Mr. Fulmer and Ms. Copeland, respectively.

         During 1998, all directors of the Company received an amount equal to $4,800 per year. During 1998, the Board of Directors of the Company met six (6) times, and all of the directors attended 75% or more of the meetings.

         During 1998, the directors of the Bank each received an annual retainer of $9,000 in lieu of meeting attendance fees. During 1998, the Board of Directors of the Bank met fourteen (14) times. Two (2) of the members of the Board of Directors of the Bank entered into a certain Deferred Compensation Agreement relating to all amounts received from the Bank during the period from 1986 until 1990. Under these agreements, all fees earned as a director during that period are deferred until such director's death or retirement from the Board of Directors of the Bank. Payments of the fees so deferred, as well as all earnings on such deferred amounts, are then paid to such director or his beneficiary, as the case may be, in one hundred twenty (120) equal monthly installments. The Bank does not currently intend to offer such agreements to other members of its Board of Directors.

         In addition, during 1998, one designated director of the Board of Directors of the Bank received a weekly fee of $150 for his services in connection with the Bank's Loan Committee. Members of the Examining Committee also receive a quarterly fee of $150 in lieu of meeting attendance fees.

Employment Contracts

         On January 1, 1991, James W. Fulmer began to serve as the President and Chief Executive Officer of the Company in accordance with his employment agreement dated September 12, 1989, as amended, effective January 1, 1991. Subsequently, on May 1, 1992, Mr. Fulmer became the Chairman of the Board of Directors of the Bank. Pursuant to the terms of the agreement, as amended, each year the term of Mr. Fulmer's employment agreement is automatically extended for an additional year so that the term of the employment agreement is always three
(3) years. In the event that the Company terminates the employment agreement without cause, the Company is required to pay Mr. Fulmer, as severance pay, his annual compensation plus all fringe benefits for a period of three (3) years from the date of such termination. In addition, in the event of such termination without cause or the sale, merger, or substantial reorganization of the Company or the Bank, all of Mr. Fulmer's options to purchase common stock shall become immediately exercisable. See "Executive Compensation - Benefits -- Stock Option Plan."

         Effective January 1, 1991, the Company entered into an amended employment agreement with Ms. Brenda L. Copeland whereby Ms. Copeland agreed to serve as the President of the Bank or in any other capacity that the Board of Directors of the Company or the Bank may reasonably request. Each year the term of Ms. Copeland's employment agreement is automatically extended for an additional year so that the term of the employment agreement is always three (3) years. In the event that the Company terminates the employment agreement without cause, the Company is required to pay Ms. Copeland, as severance pay, her annual compensation plus all fringe benefits for a period of eighteen (18) months from the date of such termination. In addition, in the event that the Company terminates the employment agreement as a result of a change of "control" of the Company, the Company is required to pay Ms. Copeland, as severance pay, her annual compensation plus all fringe benefits for a period of three (3) years from the date of such termination. For purposes of the employment agreement, the term "control" is defined as the possession of the power to elect a majority of the members of the Board of Directors of the Company through the ownership of voting securities in the Company.

Benefits

         EMPLOYEE STOCK OWNERSHIP PLAN. In 1986, the Board of Directors of the Company adopted the Employee Stock Ownership Plan ("ESOP"), effective as of January 1, 1986. Employees eligible to participate in the ESOP are all employees who have met the eligibility requirements on the effective date of adoption of the ESOP, and any employees hired subsequent to that date who have completed one year of service, work at least 1,000 hours per year, and have attained the age of 21 years. Contributions to the ESOP are discretionary, as determined by the Board of Directors of the Bank. All funds contributed are received, held, invested and reinvested by the ESOP trustee. Although the trustee may invest the funds contributed to the ESOP in such prudent investments as the trustee deems desirable, substantially all the trust funds are invested in the common stock of the Company.

         Each participant is entitled to direct the trustee as to the exercise of any voting rights attributable to the shares of common stock allocated to such participant and if the trustee receives no voting instructions, the shares of common stock are not voted. All common stock of the ESOP not allocated to the plan participants is voted by the trustee in its sole discretion. The ESOP also contains provisions permitting the ESOP to borrow funds to purchase common stock and on June 16, 1986, the ESOP borrowed $500,000 pursuant to a certain loan and pledge agreement with two (2) unaffiliated banks. The proceeds of the loan were used to purchase approximately 48,000 newly issued shares of common stock, after giving effect to a 6-for-1 stock split of the Company, with such shares pledged as security for the payment of principal and interest as provided in the above-mentioned agreement. All amounts due and owing under this loan have been satisfied.

         In November of 1990, the Company borrowed $185,500 on behalf of the ESOP pursuant to a loan and pledge agreement with an unaffiliated bank. The loan proceeds were used to purchase 14,000 shares of the Company's outstanding stock, with such shares pledged as security for the payment of principal and interest as provided in said agreement. In November of 1993, the Company borrowed $301,000 on behalf of the ESOP to purchase 15,050 shares of the Company's common stock and 15,050 warrants to purchase additional shares of common stock as part of the public offering. All amounts due and owing under these loans were subsequently refinanced with the Bank (with appropriate collateral granted to the Bank), which in turn, borrowed the funds from the Federal Home Loan Bank under an existing accommodation. In 1995, the Company borrowed $140,511 on behalf of the ESOP to purchase 5,500 shares of common stock. During 1997, the ESOP exercised its warrants and purchased 15,050 shares of common stock from the Company for an amount equal to $346,150.

         Upon an ESOP participant's retirement, disability or death, as those terms are defined in the ESOP, the participant shall be fully vested in all amounts allocated to such participant under the ESOP, as well as such participant's share in the allocation of all contributions made by the Company during the "Plan Year" (as that term is defined in the ESOP) in which such retirement, disability or death occurs. In the event a participant's service terminates for any reason other than retirement, disability or death, such participant's account becomes vested based upon the number of years of "Credited Service" of such participant (as that term is defined in the ESOP) in accordance with the following schedule, as amended so as to comply with the requirements of the Tax Reform Act of 1986, as amended (the "1986 Act"):

    Credited Service             Vested Percentage
    ----------------             -----------------
    Less than three years                  0%
    Three years                           30%
    Four years                            40%
    Five years                           100%

         Compensation expense related to the ESOP amounted to $131,800 , $101,800, and $149,700, for the years ended December 31, 1998, 1997, and 1996, respectively. See Note 10 to "Notes to Consolidated Financial Statements" included in this Annual Report on Form 10-K on pages 49-51.

         DEFINED BENEFIT PENSION PLAN. The Company maintains a defined benefit pension plan for the benefit of all employees covered under the Company's prior pension plan and any other employees with at least six (6) months of service who work at least 1,000 hours per year and have attained the age of 21 years. Amounts contributed to the pension plan for each covered employee by the Company are determined on an actuarial basis. The discount rate used in determining the actuarial present value of accumulated benefits was 6.50% and 7.00% at December 31, 1998 and at December 31, 1997, respectively. See Note 10 to "Notes to Consolidated Financial Statements" included in this Annual Report on Form 10-K on pages 49-51.

         Under the plan, a participant is eligible for the "Normal Retirement Pension Benefits" upon attainment of age 65 years. Vested employees who terminate before attaining age 65 may elect optional early retirement benefits (at reduced levels).

         The following table sets forth the current regular vesting schedule for participants under the plan, as amended so as to comply with the requirements of the 1986 Act:

    Years of Service        Vested Percentage
    ----------------        -----------------
    Less than three years          0%
    Three years                   20%
    Four years                    40%
    Five years                    60%
    Six years                     80%
    Seven years                  100%

         An employee's "Normal Retirement Pension" benefit under the plan is an amount (payable monthly in the form of a life only annuity) equal to the product of 1% of such employee's "Average Compensation" and such employee's years of "Benefit Accrual Service" (not to exceed forty (40) years), as those terms are defined in the plan. The following table sets forth the annual Normal Retirement Pension benefit at age 65 to an employee covered by the plan for each of the following Average Compensation amounts and periods of Benefit Accrual Service with the Company.

                Normal Retirement Pension Benefit
               for Years of Benefit Accrual Service

   Average
Compensation 15 Years  20 Years  25 Years  30 Years  35 Years  40 Years
---------------------  --------  --------  --------  --------  --------

  $15,000    $ 2,250   $ 3,000   $ 3,750   $ 4,500   $ 5,250   $ 6,000

  $30,000    $ 4,500   $ 6,000   $ 7,500   $ 9,000   $10,500   $12,000

  $45,000    $ 6,750   $ 9,000   $11,250   $13,500   $15,750   $18,000

  $60,000    $ 9,000   $12,000   $15,000`  $18,000   $21,000   $24,000

  $75,000    $11,250   $15,000   $18,750   $22,500   $26,250   $30,000

         The pension plan also provides for certain disability retirement benefits and death benefits as well as optional forms of payment of benefits which a covered employee may elect. The benefits provided for under the plan are in addition to and separate from the benefits available to the participants under the Social Security Act.

         The pension plan was adopted in 1986, to be effective as of January 1, 1986, the date in which the Company terminated its former defined benefit pension plan. There were no contributions made in 1998 1997, or 1996.

         401(K) PLAN. The Bank maintains a qualified 401(k) plan, entitled "The Bank of Castile Salary Savings Plan", to encourage the accumulation of savings for retirement or other purposes. Employees of the Bank who have attained the age of 20-1/2 years are eligible to join the plan following the completion of three (3) months of service.

         Under the terms of the plan, participants may elect to contribute from 1% to 6% of their eligible salary and the Bank contributes an amount equal to 50% of this participant contribution for employees. Employees may elect to contribute up to an additional 9% of eligible salary without any matching Bank contribution.

         All amounts contributed into the plan are invested with Tompkins County Trust, with its principal office located at The Commons, P.O.Box 460, Ithaca, New York,14851. Pursuant to the plan, contributions by and for employees are held in trust by the Bank.

         Participants are immediately fully vested in all contributions to the plan. Withdrawals of contributions are subject to limitations and generally not permitted, except in the event of hardship, until termination of employment, or the participant's attainment of "Normal Retirement Age", as that term is defined in the plan. During 1998, the Company contributed a total of $4,166.33 as a matching contribution for James W. Fulmer, and $3,365.87 as a matching contribution for Brenda L. Copeland, which amounts are included in the Summary Compensation Table set forth on pages 64-65 of this Annual Report on Form 10-K.

         EXECUTIVE SUPPLEMENTAL INCOME AGREEMENTS. The Bank has also entered into certain executive supplemental income agreements which provide for specified deferred compensation benefits payable to certain highly compensated officers and members of a select management group of the Bank in the event of death, disability or retirement. The Board of Directors, in its sole discretion, determines who is eligible to participate in this arrangement. Although the Bank is not under any obligation whatsoever to fund its obligations under the above-mentioned agreements, the Bank is both the owner and beneficiary of a life insurance policy on the life of each participant, the proceeds from which can be used to fund the after-tax cost of the promised benefits. Charges to income related to these agreements were approximately $10,600, $34,700, and $42,500 for the years ended December 31, 1998, 1997, and 1996, respectively.

         Under these agreements, a participant who has reached "Normal Retirement Age," as that term is defined in the agreements, and has attained twenty (20) continuous years of service with the Bank (including periods of disability and authorized leaves of absence) receives an annual amount equal to the difference between (i) 75% of such officer's average "Annual Compensation," as that term is defined in the agreements, during his final five (5) calendar years of employment with the Bank, and (ii) the sum of all social security benefits paid to such officer and any amounts paid to such officer under the Company's defined benefit pension plan. Participants may retire after age 55 with the approval of the Board of Directors and in the event that there has been a buy-out, merger, or substantial change in ownership of the Bank, an officer may retire at any time after attaining the age of 55 years without approval of the Board of Directors. In either case, the benefits available on early retirement are equal to the benefits available at "Normal Retirement Age," actuarially reduced. The agreements also contain certain provisions for the payment of pre-"Normal Retirement Age" death benefits.

         STOCK OPTION PLAN. At the Annual Meeting of Shareholders of the Company on April 26, 1990, the shareholders approved the Letchworth Independent Bancshares Corporation Stock Option Plan of 1990 (the "Option Plan"). At the Annual Meeting of Shareholders of the Company on May 7, 1998, the shareholders approved the Letchworth Independent Bancshares Corporation Stock Option Plan of 1998 (the "1998 Plan"). The purpose of the Option Plan and the 1998 Plan are to increase the incentive and to encourage the continued employment and services of key employees of the Company and the Bank by facilitating their purchase of a stock interest in the Company. Management believes that the implementation of the Option Plan and the 1998 Plan are in the best interests of the Company and its shareholders since it will enhance the Company's ability to continue to attract and retain qualified directors, officers and other key employees.

         Under the 1998 Plan the Board of Directors may grant incentive stock options as well as options that do not qualify as incentive stock options ("non-statutory stock options"). The Board of Directors determines the individuals to receive grants and the number of shares to be awarded, subject to certain federal tax regulations in the case of incentive stock options granted under the 1998 Plan. The 1998 Plan provides that the exercise price under each incentive stock option shall be no less than 100% of the "Fair Market Value" (as defined in the 1998 Plan) of the common stock on the date the option is granted. The exercise price for each non-statutory stock option granted under the 1998 Plan is the price established by the Board of Directors of the Company, which normally is expected to be no less than 100% of the "Fair Market Value" (as defined in the 1998 Plan) on the date the option is granted. No additional options will be granted under the Option Plan.

         On December 1, 1998, the Company issued options to acquire 10,000 shares of its common stock at a purchase price of $15.00 per share. No other options were granted during 1998 under the 1998 Plan or under the Option Plan.

         As of December 31, 1998, 153,140 stock options have been exercised under the Option Plan, 8,298 of which were exercised in 1998. During 1998, no options were exercised by James W. Fulmer or Brenda L. Copeland, and no options were exercised under the 1998 Plan. To date, and Mr. Fulmer and Ms. Copeland have exercised a total of 20,000 options and 16,800 options, respectively. The following table shows the aggregate number of options outstanding as of March 26,1999 for each of James W. Fulmer and Brenda L. Copeland, and for all executive officers as a group.

                              Number of Options   Average Per
                              Outstanding*        Share Price**
                              -----------------   -------------
James W. Fulmer               40,728              $ 5.00
Brenda L. Copeland            25,146              $ 5.00
All Executive
 Officers as a Group          65,874              $ 5.00***

----------
*After giving effect to the 3-for-1 stock split discussed above.

** This price represents the "Fair Market Value," as that term is defined in the Option Plan, of the common stock of the Company on the date that the options were granted, after giving effect to the 3-for-1 stock split described above.

*** This price represents a weighted average of the exercise price of all options currently outstanding to all executive officers of the Company.

         The following table shows the number of options exercised, and the value of the "in-the-money" options exercised, by each of Mr. Fulmer and Ms. Copeland during 1998, as well as the breakdown between options granted to James
W. Fulmer and Brenda L. Copeland that were exercisable and unexercisable as of December 31, 1998, and the potential value of "in-the-money" options, both exercisable and unexercisable, as of December 31, 1998. "In-the-money" options are those options where the fair market value of the Company's common stock as of the close of the fiscal year was in excess of the exercise price established on the grant date. This value is only realized by the executive when the option is exercised and will fluctuate with changes in the price for the Company's common stock after the close of the fiscal year.

                     Shares                No. of Unexercised   Value of "In-the-Money"
                    Acquired      Value        Options at        Unexercised Options at
                  on Exercise   Realized*   December 31, 1998      December 31, 1998
Name                                          (Exercisable/         (Exercisable/
                                              Unexercisable)        Unexercisable)**
----------------- -----------   ---------  ------------------   -----------------------
James W. Fulmer         0          N/A          40,728/ 0           $448,008/ $0
Brenda L. Copeland      0          N/A          25,146/ 0            $276,606/ 0

* Represents the value of "in-the money" options on that date that the options were exercised by Mr. Fulmer and Ms. Copeland during 1998.

** Assumes that the "Bid" price of $16.00 at December 31, 1998 represents a reasonable valuation of the Company's common stock.

         No assurances can be given relating to the dilutive effect that the Option Plan or the 1998 Plan or options granted thereunder may have on the outstanding common stock.

ITEM 11 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Based upon information made available to the Company, the following table sets forth certain information as of March 26, 1999, with respect to the beneficial ownership of common stock by the only persons or entities known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock, each director of the Company, and as to all executive officers and directors as a group:

                                 Amount and
                                 Nature of      Percent of
                                 Beneficial     Common Stock
Name and Address                 Ownership(1)   Outstanding (2)
----------------                 ------------   ---------------

Charles L. Van Arsdale           180,210 (3)         5.21%
5136 Park Road West
Castile, NY  14427

James H. Van Arsdale, III         86,249 (4)         2.49%
71 Park Road East
Castile, NY 14427

James W. Fulmer                   88,695 (5)         2.56%
38 Wolcott Street
LeRoy, New York  14482

Brenda L. Copeland                95,588 (6)         2.76%
130 South Main Street
Gainesville, New York  14066

Patrick J. Dalton                  1,500              .04%
4 North Lyon Street
Batavia, New York 14020

Stanley J. Harmon                 24,982 (7)         0.72%
Luther Road
Silver Springs, New York 14550

Letchworth Independent
Bancshares Corporation Employee
Stock Ownership Plan
50 North Main Street             248,124 (8)         7.18%
Castile, New York  14427

Executive officers and
directors, as a group
(6 persons)                      477,224 (9)        13.80%

(1) Except for the shares of common stock beneficially owned by the Letchworth Independent Bancshares Corporation Employee Stock Ownership Plan (the "ESOP"), all such shares are owned with sole investment and voting power.

(2) These percentages have been calculated based upon 3,457,524 shares of the Company's common stock outstanding, which amount includes the shares of common stock that Mr. Fulmer and Ms. Copeland have the right to acquire pursuant to the exercise of certain options granted under the Option Plan that are exercisable within sixty (60) days of the date of this Annual Report on Form 10-K.

(3) Includes 56,004 shares of common stock owned by Mr. Van Arsdale's wife.

(4) Includes 11,553 shares of common stock owned by Mr. Van Arsdale's wife.

(5) Includes 40,728 shares of common stock that Mr. Fulmer has the right to acquire by the exercise of certain stock options granted under the Option Plan that are exercisable within sixty (60) days of the date of this Annual Report on Form 10-K, as well as 10,083 shares of common stock allocated to Mr. Fulmer under the ESOP and 945 shares of common stock owned by Mr. Fulmer's wife.

(6) Includes 25,146 shares of common stock that Ms. Copeland has the right to acquire by the exercise of certain stock options granted under the Option Plan that are exercisable within sixty (60) days of the date of this Annual Report on Form 10-K, as well as 1,741 shares of common stock that Ms. Copeland has or would have voting control as custodian under the New York Uniform Gift to Minors Act, 11,254 shares of common stock allocated to Ms. Copeland under the ESOP, and 696 shares of common stock owned by Ms.
Copeland's husband.

(7) Includes 13,785 shares of common stock owned by Mr. Harmon's wife and 3,403 shares of common stock owned by the Harmon Family Charitable Remainder Trust.

(8) Includes the shares of common stock allocated to Mr. Fulmer and Ms. Copeland in accordance with footnotes (5), (6), and (7) above. The participants in the ESOP have the sole power to vote shares and dispositive powers for shares which have been allocated to participant accounts. Only 62,793 shares of common stock in the ESOP have not been allocated to participant accounts. See "Item 11 - Executive Compensation -- Benefits --- Employee Stock Ownership Plan."

(9) Includes all of the shares of common stock referenced in footnotes (3),(4),
(5), (6), and (7) above.

ITEM 12 -  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain of the directors and officers of the Company and the Bank, members of their families and companies or firms with which they are associated, were customers of and had banking transactions with the Bank in the ordinary course of business during 1998. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features. None of such loans outstanding to directors or officers of the Company, members of their families or companies or firms with which directors or officers of the Company are associated were non-performing as of December 31, 1998. Total loans outstanding to all directors and executive officers of the Company and the Bank amounted to $7,472,861 at December 31, 1998.

ITEM 13 - EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM 8-K

(a)(1) Financial Statements and Report of Independent Accountants:

          The following financial statements and accountant's report are included in this Annual Report on Form 10-K on the following pages:

                                                   Page

     Report of Independent Accountants.........     36

     Consolidated Statement of Condition
     as of December 31, 1998 and 1997..........     37

     Consolidated Statement of Income for
     the Years Ended December 31, 1998, 1997
     and 1996..................................     38

     Consolidated Statement of Changes in
     Shareholders' Equity for the Years Ended
     December 31, 1998, 1997, and 1996........      39

     Consolidated Statement of Cash Flows
     for the Years Ended December 31, 1998 and
     1997 and 1996.............................     40

     Notes to Consolidated Financial
     Statements................................     41-60

(2)  Financial Statement Schedules:

          All financial statement schedules have been omitted as they are not applicable, not required, or the information is included in the Consolidated Financial Statements or the Notes thereto.

(3) Exhibits:

     3(a) Certificate of Incorporation of Registrant filed by the New York Department of State on July 1981, incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989, and wherein such
               Exhibit is designated Exhibit

     3(b) Certificate of Amendment to Certificate of Incorporation of Registrant filed by the New York Department of State on July 26, 1989, incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No.33-31149-NY), filed with the Commission on September 2, 1989, and wherein such
               Exhibit is designated Exhibit 3(b).

     3(c) Certificate of Amendment to Certificate of Incorporation of Registrant filed by the New York Department of State on May 2, 1990, incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990 and filed with the Commission on August 9, 1990, and wherein such
               Exhibit is designated Exhibit 4(b).

     3(d) Certificate of Amendment to Certificate of Incorporation of Registrant filed by the New York Department of State on May 13, 1998, incorporated by the reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and filed with the Commission on November 12, 1998, wherein such Exhibit is designated Exhibit 3(d).

     3(e) Bylaws of Registrant, as amended by the stockholders of the Registrant at a special meeting of stockholders on July 11, 1989,incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 3(c).

     4(a) Form of Common Stock Certificate of Registrant, incorporated by reference to the Registrant's Amendment No. 1 to Form S-18 Registration Statement (Reg. No. 33-31149-NY), filed with the Commission on October 31, 1989, and wherein such Exhibit is designate Exhibit 4.

     4(b) Letchworth Independent Bancshares Corporation Stock Option Plan of 1990 and form of Stock Option Agreement, incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990 and filed with the Commission on August 9, 1990, and wherein such Exhibit is designated Exhibit 19.

     10(a) Employment Agreement, dated September 12, 1989, by and between Registrant and James W. Fulmer, incorporated by reference to the Registrant's Amendment No. 1 to Form S-18 Registration Statement (Reg. No. 33-31149-NY), filed with the Commission on October 31, 1989, and wherein such Exhibit is designated Exhibit 10(a).

     10(b) Employment Agreement, dated as of January 1,1991, by and between Registrant and Brenda L.Copeland, incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991, filed with the Commission on March 30, 1992, and wherein such Exhibit is designated Exhibit 10(b).

     10(c) Employee Stock Ownership Plan of Registrant, incorporated by reference to the Registrant's
               Registration Statement on Form S-18 (Reg. No.
               33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 10(c).

     10(d) Defined Benefit Pension Plan of Registrant, incorporated by reference to the Registrant's
               Registration Statement on Form S-18 (Reg.
               No.33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 10(d).

     10(e) Form of Executive Supplemental Income Agreement, as amended, incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 and filed with the Commission on March 30, 1992, and where in such Exhibit is designated Exhibit 19.

     10(f) Form of Director Deferred Compensation Agreement, incorporated by reference to the Registrant's
               Registration Statement on Form S-18 (Reg. No.
               33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 10(f).

     10(g) Loan and Pledge Agreement, dated June 16, 1986, by and between Employee Stock Ownership Trust of Registrant and Salamanca Trust Company, incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 10(g).

     10(h) Loan and Pledge Agreement, dated June 16, 1986, by and between Employee Stock Ownership Trust of Registrant and Community National Bank, incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 10(h).

     10(i) Lease Agreement, dated March 1, 1982, by and between Registrant and Herald Ford, Inc., incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989, and wherein such
               Exhibit is designated Exhibit 10(i).

     10(j) Lease Agreement, dated April 12, 1982, and an Addendum thereto, dated January 25, 1973, by and between Registrant and 15 South Center Street, Inc., incorporated by reference to the Registrant's
               Registration Statement on Form S-18 (Reg. No.
               33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 10(j).

     10(k) Lease Agreement, dated August 1, 1974, by and between The Citizen Bank, Attica and Fred Glickstein, which Lease Agreement was assumed by Registrant on December 7, 1984,incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989, and wherein such Exhibit is designated Exhibit 10(k).

     10(l) Salary Savings Plan (401(k) Plan) of Registrant, incorporated by reference to the Registrant's Amendment No. 1 to Form S-18 Registration Statement (Reg. No. 33-31149-NY), filed with the Commission on October 31, 1989, and wherein such Exhibit is designated Exhibit 10(l).

     10(m) Loan Agreement, dated November 6, 1990, by and between Registrant and Alden State Bank, incorporated by reference to the Registrant's Annual Report on Form 10-K for the year-ended December 31, 1990 and filed with the Commission on April 1, 1991, and wherein such
               Exhibit is designated Exhibit 10(m).

     10(n) Sales Contract, dated September 10, 1991, by and between John Piraino, Jr. ("Piraino") and the Bank, incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992 and filed with the Commission on March 30, 1992, and wherein such Exhibit is designated Exhibit 10(n).

     10(o) Indenture of Lease, dated September 10, 1991,by and between Piraino and the Bank, incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992 and filed with the Commission on March 30, 1992, and wherein such Exhibit is designated Exhibit 10(o).

     10(p) Purchase and Assumption Agreement, dated as of January 10, 1991, by and between the Registrant, The Bank of Castile, and Anchor Savings Bank FSB, incorporated by reference to the Registrant's Report on Form 8 amending the Registrant's Current Report on Form 8-K dated January 31, 1992, and which Form 8 was filed with the Commission on April 3, 1992, and wherein such Exhibit is designated Exhibit 10(a).

     10(q) Sales Contract, dated as of January 10, 1991,by and between The Bank of Castile and Anchor Savings Bank FSB, incorporated by referenced to the Registrant's Report on Form 8 amending the Registrant's Current Report on Form 8-K dated January 31, 1992, and which Form 8 was filed with the Commission on April 3, 1992, and wherein such Exhibit is designated Exhibit 10(b).

     10(r) Purchase and Assumption Agreement, dated as of May 11, 1994, by and between The Bank of Castile and The Chase Manhattan Bank (National Association), incorporated by reference to the Registrant's Report on Form 8-K, dated December 12, 1994, and which Form 8-K was filed with the Commission on December 19, 1994, and wherein such
               Exhibit is designated Exhibit 2.1.

     10(s) Sales Contract, dated as of May 11, 1994, by and between The Bank of Castile and The Chase Manhattan Bank (National Association), incorporated by reference to the Registrant's Report on Form 8-K, dated December 12, 1994, and which Form 8-K was filed with the Commission on December 19, 1994, and wherein such
               Exhibit is designated Exhibit 2.2.

     11        Computation of Earnings Per Share for the year ended
               December 31, 1998.

     13 Annual Report to Shareholders of Registrant for the year ended December 31, 1998, incorporated by reference.

     21        Subsidiaries of Registrant.

     23 Consent of Price Waterhouse LLP for the Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     24 Power of Attorney, included with the Signature Page of this Annual Report on Form 10-K.

(b) Reports on Form 8-K. The Company did not file any Current Reports on Form 8-K during the fiscal year ended December 31, 1998.

                                 SIGNATURES

          In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Annual Report on Form 10-KSB to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:     March 26, 1999      LETCHWORTH INDEPENDENT
                              BANCSHARES CORPORATION


                              By: /s/ JAMES W. FULMER
                                  -------------------------------
                                      James W. Fulmer, President
                                      and Chief Executive Officer


                           POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints JAMES W. FULMER his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-KSB, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

         In accordance with the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed below on March 26, 1999 by the following persons on behalf of the Registrant and in the capacities indicated.

      Signatures                         Title


/s/ JAMES W. FULMER                   President, Chief Executive
--------------------------------      Officer and Director
    James W. Fulmer


/s/ CHARLES L. VAN ARSDALE            Director
--------------------------------
    Charles L. Van Arsdale


/s/ JAMES H. VAN ARSDALE, III         Chairman of the Board
--------------------------------      of Directors
    James H. Van Arsdale, III


/s/ STANLEY J. HARMON                 Secretary and Director
--------------------------------
    Stanley J. Harmon


/s/ THOMAS J. SYKES                   Treasurer and Chief
--------------------------------      Financial Officer
    Thomas J. Sykes


/s/ PATRICK J. DALTON                 Director
--------------------------------
    Patrick J. Dalton

                                     ANNEX G

Letchworth Independent Bancshares Corporation's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

              (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 1999

              ( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from _____________ to ____________

                         Commission File Number: 0-18533

                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            NEW YORK                                      16-1168175
-------------------------------               ---------------------------------
(State or other jurisdiction of               (I.R.S. Employer incorporation or
         organization)                                Identification No.)

                  50 NORTH MAIN STREET BOX 129 CASTILE NY 14427
         --------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

                                 (716) 493-2576
               Registrant's telephone number, including area code)
          ------------------------------------------------------------
                 (Former name, address, fiscal year, if changed)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(b) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

  [X] YES     [ ] NO
                      APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

              CLASS                   OUTSTANDING AS OF AUGUST 5, 1999
Common Stock, $1.00 per share                 3,468,974 shares

Transitional Small Business Disclosure Format (Check One):

  [ ] YES     [X] NO

LETCHWORTH INDEPENDENT BANCSHARES CORPORATION

INDEX
                                                                        Page
PART I   Financial Information

Item 1.  Financial Statements

         Consolidated Statement of Condition (Unaudited) June 30,
         1999 and December 31, 1998                                     3

         Consolidated Statement of Income (Unaudited) Three and
         Six Months Ended June 30, 1999 and 1998                        4

         Consolidated Statement of Comprehensive Income
         (Unaudited)Three and Six Months Ended June 30, 1999 and
         1998                                                           5

         Consolidated Statement of Cash Flows (Unaudited) Six
         Months Ended June 30,1999 and 1998                             6

         Notes to Consolidated Financial Information                    7

Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                           13

PART II  Other Information

Item 4.  Submission of Matters to a Vote of Security Holders           22

Item 5.  Other Information                                             23

Item 6.  Exhibits and Reports on Form 8K                               24

Signatures                                                             26

Exhibit 10(a)                                                    52 Pages

Exhibit 10(b)                                                     7 Pages

Exhibit 10(c)                                                    12 Pages

Exhibit 11                                                         1 Page

Exhibit 27                                                         1 Page

Exhibit 99                                                        3 Pages


                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                       CONSOLIDATED STATEMENT OF CONDITION
                                   (UNAUDITED)
                                                             JUNE 30,       DECEMBER 31,
                                                               1999            1998
                                                          -------------    -------------
ASSETS:
Cash and due from banks                                   $  14,812,220    $  10,647,917
Federal funds sold                                           13,350,000        9,250,000
Investment securities:
   Available for sale                                       100,815,521       65,255,014
   Held to maturity                                           2,330,514               --
   Other securities                                           2,890,759        2,083,501
Loans, net of allowance for loan losses of
   $4,061,202 and $2,377,300, respectively                  283,600,691      184,459,034
Accrued interest receivable                                   2,590,877        1,731,499
Premises and equipment, net                                  13,380,742        6,344,049
Other Assets                                                  8,581,635        1,891,872
                                                          -------------    -------------
                                      TOTAL ASSETS        $ 442,352,959    $ 281,662,886
                                                          =============    =============

LIABILITIES AND SHAREHOLDERS EQUITY:

Deposits:
   Noninterest bearing                                    $  74,034,601    $  36,432,791
   Interest bearing                                         318,701,899      204,419,241
                                                          -------------    -------------
                                      TOTAL DEPOSITS        392,736,500      240,852,032

Securities sold under agreement to repurchase                 1,145,581        1,198,294
Accrued interest payable                                        887,514        1,158,630
Accrued taxes and other liabilities                           1,301,286          856,636
Advances from Federal Home Loan Bank                          7,752,741        3,968,283
                                                          -------------    -------------
                                      TOTAL LIABILITIES     403,823,622      248,033,875
                                                          -------------    -------------

Minority Interest in Subsidiary                               4,535,140               --

Shareholders' equity
   Common stock, $1.00 par value, 5,000,000
     shares authorized, 3,391,650 and 3,390,650
       shares issued, respectively                            3,459,924        3,390,650
   Capital surplus                                           12,625,011       12,347,915
   Retained earnings                                         19,961,301       18,673,888
   Unearned employee stock ownership plan shares               (441,988)        (490,654)
   Accumulated other comprehensive income                       160,098        1,261,145
   Treasury stock at cost, 100,847 and 86,847
       shares, respectively                                  (1,770,149)      (1,553,933)
                                                          -------------    -------------
                          TOTAL SHAREHOLDERS' EQUITY         33,994,197       33,629,011
                                                          -------------    -------------
  TOTAL LIABILITIES AND SHAREHOLDERS EQUITY               $ 442,352,959    $ 281,662,886
                                                          =============    =============

    The accompanying notes are an integral part of these financial statements


                             LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                             CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                   Three Months Ended             Six Month Ended
                                                        June 30,                     June 30,
                                               -------------------------    -------------------------
                                                   1999         1998           1999           1998
                                               -----------   -----------    -----------   -----------
Interest Income:
  Interest and fees on loans                   $ 4,909,169   $ 4,070,471    $ 9,109,483   $ 7,920,593
  Interest on investment securities
     Taxable                                       562,788       703,582      1,040,201     1,502,107
     Tax-exempt                                    443,691       383,790        844,229       779,048
  Interest on federal funds sold                   261,910        44,221        421,625       100,478
                                               -----------   -----------    -----------   -----------
Total interest income                            6,177,558     5,202,064     11,415,538    10,302,226

Interest expense on deposits and advances        2,256,630     2,204,750      4,230,985     4,367,999
                                               -----------   -----------    -----------   -----------

Net interest income                              3,920,928     2,997,314      7,184,553     5,934,227
Provision for loan losses                          165,547       124,998        281,966       256,420
                                               -----------   -----------    -----------   -----------
   Net interest income after
   provision for loan losses                     3,755,381     2,872,316      6,902,587     5,677,807
                                               -----------   -----------    -----------   -----------

Other operating income:
  Service charges on deposit accounts              329,517       268,780        581,984       541,710
  Other charges and fees                            72,733        40,232        115,039        56,950
  Net gain (loss) on sales of loans
    and investment securities                        3,057          (522)         4,549        20,905
  Other operating income                            91,732        62,903        187,051       111,650
                                               -----------   -----------    -----------   -----------

Total other operating income                       497,039       371,393        888,623       731,215
                                               -----------   -----------    -----------   -----------

Other operating expenses:
  Salaries and employee benefits                 1,595,518     1,099,427      2,812,962     2,197,890
  Equipment expense                                256,541       129,538        480,048       467,589
  Occupancy expense                                109,480        74,364        247,933       264,488
  Printing and supplies                             71,402       234,738        138,116       140,553
  FDIC assessment                                   11,354         9,758         21,771        19,752
  Minority interest in Subsidiary net income        42,492            --         42,492            --
  Other operating expenses                         825,347       602,601      1,376,932     1,087,191
                                               -----------   -----------    -----------   -----------
Total other operating expense                    2,912,134     2,150,426      5,120,254     4,177,463

Income before income taxes                       1,340,286     1,093,283      2,670,956     2,231,559
Provision for income taxes                         417,896       319,400        782,899       657,400
                                               -----------   -----------    -----------   -----------

Net Income                                     $   922,390   $   773,883    $ 1,888,057   $ 1,574,159
                                               ===========   ===========    ===========   ===========

Basic earnings per share                       $      0.28   $      0.24    $      0.58   $      0.48
Diluted earnings per share                     $      0.28   $      0.23    $      0.57   $      0.46

    The accompanying notes are an integral part of these financial statements



                          LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

                                              Three Months Ended            Six Months Ended
                                                    June 30,                    June 30,
                                          --------------------------    --------------------------
                                              1999          1998            1999           1998
                                          -----------    -----------    -----------    -----------
Net Income                                $   922,390    $   773,883    $ 1,888,057    $ 1,574,159
Other comprehensive loss, net of tax:
Unrealized losses on securities:
     Unrealized holding losses
           arising during period             (882,950)       (26,683)    (1,100,325)       (23,461)
     Less: reclassification adjustments
           for losses included in net
           income                                (722)           669           (722)       (10,656)
                                          -----------    -----------    -----------    -----------
Other comprehensive loss, net of tax         (883,672)       (26,014)    (1,101,047)       (34,117)
                                          -----------    -----------    -----------    -----------
Comprehensive income                      $    38,718    $   747,869    $   787,010    $ 1,540,042
                                          ===========    ===========    ===========    ===========

    The accompanying notes are an integral part of these financial statement

                 LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                                              Six Months Ended
                                                                  June 30,
                                                        ----------------------------
                                                            1999             1998
                                                        ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                           $  1,888,057    $  1,574,159
   Adjustments to reconcile net income to
    net cash provided by operating activities-
     Depreciation and amortization                           601,997         429,890
     Provision for possible loan losses                      281,966         256,420
     Minority interest income                                 42,492              --
     ESOP compensation expense                                48,666          77,333
     Gain on sale of investments                                (722)        (17,334)
     Gain on sale of loans                                    (3,827)         (3,571)
     Decrease (increase) in interest receivable               79,279        (130,229)
     Decrease (increase) in other assets                     284,674        (130,246)
     (Decrease) increase in interest payable                (556,210)        166,010
     (Decrease) increase in accrued taxes
      and other liabilities                                 (268,827)        214,919
                                                        ------------    ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES            $  2,397,545    $  2,437,351
                                                        ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities-available
      for sale                                          $  2,999,375    $  1,670,119
   Proceeds from calls and maturities of securities:
      Held to Maturity                                            --       7,914,119
      Available for sale                                   5,304,452       5,626,450
   Purchases of securities:
      Held to maturity                                            --      (2,042,351)
      Available for sale                                  (8,960,455)     (7,922,925)
   Cash acquired, net of acquisition cost                  4,126,017              --
   Proceeds from sale of loans                               948,553         478,392
   Net increase in loans                                 (11,425,690)    (13,376,970)
   Expenditures for capital assets                          (408,396)       (470,729)
                                                        ------------    ------------
   NET CASH PROVIDED USED IN INVESTING ACTIVITIES       $ (7,416,144)   $ (8,123,895)
                                                        ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW
    accounts and money market accounts                  $  7,671,346    $     36,619
  Net increase in time deposits                            2,350,302       6,467,736
  Net (decrease)increase in securities sold under
    agreements to repurchase                                 (52,713)         49,002
  Current FHLB borrowings                                  4,000,000              --
  Repayment FHLB borrowings                                 (215,543)       (204,500)
  Exercise of options and warrants                           346,370          78,670
  Purchase of treasury stock                                (216,216)     (1,356,321)
  Dividends paid                                            (600,644)       (537,147)
                                                        ------------    ------------
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES   $ 13,282,902    $  4,534,059
                                                        ------------    ------------

Net increase (decrease) in cash and cash equivalents    $  8,264,303    $ (1,152,485)
Cash and cash equivalents, beginning of year              19,897,917      12,413,023
                                                        ------------    ------------
Cash and cash equivalents, end of quarter               $ 28,162,220    $ 11,260,538
                                                        ============    ============


Interest paid                                           $  4,787,195    $  4,201,989
Income taxes paid                                       $  1,503,000    $    520,000

    The accompanying notes are an integral part of these financial statements

                  LETCHWORTH INDEPENDENT BANCSHARES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL INFORMATION

                                  JUNE 30, 1999

NOTE 1 BASIS OF PRESENTATION

The unaudited interim financial information includes the accounts of Letchworth Independent Bancshares Corporation ("Letchworth", "the Company" or "Registrant") and its subsidiaries, The Bank of Castile and The Mahopac National Bank ("Mahopac"). The financial information has been prepared in accordance with the Summary of Significant Accounting Policies as outlined in Letchworth's Form 10-K for the year ended December 31, 1998 and, in the opinion of management contains all adjustments necessary to present fairly Letchworth's financial position as of June 30, 1999 and December 31, 1998, the results of its operations for the three and six month periods ended June 30, 1999 and 1998, respectively, and its cash flows for the six month periods ended June 30, 1999 and 1998, respectively.

The accounting policies of Letchworth conform with generally accepted accounting principles and prevailing practices within the banking industry. The preparation of financial information in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial information and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


These notes should be read in conjunction with the notes to the consolidated financial statements incorporated in the Letchworth 1998 Annual Report and Form 10-K.

NOTE 2 MERGER AGREEMENT WITH TOMPKINS TRUSTCO, INC.

On July 30, 1999, the Registrant entered into an Agreement and Plan of Reorganization (the "Agreement") with Tompkins TrustCo, Inc. ("Tompkins"), pursuant to which, subject to regulatory and shareholder approval, the Registrant will be merged with and into Tompkins. Pursuant to the terms and conditions of the Agreement, each shareholder of the Registrant will receive
 .685 shares of common stock of Tompkins for each share of common stock of the Registrant owned by the shareholder. It is currently anticipated that the transaction will be consummated in December, 1999, or during the first quarter of 2000. In connection with the Agreement, the Registrant granted Tompkins an option, exercisable under certain circumstances, to purchase an aggregate of 689,737 newly issued shares of common stock, par value $1.00 per share, of the Registrant. The transaction is expected to be accounted for as a pooling of interest.

NOTE 3 ACQUISITION OF THE MAHOPAC NATIONAL BANK

On June 4, 1999, Letchworth consummated the acquisition of a controlling interest in Mahopac, a national banking organization with its principal office located in Mahopac, New York. As a result, Letchworth now owns 1,491 shares, or 70.165%, of the issued and outstanding shares of capital stock of Mahopac. The total purchase price for the transaction was $14,634,524.

Acquired assets, loans and deposits of Mahopac on June 4, 1999 totaled approximately $158.4 million, $90.5 million and $141.8 million, respectively. The transaction has been accounted for as a purchase and, accordingly operations acquired from Mahopac have been included in Letchworth's financial results since the acquisition date. In connection with the acquisition, Letchworth recorded approximately $2.5 million of goodwill and $3.5 million of core deposit intangible. The goodwill is being amortized on a straight-line basis over twenty years and the core deposit intangible is being amortized on an accelerated basis over ten years.

Presented below is certain pro forma information as if Mahopac had been acquired on January 1, 1998. These results combine the historical results of Mahopac into Letchworth's Consolidated Statement of Income and, while certain adjustments were made for the estimated impact of purchase accounting adjustments and other acquisition-related activity, they are not necessarily indicative of what would have occurred had the acquisition taken place at that time.

                                       Pro forma
                               Six Months Ended June 30,
                                      1999      1998
                           (in thousands, except per share)

Interest Income                     $15,424   $15,027
Other Income                          1,463     1,283
Net income                            2,115     1,692
Diluted earnings per common share   $   .64  $   . 50

NOTE 4 INVESTMENT SECURITIES

The amortized cost and approximate market value of investment securities are as follows:

                                                     June 30, 1999             December 31, 1998
                                             ----------------------------  ----------------------------
                                             Amortized Cost  Market Value  Amortized Cost  Market Value
                                             -------------   ------------  -------------   ------------
AVAILABLE FOR SALE
U.S. Treasury securities and
 obligations of U.S. Government
 corporations and agencies                      24,916,873     24,952,088   $ 13,742,386   $ 14,087,865
State and political subdivision obligations     45,764,935     46,022,795     32,486,465     33,876,508
Mortgage-Backed Securities                      29,530,779     29,333,800     17,173,404     17,290,641
Corporate Securities                               513,205        506,839             --             --
                                              ------------   ------------   ------------   ------------
                                               100,725,790    100,815,521   $ 63,402,255   $ 65,255,014
                                              ------------   ------------   ------------   ------------



                                                     June 30, 1999             December 31, 1998
                                             ----------------------------  ----------------------------
                                             Amortized Cost  Market Value  Amortized Cost  Market Value
                                             -------------   ------------  -------------   ------------
HELD TO MATURITY

State and political subdivision
 obligations                                     2,330,514      2,330,077             --             --
                                              ------------   ------------   ------------   ------------
                                                 2,330,514      2,330,077             --             --
                                              ------------   ------------   ------------   ------------

NOTE 5 LOANS

LOANS CONSIST OF THE FOLLOWING:
                                    June-30      December-31
                                      1999          1998
                                  ------------   ------------

Residential real estate           $108,520,446   $ 53,638,439
Commercial real estate              70,703,676     39,948,496
Commercial and industrial loans     48,106,667     38,201,766
Agricultural loans                  31,168,670     35,707,279
Consumer loans                      29,162,434     19,340,354
                                  ------------   ------------
                                  $287,661,893   $186,836,334
                                  ------------   ------------


An analysis of changes in the allowance for possible loan losses is as follows:

                                   June 30,       June 30,
                                     1999          1998
                                  -----------    -----------


Balance, beginning of year        $ 2,377,300    $ 2,028,600
Allowance acquired from Mahopac     1,510,938             --
Provision Expense                     281,966        256,420
Chargeoffs                           (146,157)      (109,471)
Recoveries                             37,155         19,023
                                  -----------    -----------

Balance, end of period            $ 4,061,202    $ 2,194,572

The following table summarized the Company's non-performing loans at the dates indicated.

                                                    June 30,
                                                 1999        1998
                                               ---------   -------

Non-accruing loans                             1,028,000   753,823
Accruing loans past due 90 days or more          587,066    85,061
Renegotiated loans                                     0         0

The average balance of impaired loans during the first six months of 1999 was approximately $151,221, as compared to $623,651 for the first six months of 1998. At June 30, 1999, the balance of impaired loans and related reserve against that balance was $137,237 and $45,379, respectively. At June 30, 1998, the balance of impaired loans and related reserve against the balance was $591,003 and $114,512, respectively. Interest income recognized on impaired loans and interest income recognized on a cash basis was not significant

NOTE 6 EARNINGS PER SHARE

The calculations of basic and diluted earnings per share are as follows:

                                                 Quarter ended               Six Month Ended
                                                    June 30,                    June 30,
                                               1999         1998           1999          1998
Income available to common shareholders     $  922,390   $  773,883     $1,888,057    $1,574,159

  BASIC EARNINGS PER SHARE
   Weighted average shares outstanding       3,288,681    3,289,564      3,263,500     3,287,355
   Basic earnings per share                 $     0.28   $     0.24     $     0.58    $     0.48
                                            ==========   ==========     ==========    ==========

  DILUTED EARNINGS PER SHARE
   Weighted average shares outstanding       3,288,681    3,289,564      3,263,500     3,287,355
   Dilitive effect of:
     Stock options                              26,954       94,603         40,973        99,379
   Adjusted weighted average shares
     outstanding                             3,315,635    3,384,167      3,304,473     3,386,832
   Diluted earnings per share               $     0.28   $     0.23     $     0.57    $     0.46
                                            ==========   ==========     ==========    ==========

NOTE 7 COMPREHENSIVE INCOME

Letchworth has chosen to disclose comprehensive income in a separate statement, in which the components of comprehensive income are displayed net of income taxes. The following table sets forth the related tax effects allocated to each element of comprehensive income for the three and six months ended June 30, 1999 and 1998:

                                    Three Months Ended June 30, 1999         Six Months Ended June 30, 1999
                                                 Tax                                       Tax
                                Before-tax    (Expense)     Net-of-Tax    Before-tax    (Expense)     Net-of-Tax
                                  Amount      or Benefit      Amount        Amount      or Benefit      Amount
                                ----------    ----------    ----------    ----------    ----------    ----------
Unrealized gains on securities:
     Unrealized holding gains
       arising during period    (1,489,903)      606,953      (882,950)   (1,762,306)      661,981    (1,100,325)
     Less: reclassification
       adjustment for gains
       realized in net income         (722)           --          (722)         (722)           --          (722)
                                ----------    ----------    ----------    ----------    ----------    ----------
Net unrealized gain             (1,490,625)      606,953      (883,672)   (1,763,028)      661,981    (1,101,047)
                                ----------    ----------    ----------    ----------    ----------    ----------
Other comprehensive income      (1,490,625)      606,953      (883,672)   (1,763,028)      661,981    (1,101,047)
                                ----------    ----------    ----------    ----------    ----------    ----------

                                    Three Months Ended June 30, 1998         Six Months Ended June 30, 1998
                                                 Tax                                       Tax
                                Before-tax    (Expense)     Net-of-Tax    Before-tax    (Expense)     Net-of-Tax
                                  Amount      or Benefit      Amount        Amount      or Benefit      Amount
                                ----------    ----------    ----------    ----------    ----------    ----------
Unrealized losses on securities:
     Unrealized holding losses
       arising during period       (78,303)       51,620       (26,683)      (38,163)       14,702       (23,461)
     Less: reclassification
       adjustment for losses
       realized in net income        1,963        (1,294)          669       (17,334)        6,678       (10,656)
                                ----------    ----------    ----------    ----------    ----------    ----------
Net unrealized loss                (76,340)       50,326       (26,014)      (55,497)       21,380       (34,117)
                                ----------    ----------    ----------    ----------    ----------    ----------
Other comprehensive loss           (76,340)       50,326       (26,014)      (55,497)       21,380       (34,117)
                                ----------    ----------    ----------    ----------    ----------    ----------

The following table sets forth the components of accumulated other comprehensive income for the six months ended June 30, 1999 and 1998:

                                                        Six Months Ended
                                                            June 30,
                                                       1999         1998
                                                    -----------  ---------
         Beginning balance                          $ 1,261,145  $ 309,072
         Unrealized losses on securities, net        (1,101,047)   (34,117)
                                                    -----------  ---------

         Ending balance                             $   160,098  $ 274,955
                                                    -----------  ---------

NOTE 8 "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION"

With the Mahopac acquisition on June 4, 1999, Letchworth now has two reportable segments as prescribed by Statement of Financial Accounting Standards ("SFAS") No.131, "Disclosures About Segments of an Enterprise and Related Information". In accordance with the provision of SFAS No.131, reportable segments have been determined based upon Letchworth's two operating subsidiaries, The Bank of Castile and Mahopac.

Up until June 4, 1999, substantially all the Company's revenue and net income was derived from The Bank of Castile. Since the Company's acquisition of a 70.165% interest in Mahopac, this new segment has contributed $1,020,271 in total revenue and $44,577 in net income. At June 30, 1999, total assets of The Bank of Castile and Mahopac were $276.6 million and $161.3 million, respectively. The Bank of Castile had $266.1 million in assets at June 30, 1998.

LETCHWORTH INDEPENDENT BANCSHARES CORPORATION

MANAGEMENT DISCUSSION AND ANALYSIS

June 30, 1999

MAHOPAC TRANSACTION

On June 4, 1999, the Company consummated the acquisition of a controlling interest in The Mahopac National Bank ("Mahopac"). A national banking organization headquartered in Putnam County, New York. Mahopac currently operates three offices and is scheduled to open a fourth in Brewster, New York. As a result, Letchworth now owns 1,491 shares, or 70.165% of the issued and outstanding shares of capital stock of Mahopac. The total purchase price paid by Letchworth in connection with the acquisition was an amount equal to $14,462,700 based upon a sales price of $9,700 for each share of common stock purchased.

Mahopac was owned primarily by the members of two families, the Costello/Ryder family and the Spain family. The Company entered into a written agreement (the "Shareholder Agreement") with the members of the Spain family to unify the ownership structure of Mahopac within two years. To unify the ownership structure, the Shareholder Agreement allows for the Spain family to purchase all the shares of Mahopac owned by the Company,(the "Spain Option") or in the event that the Spain family fails to exercise the Spain Option, for the Company to purchase all of the shares of Mahopac owned by the Spain family. In either case the exercise price for each share of common stock is equal to 90 percent of the "fair marker value" of each share of common stock of Mahopac, as determined in accordance with the Shareholder Agreement. The intent of the Company, and also the stated intent of the Spain family, is for the Company to acquire all of the shares of common stock owned by the Spain Family at that time. If, for whatever reason, neither party is able or willing to buy out the other, the terms of the Shareholder Agreement require that Mahopac be sold in its entirety to a third party.

Management believes that the Mahopac transaction gives the Company greater opportunity for future growth than if Letchworth remained exclusively in Western New York. Putnam County is the fastest growing county in New York and has the highest median income in the state.


FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As result of the acquisition of Mahopac, Letchworth's total assets were $442.4 million as of June 30, 1999, an increase of $160.7 million, or 57.05%, above total assets at December 31, 1998.

The overall investment portfolio increased $38.7 million or 57.47% from December 31, 1998, levels to $106.0 million. The additional $45.0 million of Mahopac investments, negated the $6.3 million decline in The Bank of Castile portfolio. The Bank of Castile's portfolio declined due to cumulative maturities and sales since year end to maintain adequate liquidity to fund the purchase of the controlling interest in Mahopac. The change in other securities was negligible.

Net loans outstanding as of June 30, 1999 were $283.6 million, which represented an increase of $99.1 million, or 53.75%, over total loans at December 31, 1998. Net loans outstanding is net of loans sold and the allowance for loan losses. The primary reason for higher loan balances was the $90.4 million of loans obtained on June 4, 1999 in the Mahopac acquisition, including approximately $48.2 million of residential mortgage loans, $24.2 million of commercial real estate loans, $8.1 million of commercial loans, $5.9 million of construction loans and $3.9 million of consumer loans.

Nonaccrual loans totaled $1,028,000 as of June 30, 1999, compared to $753,823 as of June 30, 1998. Approximately $636 thousand of this increase was attributable to the Mahopac transaction. While this represents an increase, the Company is aggressive in identifying and dealing with problem loan situations. Further, management believes that the loan loss allowance is adequate to cover any expected losses. "Potential problem loans" consist of loans which are generally secured and not currently considered nonperforming, but where information about possible credit problems has caused management to have doubts as to the ability of such borrowers to comply with present payment terms. As of June 30, 1999, the Company considers $3,295,256 to be "potentially problem loans", which represents an increase of $1,198,240 when compared to the $2,097,016 figure on June 30, 1998. Most of this increase, $1.2 million , is due to the Mahopac acquisition.

Net premises and equipment for the six month period ended June 30, 1999, increased to $13.4 million. Virtually all of the $7.0 million increase was due to the Mahopac acquisition. The purchase had a similar impact on the other assets; $6.4 million of the $7.3 million increase for the six month period was attributable to Mahopac, including goodwill of $2.5 million and core deposit intangible of $3.5 million.

Total deposits as of June 30, 1999 were $392.7 million, which represented a increase of $151.9 million, or 63.06%, from total deposits as of December 31, 1998. Of this amount, $145.4 million was attributable to the Mahopac transaction. Interest-bearing deposits increased by $114.3 million since the end of 1998, to $318.7 million at June 30, 1999. Approximately $107.8 million of this increase was attributable to the Mahopac transaction. In addition, noninterest bearing deposits increased to $74.0 million at June 30, 1999, a $37.6 million increase from the amount at December 31, 1998. Virtually all of this increase for noninterest bearing deposit balances came as a result of the Mahopac acquisition.

At June 30,1999, Letchworth had advances, secured by residential mortgage loans, from the Federal Home Loan Bank of New York of $7,752,741. The entire $3.8 million increase from December 31, 1998 was due entirely to The Bank of Castile replacing $3.5 million in FHLB advances which had matured in December 31, 1998. These proceeds were used to increase the investment portfolio's income and reduce interest rate risk.

The Company's shareholders' equity increased to $34.0 million, an increase of 1.09%, or $.4 million, from December 31, 1998. The increase in shareholders equity is primarily attributed to the year-to-date earnings less dividends paid to shareholders.

Federal regulators generally require banking institutions to maintain "core capital", that is, "Tier 1" and "total capital" ratios of at least 4% and 8% respectively, of risk adjusted total assets. In addition to the risk-based measures, Federal bank regulators have also implemented a minimum "leverage" ratio guideline of 4% of the quarterly average of total assets. Under regulatory guidelines, unrealized gains or losses on investment securities classified as available for sale are not recognized in determining regulatory capital. The Company has historically maintained capital ratios in excess of minimum regulatory guidelines largely through a high rate of internal capital generation.

                          June 30, 1999    June 30, 1998    Minimum
 Tier 1 Capital Ratio         11.77%           18.57%         4.00%

 Total Capital Ratio          13.02%           19.82%         8.00%

 Tier 1 Leverage Ratio         7.44%           11.52%         4.00%

RESULTS OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THREE MONTHS ENDED JUNE 30, 1998

Net income of $922,390 for the three months ended June 30, 1999 represents an increase of 148,507, or 19.19%, over the $773,883 earned during the same period ended June 30, 1998. Diluted earnings per share was $.28 for the three months ended June 30, 1999. (See Exhibit 11 of this Quarterly Report on Form 10-Q). This was an increase from the $.23 per share for the same period in 1998.


Net interest income was $3.9 million for the three months ended June 30, 1999, up 30.81% from the $3.0 million earned during the three months ended June 30, 1998. The addition of Mahopac contributed approximately $670.3 thousand of the increase in net interest income during the second quarter of 1999. Reduced interest expense on deposits and advances at The Bank of Castile contributed most of the remaining increase in net interest income.

The provision for possible loan losses, the charge to earnings for potential credit losses associated with lending activities, was $165,547 for the three months ended June 30, 1999, up 32.44% from the $124,998 provision recorded during the three months ended June 30, 1998. This increase in the provision for loan losses in 1999 was due to increased loan volume and an increase in charge-offs compared with 1998. Gross charge-offs were $99,115 in the second quarter of 1999, compared to $23,560 for the same period last year. Management conducts a periodic evaluation which assigns risk weights for individual loans and different classes of loan groups in determining the adequacy of the reserve. Regulatory examination, historical gross loans, an assessment of economic conditions and other relevant factors are used in this analysis. Management of the Company believes this analysis indicates that the level of the loan loss reserve is adequate to absorb any potential losses inherent in the loan portfolio at June 30, 1999. The allowance for possible loan losses of the Company at June 30, 1999 was $4,061,202 or 1.41% of total loans, and is up 70.84%, or $1,683,952, from the allowance at December 31, 1998 the increase is due primarily to the $1.5 million allowance acquired from Mahopac.

Other operating income for the three month period ended June 30, 1999 was $497,038, compared to $371,393 for the same period in 1998. This increase is partially attributed to revisions made in deposit fees and service charges, as well as $101.8 thousand in other income attributable to the acquisition of a controlling interest in Mahopac.

Other operating expense for the three month period ended June 30, 1999 was $2,869,641, an increase of $719,215, or 33.45%, over the $2,150,426 recorded for the same period in the prior year. Mahopac's other operating expense accounted for $532.0 thousand, or 69.8%, of the increase. Goodwill and core deposit amortization, as well as minority interest, in Mahopac, further increased other operating expenses by approximately $106.7 thousand. Several new staff positions at The Bank of Castile , as well as an increase in the ESOP and pension expenses, also contributed to the increase.

The provision for income taxes increased from $319,400 to $417,896 for the three months ended June 30, 1998 and 1999, respectively. Letchworth's effective tax rate increased slightly from 29.2% to 30.2% due mainly to the impact of the Mahopac transaction.


RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

Net income of $1,888,057 for the six months ended June 30, 1999 represents an increase of $313,898, or 19.94%, over the $1,574,159 earned during the same period ended June 30, 1998. Diluted earnings per share was $.57 for the six months ended June 30, 1999. (See Exhibit 11 of this Quarterly Report on Form 10-Q). This represents an increase from the $.46 per share figure for the same period in 1998.

Net interest income was $7.2 million for the six months ended June 30, 1999, up 21.07% from the $5.9 million earned during the six months ended June 30, 1998. Mahopac contributed $670.3 thousand of this increase. Increased income on loans and reduced interest expense on deposits at the Bank of Castile contributed most of the remaining increase in net interest income.

The provision for loan losses, the charge to earnings for potential credit losses associated with lending activities, was $281,966 for the six months ended June 30, 1999, up 9.96% from the $256,420 provision recorded during the six months ended June 30, 1998. This increase in the provision for loan losses in 1999 was due to increased loan volume and an increase in charge-offs compared with 1998. Gross charge-offs were $146,157 in the first six month period of 1999, as compared to $109,471 for the same period last year.

Other operating income for the six month period ended June 30,1999, was $888,623 compared to $731,215 for the same period in 1998. Of the $157.4 thousand increase, Mahopac contributed $101.8 thousand. Increases in ATM surcharges and other interchange income fees contributed most of the growth to this area.

Other operating expense for the six month period ended June 30, 1999, was $5,120,254, which represented an increase of $940.3 thousand or 22.55% over the $4,177,463 recorded for the same period in the prior year. While Mahopac contributed $574.6 thousand of this increase, The Bank of Castile accounted for the other $368.2 thousand. Additional new staffing, normal annual salary adjustments and bonus accruals accounted for approximately $170.3 thousand of its increase. Increased pension, health insurance and other benefits costs contributed another $53.1 thousand. Approximately $109.8 thousand of additional expense was concentrated in debit card expense, NYCE charges, consulting fees and incentive fees for new indirect loan program.


The provision for income taxes was $782,899 for the six months ended June 30, 1999, up 19.09% from the $657,400 for the six months ended June 30, 1998. Letchworth's effective tax rate dropped slightly from 29.5% for the six months ended June 30, 1998, to 28.9% for the six months ended June 30, 1999. This decrease was primarily due to increased tax exempt interest income.


Interest Rate Sensitivity

The Company realizes income principally from the differential or spread between the interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowings. Loan volumes and yields, as well as the volume of and rates on investments, deposits and borrowings, are affected by market interest rates. Additionally, because of the terms and conditions of many of our loan documents and deposit accounts, a change in interest rates could also affect the duration of the loan portfolio and/or the deposit base, which could alter our sensitivity to future changes in interest rates. As a result, significant shifts up or down in interest rates could affect the accuracy of previous made forward-looking statements. Based on model simulations, a rising interest rate environment results in higher net income for the Company. Conversely, decreasing rates result in declined earnings.

IMPACT OF THE YEAR 2000

The Year 2000 issue concerns the potential impact of historic computer software code that only utilizes two digits to represent the calendar year (e.g. "99" for "1999"). Software so developed, and not corrected, could produce inaccurate or unpredictable results commencing upon January 1, 2000, when current and future dates present a lower two digit year number than dates in the prior century. The Company, similar to most financial services providers, is significantly subject to the potential impact of the Year 2000 issue due to the nature of financial information. Potential impacts to the Company may arise from software, computer hardware, and other equipment both within the Company's direct control and outside of the Company's ownership, yet with which the Company electronically or operationally interfaces. Financial institution regulators have intensively focused upon Year 2000 exposures, issuing guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams.

In May 1997, the Federal Financial Institutions Examination Council ("FFIEC") issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding Year 2000 project management awareness. The FFIEC has highly prioritized Year 2000 compliance in order to avoid major disruptions to the operations of financial institutions and the country's financial systems. The FFIEC statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the Year 2000 issue. The federal banking agencies have been conducting Year 2000 compliance examinations, and the failure to implement an adequate Year 2000 program can be identified as an unsafe and unsound banking practice.

The Board of Directors of The Bank of Castile assigned responsibility for the Year 2000 project to the standing Risk Committee with the Vice President, Manager of Information Services as coordinator. At Mahopac, project responsibility was assigned to a year 2000 Committee which is made up of The Chief Financial Officer, Vice President of Deposit Operations and The MIS Technology Department Manager. Furthermore, the five-step approach recommended by the FFIEC was adopted as the project guideline: 1. Awareness; 2. Assessment;
3. Renovation; 4. Validation; and 5. Implementation.

The awareness and assessment first two stages were substantially completed during the third and fourth quarter of 1997 by The Bank of Castile and Mahopac, respectively. The second phase included the identification of all processes, hardware and software, as well as interdependencies impacting operations. An inventory of these items was assembled, priorities established and resources allocated to complete the necessary modifications to minimize the Company's exposure.

Because the Company does not have any "in house" programming, but instead uses the services of outside software packages, the renovation stage became more of a monitoring project to ensure that the systems used are compliant. In the view of management, all identified mission critical processes are currently Year 2000 ready at both The Bank of Castile and Mahopac.

During the validation stage, each system is being tested to determine if it correctly processes data for the thirteen dates that have been identified by the regulators as crucial. The core processing system and item processing systems have been successfully tested for all test dates. The test dates for all mission critical items was completed by March 31, 1999. Validations for the non-critical processes were substantially completed, except for minor items, by June 30, 1999.

The validation and the implementation stages overlapped for the Company, since it uses the services of outside software packages. All of the mission critical software has been installed and is operating in the Bank's systems. During the validation stage each system was tested to determine if it correctly processed data for up to fifteen different future dates. If any new systems or upgrades are installed, manufacturer's guarantees of Year 2000 compatibility are mandatory and additional testing will be performed.

The Company, The Bank of Castile and Mahopac have initiated formal communications with all of its significant suppliers, utility providers, and customers to determine the extent to which the Company, The Bank of Castile or Mahopac are vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company and its subsidiaries is requesting that third party vendors represent their products and services to be Year 2000 compliant and that they have a program to test for that compliance. However, the response of certain third parties is beyond the control of the Company.

The Company has developed a business continuation contingency plan to address anticipated worst case scenarios which are beyond our control that may disrupt normal operations. A walk through test of various scenarios, as well as, outside party validation were used to evaluate the contingency plans for both The Bank of Castile and Mahopac, respectively, without necessitating change. The contingency plan and related cost estimates will be continually refined as additional information becomes available. At this time, however the Company cannot estimate the additional cost, if any, that might develop from such refinements. The Company is prepared to curtail credit availability to customers identified as having material exposure to the Year 2000 issue. However, the Company's ability to exercise such curtailment may be limited by various factors, including existing legal agreements and potential concerns regarding lender liability.

There can be no assurance, however, that the hardware, software, and systems of third parties will not cause Year 2000 issues nor that if any such issues arise that they will not have a material adverse impact upon the Company.

Year 2000 compliance costs incurred during the first half of 1999 totaled approximately $129,200, the majority of which was related to equipment and software. This figure does not include the implicit costs associated with the reallocation of internal staff hours to Year 2000 project-related efforts. At this time, management estimates additional Year 2000 cash compliance costs, at approximately $98,900 for upgrades already implemented. This estimate does not include normal ongoing costs for computer hardware (including ATM's) and software that would be replaced in the next year in conjunction with the Company's ongoing programs for updating its delivery infrastructure. The Year 2000 project cost estimate may change as the Company progresses in its Year 2000 program and conducts further testing concerning third parties. At this time, no significant projects have been delayed as a result of the Company's Year 2000 effort. Mahopac has not incurred any costs related to Year 2000 since its affiliation this June and, furthermore, expects any further costs would be minimal.

Despite the Company's activities in regard to the Year 2000 issue at all its operating units, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations, and business prospects.

Recovery under existing insurance policies may be available depending upon the circumstances of a Year 2000 related event and the type of facility involved. Generally, no recovery would be available in the event of an orderly shutdown that does not result in damage to the facility, and any potential recoveries in the event of facility damage, including business interruption, would be subject to deductibles and location.

Since all systems have been successfully tested for compliance, the Company presently believes that the Year 2000 issue will not pose significant operational problems or have significant impact on its financial condition, results of operations or cash flows for either Letchworth, The Bank of Castile, or Mahopac.

The Company has assumed a proactive approach to increase Year 2000 awareness and compliance. In addition to multiple statements forwarded to all customers, the Company has also have trained its loan officers to discuss Year 2000 issues with its borrowers. The information is used in loan review process to evaluate risk ratings and loan loss reserves. Major depositors are also being contacted directly to determine their readiness. On going customer awareness programs are planned throughout the balance of 1999 at both The Bank of Castile and Mahopac.

                                OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

At the Annual Meeting of Shareholders of the Company which was held on May 6, 1999, James H. Van Arsdale III was re-elected as a director of the Company for a term of three (3) years, and William D. Spain, Jr. was elected as a director of the Company for a term of three (3) years. In addition, the shareholders of the Company elected PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 1999. Of the total 3,391,650 shares of common stock outstanding and eligible to vote at the Annual Meeting, 2,592,363 shares of common stock were voted as follows:


1. ELECTION OF DIRECTORS:

   NOMINEE                                 FOR             WITHHELD AUTHORITY

   WILLIAM H. VAN ARSDALE III            2,583,608               8,755

   WILLIAM D. SPAIN, JR.                 2,583,608               8,755


2. PROPOSAL TO APPROVE SELECTION OF PRICEWATERHOUSECOOPERS LLP,

   FOR                           AGAINST               ABSTAIN

   2,576,913                     7,526                 7,925

ITEM 5. OTHER INFORMATION

On July 30, 1999, the Registrant entered into an Agreement and Plan of Reorganization (the "Agreement") with Tompkins TrustCo, Inc. ("Tompkins"), pursuant to which, subject to regulatory and shareholder approval, the Registrant will be merged with and into Tompkins. Pursuant to the terms and conditions of the Agreement, each shareholder of the Registrant will receive
 .685 shares of common stock of Tompkins for each share of common stock of the Registrant owned by the shareholder. It is currently anticipated that the transaction will be consummated in December, 1999, or during the first quarter of 2000. In connection with the Agreement, the Registrant granted Tompkins an option, exercisable under certain circumstances, to purchase an aggregate of 689,737 newly issued shares of common stock, par value $1.00 per share, of the Registrant. The terms and conditions of the Agreement, the Agreement and Plan of Merger, and Stock Option Agreement are annexed to this Form 10-Q as Exhibits 10(a), 10(b), and 10(c), respectively, and the terms and conditions thereof are hereby incorporated herein by reference. In addition, Tompkins and the Registrant issued a joint Press Release on August 2, 1999, describing the execution of the Agreement and the transaction contemplated thereby. A copy of the Press Release is annexed to this Form 10-Q as Exhibit 99 and incorporated herein by reference.

Regulatory approval was obtained from the New York State Banking Department on May 24, 1999, to open a new branch office in the Town of Chili, New York at 3262 Chili Avenue. A mobile banking unit opened during July 1999 to service this market while construction a permanent building structure which is anticipated to be completed during the fourth quarter 1999. This will be the Company's 12th branch and is existing contiguous to our existing LeRoy and Avon branch market areas.

On July 12, 1999, Castile Funding Corporation, a wholly owned subsidiary of The Bank of Castile, was incorporated in New York State under Section 402 of the Business Corporation Law. Castile Funding Corporation ("CFC") was formed to qualify as a real estate investment trust as defined in Section 856 of the Internal Revenue Service Code of 1986, as amended from time to time (the "Code"), that is "domestically controlled" for purposes of Section 897(h) of the Code (a "REIT"). In connection therewith, The Bank of Castile capitalized CFC with selected assets held in its portfolio, including $44.3 million of one to four family fixed rate and adjustable rate mortgage loans, and $10.1 million of commercial loans.

On July 12, 1999, Mahopac Funding Corporation, a wholly owned subsidiary of The Mahopac National Bank, was incorporated in New York State under Section 402 of the Business Corporation Law. Mahopac Funding Corporation ("MFC") was formed to qualify as a real estate investment trust as defined in Section 856 of the Internal Revenue Service Code of 1986, as amended from time to time (the "Code"), that is "domestically controlled" for purposes of Section 897(h) of the Code (a "REIT"). In connection therewith, The Mahopac National Bank capitalized MFC with selected assets held in its portfolio, including $44.29 million of one to four family fixed rate and adjustable rate mortgage loans.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  Index to Exhibits

3(a) Certificate of Incorporation of Registrant filed by the New York Department of State on July 17, 1981, incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the commission on September 2, 1989 and wherein such Exhibit is designed Exhibit 3(a).

3(b) Certificate of Amendment of Certificate of Incorporation of Registrant filed by the New York Department of State on July 26, 1989, incorporated by reference to the Registrant's Registration Statement on Form S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989, and wherein such
Exhibit is designated Exhibit 3(b).

3(c) Certificate of Amendment of Certificate of Incorporation of Registrant filed by the New York Department of State on May 2, 1990, incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990 and filed with the Commission on August 9, 1990, and wherein such Exhibit is designed Exhibit (4)b.

3(d) Certificate of Amendment of Certificate of Incorporation of Registrant filed by the New York Department of State on May 15,1998, incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, and filed with the commission on August 13, 1998, and wherein such exhibit is designated Exhibit 3(d).

3(e) Bylaws of Registrant, as amended by the stockholders of the Registrant at a special meeting of stockholders on July 11, 1989, incorporated by reference to the Registrant's Registration Statement on From S-18 (Reg. No. 33-31149-NY), filed with the Commission on September 2, 1989 and wherein such Exhibit is designated Exhibit 3(c).

4(a) Form of Common Stock Certificate of Registrant, incorporated by reference to the Registrant's Amendment No. 1 to Form s-18 Registration Statement (Reg. No. 33-31149-NY), filed with the Commission on October 31, 1989, and wherein such Exhibit is designated Exhibit 4.

4(b) Letchworth Independent Bancshares Corporation Stock Option Plan of 1990 and form of Stock Option Agreement, incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990 and filed with the Commission on August 9, 1990, and wherein such Exhibit is designated Exhibit 4.

4(c) Letchworth Independent Bancshares Corporation Stock Option Plan of 1998, and form of Stock option Agreement, incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and filed with the Commission on November 11, 1998, and wherein such
Exhibit is designated Exhibit 4(c).

10(a) Agreement and Plan of Reorganization, dated as of July 30,1999, by and between Registrant and Tompkins TrustCo, Inc.

10(b) Agreement and Plan of Merger of Registrant with and into Tompkins TrustCo, Inc., dated as of July 30, 1999, by and between Registrant and Tompkins TrustCo, Inc.

10(c) Stock Option Agreement, dated as of July 30, 1999, by and between Registrant and Tompkins TrustCo, Inc.

11    Computation of Basic and Diluted Earnings Per Share for the quarter and six months ended June 30, 1999 is presented on Exhibit 11 of this Report on Form 10-Q.

(b). The Registrant filed a Current Report on Form 8-K on June 17, 1999, in connection with its acquisition of a controlling interest in The Mahopac National Bank. The requisite financial statements and pro forma financial information required on the Form 8-K was filed on August 13, 1999, by an amendment to the Form 8-K.

99    Press Release regarding Agreement and Plan of Reorganization, dated as of
July 30, 1999, by and between Registrant and Tompkins TrustCo, Inc.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           LETCHWORTH INDEPENDENT BANCSHARES CORPORATION


Date 8/16/99               /s/ JAMES W. FULMER
                           ----------------------------------------
                               James W. Fulmer
                               President & Chief Executive Officer


Date 8/16/99               /s/  THOMAS J. SYKES
                           ----------------------------------------
                                Thomas J. Sykes
                                Treasurer & Chief Financial Officer

                                     ANNEX H

Section 623 of the New York Business Corporation Law

SS.623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.

              (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

              (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

              (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

              (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

              (e) Upon consummation of the corporation action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

              (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

              (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporation action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment thereof shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

              (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                  (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, on the case of merger of consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                  (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                  (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                  (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                  (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                  (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                  (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                  (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

                  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

                      (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                      (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                      (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

                  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

                  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).
                  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS




Item 20. Indemnification of Directors and Officers.


         NEW YORK BUSINESS CORPORATION LAW. Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify its directors and officers who are made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

         The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws or when authorized by (i) such certificate of incorporation or bylaws; (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         The foregoing statement is qualified in its entirety by reference to Sections 715, 717, 721 through 725 of the NYBCL.

          TOMPKINS' CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Tompkins provide that Tompkins shall, to the fullest extent permitted by the NYBCL, indemnify any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the registrant or of any of its subsidiaries. The Bylaws also provide that in all situations in which indemnification is not mandatory as described in the preceding sentence, the Tompkins may, to the fullest extent permitted by the NYBCL, indemnify any person whom it is empowered to indemnify pursuant to the NYBCL.

         THE MERGER AGREEMENT. In addition, pursuant to the merger agreement, the Registrant has agreed that, for a period of six years following the effective time of the merger, the Registrant will indemnify and hold harmless each present and former director and officer of Letchworth or its direct or indirect subsidiaries, and each officer or employee of Letchworth or its direct or indirect subsidiaries who is serving or has served as a director or trustee of another entity expressly at Letchworth's request or direction, with respect to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time. The Registrant has also agreed in the merger agreement to maintain, for a period of six years following the effective time of the merger, the directors' and officers' liability insurance coverage maintained by Letchworth (or substantially equivalent coverage under substitute policies) with respect to any claims arising out of any actions or omissions occurring at or prior to the effective time of the merger.

Item 21.  Exhibits and Financial Statement Schedules.

         (a)      Exhibits.

                  2.1 Agreement and Plan of Reorganization, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation (included as Annex A to the joint proxy statement/prospectus which is part of this Registration Statement)

                  3.1      Certificate of Incorporation of Tompkins Trustco,
                           Inc.

                  3.2      Bylaws of Tompkins Trustco, Inc.

                  4.1      Tompkins Trustco, Inc. Specimen Stock Certificate

                  5.1 Opinion of Harris Beach & Wilcox LLP regarding legality.

                  8.1 Opinion of Harris Beach & Wilcox LLP regarding tax matters.

                  10.1 Stock Option Agreement, dated as of July 30, 1999, by and between Letchworth Corp. and Tompkins Trustco, Inc. (included as Annex B to the joint proxy statement/prospectus which is part of this Registration Statement)

                  10.2 The Voting Agreement, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation ( included as Annex C to the joint proxy statement/ prospectus which is part of this Registration Statement)

                  10.3     Tompkins Trustco, Inc.'s 1992 Stock Option Plan

                  10.4 Tompkins Trustco, Inc.'s 1996 Stock Retainer Plan for Non-Employee Directors

                  10.5 Tompkins Trustco, Inc.'s Director Deferred Compensation Agreement

                  10.6 Tompkins Trustco, Inc.'s Deferred Compensation Plan for Senior Officers

                  10.7 Supplemental Executive Retirement Agreement between Tompkins Trustco, Inc. and James J. Byrnes

                  10.8 Severance Agreement between Tompkins Trustco, Inc. and James J. Byrnes

                  10.9     Tompkins Trustco, Inc. Investment and Stock Ownership
                           Plan

                  10.10 Employment Agreement by and among Letchworth Independent Bancshares Corporation, The Bank of Castile and James W. Fulmer

                  10.11 Form of Assignment of Employment Agreement between Letchworth Independent Bancshares, Inc. and James W. Fulmer

                  10.12 Employment Agreement by and among Letchworth Independent Bancshares Corporation, The Bank of Castile and Brenda L. Copeland

                  10.13 Letchworth Independent Bancshares Corporation Stock Option Plan of 1990 and form of Stock Option Agreement

                  10.14 Letchworth Independent Bancshares Corporation Stock Option Plan of 1998 and form of Stock Option Agreement

                  10.15 Letchworth Independent Bancshares Corporation's Employee Stock Ownership Plan

                  10.16 Letchworth Independent Bancshares Corporation's Defined Benefit Pension Plan

                  10.17 Form of Letchworth Independent Bancshares Corporation's Executive Supplemental Income Agreement, as amended

                  10.18 Form of Letchworth Independent Bancshares Corporation's Director Deferred Compensation Agreement

                  10.19 Shareholder Agreement, dated as of October 16, 1998, by and among Letchworth Independent Bancshares Corporation and various Spain family shareholders of the Mahopac National Bank

                  11.1     Statement Re: Computation of Per Share Earnings.

                  21.1     Subsidiaries of the Registrant

                  23.1     Consent of Harris Beach & Wilcox LLP (included in
                           Exhibit 8.1 hereto).

                  23.2 Consent of KPMG LLP, Independent Auditors for Tompkins Trustco, Inc.

                  23.3 Consent of PricewaterhouseCoopers LLP, Independent Auditors for Letchworth Independent Bancshares Corporation

                  23.4     Consent of McConnell, Budd and Downes, Inc.

                  23.5     Consent of Danielson & Associates, Inc.

                  24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

                  99.1 Opinion of Danielson & Associates, Inc. is included as Annex D to the joint proxy statement/prospectus which is part of this Registration Statement.

                  99.2 Opinion of McConnell, Budd and Downes, Inc. is included as Annex E to the joint proxy statement/prospectus which is part of this Registration Statement.

                  99.3     Consent of James W. Fulmer, Craig Yunker and William
                           D. Spain, Jr. to be named as Directors of Tompkins Trustco, Inc.

                  99.4     Form of Proxy - Tompkins Trustco, Inc.

                  99.5 Form of Proxy - Letchworth Independent Bancshares Corporation

                  99.6 Supplemental Letter to Letchworth Independent Bancshares Corporation Shareholders

         (b) Financial Statement Schedules.

                  None.

         (c) Item 4(b) Information.

                  None.

Item 22.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S) 230. 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section

15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (c)(2) The undersigned Registrant hereby undertakes: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ithaca, State of New York, on November 3, 1999.

         TOMPKINS TRUSTCO, INC.

By:      /s/ JAMES J. BYRNES
         ---------------------
         James J. Byrnes
         Chairman of the Board, President
         and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 3, 1999.

         We, the undersigned officers and directors of Tompkins Trustco, Inc. hereby severally and individually constitute and appoint James J. Byrnes, Richard D. Farr and John E. Butler, and each of them the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us, to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorney and agent to any and all such amendments and instruments.

         SIGNATURE                                  TITLE

/s/ JAMES J. BYRNES                        Director, Chairman of the Board,
--------------------------                 President and Chief Executive Officer
James J. Byrnes                            (Principal Executive Officer)

/s/ RICHARD D. FARR                        Senior Vice President,
--------------------------                 Chief Financial Officer
Richard D. Farr                            (Principal Financial Officer)

/s/ BONNIE H. HOWELL                       Director
--------------------------
Bonnie H. Howell

/s/ JOHN E. ALEXANDER                      Director
--------------------------
John E. Alexander

/s/ REEDER D. GATES                        Director
--------------------------
Reeder D. Gates

/s/  WILLIAM W. GRISWOLD                             Director
---------------------------
William W. Griswold


--------------------------                           Director
Carl E. Haynes


/s/ EDWARD C. HOOKS                                  Director
---------------------------
Edward C. Hooks

/s/ ROBERT T. HORN, JR                               Director
---------------------------
Robert T. Horn, Jr.

/s/ LUCINDA A. NOBLE                                 Director
---------------------------
Lucinda A. Noble

/s/ HUNTER R. RAWLINGS, III                          Director
---------------------------
Hunter R. Rawlings, III

/s/ THOMAS R. SALM
--------------------------                           Director
Thomas R. Salm

--------------------------                           Director
Michael D. Shay

/S/ PEGGY R. WILLIAMS                                Director
--------------------------
Peggy R. Williams

                                  EXHIBIT INDEX


                  2.1 Agreement and Plan of Reorganization, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation (included as Annex A to the joint proxy statement/prospectus which is part of this Registration Statement)

                  3.1      Certificate of Incorporation of Tompkins Trustco,
                           Inc. (1)

                  3.2      Bylaws of Tompkins Trustco, Inc.  (1)

                  4.1      Tompkins Trustco, Inc. Specimen Stock Certificate (1)

                  5.1 Opinion of Harris Beach & Wilcox LLP regarding legality

                  8.1 Opinion of Harris Beach & Wilcox LLP regarding tax matters

                  10.1 Stock Option Agreement, dated as of July 30, 1999, by and between Letchworth Corp. and Tompkins Trustco, Inc. (included as Annex B to the joint proxy statement/prospectus which is part of this Registration Statement)

                  10.2 The Voting Agreement, dated as of July 30, 1999, by and between Tompkins Trustco, Inc. and Letchworth Independent Bancshares Corporation (included as Annex C to the joint proxy statement/ prospectus which is part of this Registration Statement)

                  10.3     Tompkins Trustco, Inc.'s 1992 Stock Option Plan (1)

                  10.4 Tompkins Trustco, Inc.'s 1996 Stock Retainer Plan for Non-Employee Directors (1) 10.5 Tompkins Trustco, Inc.'s Director Deferred Compensation Agreement (1)
                           10.6 Tompkins Trustco, Inc.'s Deferred Compensation Plan for Senior Officers (1) 10.7 Supplemental Executive Retirement Agreement between Tompkins Trustco, Inc. and James J. Byrnes (1) 10.8 Severance Agreement between Tompkins Trustco, Inc. and James J. Byrnes (1)

                  10.9 Tompkins Trustco, Inc. Investment and Stock Ownership Plan. (2)

                  10.10 Employment Agreement by and among Letchworth Independent Bancshares Corporation, The Bank of Castile and James W. Fulmer (3)

                  10.11 Form of Assignment of Employment Agreement between Letchworth Independent Bancshares, Inc. and James W. Fulmer

                  10.12 Employment Agreement by and among Letchworth Independent Bancshares Corporation, The Bank of Castile and Brenda L. Copeland (4)

                  10.13 Letchworth Independent Bancshares Corporation Stock Option Plan of 1990 and form of Stock Option Agreement (5)

                  10.14 Letchworth Independent Bancshares Corporation Stock Option Plan of 1998 and form of Stock Option Agreement (6)

                  10.15 Letchworth Independent Bancshares Corporation's Employee Stock Ownership Plan (2)

                  10.16 Letchworth Independent Bancshares Corporation's Defined Benefit Pension Plan (2)

                  10.17 Form of Letchworth Independent Bancshares Corporation's Executive Supplemental Income Agreement, as amended (4)

                  10.18 Form of Letchworth Independent Bancshares Corporation's Director Deferred Compensation Agreement (3)

                  10.19 Shareholder Agreement, dated as of October 16, 1998, by and among Letchworth Independent Bancshares Corporation and various Spain family shareholders of the Mahopac National Bank (7)

                  11.1     Statement Re: Computation of Per Share Earnings (8)

                  21.1     Subsidiaries of the Registrant (8)

                  23.1     Consent of Harris Beach & Wilcox LLP (included in
                           Exhibit 8.1 hereto).

                  23.2 Consent of KPMG LLP, Independent Auditors for Tompkins Trustco, Inc.

                  23.3 Consent of PricewaterhouseCoopers LLP, Independent Auditors for Letchworth Independent Bancshares Corporation

                  23.4     Consent of McConnell, Budd and Downes, Inc.

                  23.5     Consent of Danielson & Associates, Inc.

                  24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

                  99.1 Opinion of Danielson & Associates, Inc. is included as Annex D to the joint proxy statement/prospectus which is part of this Registration Statement.

                  99.2 Opinion of McConnell, Budd and Downes, Inc. is included as Annex E to the joint proxy statement/prospectus which is part of this Registration Statement.

                  99.3     Consent of James W. Fulmer, Craig Yunker and William
                           D. Spain, Jr. to be named as Directors of Tompkins Trustco, Inc

                  99.4     Form of Proxy - Tompkins Trustco, Inc.

                  99.5 Form of Proxy - Letchworth Independent Bancshares Corporation

                  99.6 Supplemental Letter to Letchworth Independent Bancshares Corporation Shareholders

---------------------------------------
                  (1) Incorporated by reference to Tompkins Trustco, Inc.'s Registration Statement on Form 8-A, filed with the Commission on December 29, 1995.

                  (2) Incorporated by reference to Tompkins Trustco, Inc.'s Registration Statement on Form S-8, filed with the Commission on January 5, 1996.

                  (3) Incorporated by reference to Letchworth Independent Bancshares Corporation's Registration Statement on Form S-18, filed with the Commission on October 31, 1989.

                  (4) Incorporated by reference to Letchworth Independent Bancshares Corporation's Annual Report on Form 10-K for the year ended December 31, 1991, filed with the Commission on March 30, 1992.

                  (5) Incorporated by reference to Letchworth Independent Bancshares Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990, filed with the Commission on August 9, 1990.

                  (6) Incorporated by reference to Letchworth Independent Bancshares Corporation's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, filed with the Commission on November 11, 1998.

                  (7) Incorporated by reference to Letchworth Independent Bancshares Corporation's Current Report on Form 8-K, filed with the Commission on June 17, 1999.

                  (8) Incorporated by reference to Tompkins Trustco, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 29, 1999.